As filed with the Securities and Exchange Commission on October 11, 2011
Registration No. [ ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Symbion, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	8011 (Primary Standard Industrial Classification Code Number)	62-1625480 (I.R.S. Employer Identification Number)
40 Burton Hills Boulevard, Suite 500
Nashville, Tennessee 37215
(615) 234-5900
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

See Table of Additional Registrants Below

Richard E. Francis, Jr.
40 Burton Hills Boulevard, Suite 500
Nashville, Tennessee 37215
(615) 234-5900
(Name, Address, Including Zip Code, and Telephone Number Including Area Code, of Agent For Service)

With copies to:
James H. Nixon III, Esq.
Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, Tennessee 37219
(615) 244-6380

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
8.00% senior secured notes due 2016	$341,000,000	100%	$341,000,000	$39,078.60
Guarantee of 8.00% senior secured notes due 2016 (2)	N/A	N/A	N/A	N/A

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended.

(2)
The Additional Registrants, each a wholly owned subsidiary of Symbion, Inc., will guarantee the payment of the 8.00% senior secured notes due 2016. Pursuant to Rule 457(n) under the Securities Act of 1933, no filing fee is required.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Exact Name of Registrant Guarantor as Specified in its Charter (or Other Organizational Document)*	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Ambulatory Resource Centres Investment Company, LLC	Delaware	91-1941321
Ambulatory Resource Centres of Florida, Inc.	Florida	62-1732315
Ambulatory Resource Centres of Massachusetts, Inc.	Tennessee	62-1772058
Ambulatory Resource Centres of Texas, Inc.	Tennessee	62-1752554
Ambulatory Resource Centres of Washington, Inc.	Tennessee	62-1778909
Ambulatory Resource Centres of Wilmington, Inc.	Tennessee	62-1775672
ARC Development Corporation	Tennessee	62-1678605
ARC Financial Services Corporation	Tennessee	62-1757872
ASC of Hammond, Inc.	Delaware	23-3082982
ASC of New Albany, LLC	Indiana	23-2722875
Austin Surgical Holdings, LLC	Delaware	26-4449463
Houston PSC-I, Inc.	Texas	76-0540511
Lubbock Surgicenter, Inc.	Texas	76-0609914
Medisphere Health Partners-Oklahoma City, Inc.	Tennessee	62-1810802
Medisphere Health Partners Management of Tennessee, Inc.	Tennessee	62-1729076
NeoSpine Surgery of Nashville, LLC	Delaware	20-1656111
NeoSpine Surgery of Puyallup, LLC	Delaware	20-3614348
NeoSpine Surgery, LLC	Delaware	20-0454414
NSC Edmond, Inc.	Oklahoma	73-1524267
Physicians Surgical Care, Inc.	Delaware	76-0506879
Premier Ambulatory Surgery of Duncanville, Inc.	Delaware	94-3174202
PSC Development Company, LLC	Delaware	76-0634227
PSC of New York, L.L.C.	Delaware	76-0670662
PSC Operating Company, LLC	Delaware	76-0634226
Quahog Holding Company, LLC	Delaware	None
SARC/Asheville, Inc.	Tennessee	62-1843090
SARC/Circleville, Inc.	Tennessee	35-2159632
SARC/Deland, Inc.	Tennessee	62-1823403
SARC/Ft. Myers, Inc.	Tennessee	62-1862337
SARC/FW, Inc.	Tennessee	62-1808124
SARC/Georgia, Inc.	Tennessee	20-0391553
SARC/Jacksonville, Inc.	Tennessee	62-1825705
SARC/Kent, LLC	Tennessee	20-2232298
SARC/Knoxville, Inc.	Tennessee	62-1835230
SARC/Largo Endoscopy, Inc.	Tennessee	46-0469157
SARC/Largo, Inc.	Tennessee	01-0554194
SARC/Metairie, Inc	Tennessee	62-1823820
SARC/Providence, LLC	Tennessee	20-0204310
SARC/San Antonio, LLC	Tennessee	62-1859095
SARC/Savannah, Inc.	Tennessee	20-0870095
SARC/St. Charles, Inc.	Tennessee	20-1003510
SARC/Vincennes, Inc.	Tennessee	72-1528525
SARC/Worcester, Inc.	Tennessee	74-3032766
SMBI Great Falls, LLC	Tennessee	45-2664701
SMBI Gresham, LLC	Tennessee	27-0782138
SMBI Havertown, LLC	Tennessee	None

Exact Name of Registrant Guarantor as Specified in its Charter (or Other Organizational Document)*	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
SMBI Idaho, LLC	Tennessee	27-1585545
SMBI Northstar, LLC	Tennessee	None
SMBI Portsmouth, LLC	Tennessee	None
SMBIMS Kirkwood, LLC	Tennessee	20-1788513
SMBIMS Birmingham, Inc.	Tennessee	20-1788415
SMBIMS Durango, LLC	Tennessee	None
SMBIMS Florida I, LLC	Florida	20-2595637
SMBIMS Greenville, LLC	Tennessee	20-4633463
SMBIMS Novi, LLC	Tennessee	None
SMBIMS Orange City, LLC	Tennessee	None
SMBIMS Steubenville, Inc.	Tennessee	20-1518122
SMBIMS Tuscaloosa, Inc.	Tennessee	20-1788485
SMBIMS Wichita, LLC	Tennessee	20-4305141
SMBISS Beverly Hills, LLC	Tennessee	None
SMBISS Chesterfield, LLC	Tennessee	None
SMBISS Encino, LLC	Tennessee	None
SMBISS Irvine, LLC	Tennessee	None
SMBISS Thousand Oaks, LLC	Tennessee	None
SSC Provider Network, LLC	Delaware	None
Surgicare of Deland, Inc.	Florida	75-2549326
Symbion Ambulatory Resource Centres, Inc.	Tennessee	62-1615675
SymbionARC Management Services, Inc.	Tennessee	62-1736048
SymbionARC Support Services, LLC	Tennessee	None
Texarkana Surgery Center GP, Inc.	Texas	75-2482616
UniPhy Healthcare of Johnson City VI, LLC	Tennessee	20-2098269
UniPhy Healthcare of Louisville, Inc.	Tennessee	62-1754735
UniPhy Healthcare of Maine I, Inc.	Tennessee	62-1693446
UniPhy Healthcare of Memphis I, LLC	Tennessee	20-2098362
UniPhy Healthcare of Memphis II, Inc.	Tennessee	62-1651421
UniPhy Healthcare of Memphis III, LLC	Tennessee	62-1759720
UniPhy Healthcare of Memphis IV, LLC	Tennessee	62-1760919
VASC, Inc.	Illinois	36-3315767
Village Surgicenter, Inc.	Delaware	76-0601365

* The address and telephone number for each of the Additional Registrants is c/o Symbion, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, (615) 234-5900. Each of the Additional Registrants has the same Primary Standard Industrial Classification Number and agent for services as the Registrant.

Subject to Completion, Dated October 11, 2011

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
Symbion, Inc.
OFFER TO EXCHANGE
$341,000,000 8.00% senior secured notes due 2016
which have been registered under the Securities Act of 1933
for any and all outstanding 8.00% senior secured notes due 2016

We are offering to exchange new 8.00% senior secured notes due 2016 for our currently outstanding 8.00% senior secured notes due 2016 (the "senior secured notes"). We refer to the new 8.00% senior secured notes due 2016 as the exchange notes and the outstanding 8.00% senior secured notes due 2016 as the outstanding notes. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws, are not subject to transfer restrictions and are not entitled to certain registration rights related to the outstanding notes. The exchange notes will represent the same debt as the outstanding notes and, we will issue the exchange notes under the same indenture that governs the outstanding notes.

The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2011 unless extended. We do not currently intend to extend the expiration date of the exchange offer.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

•	We will not receive any proceeds from the exchange offer. We will pay all expenses incurred by us in connection with the exchange offer and the issuance of the exchange notes.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act of 1933, as amended, or the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

See “Risk Factors” beginning on page 16 of this prospectus for a discussion of certain risks that you should consider before participating in the exchange offer.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is , 2011.

This prospectus incorporates certain business and financial information about us that is not included in or delivered with this prospectus and this information is available without charge to holders upon written or oral request to Symbion, Inc., 40 Burton Hills Boulevard, Nashville, Tennessee 37215, telephone number (615) 234-5900, Attention: Secretary. In order to obtain timely delivery, holders must request the information no later than , 2011 (five business days before the expiration date of the exchange offer).
In this prospectus, “Symbion,” the “Company,” “we,” “us” or “our” refer to Symbion, Inc. and its subsidiaries, except where the context makes clear that the reference is only to Symbion, Inc. itself and not its subsidiaries, and “Holdings” refers to Symbion Holdings Corporation, the direct parent company of Symbion, Inc.

Each broker‑dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker‑dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker‑dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker‑dealer as a result of market‑making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker‑dealer for use in connection with any such resale. See “Plan of Distribution.

FORWARD‑LOOKING STATEMENTS
This prospectus contains forward‑looking statements based on our current expectations, estimates and assumptions about future events. All statements other than statements of current or historical fact contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward‑looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” and similar expressions are generally intended to identify forward‑looking statements.

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These forward-looking statements involve various risks and uncertainties, some of which are beyond our control. Any or all of our forward-looking statements in this prospectus may turn out to be wrong. We have based these forward‑looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties and assumptions described under the headings “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”
In light of these risks, uncertainties and assumptions, the forward‑looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward‑looking statements. When you consider these forward‑looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus.
Our forward‑looking statements speak only as of the date made. Other than as required by law, we undertake no obligation to publicly update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.
INDUSTRY AND MARKET DATA
Industry and market data used throughout this prospectus were obtained through company research, reports of government agencies, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third‑party sources. While we believe internal company surveys are reliable and market definitions are appropriate, neither these surveys nor these definitions have been verified by any independent sources. As a result, you should be aware that market, ranking and other similar industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of any such information contained in this prospectus.

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PROSPECTUS SUMMARY

The following summary contains information about Symbion and the exchange of exchange notes for outstanding notes. It does not contain all of the information that may be important to you in making a decision to exchange such exchange notes for such outstanding notes. For a more complete understanding of Symbion and the offer to exchange, we urge you to read this entire prospectus carefully, including the “Risk Factors” section and our consolidated financial statements and the notes to those statements.

The Exchange Offer

On June 14, 2011, we completed a private offering (the "offering") of $350,000,000 aggregate principal amount of our senior secured notes. We entered into a registration rights agreement with the initial purchasers in the offering in which we agreed, among other things, to file the registration statement of which this prospectus forms a part within 270 days of the issuance of the outstanding notes. On September 9, 2011, we cancelled $9,000,000 aggregate principal amount of our senior secured notes, plus accrued and unpaid interest, in exchange for our issuance of $9,170,000 aggregate principal amount of our 8.00% senior PIK exchangeable notes due 2017 (the "PIK exchangeable notes"). As a result of that exchange, we currently have $341,000,000 aggregate principal amount of senior secured notes outstanding. You are entitled to exchange in this exchange offer your outstanding notes for exchange notes. The exchange notes have been registered under the federal securities laws and have substantially identical terms as the outstanding notes, except for the elimination of certain transfer restrictions and registration rights. You should read the discussion under the headings “The Exchange Offer” and “Description of the Exchange Notes” for further information regarding the exchange notes.

Company Overview

As of June 30, 2011, we owned and operated a national network of short stay surgical facilities in 27 states. Our surgical facilities primarily provide non-emergency surgical procedures across many specialties, including, among others, orthopedics, pain management, gastroenterology and ophthalmology. Some of our hospitals also offer additional services, such as diagnostic imaging, pharmacy, laboratory, obstetrics, physical therapy and wound care. We own our surgical facilities in partnership with physicians and in some cases healthcare systems in the markets and communities we serve. We apply a market-based approach in structuring our partnerships with individual market dynamics driving the structure. We believe this approach aligns our interests with those of our partners. We believe that our national scale and our alignment with prominent physicians within our markets provide us with a strong competitive position. Through our surgical facilities, we offer high quality surgical services designed to meet the healthcare needs of our patients, physicians and payors in an efficient, convenient and cost-effective manner. We believe this value proposition positions us well to take advantage of the continued growth in outpatient surgeries going forward.

As of June 30, 2011, we owned and operated 54 surgical facilities, including 49 ambulatory surgery centers ("ASCs"), four surgical hospitals and one general acute care hospital with a surgical and obstetrics focus. We also managed eight additional ASCs. We owned a majority interest in 29 of the 54 surgical facilities and consolidate 49 facilities for financial reporting purposes. In addition to our surgical facilities, we also operated one physician network in a market in which we operated an ASC.

Between January 1999 and June 30, 2011, we acquired 52 surgical facilities and developed 24 surgical facilities, including 22 surgical facilities that we have subsequently divested. We believe our success in expanding our operating platform and improving our operating results can be attributed to the experience of our senior management team. Our senior management team has an average of over 30 years of experience in the healthcare industry having held senior management positions at public and private healthcare companies.

Industry Overview

The outpatient ambulatory surgery market in the United States has grown to a $17.0 billion industry according to the Medicare Payment Advisory Commission. There are several factors leading to increased utilization of outpatient surgical facilities. We believe physicians often prefer to operate in surgical facilities, as compared to acute care hospitals, because of the efficiency and convenience surgical facilities afford.  Procedures performed at surgical facilities are typically non-emergency, allowing physicians to schedule their time more efficiently and increase the number of procedures performed in a given period.  Surgical facilities also provide physicians with more consistent nurse staffing and faster turnaround time between cases, as compared to acute care hospitals.

Many patients also prefer surgical facilities as a result of more convenient locations, shorter waiting times, and more convenient scheduling and registration than acute care hospitals.  Additionally, Medicare beneficiaries generally experience lower coinsurance as a result of lower Medicare payment rates. As patients increasingly have more input into the delivery of their healthcare, we believe these factors will be drivers of growth in ASC utilization.

Surgeries performed in surgical facilities are generally less expensive than those performed in acute care hospitals because of lower facility development costs, more efficient staffing and work flow processes. We believe payors are attracted to the lower costs available at surgical facilities, as compared to acute care hospitals. With increased attention on controlling healthcare costs in the United States, we feel our facilities will benefit from their position as a low-cost alternative for delivering surgical procedures.

Advancements in medical technology such as lasers, arthroscopy, fiber optics and enhanced endoscopic techniques have reduced the trauma of surgery and the amount of recovery time required by patients following a surgical procedure.  Improvements in anesthesia also have shortened the recovery time for many patients and have reduced certain post-operative side effects.  These medical advancements have enabled more patients to undergo surgery not requiring an overnight stay and reduced the need for hospitalization following surgery.

The number of surgical procedures performed in ASCs reimbursed by Medicare now exceeds 3,400. As the Centers for Medicare and Medicaid Services (“CMS”) continues to add surgical procedures to Medicare's list of approved ASC procedures, we believe this will have the effect of further expanding the market opportunity. There currently are approximately 5,300 Medicare certified ASCs operating in the United States according to the CMS. As the industry remains very fragmented, we believe there continue to be significant opportunities for consolidation.

Our Competitive Strengths

We believe that we are distinguished by the following competitive advantages:

Flexible approach to structuring partnerships

We apply a market‑based approach in structuring our partnerships, with individual market dynamics driving the structure. Our competitive advantage stems from our willingness to be flexible when we enter a market in the type and structure of the partnership arrangement we execute. We have the flexibility to structure our partnerships as two-way arrangements where either we are a majority owner partnered with physicians or we are a minority owner with the ability generally to subsequently purchase additional equity interest in the partnership (“buy-up rights”). These buy-up rights give us the option to purchase a controlling interest at some point in the future. Alternatively, we may choose to pursue a three-way arrangement with physicians and a healthcare system partner. Within our owned and operated portfolio of 54 surgical facilities as of June 30, 2011, we consolidated 49 of those facilities and held a majority position in 29 facilities. We primarily target multi-specialty facilities, although, when appropriate, we will pursue single-specialty opportunities. Within our entire portfolio of 62 surgical facilities, there are 56 multi-specialty facilities, including six facilities focused primarily on spine related procedures.

Our goal is to be flexible in how our partnerships are structured, but disciplined in how they are capitalized. For the majority of our surgical facilities, indebtedness at the partnership level is funded through intercompany loans that we provide. Through these loans, which totaled $45.5 million as of June 30, 2011, we have a secured interest in the partnership's assets. Furthermore, for our non-consolidated surgical facilities we generally provide a guarantee for only our pro-rata share of the partnership's third-party debt. As of June 30, 2011, our guarantee of non-consolidated third-party debt was approximately $1.0 million in total.

Strong network of physician and strategic relationships

Our ability to be flexible in structuring our partnerships stems from the strength of our relationships with key physicians and healthcare systems in our markets. In certain situations we believe that forming a relationship with a healthcare system can enhance our ability to attract physicians and access managed care contracts for our surgical facilities in that market. As such, over time we have developed, acquired or operated surgical facilities through strategic alliances with healthcare systems and other healthcare providers. We currently have strategic relationships with five healthcare systems, including Vanderbilt Health Services, Inc. and Baptist Memorial Health Services, Inc.

Broad national footprint and strong reputation with physicians

Our extensive footprint throughout the United States offers geographic diversity to our operations and an enhanced competitive position. We own and operate a national network of short stay surgical facilities with a strong presence in states that have restrictions, via the certificate of need approval process, governing the further development or expansion of surgical facilities (approximately 45% of our surgical facilities are located in certificate of need states). In a highly fragmented industry comprised of many small providers, we believe our scale, our national presence and our reputation represent a distinct competitive advantage, in particular with respect to development opportunities, recognition among physicians, knowledge across markets and purchasing power.

Attractive cash flow profile

Our business has an attractive and consistent cash flow profile as a result of the stability in our revenues and the modest capital expenditure and working capital requirements of our surgical facilities. The capital expenditure requirements for freestanding surgical centers are typically minimal, with our total maintenance capital expenditures (excluding expansion capital expenditures of existing facilities) historically averaging approximately 2.0% to 2.5% of net revenue. All capital expenditures beyond these maintenance requirements are completely at the discretion of management. Because of our payor mix and the elective nature of the procedures we perform, our business has an attractive working capital and bad debt expense profile. In each of the last five years our bad debt expense has been less than 2.0% of revenues, which we believe is considerably lower than other healthcare providers.

Favorable procedure and payor mix

We primarily operate multi-specialty facilities, where physicians perform a variety of procedures in specialties including orthopedics, pain management, gastroenterology and ophthalmology among others. We believe this diversification helps to protect us from any adverse pricing and utilization trends in any individual procedure type and results in greater consistency in our procedure volume. While our overall procedure mix is diversified, we focus on certain procedures due to their attractive average reimbursement rates and growth potential driven by demographics and improving technology. Specifically, we believe orthopedic and spine related procedures present favorable business prospects. Approximately 17% of our cases in 2009, 2010 and for the six months ended June 30, 2011 were orthopedic and spine-related procedures. We also have a very favorable payor mix and receive the majority of our revenues from non-governmental payors. The percentage of our revenues from governmental payors was only 22% for the year ended December 31, 2008, 24% for the year ended December 31, 2009, 25% for the year ended December 31, 2010, and 25% for the six months ended June 30, 2011.

Experienced management team

Our senior management team's experience and capabilities provide a strategic advantage in improving the operations of our surgical facilities, attracting physicians and identifying new development and acquisition opportunities. Our senior management team has an average of over 30 years of experience in the healthcare industry. This includes senior management positions at public and private healthcare companies.

Our Strategy

Our intent is to enhance the performance of our existing facilities by increasing revenues, profitability and return on our invested capital at all of our surgical facilities through operational focus, including recruitment and retention of surgeons and other physicians. We also intend to expand our network of surgical facilities in attractive markets throughout the United States by selectively acquiring established facilities, developing new facilities and expanding our presence in existing markets. When attractive opportunities arise, we may acquire or develop other types of facilities. The key components of our strategy are to:

•
Capitalize on our experienced management team to expand our network of surgical facilities in attractive markets throughout the United States by selectively acquiring established facilities, developing new facilities and expanding our presence in existing markets.

We believe that the experience and capabilities of our senior management team provide a strategic advantage in improving the operations of our surgical facilities, attracting physicians and identifying new development and acquisition opportunities. Our management's broad industry experience has allowed us to establish strong relationships with participants throughout the healthcare industry. These relationships are helpful in forming leads for acquisitions and in making decisions about expanding into new markets and services. The experience and capabilities of our management team also enable us to pursue multiple growth strategies in the surgical facilities market, including acquisitions of established surgical facilities, de novo developments in attractive markets, strategic relationships with prominent healthcare systems and other healthcare providers and turnaround opportunities in connection with underperforming facilities. We have successfully executed each of these growth strategies and intend to pursue each of them in the future.

• Enhance the performance of our existing facilities through operational focus, including recruitment and retention of leading surgeons and other physicians for our surgical facilities.

We have a dedicated operations team that is responsible for implementing best practices, cost controls and overall efficiencies at each of our surgical facilities. Our facilities benefit from our network of facilities by sharing best practices and participating in group purchasing agreements designed to reduce the cost of supplies and equipment. We also review our managed care contracts to ensure that we are operating under the most favorable terms available to us.

We believe that establishing and maintaining strong relationships with surgeons and other physicians is a key factor to our success in acquiring, developing and operating surgical facilities. We identify and partner with surgeons and other physicians that we believe have established reputations for clinical excellence in their communities. We believe that we have had success in recruiting and retaining physicians because of the ownership structure of our surgical facilities and our staffing, scheduling and clinical systems that are designed to increase physician productivity, promote physicians' professional success and enhance the quality of patient care. We also believe that forming relationships with healthcare systems and other healthcare providers can enhance our ability to recruit physicians. We currently have strategic relationships with five healthcare systems. We intend to continue to recruit additional physicians and expand the range of services offered at our surgical facilities to increase the number and types of surgeries performed in our facilities, including a focus on higher acuity cases. We are committed to enhancing programs and services for our physicians and patients by providing advanced technology, quality care, cost-effective service and convenience.

Our Sponsor

On August 23, 2007, we were acquired in a leveraged buy-out transaction (the ‘‘Merger’’) by an investment group led by an affiliate of Crestview Partners, L.P. (‘‘Crestview’’). We are a wholly owned subsidiary of Symbion Holdings Corporation (‘‘Holdings’’), which is owned by an investor group that includes affiliates of Crestview, members of our management and other investors.

Crestview is a New York-based private equity firm with over $4 billion of assets under management. Crestview has a value-oriented, contrarian investment strategy with a concentration in the media, financial services, health care and energy sectors. Crestview is focused on partnering with strong management teams and adding value to its investments through the firm’s relationship network and senior operating capabilities. Crestview was founded in 2004 and is led by six partners who have long and successful track records as executives in the private equity business and senior management of Goldman Sachs and Morgan Stanley. Crestview currently manages 15 investments across two fund complexes.

Recent Financings

In connection with the offering, we entered into an agreement with affiliates of Crestview and certain other holders of our outstanding 11.00%/11.75% senior PIK toggle notes due 2015 (the “PIK toggle notes”) to exchange PIK toggle notes having an aggregate principal amount of $85.4 million, at par plus accrued and unpaid interest, for $88.5 million initial aggregate principal amount of our PIK exchangeable notes. The PIK exchangeable notes are exchangeable into shares of common stock of Holdings. See “Description of Certain Indebtedness—PIK Exchangeable Notes.” Subject to limitations set forth under “Description of the Exchange Notes,” we may in the future enter into additional agreements with holders of PIK toggle notes or exchange notes to exchange PIK toggle notes or exchange notes for PIK exchangeable notes on a negotiated basis. There can be no assurance that any such negotiations will be successful or that any such additional exchanges will occur.

In connection with the offering, we repurchased PIK toggle notes in an aggregate principal amount of $70.8 million, at par plus accrued and unpaid interest, from certain holders of PIK toggle notes. We refer to this repurchase as the “PIK repurchase.” We funded the PIK repurchase with proceeds from the offering. Subject to limitations set forth under “Description of the Exchange Notes,” we may in the future repurchase additional PIK toggle notes from holders of such notes on a negotiated basis. There can be no assurance that any such negotiations will be successful or that any such additional repurchases will occur.

Simultaneously with the closing of the offering, we also entered into a new $50.0 million senior secured super-priority revolving credit facility (the “new credit facility”) and repaid in full all outstanding borrowings under our previous $350.0 million senior secured credit facility. See “Description of Certain Indebtedness—New Credit Facility.”

Recent Developments

Effective September 30, 2011, we completed a scheduled disposal of a physician network which included a surgical facility we operated. We received aggregate proceeds of $481,000.

Effective September 9, 2011, we cancelled $9,000,000 aggregate principal amount of our senior secured notes held by certain holders of such notes, plus accrued and unpaid interest, in exchange for our issuance to such parties of $9,170,000 aggregate principal amount of our PIK exchangeable notes. As a result of that exchange, we currently have $341,000,000 aggregate principal amount of senior secured notes outstanding.

Effective August 1, 2011, we acquired a 56.0% ownership interest in a surgical facility located in Great Falls, Montana, for an approximate aggregate purchase price of $2.9 million plus the assumption of approximately $232,000 of debt. We will consolidate this facility for financial reporting purposes for periods subsequent to the acquisition. Also, effective August 1, 2011, we acquired a 50.0% ownership interest in a 20-bed surgical hospital located in Great Falls, Montana and acquired the right to manage the hospital for approximate aggregate consideration of $1.0 million. We will account for this facility as an equity method investment for financial reporting purposes for periods subsequent to the acquisition. Additionally, effective August 1, 2011, we acquired the right to manage a medical clinic consisting of 45 multi-specialty physicians located in Great Falls, Montana, for approximate aggregate consideration of $1.3 million. These acquisitions were financed with cash from operations.

Effective July 1, 2011, we acquired an incremental ownership interest of 2.0% in one of our surgical facilities located in Chesterfield, Missouri, for an aggregate of $1.0 million, financed with cash from operations. Subsequent to the acquisition, we owned 55.5% of this facility. We consolidate this surgical facility for financial reporting purposes.

Additional Information

Symbion is organized in Delaware. Our principal executive offices are located at 40 Burton Hills Boulevard, Nashville, Tennessee 37215, and our telephone number at that address is (615) 234-5900.

Our Structure

The following is a simplified chart of our corporate structure as of June 30, 2011.(1)

58.4%
Crestview Partners, L.P.
1.3%
Management
40.3%
Co-Investors
Symbion Holdings Corporation
100%
Symbion, Inc. (Issuer)
$50.0 million new credit facility (2)
$341.0 million senior secured notes(3)
$89.5 million PIK toggle notes(3)
$97.7 million PIK exchangeable notes(3)
100%
Symbion Holding Companies (Collection of holding companies directly or indirectly (4) owning equity in Symbion surgical facilities and intercompany debt and management contracts)
Guarantors of the new credit facility, PIK toggle notes, PIK exchangeable notes and senior secured notes
$1.0 million guarantee of non-consolidated third-party debt
$3.1 million of intercompany debt and related asset collateral support
Unconsolidated Surgical Facility Joint Ventures (6 Facilities) (5)
Consolidated Surgical Facility Joint Ventures (49 Facilities) (5)
$23.6 million of consolidated third-party debt
$45.5 million of intercompany debt and related asset collateral support

(1) Ownership percentages do not reflect outstanding options or shares issuable upon exchange of PIK exchangeable notes. See "Security Ownership of Certain Beneficial Owners and Management."

(2) As of the date of this prospectus, $50.0 million is available under the new credit facility.

(3) Amounts are as of the date of this prospectus.

(4) Organizational chart simplified for illustrative purposes. Holding companies are structured as 1st and 2nd tier wholly owned subsidiaries.

(5) Substantially all of our revenue and EBITDA are generated by these entities. Various ownership percentages (majority stake in 29 of 49 consolidated surgical facilities). Includes one facility in which we do not own directly equity interests due to regulatory restrictions.

Summary of the Terms of the Exchange Offer

On June 14, 2011, we sold $350,000,000 aggregate principal amount of senior secured notes to the initial purchasers. The initial purchasers subsequently resold the senior secured notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Effective September 9, 2011, we cancelled $9,000,000 aggregate principal amount of our senior secured notes held by affiliates of certain holders of such notes, plus accrued and unpaid interest, in exchange for our issuance to such parties of $9,170,000 aggregate principal amount of our PIK exchangeable notes. As a result of that exchange, we currently have $341,000,000 aggregate principal amount of senior secured notes outstanding.

In connection with the sale of the outstanding notes, we and our subsidiary guarantors entered into a registration rights agreement with the initial purchasers of the outstanding notes. Under the terms of that agreement, we each agreed to use commercially reasonable efforts to consummate the exchange offer contemplated by this prospectus.

If we and the subsidiary guarantors are not able to effect the exchange offer contemplated by this prospectus, we and the subsidiary guarantors will use reasonable best efforts to file and cause to become effective a shelf registration statement relating to the resales of the outstanding notes.

The following is a brief summary of the material terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the exchange offer, see "The Exchange Offer."

Securities Offered	$341,000,000 aggregate principal amount of exchange notes. We are also hereby offering to exchange the guarantees of the outstanding notes for guarantees of the exchange notes.

Exchange Offer
The exchange notes are being offered in exchange for a like principal amount of outstanding notes. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2011. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, each of the outstanding notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The form and terms of each of the exchange notes are the same as the form and terms of each of the outstanding notes except that:

	•	the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

	•	the exchange notes bear a different CUSIP number than the outstanding notes; and

•
the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the applicable outstanding notes in some circumstances relating to the timing of the exchange offer.

Resale
Based on an interpretation by the Staff of the Securities and Exchange Commission, or SEC, set forth in no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

	•	you are acquiring the exchange notes in the ordinary course of your business;

	•	you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in the distribution of exchange notes; and

	•	you are not an "affiliate" of Symbion within the meaning of Rule 405 of the Securities Act.

Each participating broker-dealer that receives exchange notes for its own account during the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Prospectus delivery requirements are discussed in greater detail in the section captioned "Plan of Distribution." Any holder of outstanding notes who:

	•	is an affiliate of Symbion,

	•	does not acquire exchange notes in the ordinary course of its business, or

• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the aforementioned position of the Staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on , 2011 unless we decide to extend the exchange offer. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holders promptly after expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us.

Procedures for Tendering Outstanding Notes

If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal. If you hold outstanding notes through the Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the applicable letter of transmittal.

By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any exchange notes to be received by you will be acquired in the ordinary course of business;

•
you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes in violation of the provisions of the Securities Act;

•
you are not an "affiliate" (within the meaning of Rule 405 under the Securities Act) of Symbion, or if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and

•
if you are a broker-dealer that will receive exchange notes for your own account in exchange for applicable outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

See "The Exchange Offer—Procedures for Tendering" and "Plan of Distribution."

Effect of Not Tendering in the Exchange Offer

Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations to register, and we do not currently anticipate that we will register, the outstanding notes not exchanged in this exchange offer under the Securities Act.

Special Procedures for Beneficial Owners

If you are a beneficial owner of outstanding notes that are not registered in your name, and you wish to tender outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other documents required by the applicable letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer-Guaranteed Delivery Procedures."

Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

Material U.S. Federal Income Tax Considerations

The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read the section of this prospectus captioned "Material U.S. Federal Income Tax Considerations" for more information on the tax consequences of the exchange offer. You should consult your own tax advisor to determine the federal, state, local and other tax consequences of an investment in the exchange notes.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent
U.S. Bank National Association, the trustee under the indenture governing the outstanding notes, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading "The Exchange Offer—Exchange Agent."

Summary Description of the Exchange Notes

The following is a brief summary of some of the terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the exchange notes, see the “Description of the Exchange Notes” section of this prospectus.

Issuer	Symbion, Inc.

Notes Offered for Exchange	$341,000,000 aggregate principal amount of 8.00% senior secured notes due 2016.

Maturity Date	June 15, 2016

Interest
Interest on the notes will accrue at a rate of 8.00% per annum from June 14, 2011, or from the most recent date to which interest has been paid or provided for, and will be payable semiannually in arrears on June 15 and December 15, commencing on December 15, 2011.

References herein to interest on the notes will be deemed to include all Additional Interest, if any, as defined in the indenture governing the notes. The Company will make each interest payment to the holders of record on the immediately preceding June 1 and December 1. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the issue date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on overdue principal and interest will accrue at the then applicable interest rate on the notes.

Guarantee
The exchange notes will be unconditionally guaranteed, jointly and severally, on a senior secured basis by substantially all of our existing and future material wholly-owned domestic restricted subsidiaries. Our non-wholly-owned subsidiaries that own and operate our surgical facilities will not be guarantors. See “Description of the Exchange Notes-Subsidiary Guarantees.”

Security
The exchange notes and the guarantees will be secured by a first-priority lien (pari passu, subject to the intercreditor agreement described below, with the liens granted under the new credit facility and subject to certain exceptions and permitted liens) on substantially all of our and our guarantors' tangible and intangible assets (such assets, the ''collateral''). With respect to the collateral, the indebtedness and obligations under the notes, our new credit facility and certain other first lien obligations permitted under the indenture governing the notes will have first-priority liens. Under the terms of the intercreditor agreement, however, in the event of a foreclosure on the collateral or insolvency proceedings, the holders of the notes will receive proceeds from the collateral only after debt under the new credit facility as well as obligations under certain hedging and cash management arrangements owed to lenders or their affiliates under the new credit facility have been repaid. See ''Description of the Exchange Notes-Collateral.''

Ranking	The exchange notes and the guarantees will rank:

•
pari passu with our and the guarantors' obligations that are secured by first priority liens, except obligations under our new credit facility will be entitled to proceeds of the collateral prior to the notes in the event of a foreclosure or in any insolvency proceeding;

• equal in right of payment to all of our and our guarantors' unsubordinated obligations;

• effectively senior in right of payment to all of our and our guarantors' existing and future unsecured obligations to the extent of the value of the collateral;

• senior in right of payment to all of our and our guarantors' future obligations that are expressly subordinated in right of payment to the notes; and

•
structurally junior to all obligations of our subsidiaries that are not guarantors except, with respect to any subsidiary, to the extent of any intercompany loans owing by such subsidiary that constitute collateral

The indenture governing the exchange notes permits additional indebtedness or other obligations to be secured by the collateral either on a pari passu or on a junior priority basis relative to the notes, subject to limitations.

As of June 30, 2011, we had approximately $551.6 million of total indebtedness, on a consolidated basis, and $50.0 million of unused commitments under our new credit facility.

Substantially all of our revenues and EBITDA are generated by our non-guarantor subsidiaries. As of June 30, 2011, our non-guarantor subsidiaries had approximately $23.6 million of consolidated third party debt, all of which would be structurally senior to our obligations under the exchange notes. As of June 30, 2011, we provided approximately $45.5 million in intercompany loans to surgical facilities in which we have a security interest in the partnership's or limited liability company's assets.

Intercreditor Agreement
The trustee and the collateral agent under the indenture governing the notes and the administrative agent and collateral agent under the new credit facility entered into an intercreditor agreement as to the relative priorities of their respective entitlement to proceeds of the assets securing the notes and borrowings under the new credit facility and other first-priority liens secured obligations upon a foreclosure or bankruptcy and certain other matters relating to the administration of security interests. See ''Description of the Exchange Notes- Intercreditor Agreement.''

Optional Redemption
At any time on or after June 15, 2014, we may redeem all or any portion of the notes at the redemption prices set forth under ''Description of Notes-Optional Redemption.''
Prior to June 15, 2014, but not more than once in each of the twelve-month periods commencing on June 15 in each of 2011, 2012 and 2013, we may redeem, in the case of each such redemption, in the aggregate up to 10% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) at a redemption price (expressed as a percentage of the principal amount thereof) equal to 103%, plus accrued and unpaid interest, if any, to the redemption date.
Prior to June 15, 2014, we may redeem all or any portion of the notes at 100% of their principal amount, plus a ''make whole'' premium, plus accrued and unpaid interest.
In addition, at any time and from time to time on or prior to June 15, 2014, we may redeem up to 35% of the aggregate principal amount of the notes using the net cash proceeds of certain public equity offerings, so long as:

	•	we pay 108.000% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption;

	•	at least 65% of the aggregate principal amount of all notes issued under the indenture reman outstanding afterwards; and

	•	if redemption occurs within 90 days of the date of the closing of such public equity offering.

Change of Control; Asset Sales
If a change of control occurs, we must offer to purchase the notes from holders at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of re-purchase. See "Description of Exchange Notes-Repurchase at the Option of Holders Upon a Change of Control."

If we sell certain assets and do not apply the net proceeds in compliance with the indenture, we will be required to make an offer to repurchase the notes at a price equal to 100% of the principal amount thereof, plus accred and unpaid interest, if any, to the date of repurchase. See "Description of Notes-Certain Covenants-Limitation on Asset Sales."

Certain Covenants
The exchange notes are issued under an indenture among the Company, each of the guarantors named therein and U.S. Bank, National Association, as trustee. The terms of the notes and indenture restrict our ability and the ability of our restricted subsidiaries to:

	•	incur additional indebtedness;

	•	pay dividends or make distributions or redeem or repurchase stock or subordinated debt;

	•	redeem or repurchase the PIK toggle notes

	•	make certain investments;

	•	create liens;

	•	merge or consolidate with another company or transfer all or sell assets;

	•	enter into restrictions affecting the ability of our restricted subsidiaries to make distributions, loans or advances to us or other restricted subsidiaries;

	•	engage in transactions with affiliates; and

	•	enter into sale and leaseback transactions.

These covenants are subject to a number of important exceptions and qualifications. For more details, see the section “Description of the Exchange Notes—Certain Covenants.”

No Prior Market	The exchange notes are a new issue of securities for which there is currently no established market. An active or liquid trading market for the exchange notes may not develop.

Risk Factors	See "Risk Factors" and other information in this prospectus for a discussion of factors you should consider before deciding to participate in the exchange offer.

Ratios of Earnings to Fixed Charges

For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges, excluding capitalized interest, plus amortization of capitalized interest. Fixed charges are defined as interest expensed and capitalized, plus amortization of premiums, discounts and capitalized expenses related to indebtedness, plus an estimate of the interest within rental expense.

	Years Ended December 31,					Six Months Ended June 30, 2011

	2006	2007	2008	2009	2010
Ratio of Earnings to Fixed Charges	7.29	1.86	1.39	1.22	1.51	1.25

Summary Financial and Operating Data

The following table includes a summary of our historical and other consolidated financial and operating data on a historical basis. The summary historical financial data is derived from our audited consolidated financial statements and the notes to those statements, which are included elsewhere in this prospectus. You should read the information contained in this table in conjunction with “Selected Financial and Operating Data,” “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

	Years Ended December 31,			Six Months Ended June 30,
	2008	2009	2010	2010	2011
				(Unaudited)
	(dollars in thousands except for operating data)
Consolidated Statement of Operations Data:
Revenues	$321,484	$336,944	$406,050	$187,008	$220,865
Cost of revenues	215,872	239,403	290,145	133,821	159,439
General and administrative expense	23,923	21,448	22,464	11,169	11,412
Depreciation and amortization	14,845	16,807	18,900	8,996	10,357
Provision for doubtful accounts	3,559	2,881	6,638	3,200	3,187
Income on equity investments	(1,504)	(2,318)	(2,901)	(1,504)	(656)
Impairment and loss on disposal of long-lived assets	1,872	3,505	1,053	1,157	194
Gain on sale of long-lived assets and other gains	(975)	(248)	(1,964)	(5)	(139)
Litigation settlements, net	893	(430)	(35)	(44)	—
Business combination remeasurement gains	—	—	(3,169)	—	—
Loss on debt extinguishment	—	—	—	—	4,751
Total operating expenses	258,485	281,048	331,131	156,790	188,545
Operating income	62,999	55,896	74,919	30,218	32,320
Interest expense, net	(43,415)	(44,958)	(48,037)	(22,942)	(25,386)
Income before income taxes and discontinued operations	19,584	10,938	26,882	7,276	6,934
Provision for income taxes	13,464	7,762	7,787	2,219	2,970
Income from continuing operations	6,120	3,176	19,095	5,057	3,964
Loss from discontinued operations, net of taxes	(3,097)	(5,899)	(964)	(362)	(88)
Net income (loss)	3,023	(2,723)	18,131	4,695	3,876
Less: Net income attributable to noncontrolling interests	(23,821)	(19,731)	(26,871)	(11,401)	(14,968)
Net loss attributable to Symbion, Inc.	$(20,798)	$(22,454)	$(8,740)	$(6,706)	$(11,092)
Other Data:
Consolidated Adjusted EBITDA(1)	$62,771	$63,198	$75,670	NA	NA
Purchases of property and equipment	15,709	9,604	8,712	2,544	4,009
Cases	227,711	232,079	237,772	116,941	117,878
Consolidated surgical facilities(2)	51	47	49	52	49
Equity method surgical facilities	9	8	6	7	6
Surgical facilities operated but not owned as of the end of period(3)	9	8	8	8	8
Total surgical facilities as of the end of period(4)	66	67	62	65	62
Statement of Cash Flows Data:
Net cash provided by operating activities—continuing operations	60,933	60,284	68,769	33,892	38,382
Net cash used in investing activities—continuing operations	(32,921)	(11,144)	(53,150)	(28,189)	(3,908)
Net cash (used in) provided by financing activities—continuing operations	(31,718)	(42,778)	9,583	15,446	(35,217)

	Years Ended December 31,			Six Months Ended June 30,
	2008	2009	2010	2010	2011
				(unaudited)
Consolidated Balance Sheet Data:	(dollars in thousands except for operating data)
Cash and cash equivalents	$41,734	$47,749	$73,458	$68,899	$72,715
Working capital(5)	52,272	40,781	77,302	54,230	100,716
Total assets	783,564	790,726	970,397	924,022	969,429
Total long-term debt, less current maturities	440,612	444,758	507,417	483,290	539,908
Total Symbion, Inc. stockholders' equity	211,206	193,413	185,426	187,307	174,659

(1) When we use the term “Consolidated Adjusted EBITDA,” we are referring to EBITDA, as adjusted for covenant-related items per the new credit facility, which include (i) pro forma effects of acquisitions and other non-cash adjustments per the new credit facility, (ii) adjustments related to outstanding balances on pledge notes issued by our restricted subsidiaries, and (iii) lease payment adjustments for our Idaho Falls, Idaho facility.

When we use the term “EBITDA,” we are referring to net income (loss) plus (a) (loss) income from discontinued operations, net of taxes (b) income tax expense, (c) interest expense, net, (d) depreciation and amortization, (e) non-cash (gains) losses, net of noncontrolling interests, and (f) non-cash stock option compensation, and less (g) net income attributable to noncontrolling interests. Noncontrolling interest represents the interest of third parties, such as physicians, and in some cases, healthcare systems that own an interest in surgical facilities that we consolidate for financial reporting purposes. We believe that it is helpful to investors to present EBITDA as defined above because it excludes the portion of net income attributable to these third-party interests and clarifies for investors our portion of EBITDA generated by our surgical facilities and other operations.

We use Consolidated Adjusted EBITDA as a measure of liquidity.  We have included it because we believe that it provides investors with additional information about our ability to incur and service debt and make capital expenditures.  We also use Consolidated Adjusted EBITDA to determine compliance with some of the covenants under our new credit facility, as well as to determine the interest rate and commitment fee payable under our new credit facility.

Consolidated Adjusted EBITDA and EBITDA are not measurements of financial performance or liquidity under generally accepted accounting principles.  They should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.  The items excluded from Consolidated Adjusted EBITDA and EBITDA are significant components in understanding and evaluating financial performance and liquidity.  Our calculation of Consolidated Adjusted EBITDA and EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles Consolidated Adjusted EBITDA to EBITDA and EBITDA to net cash provided by operating activities—continuing operations:

	Years Ended December 31,			Six Months Ended June 30,
	2008	2009	2010	2010	2011
				(unaudited)
	(dollars in thousands except for operating data)
Consolidated Adjusted EBITDA	$62,771	$63,198	$75,670	N/A	N/A
Cash payment on Idaho Falls lease	N/A	N/A	5,121	N/A	N/A
Intercompany notes adjustment	(5,617)	(4,200)	(10,312)	N/A	N/A
Pro forma acquisition and other non-cash adjustments	(120)	(1,904)	(5,279)	N/A	N/A
EBITDA	57,034	57,096	65,200	29,614	33,183
Depreciation and amortization	(14,845)	(16,807)	(18,900)	(8,996)	(10,357)
Non-cash (losses) gains, net of noncontrolling interests	(897)	(2,827)	3,084	(1,152)	(4,806)
Non-cash stock option compensation expense	(2,114)	(1,297)	(1,336)	(649)	(668)
Interest expense, net	(43,415)	(44,958)	(48,037)	(22,942)	(25,386)
Provision for income taxes	(13,464)	(7,762)	(7,787)	(2,219)	(2,970)
Net income attributable to noncontrolling interests	23,821	19,731	26,871	11,401	(14,968)
Loss from discontinued operations, net of taxes	(3,097)	(5,899)	(964)	(362)	(88)
Net income (loss)	3,023	(2,723)	18,131	4,695	3,876
Loss (income) from discontinued operations	3,097	5,899	964	362	88
Depreciation and amortization	14,845	16,807	18,900	8,996	10,357
Amortization of deferred financing costs	4,477	2,004	2,004	1,000	861
Non-cash payment-in-kind interest option	17,616	23,263	26,079	12,667	13,366
Non-cash recognition of other comprehensive loss into earnings	—	2,853	2,732	968	665
Non-cash credit risk adjustment of financial instruments	—	1,629	189	189	—
Non-cash stock option compensation expense	2,114	1,297	1,336	649	668
Non-cash losses (gains)	897	2,827	(4,080)	1,152	55
Loss on debt extinguishment	—	—	—	—	4,751
Deferred income taxes	13,718	8,682	10,979	4,333	2,724
Equity in earnings of unconsolidated affiliates, net of distributions received	333	(207)	50	(329)	401
Provision for doubtful accounts	3,559	2,881	6,638	3,200	3,187
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(3,278)	(4,383)	(14,886)	(4,501)	(2,161)
Other assets and liabilities	532	(545)	(267)	511	(456)
Net cash provided by operating activities - continuing operations	$60,933	$60,284	$68,769	$33,892	$38,382

(2) Represents consolidated surgical facilities from continuing operations.

(3) Includes surgical facilities that we operate but in which we do not have an ownership interest.

(4) Includes surgical facilities reported as continuing operations and surgical facilities that we operate but in which we do not have an ownership interest.

(5) Current assets less current liabilities.

RISK FACTORS

In addition to the other matters described in this prospectus, you should carefully consider the following risk factors before deciding to participate in the exchange offer. The risks set out below are not the only risks we face. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your investment.

Risks Related to Our Indebtedness and the Exchange Notes
Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the exchange notes.
As of June 30, 2011, we had (a) total indebtedness of approximately $551.6 million and (b) approximately $50.0 million of undrawn availability under our new credit facility. In addition, subject to the restrictions in our new credit facility and our indentures, we may incur significant additional indebtedness, which may be secured, from time to time.
The level of our indebtedness could have important consequences, including:

•	making it more difficult for us to make payments on the exchange notes;

•
limiting cash flow available for general corporate purposes, including capital expenditures and acquisitions, because a substantial portion of our cash flow from operations must be dedicated to servicing our debt;

•	limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions;

•	limiting our flexibility in reacting to competitive and other changes in our industry and economic conditions generally; and

•
exposing us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

Our ability to pay or to refinance our indebtedness, including the exchange notes offered hereby, will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.
Restrictive covenants in our debt instruments may adversely affect us.
The indentures governing our PIK toggle notes, the exchange notes, and our PIK exchangeable notes contain, and will contain, various covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	make certain distributions, investments and other restricted payments;

•	dispose of our assets;

•	grant liens on our assets;

•	engage in transactions with affiliates;

•	merge or consolidate or transfer substantially all of our assets; and

•	make payments to us (in the case of our restricted subsidiaries).

In addition, our new credit facility contains other and more restrictive covenants, including covenants requiring us to maintain specified financial ratios and to satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will continue to meet those tests. A breach of any of these covenants could result in a default under our new credit facility and/or the exchange notes. Upon the occurrence of an event of default under our new credit facility, the lenders could elect to declare all amounts outstanding under our new credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets, other than assets of our non-guarantor subsidiaries, as security under our new credit facility. If the lenders under our new credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our new credit facility and our other indebtedness, including the exchange notes.
We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated revenue growth and operating improvements will be realized or that future borrowings will be available to us under our new credit facility in amounts sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, if at all.
The exchange notes are secured only to the extent of the value of the collateral that has been granted as security for the notes and in the event that the security is enforced against the collateral, the holders of the exchange notes will receive proceeds from the collateral only after the lenders under our new credit facility.
If we default on the exchange notes, the holders of the exchange notes will be secured only to the extent of the value of the assets underlying their security interest. Not all of our assets secure the exchange notes and we will not take action to perfect all liens on assets which do secure the exchange notes. Furthermore, upon enforcement against any collateral or in insolvency, under the terms of the intercreditor agreement, proceeds of such enforcement will first be used to pay obligations outstanding under our new credit facility (including post-petition interest, whether or not allowable in any bankruptcy case) and certain cash management arrangements prior to paying the exchange notes. We may incur additional secured debt in the future (including borrowings of up to an additional $50.0 million under our new credit facility), subject to the limitations contained in the indenture governing the exchange notes and our other debt instruments.
The right to receive payments on the exchange notes is structurally subordinated to the liabilities of our non-guarantor subsidiaries and substantially all of our operations are conducted through non-guarantor subsidiaries.
The exchange notes are structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the exchange notes, which include most of the entities that own our surgical facilities. While the indenture governing the exchange notes limits the indebtedness and activities of these non-guarantor subsidiaries, they are able to incur a certain amount of debt and their ability to incur non-debt obligations is limited. The indenture governing the exchange notes does not require our joint venture subsidiaries or our subsidiaries that are controlled foreign corporations to guarantee the exchange notes.
In the event that any of the non-guarantor subsidiaries or joint venture entities becomes insolvent, liquidates or otherwise reorganizes:

•	the creditors of the guarantors (including the holders of the exchange notes) will have no right to proceed against such subsidiary's assets; and

•
the creditors of such non-guarantor subsidiary, including trade creditors, will generally be entitled to payment in full from the sale or other disposal of assets of such subsidiary, before any guarantor as direct or indirect shareholder, will be entitled to receive any distributions from such subsidiary.

The indenture governing the exchange notes does not impose any limitation on the incurrence by our restricted subsidiaries of liabilities that do not constitute indebtedness under the indenture. Substantially all of our revenues and EBITDA are generated by our non-guarantor subsidiaries. As of June 30, 2011, our non-guarantor subsidiaries had approximately $23.6 million of consolidated third party debt, all of which is structurally senior to our obligations under the exchange notes.
We may be unable to purchase the exchange notes upon a change of control.
Upon the occurrence of “change of control” events specified in “Description of the Exchange Notes,” you may require us to purchase your exchange notes at 101% of their principal amount, plus accrued interest. The terms of our new credit facility will provide that such event is an event of default under the new credit facility and could result in the acceleration of our indebtedness under the new credit facility. Any of our other future debt agreements may contain similar restrictions and provisions.
We cannot assure you that we will have the financial resources to purchase your exchange notes, to the extent that a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness.

The rights of holders of exchange notes in the collateral may be adversely affected by the intercreditor agreement.
Under the terms of the intercreditor agreement by and among the collateral agent for the holders of exchange notes, the collateral agent under the new credit facility and the other parties from time to time thereto, the liens securing the obligations under the new credit facility and obligations under certain cash management arrangements on any assets of ours or the guarantors generally rank equally with the liens on such assets securing our and the guarantors' obligations under the exchange notes and the guarantees. However, the intercreditor agreement provides that the obligations under the new credit facility (including post-petition interest, whether or not allowable in any bankruptcy case) as well as under such hedging and cash management arrangements will be paid prior to the obligations under the exchange notes and guarantees in the event of any foreclosure or bankruptcy event.
Additionally, the intercreditor agreement generally permits the collateral agent for the holders of the exchange notes, the collateral agent for the lenders under the new credit facility and the collateral agent for any other holders of pari passu lien indebtedness to independently enforce their liens on the collateral (provided that distributions received on enforcement are applied as provided in the intercreditor agreement). It is possible that disputes may occur between the holders of the exchange notes and lenders under our new credit facility or other secured parties as to the appropriate manner of pursuing enforcement remedies with respect to the collateral which may delay enforcement of the collateral, result in litigation and/or result in enforcement actions against the collateral that are not approved by the holders of the exchange notes. See “Description of the Exchange Notes—Intercreditor Agreement.”
The value of the collateral securing the exchange notes may not be sufficient to satisfy our obligations under the exchange notes and the other obligations secured by an equal and ratable lien on the collateral.
Obligations under the exchange notes are secured by a lien on the collateral. No appraisal of the value of the collateral has been made in connection with this offering, and the fair market value is subject to fluctuations based on factors that include, among others, changing economic conditions, competition and other future trends. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the exchange notes, in full or at all, after first satisfying our obligations in full under the new credit facility. There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation would be uncertain. To the extent that liens, rights or easements granted to third parties encumber assets located on property owned by us, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent to foreclose on the collateral. In addition, we may not have liens perfected on all of the collateral securing the exchange notes prior to the closing of this offering. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the exchange notes. Any claim for the difference between the amount, if any, realized by holders of the exchange notes from the sale of the collateral securing the exchange notes and the obligations under the exchange notes will rank equally in right of payment with any second lien debt, all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables. With respect to some of the collateral, the collateral agent's security interest and ability to foreclose will also be limited by the need to meet certain requirements, such as obtaining third-party consents and making additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that any such required consents can be obtained on a timely basis or at all. These requirements may limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral may, without the appropriate consents and filings, be limited.
In addition, as noted above, we and the guarantors are holding companies for our joint venture subsidiaries that operate the surgical facilities. Our joint venture subsidiaries are not guarantors, and their assets do not secure the exchange notes obligations.
The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the exchange notes may automatically be released from the lien on them and no longer constitute collateral for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.
The exchange notes are secured by a pledge of the stock of some of our subsidiaries. Under the SEC regulations in effect as of the issue date of the exchange notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the exchange notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the collateral documents provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral for so long as the pledge of such capital stock or other securities to secure the exchange notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time). As a result, holders of the exchange notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the exchange notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. In addition, in the event that the capital stock or other securities of a subsidiary is included in the collateral as described above, the collateral agent under the new credit facility would be entitled to maintain possession of such capital stock or other securities until the payment in full of the obligations under the new credit facility. See “Description of the Exchange Notes—Collateral.”
There are circumstances other than repayment or discharge of the exchange notes under which collateral could be released automatically without the consent of the holders of the exchange notes, which could be adverse to holders of exchange notes.
Under various circumstances, all or a portion of the collateral may be released, including:

•
to enable the sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture, including the sale of any entity in its entirety that owns or holds such collateral; and

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee.

Substantially all of our existing and future material wholly-owned domestic subsidiaries are required to be guarantors and guarantee the exchange notes. The guarantee of any guarantor will be released in connection with a sale of such guarantor in a transaction not prohibited by the indenture. The indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the exchange notes as an unrestricted subsidiary. If we designate a guarantor as an unrestricted subsidiary, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the exchange notes by such subsidiary or any of its subsidiaries will be released under the indenture but not under the new credit facility. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral with respect to the exchange notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of the Exchange Notes.”
Rights of holders of exchange notes in the collateral may be adversely affected by bankruptcy proceedings and holders of exchange notes may not be entitled to post petition interest in any bankruptcy proceeding.
The right of the collateral agent for the exchange notes to repossess and dispose of the collateral securing the exchange notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the exchange notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the exchange notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the exchange notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the exchange notes, the holders of the exchange notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys' fees for “undersecured claims” during the debtor's bankruptcy case.

Certain laws and regulations may impose restrictions or limitations on foreclosure.
Our obligations under the exchange notes are secured only by the collateral described in this prospectus. The collateral agent's ability to foreclose on the collateral on your behalf may be subject to perfection, priority issues, state law requirements and practical problems associated with the realization of the collateral agent's security interest or lien in the collateral, including cure rights, foreclosing on the collateral within the time periods permitted by third parties or prescribed by laws, obtaining third-party consents, making additional filings, statutory rights of redemption, and the effect of the order of foreclosure. We cannot assure you that the consents of any third parties and approvals by governmental entities will be given when required to facilitate a foreclosure on such assets. Therefore, we cannot assure you that foreclosure on the collateral will be sufficient to make all payments on the exchange notes.
In addition, our business requires numerous registrations, licenses and permits. Continued operation of our surgical facilities that are significant to the operations of our business depends on the maintenance of such registrations, licenses and permits. Our business is subject to substantial regulation and registration, license and permit requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or changes in applicable regulations or requirements. In the event of an acquisition, sale or foreclosure of a surgical facility, the transfer of such registrations, licenses and permits may be prohibited and may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of such registrations, licenses and permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the acquisition, sale or foreclosure may be delayed or a temporary shutdown of operations may result.
Rights of holders of exchange notes in the collateral may be adversely affected by the failure to perfect liens on certain collateral acquired in the future.
Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. Although the indenture contains customary further assurances covenants, there can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on such after-acquired collateral. Neither the trustee nor the collateral agent for the exchange notes has any obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the exchange notes.
The secured intercompany loans may be avoided or subordinated in the event of our bankruptcy.
The collateral includes a pledge by ARC Financial Services Corporation, one of our direct wholly owned subsidiaries, of its right under secured intercompany loans made from time to time to our surgical facility subsidiaries. The enforceability of intercompany loans may be avoided or equitably subordinated if we are a debtor in a bankruptcy case.
Any future pledge by a surgical facility of collateral in favor of ARC Financial Services Corporation to secure existing obligations under that intercompany debt might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits ARC Financial Services Corporation to receive a greater recovery than they would have received in a hypothetical liquidation under Chapter 7 of the U.S. Bankruptcy Code if the pledge had not been given and a bankruptcy proceeding in respect of the pledge is commenced within one year following the pledge. To the extent that the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of the mortgage or security interest as security for the intercompany loan. Similarly, payments made by a surgical facility under its intercompany loans and within one year of the commencement of a bankruptcy case of that surgical facility may be recaptured to the extent such payments exceed the value of the collateral for that intercompany loan.
Under the doctrine of equitable subordination, in the event of a bankruptcy case involving a surgical facility, the obligation of a surgical facility to repay its intercompany loan may be subordinated to the payment of a surgical facility's other debts if it is determined that ARC Financial Services Corporation engaged in inequitable conduct and subordination of the intercompany claim is proper.
Any future pledge of collateral might be avoidable in bankruptcy.
Any future pledge of collateral in favor of the collateral agent (for its benefit and for the benefit of the trustee and the holders of the exchange notes), including pursuant to security documents delivered after the date of the indenture governing the exchange notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the exchange notes to receive a greater recovery than they would have received in a hypothetical liquidation under Chapter 7 of the U.S. Bankruptcy Code if the pledge had not been given and a bankruptcy proceeding in respect of the pledge is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of the mortgage or security interest. See “Description of the Exchange Notes—Collateral.”
Fraudulent transfer statutes may limit your rights as a noteholder.
Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to:

•	avoid all or a portion of our obligations to you;

•	subordinate our obligations to you to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the exchange notes; and

•	take other action detrimental to you, including invalidating the exchange notes.

In that event, we cannot assure you that you would ever be repaid.
Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the exchange notes were issued, we:

(1)	issued the exchange notes with the intent of hindering, delaying or defrauding current or future creditors; or

(2)	received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the exchange notes; and

(a)	were insolvent or were rendered insolvent by reason of the issuance of the exchange notes;

(b)	were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

(c)	intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.
Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes.     Different jurisdictions define “insolvency” differently. However, we generally would be considered insolvent at the time we issued the exchange notes if (1) our liabilities exceeded our assets, at a fair valuation, or (2) the present saleable value of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured. We cannot assure you as to what standard a court would apply in order to determine whether we were “insolvent” as of the date the exchange notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the exchange notes were issued, that the payments constituted fraudulent transfers on another ground.
Our obligations under the exchange notes are guaranteed by substantially all of our existing and future material wholly-owned domestic restricted subsidiaries, and the guarantees may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the guarantors may challenge the guarantees as a fraudulent transfer or conveyance. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, because the guarantees were incurred for the benefit of Symbion, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor's obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the exchange notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the exchange notes. In addition, the liability of each guarantor under the indenture will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

No public trading market for the exchange notes exists.
The exchange notes are a new issue of securities with no established trading market. We do not intend to list the exchange notes for trading on any stock exchange or arrange for any quotation system to quote prices for them. The initial purchasers have informed us that they intend to make a market in the exchange notes after this exchange offer is completed. The initial purchasers are not obligated to do so, however, and may cease market-making activities at any time. As a result, we cannot assure you that an active trading market will develop or continue for the exchange notes.
Volatile trading prices may require you to hold the exchange notes for an indefinite period of time.
If a market develops for the exchange notes, the exchange notes may trade at prices higher or lower than their initial offering price. The trading price would depend on many factors, such as prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuation in the prices of these securities. Disruptions of this type could have an adverse effect on the price of the exchange notes. You should be aware that you may be required to bear the financial risk of an investment in the exchange notes for an indefinite period of time.
You may have difficulty selling the outstanding notes that you do not exchange.
If you do not exchange your outstanding notes for the exchange notes offered in this exchange offer, then you will continue to be subject to the restrictions on the transfer of your outstanding notes. Those transfer restrictions are described in the indenture governing the notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.
In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. After the consummation of the exchange offer, we do not intend to register any remaining outstanding notes under the Securities Act.
If a large number of outstanding notes are exchanged for exchange notes in the exchange offer, then it may be more difficult for you to sell your unexchanged outstanding notes. Additionally, if you do not exchange your outstanding notes in the exchange offer, then you will no longer be entitled to have those notes registered under the Securities Act.
Risks Related to Our Business and Industry
The current state of the economy and future economic conditions may adversely impact our business.
The U.S. economy continues to experience difficult conditions.  Burdened by economic constraints, patients have delayed or canceled non-emergency surgical procedures.  It is difficult to predict the degree to which our business will continue to be impacted by such conditions or the course of the economy in the future.
We depend on payments from third-party payors, including government healthcare programs and managed care organizations.  If these payments are reduced or eliminated, our revenues and profitability could be adversely affected.
We are dependent upon private and governmental third-party sources of payment for the services provided to patients in our surgical facilities and the physician networks we manage.  The amounts that our surgical facilities and physician network receive in payment for their services may be adversely affected by market and cost factors as well as other factors over which we have no control, including Medicare, Medicaid and state regulations and the cost containment and utilization decisions and reduced reimbursement schedules of third-party payors, Congressional changes and refinements to the Medicare ASC payment system and CMS refinements to Medicare's reimbursement policies.
If we are unable to negotiate contracts or maintain satisfactory relationships with private third-party payors, our revenues and operating income will decrease.
Payments from private third-party payors (including state workers' compensation programs) represented about 71% and 69% of our patient service revenues for the years ended December 31, 2009 and 2010, respectively, and 68% for the six months ended June 30, 2011.  Most of these payments came from third-party payors with which our facilities have contracts.  Managed care companies such as health maintenance organizations, or HMOs, preferred provider organizations, or PPOs, which offer prepaid and discounted medical service packages, represent a growing segment of private third-party payors.  If we fail to enter into favorable contracts and to maintain satisfactory relationships with managed care organizations, our revenues may decrease.  Cost containment measures, such as fixed fee schedules, capitation payment arrangements, reductions in reimbursement schedules by third-party payors and closed provider networks, could also cause a reduction of our revenues in the future.
Some of our payments from third-party payors come from third-party payors with which our surgical facilities do not have a contract.  In those cases, commonly known as “out-of-network” services, we generally charge the patients the same co-payment or other patient responsibility amounts that we would have charged had our center had a contract with the payor.  We also submit a claim for the services to the payor along with full disclosure that our surgical facility has charged the patient an in-network patient responsibility amount.  Historically, those third-party payors who do not have contracts with our surgical facilities typically have paid our claims at higher than comparable contracted rates.  However, there is a growing trend for third-party payors to adopt out-of-network fee schedules that are more comparable to our contracted rates or to take other steps to discourage their enrollees from seeking treatment at out-of-network surgical facilities.  In these cases, we seek to enter into contracts with the payors.  In certain situations, we have seen an increase in the volume of cases in those instances where we transition from out-of-network to in-network billing, although we may experience an overall decrease in revenues to the surgical facility.  We can provide no assurance that we will see a sufficient increase in volume of cases to compensate for the decrease in per case revenues where we transition from out-of-network to in-network billing.
Payments from workers' compensation payors represented approximately 10% and 11% of our patient service revenues for the years ended December 31, 2009 and 2010, respectively, and 12% for the six months ended June 30, 2011.  Several states have recently considered or implemented workers' compensation provider fee schedules.  In some cases, the fee schedule rates contain lower rates than the rates our surgical facilities have historically been paid for the same services.  If the trend of states adopting lower workers' compensation fee schedules continues, it could have a material adverse effect on our financial condition and results of operations.
Our growth strategy depends in part on our ability to acquire and develop additional surgical facilities on favorable terms.  If we are unable to do so, our future growth could be limited and our operating results could be adversely affected.
Our strategy is to increase our revenues and earnings by continuing to focus on existing surgical facilities and continuing to acquire and develop additional surgical facilities.  Between January 1999 and June 30, 2011, we acquired 52 surgical facilities and developed 24 surgical facilities, including 22 surgical facilities that we subsequently divested.  We may be unable to identify suitable acquisition and development opportunities and to negotiate and complete acquisitions and new projects on favorable terms.  In addition, our acquisition and development program requires substantial capital resources, and we may need to obtain additional capital or financing, from time to time, to fund these activities.  As a result, we may take actions that could have a materially adverse effect on our financial condition and results of operations, including incurring substantial debt.  Sufficient financing may not be available to us on satisfactory terms, if at all.
We may encounter numerous business risks in acquiring and developing additional surgical facilities, and may have difficulty operating and integrating those surgical facilities.
If we acquire or develop additional surgical facilities, we may be unable to successfully operate the surgical facilities, and we may experience difficulty in integrating their operations and personnel.  For example, in some acquisitions, we have experienced delays in implementing standard operating procedures and systems and improving existing managed care agreements and the mix of specialties offered at the surgical facilities.  Following the acquisition of a surgical facility, key physicians may cease to use the facility or we may be unable to retain key management personnel.  If we acquire the assets of a surgical facility rather than ownership in the entity that owns the surgical facility, we may be unable to assume the surgical facility's existing managed care contracts and may have to renegotiate, or risk losing, one or more of the surgical facility's managed care contracts.  We may also be unable to collect the accounts receivable of an acquired surgical facility.  We may also experience negative effects on our reported results of operations because of acquisition-related charges and potential impairment of goodwill and other intangibles.
In addition, we may acquire surgical facilities with unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations.  Although we maintain professional and general liability insurance, we do not maintain insurance specifically covering any unknown or contingent liabilities that may have occurred prior to the acquisition of companies and surgical facilities.  In some cases, our right to indemnification for these liabilities may be subject to negotiated limits.
In developing new surgical facilities, we may be unable to attract physicians to use our facilities or contract with third-party payors.  In addition, our newly developed surgical facilities typically incur net losses during the initial periods of operation and, unless and until their case loads grow, they generally experience lower total revenues and operating margins than established surgical facilities.  Integrating a new surgical facility could be expensive and time consuming and could disrupt our ongoing business and distract our management and other key personnel.  If we are unable to timely and efficiently integrate an acquired or newly developed facility, our business could suffer.

Efforts to regulate the construction, acquisition or expansion of healthcare facilities could prevent us from acquiring additional surgical facilities, renovating our existing facilities or expanding the breadth of services we offer.

Some states require prior approval for the construction, acquisition or expansion of healthcare facilities or expansion of the services the facilities offer.  In giving approval, these states consider the need for additional or expanded healthcare facilities or services, as well as the financial resources and operational experience of the potential new owners of existing healthcare facilities.  In many of the states in which we currently operate, certificates of need must be obtained for capital expenditures exceeding a prescribed amount, changes in capacity or services offered and various other matters.  The remaining states in which we now or may in the future operate may adopt similar legislation.  Our costs of obtaining a certificate of need could be significant, and we cannot assure you that we will be able to obtain the certificates of need or other required approvals for additional or expanded surgical facilities or services in the future.  In addition, at the time we acquire a surgical facility, we may agree to replace or expand the acquired facility.  If we are unable to obtain required approvals, we may not be able to acquire additional surgical facilities, expand healthcare services we provide at these facilities or replace or expand acquired facilities.

If we fail to maintain good relationships with the physicians who use our surgical facilities, our revenues and profitability could be adversely affected.

Our business depends upon the efforts and success of the physicians who provide medical services at our surgical facilities and the strength of our relationships with these physicians.  These physicians are not employees of our surgical facilities and are not contractually required to use our facilities.  We generally do not enter into contracts with physicians who use our surgical facilities, other than partnership and operating agreements with physicians who own interests in our surgical facilities, provider agreements with anesthesiology groups that provide anesthesiology services in our surgical facilities, medical director agreements and pain clinic agreements.  Physicians who use our surgical facilities also use other facilities or hospitals and may choose to perform procedures in an office-based setting that might otherwise be performed at our surgical facilities.  In recent years, pain management and gastrointestinal procedures have been performed increasingly in an office-based setting.  Although physicians who own interests in our surgical facilities are subject to agreements restricting ownership of competing facilities, these agreements may not restrict procedures performed in a physician office or in other unrelated facilities.  Also, these agreements restricting ownership of competing facilities are difficult to enforce, and we may be unsuccessful in preventing physicians who own interests in our surgical facilities from acquiring interests in competing facilities.
In addition, the physicians who use our surgical facilities may choose not to accept patients who pay for services through certain third-party payors, which could reduce our revenues.  From time to time, we may have disputes with physicians who use our surgical facilities and/or own interests in our surgical facilities or our company.  Our revenues and profitability could be significantly reduced if we lost our relationship with one or more key physicians or groups of physicians, or if such physicians or groups reduce their use of our surgical facilities.  In addition, any damage to the reputation of a key physician or group of physicians or the failure of these physicians to provide quality medical care or adhere to professional guidelines at our surgical facilities could damage our reputation, subject us to liability and significantly reduce our revenues.
We cannot predict the effect that healthcare reform and other changes in government programs may have on our business, financial condition or results of operations.
The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “Healthcare Reform Acts”) were signed into law on March 23, 2010, and March 30, 2010, respectively. The Healthcare Reform Acts dramatically alter the United States healthcare system and are intended to decrease the number of uninsured Americans and reduce overall healthcare costs. The Healthcare Reform Acts attempt to achieve these goals by, among other things, requiring most Americans to obtain health insurance, expanding Medicare and Medicaid eligibility, reducing Medicare and Medicaid payments, expanding the Medicare program's use of value-based purchasing programs, tying hospital payments to the satisfaction of certain quality criteria, and bundling payments to hospitals and other providers. The Healthcare Reform Acts also contain a number of measures that are intended to reduce fraud and abuse in the Medicare and Medicaid programs, such as requiring the use of recovery audit contractors in the Medicaid program expanding the scope of the federal False Claims Act and generally prohibiting physician-owned hospitals from adding new physician owners or increasing the number of beds and operating rooms for which they are licensed. The Healthcare Reform Acts provide for additional enforcement tools, cooperation between agencies, and funding for enforcement. It is difficult to predict the impact the Healthcare Reform Acts will have on our operations given the delay in implementing regulations, pending court challenges, and possible amendment or repeal of elements of the Healthcare Reform Acts. However, depending on how they are ultimately interpreted, amended and implemented, the Healthcare Reform Acts could have an adverse effect on our business, financial condition and results of operations.

If we fail to comply with legislative and regulatory rules relating to privacy and security of patient health information and standards for electronic transactions, we may experience delays in payment of claims and increased costs and be subject to substantial fines.

The Health Information Portability and Accountability Act of 1996, or HIPAA, mandates the adoption of privacy, security and integrity standards related to patient information.  HIPAA also standardizes the method for identifying providers, employers, health plans and patients.  We believe that we are in compliance with the HIPAA regulations.  However, if we fail to comply with the requirements of HIPAA, we could be subject to significant penalties under a tiered penalty system with penalties of up to $50,000 per violation with a maximum civil penalty of $1.5 million in a calendar year for violations of the same requirement.
If we fail to comply with laws and regulations relating to the operation of our surgical facilities, we could suffer penalties or be required to make significant changes to our operations.
We are subject to many laws and regulations at the federal, state and local government levels in which we operate.  These laws and regulations require that our surgical facilities meet various licensing, certification and other requirements.
If we fail or have failed to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including becoming the subject of cease and desist orders, the loss of our licenses to operate and disqualification from Medicare, Medicaid and other government-sponsored healthcare programs.
In pursuing our growth strategy, we may seek to expand our presence into new geographic markets.  In new geographic markets, we may encounter laws and regulations that differ from those applicable to our current operations.  If we are unable to comply with these legal requirements in a cost-effective manner, we may be unable to expand geographically.
Our revenues will decline if federal or state programs reduce our Medicare or Medicaid payments or if managed care companies reduce reimbursement amounts. In addition, the financial condition of payors and healthcare cost containment initiatives may limit our revenues and profitability.
During 2010, we derived 24.9% of our revenues from government payors, including 24.0% from the Medicare and Medicaid programs. During the six months ended June 30, 2011, we derived 25.3% of our revenues from government payors, including 24.3% from the Medicare and Medicaid programs. The Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations concerning patient eligibility requirements, funding levels and the method of calculating payments or reimbursements, among other things; requirements for utilization review; and federal and state funding restrictions, all of which could materially increase or decrease payments from these government programs in the future, as well as affect the timing of payments to our facilities.
We are unable to predict the effect of future government healthcare funding policy changes on our operations. If the rates paid by governmental payers are reduced, if the scope of services covered by governmental payers is limited or if we, or one or more of our subsidiaries' hospitals, are excluded from participation in the Medicare, Medicaid or other government-sponsored healthcare programs, there could be a material adverse effect on our business, financial condition, results of operations or cash flows.
On August 2, 2011, Congress passed, and the President signed, the Budget Control Act, which raised the federal debt ceiling and made spending cuts of roughly the same amount. Under this Act, the Joint Select Committee on Deficit Reduction is tasked with reducing the federal deficit by an additional $1.5 trillion by December 23, 2011. If the joint committee fails to approve a bill or Congress does not enact the recommendations, a number of cuts will be automatically “triggered”, which could result in approximately a 2% reduction in Medicare reimbursement rates for providers. We cannot predict whether the joint committee will recommend spending cuts to federal health care programs and, if it does, whether Congress will actually enact their recommendations or whether the automatic cuts will be triggered by Congress's failure to act and if the automatic cuts are triggered, what the actual reductions in reimbursement will be to hospitals and surgery centers. Any reduction in provider reimbursement rates under federal health care programs could have a material adverse effect on our financial condition and results of operations.

During the past several years, healthcare payors, such as federal and state governments, insurance companies and employers, have undertaken initiatives to revise payment methodologies and monitor healthcare costs. As part of their efforts to contain healthcare costs, payors increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk relating to paying for care provided, often in exchange for exclusive or preferred participation in their benefit plans. We expect efforts to impose greater discounts and more stringent cost controls by government and other payors to continue, thereby reducing the payments we receive for our services. In addition, these payors have instituted policies and procedures to substantially reduce or limit the use of inpatient services.
The amount of our provision for doubtful accounts is based on our assessments of historical collection trends, business and economic conditions, trends in federal and state governmental and private employer health coverage and other collection indicators. A continuation in trends that results in increasing the proportion of accounts receivable being comprised of uninsured accounts and deterioration in the collectability of these accounts could adversely affect our collections of accounts receivable, results of operations and cash flows. As enacted, the Healthcare Reform Acts seek to decrease, over time, the number of uninsured individuals. Among other things, the Healthcare Reform Acts will, beginning in 2014, expand Medicaid and incentivize employers to offer, and require individuals to carry, health insurance or be subject to penalties. However, there have been a number of court challenges to the law, and while several district courts have ruled that the requirement for individuals to carry health insurance is unconstitutional, these rulings remain subject to various stages of appeal. It is difficult to predict the full impact of the Healthcare Reform Acts due to their complexity, lack of implementing regulations and interpretive guidance, gradual and potentially delayed implementation, pending court challenges, and possible repeal and/or amendment, as well as our inability to foresee how individuals and businesses will respond to the choices afforded them by the Healthcare Reform Acts.
Our surgical facilities do not satisfy all of the requirements for any of the safe harbors under the federal Anti-kickback Statute.  If we fail to comply with the federal Anti-kickback Statute, we could be subject to criminal and civil penalties, loss of licenses and exclusion from the Medicare and Medicaid programs, which may result in a substantial loss of revenues.
The federal anti-kickback statute under the Social Security Act (the “Anti-kickback Statute”), prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring, ordering, leasing, furnishing, purchasing or arranging for or recommending or inducing the ordering, purchasing or leasing of items or services payable by Medicare, Medicaid, or any other federally funded healthcare program.  The Anti-kickback Statute is very broad in scope, and many of its provisions have not been uniformly or definitively interpreted by existing case law or regulations.  Violations of the Anti-kickback Statute may result in substantial civil or criminal penalties, including criminal fines of up to $25,000 and civil penalties of up to $50,000 for each violation, plus three times the remuneration involved or the amount claimed and exclusion from participation in the Medicare and Medicaid programs.  The exclusion, if applied to our surgical facilities, could result in significant reductions in our revenues and could have a material adverse effect on our financial condition and results of operations.  In addition, many of the states in which we operate have also adopted laws, similar to the Anti-kickback Statute, that prohibit payments to physicians in exchange for referrals, some of which apply regardless of the source of payment for care.  These statutes typically impose criminal and civil penalties as well as loss of licenses.  No state or federal regulatory actions have been taken against our surgical facilities under anti-kickback statutes during the time we have owned or operated the facilities.  Management is not aware of any such actions prior to our acquisition or management of these surgical facilities.
Regulations implement various “safe harbors” to the Anti-kickback Statute.  Business arrangements that meet the requirements of the safe harbors are deemed to be in compliance with the Anti-kickback Statute.  Business arrangements that do not meet the safe harbor requirements do not necessarily violate the Anti-kickback Statute, but may be subject to scrutiny by the federal government to determine compliance.  However, the structure of the partnerships and limited liability companies operating our surgical facilities, as well as our business arrangement involving a physician network, do not satisfy all of the requirements of the safe harbor and, therefore, are not immune from government review or prosecution.
If we fail to comply with physician self-referral laws as they are currently interpreted or may be interpreted in the future, or if other legislative restrictions are issued, we could incur a significant loss of reimbursement revenues.
The federal physician self-referral law, commonly referred to as the Stark Law, prohibits a physician from making a Medicare or Medicaid reimbursed referral for a “designated health service” to an entity if the physician or a member of the physician's immediate family has a “financial relationship” with the entity.  The list of “designated health services” under the Stark Law does not include ambulatory surgery services, but it does include services such as clinical laboratory services, and certain imaging services that may be provided by an ASC.  Under the current Stark Law and related regulations, services provided at an ASC are not covered by the statute, even if those services include imaging, laboratory services or other Stark designated health services, provided that (i) the ASC does not bill for these services separately, or (ii) if the center is permitted to bill separately for these services, they are specifically exempted from Stark Law prohibitions.  These are generally radiology and other imaging services integral to performance of surgical procedures that meet certain requirements and certain outpatient prescription drugs.  Services provided at our facilities licensed as hospitals are covered by the Stark Law, but referrals for such services are exempt from the Stark Law under its “whole hospital exception.”  Certain services provided by our managed physician network are covered by the Stark Law, but referrals for those services are exempt from the Stark Law under its “in-office ancillary services exception,” among others.
The Stark Law and similar state statutes are subject to different interpretations with respect to many important provisions.  Violations of these self-referral laws may result in substantial civil or criminal penalties, including treble damages for amounts improperly claimed, civil monetary penalties of up to $15,000 per prohibited service billed, up to $100,000 per prohibited circumvention scheme and exclusion from participation in the Medicare and Medicaid and other federal and state healthcare programs.  Exclusion of our ASCs or hospitals from these programs through future judicial or agency interpretation of existing laws or additional legislative restrictions on physician ownership or investments in healthcare entities could result in a significant loss of reimbursement revenues.  We cannot provide assurances that CMS will not undertake other rulemaking to address additional revisions to the Stark Law regulations.  If future rules modify the provisions of the Stark Law regulations that are applicable to our business, our revenues and profitability could be materially adversely affected and could require us to modify our relationships with our physician and healthcare system partners.
Healthcare reform has limited our ability to own and operate our hospitals.
Six of our owned surgical facilities are licensed as hospitals.  As discussed herein, the Stark Law currently includes an exception relating to physician ownership of a hospital, provided that the physician's ownership interest is in the whole hospital and the physician is authorized to perform services at the hospital known as the Whole Hospital Exception.  Physician investment in our facilities licensed as hospitals currently meets this requirement. The Whole Hospital Exception was addressed in the Healthcare Reform Acts, which provide, among other things: (i) a prohibition on hospitals from having any physician ownership unless the hospital already had physician ownership as of March 23, 2010 and a Medicare provider agreement in effect on December 31, 2010; (ii) a limitation on the percentage of the total value of the physician ownership in the hospital to such percentage as of March 23, 2010; (iii) a requirement for written disclosures of physician ownership interests, along with an annual report to the government detailing such ownership; and (iv) severe restrictions on the ability of a hospital subject to the whole hospital exception to add operating rooms, procedure rooms and beds.  While our hospitals were grandfathered at the dates of enactment of the Healthcare Reform Acts, they are subject to the above restrictions, which could have an adverse effect on our financial condition and results of operations.   If future legislation prohibiting physician referrals to hospitals in which the physicians own an interest were enacted by the U.S. Congress, our financial condition and results of operations could be materially adversely affected.
We may be subject to actions for false and other improper claims.
Federal and state government agencies, as well as private payors, have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of the cost reporting and billing practices of healthcare organizations and their quality of care and financial relationships with referral sources.  In addition, the Office of the Inspector General of the U.S. Department of Health and Human Services, or OIG, and the U.S. Department of Justice have, from time to time, undertaken national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse.
The U.S. government is authorized to impose criminal, civil and administrative penalties on any person or entity that files a false claim for payment from the Medicare or Medicaid programs and other federal and state healthcare programs.  Claims filed with private insurers can also lead to criminal and civil penalties, including, but not limited to, penalties relating to violations of federal mail and wire fraud statutes, as well as penalties under the anti-fraud provisions of HIPAA.  While the criminal statutes are generally reserved for instances of fraudulent intent, the U.S. government is applying its criminal, civil and administrative penalty statutes in an ever-expanding range of circumstances.  For example, the government has taken the position that a pattern of claiming reimbursement for unnecessary services violates these statutes if the claimant merely should have known the services were unnecessary, even if the government cannot demonstrate actual knowledge.  The government has also taken the position that claiming payment for low-quality services is a violation of these statutes if the claimant should have known that the care was substandard. The Fraud Enforcement and Recovery Act of 2009 further expanded the scope of the False Claims Act to create liability for knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government and the Healthcare Reform Acts created federal False Claims Act liability for the knowing failure to report and return an overpayment within 60 days of the identification of the overpayment or the date by which a corresponding cost report is due, whichever is later.

We are also subject to various state insurance statutes and regulations that prohibit us from submitting inaccurate, incorrect or misleading claims.  Although we believe that our operations comply with both federal and state laws, they may nevertheless be the subject of a whistleblower lawsuit or may otherwise be challenged or scrutinized by governmental authorities.  A determination that we have violated these laws could have a material adverse effect on our financial condition or results of operations.
We are subject to increasingly stringent governmental regulation, and may be subjected to allegations that we have failed to comply with governmental regulations which could result in sanctions and even greater scrutiny that reduce our revenues and profitability.
All participants in the healthcare industry are required to comply with many laws and regulations at the federal, state and local government levels. These laws and regulations require that our facilities meet various requirements, including those relating to our relationships with physicians and other referral sources, the adequacy and quality of medical care, equipment, personnel, operating policies and procedures, billing and cost reports, payment for services and supplies, maintenance of adequate records, privacy, compliance with building codes and environmental protection, among other matters. Many of the laws and regulations applicable to the healthcare are complex, and, in public statements, governmental authorities have taken positions on issues for which little official interpretation was previously available. Some of these positions appear to be inconsistent with common practices within the industry but have not previously been challenged. Moreover, some government investigations that have in the past been conducted under the civil provisions of federal law are now being conducted as criminal investigations under the Medicare fraud and abuse laws.
The healthcare industry has seen a number of ongoing investigations related to patient referrals, physician recruiting practices, cost reporting and billing practices, laboratory and home healthcare services, physician ownership of hospitals and other healthcare providers, and joint ventures involving hospitals and physicians. The Healthcare Reform Acts provide for additional enforcement tools, cooperation between agencies, and funding for enforcement. Federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts. In addition, the OIG (which is responsible for investigating fraud and abuse activities in government programs) and the U.S. Department of Justice periodically establish targeted enforcement initiatives that focus on specific billing practices or other areas that are highly susceptible to fraud and abuse. The OIG reported savings and expected recoveries for federal healthcare programs of more than $25.9 billion for federal fiscal year 2010 as a result of its enforcement activities.
Hospitals continue to be one of the primary focal areas of the OIG and other governmental fraud and abuse programs. In January 2005, the OIG issued Supplemental Compliance Program Guidance for Hospitals that focuses on hospital compliance risk areas. Some of the risk areas highlighted by the OIG include correct outpatient procedure coding, revising admission and discharge policies to reflect current CMS rules, submitting appropriate claims for supplemental payments such as pass-through costs and outlier payments and a general discussion of the fraud and abuse risks related to financial relationships with referral sources. Each federal fiscal year, the OIG also publishes a General Work Plan that provides a brief description of the activities that the OIG plans to initiate or continue with respect to the programs and operations of the Department of Health and Human Services and details the areas that the OIG believes are prone to fraud and abuse. In addition, the claims review strategies used by Recovery Audit Contractors, or RACs, generally include a review of high dollar claims, including inpatient hospital claims. As a result, during the three year RAC demonstration program, a large majority of the total amounts recovered by RACs came from hospitals.
The laws and regulations with which we must comply are complex and subject to change. In the future, different interpretations or enforcement of these laws and regulations could subject our practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses. If we fail to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate our hospitals and our ability to participate in the Medicare, Medicaid and other federal and state healthcare programs.
If a federal or state agency asserts a different position or enacts new laws or regulations regarding illegal remuneration under the Medicare, Medicaid or other governmental programs, we may be subject to civil and criminal penalties, experience a significant reduction in our revenues or be excluded from participation in the Medicare, Medicaid or other government-sponsored healthcare programs.
Any change in interpretations or enforcement of existing or new laws and regulations could subject our current practices to allegations of impropriety or illegality, or could require us to make changes in our surgical facilities, equipment, personnel, services, pricing, capital expenditure programs and operating expenses, which could have a material adverse effect on our financial condition and results of operations.

Additionally, new federal or state laws may be enacted that would cause our relationships with physician investors to become illegal or result in the imposition of penalties against us or our surgical facilities.  If any of our business arrangements with physician investors were deemed to violate the Anti-kickback Statute, the Stark Law or similar laws, or if new federal or state laws were enacted rendering these arrangements illegal, our financial condition and results of operations would be materially adversely affected.
If laws governing the corporate practice of medicine or fee-splitting change, we may be required to restructure some of our relationships, which may result in a significant loss of revenues and divert other resources.
The laws of various states in which we operate or may operate in the future do not permit business corporations to practice medicine, to exercise control over or employ physicians who practice medicine or to engage in various business practices, such as fee-splitting with physicians (i.e., sharing in a percentage of professional fees).  The interpretation and enforcement of these laws vary significantly from state to state.  We provide management services to a physician network.  If our arrangements with this network were deemed to violate state corporate practice of medicine, fee-splitting or similar laws, or if new laws are enacted rendering our arrangements illegal, we may be required to restructure these arrangements, which may result in a significant loss of revenues and divert other resources.
The loss of certain physicians can have a disproportionate impact on certain of our facilities.
Generally, the top referring physicians within each of our facilities represent a large share of our revenues and admissions. The loss of one or more of these physicians, even if temporary, could cause a material reduction in our revenues, which could take significant time to replace given the difficulty and cost associated with recruiting and retaining physicians.
We make significant loans to, and are generally liable for debts and other obligations of, the partnerships and limited liability companies that own and operate some of our surgical facilities.
We own and operate our surgical facilities through 16 limited partnerships and 38 limited liability companies.  Local physicians, physician groups and health systems also own an interest in all but one of these partnerships and limited liability companies.  In the partnerships in which we are the general partner, we are liable for 100% of the debts and other obligations of the partnership, even if we do not own all of the partnership interests.  For the majority of our surgical facilities, indebtedness at the partnership level is funded through intercompany loans that we provide.  Through many of these loans, which totaled approximately $45.5 million as of June 30, 2011, we have a security interest in the partnership's or limited liability company's assets.  However, our financial condition and results of operations would be materially adversely affected if our surgical facilities are unable to repay these intercompany loans.
Our new credit facility and the indentures governing our senior notes (including the exchange notes offered hereby) allow us to borrow funds that we can lend to the partnerships and limited liability companies in which we own an interest.  Although most of our intercompany loans are secured by the assets of the partnership or limited liability company, the physicians and physician groups that own an interest in these partnerships and limited liability companies generally do not guarantee a pro rata amount of this debt or the other obligations of these partnerships and limited liability companies.
We also guarantee the third-party debts and other obligations of many of the non-consolidated partnerships and limited liability companies in which we own an interest.  As of June 30, 2011, we had approximately $1.0 million of off-balance sheet guarantees of non-consolidated third-party debt in connection with these surgical facilities. In some instances, the physicians and/or physician groups have also guaranteed their pro-rata share of the indebtedness to secure the financing.
If our operations in New York are found not to be in compliance with New York law, we may be unable to continue or expand our operations in New York.
We own an interest in a limited liability company which provides administrative services to an ASC located in New York.  Laws in the State of New York require that corporations have natural persons as stockholders to be approved by the New York Department of Health as a licensed healthcare facility.  Accordingly, we are not able to own interests in a limited partnership or limited liability company that owns an interest in a healthcare facility located in New York.  Laws in the State of New York also prohibit the delegation of certain management functions by a licensed healthcare facility.  The law does permit a licensed facility to lease premises and obtain various services from non-licensed entities.  However, it is not clear what types of delegation constitute a violation.  Although we believe that our operations and relationships in New York are in compliance with applicable laws, if New York regulatory authorities or a third-party asserts a contrary position, we may be unable to continue or expand our operations in New York.

If regulations change, we may be obligated to purchase some or all of the ownership of our physician partners or renegotiate some of our partnership and operating agreements with our physician partners and management agreements with surgical facilities.
Upon the occurrence of various fundamental regulatory changes or changes in the interpretation of existing regulations, we may be obligated to purchase all of the ownership of the physician investors in most of the partnerships or limited liability companies that own and operate our surgical facilities.  The purchase price that we would be required to pay for the ownership is typically based on either a multiple of the surgical facility's EBITDA, as defined in our partnership and operating agreements with these surgical facilities, or the fair market value of the ownership as determined by a third-party appraisal.  The physician investors in some of our surgical facilities can require us to purchase their interests in exchange for cash or shares of our common stock if these regulatory changes occur.  In addition, some of our partnership agreements with our physician partners and management agreements with surgical facilities require us to attempt to renegotiate the agreements upon the occurrence of various fundamental regulatory changes or changes in the interpretation of existing regulations and provide for termination of the agreements if renegotiations are not successful.
Regulatory changes that could create purchase or renegotiation obligations include changes that:

•	make illegal the referral of Medicare or other patients to our surgical facilities by physician investors;

•	create a substantial likelihood that cash distributions to physician investors from the partnerships or limited liability companies through which we operate our surgical facilities would be illegal;

•	make illegal the ownership by the physician investors of interests in the partnerships or limited liability companies through which we own and operate our surgical facilities; or

•	require us to reduce the aggregate percentage of physician investor ownership in our hospitals.

We do not control whether or when any of these regulatory events might occur.  In the event we are required to purchase all of the physicians' ownership, our existing capital resources would not be sufficient for us to meet this obligation.  These obligations and the possible termination of our partnership and management agreements would have a material adverse effect on our financial condition and results of operations.
If we become subject to large malpractice and related legal claims, we could be required to pay significant damages, which may not be covered by insurance.
In recent years, physicians, hospitals and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories.  Many of these actions involve large monetary claims and significant defense costs.  We maintain liability insurance in amounts that we believe are appropriate for our operations.  Currently, we maintain professional and general liability insurance that provides coverage on a claims-made basis of $1.0 million per occurrence and $3.0 million in annual aggregate coverage per surgical facility.  In addition, physicians who provide professional services in our surgical facilities are required to maintain separate malpractice coverage with similar minimum coverage limits.  We also maintain business interruption insurance and property damage insurance, as well as an additional umbrella liability insurance policy in the aggregate amount of $20.0 million.  However, this insurance coverage may not cover all claims against us.  Insurance coverage may not continue to be available at a cost allowing us to maintain adequate levels of insurance.  If one or more successful claims against us were not covered by or exceeded the coverage of our insurance, our financial condition and results of operations could be adversely affected.
We face intense competition for physicians, nurses, strategic relationships, acquisitions and managed care contracts, which may result in a decline in our revenues, profitability and market share.
The healthcare business is highly competitive.  We compete with other healthcare providers, primarily hospitals and other surgical facilities, in attracting physicians to utilize our surgical facilities, nurses and medical staff to support our surgical facilities, and in contracting with managed care payors in each of our markets.  There are unaffiliated hospitals in each market in which we operate.  These hospitals have established relationships with physicians and payors.  In addition, other companies either currently are in the same or similar business of developing, acquiring and operating surgical facilities or may decide to enter our business.  Many of these companies have greater resources than we do, including financial, marketing, staff and capital resources.  We also may compete with some of these companies for entry into strategic relationships with healthcare systems and healthcare professionals.  In addition, many physician groups develop surgical facilities without a corporate partner, utilizing consultants who perform services for a fee and do not take an equity interest in the ongoing operations of the facility.  In recent years, more physicians are choosing to perform procedures, including pain management and gastrointestinal procedures, in an office-based setting rather than in a surgical facility.  If we are unable to compete effectively with any of these entities or groups, we may be unable to implement our business strategies successfully and our financial position and results of operations could be adversely affected.
Our surgical facilities are sensitive to regulatory, economic and other conditions of the states where they are located.  In addition, three of our surgical facilities account for a significant portion of our patient service revenues.
Our revenues are particularly sensitive to regulatory, economic and other conditions in the states of Texas and Florida.  As of June 30, 2011, we owned (with physician investors or healthcare systems) and operated six surgical facilities in Texas and seven surgical facilities in Florida.  The surgical facilities in Texas represented about 12% of our patient service revenues during the six months ended June 30, 2011 and 15% during the six months ended June 30, 2010, and the surgical facilities in Florida represented about 9% of our patient service revenues during the 2011 period and 10% during the 2010 period.
In addition, our facilities in Idaho Falls, Idaho; Houma, Louisiana; and Durango, Colorado generated approximately 22%, 5%, and 4%, respectively, of our patient service revenues during the six months ended June 30, 2011, and 10%, 5%, and 6%, respectively, during the six months ended June 30, 2010.  We acquired our facility in Idaho Falls, Idaho during 2010. If these facilities are adversely affected by regulatory, economic and other conditions, or if these facilities do not perform effectively, our financial condition and results of operations will be adversely affected.  None of our remaining surgical facilities accounted for more than 5% of our revenues during the 2011 or 2010 periods.

We depend on our senior management, and we may be adversely affected if we lose any member of our senior management.

We are highly dependent on our senior management, including Richard E. Francis, Jr., our chairman of the board and chief executive officer, and Clifford G. Adlerz, our president and chief operating officer.  Our employment agreements with Messrs. Francis and Adlerz have three-year terms which automatically extend until terminated.  We may terminate each employment agreement for cause.  In addition, either party may terminate the employment agreement at any time by giving prior written notice to the other party.  We do not maintain “key man” life insurance policies on any of our officers.  Because our senior management has contributed greatly to our growth since inception, the loss of key management personnel or our inability to attract, retain and motivate sufficient numbers of qualified management personnel could have a material adverse effect on our financial condition and results of operations.
If we are unable to integrate and operate our information systems effectively, our operations could be disrupted.
Our operations significantly depend on effective information systems.  Our information systems and applications require continual maintenance, upgrading and enhancement to meet our operational needs.  Moreover, our acquisition activity requires frequent transitions from, and the integration of, various information systems.  If we experience difficulties with the transition from information systems or are unable to properly maintain or expand our information systems, we could suffer, among other things, operational disruptions and increases in administrative expenses.

Risks Related to Our Corporate Structure
We may have a special legal responsibility to the holders of ownership interests in the entities through which we own our surgical facilities, which may conflict with the interests of our noteholders and prevent us from acting solely in our own best interests or the interests of our noteholders.
We generally hold our ownership interests in surgical facilities through limited partnerships or limited liability companies in which we maintain ownership along with physicians or physician practice groups. As general partner or manager of these entities, we may have a special responsibility, known as a fiduciary duty, to manage these entities in the best interests of the other interest holders. As a result, we may encounter conflicts between our responsibility to the other interest holders and our responsibility to enhance the value of our company. For example, we have entered into management agreements to provide management services to our surgical facilities in exchange for a fee. Disputes may arise as to the nature of the services to be provided or the amount of the fee to be paid. In these cases, we are obligated to exercise reasonable, good faith judgment to resolve the disputes and may not be free to act solely in our own best interests or the interests of the noteholders. Disputes may also arise between us and our physician investors with respect to a particular business decision or regarding the interpretation of the provisions of the applicable limited partnership agreement or operating agreement. We seek to avoid these disputes but have not implemented any measures to resolve these conflicts if they arise. If we are unable to resolve a dispute on terms favorable or satisfactory to us, our financial condition and results of operations may be adversely affected.

We and the guarantors are holding companies with no operations of our own.
We and the guarantors are holding companies, and our ability to service our debt is dependent upon the earnings from the business conducted by our non-guarantor subsidiaries that operate the surgical facilities. The effect of this structure is that we depend on the earnings of our non-guarantor subsidiaries, and the distribution or payment to us of a portion of these earnings to meet our obligations, including those under our new credit facility, the exchange notes offered hereby and any of our other debt obligations. The distributions of those earnings or advances or other distributions of funds by these entities to us, all of which are contingent upon the subsidiaries' earnings, are subject to various business considerations. In addition, distributions by our non-guarantor subsidiaries could be subject to statutory restrictions, including state laws requiring that such subsidiaries be solvent, or contractual restrictions. Some of our non-guarantor subsidiaries may become subject to agreements that restrict the sale of assets and significantly restrict or prohibit the payment of dividends or the making of distributions, loans or other payments to stockholders, partners or members. The indenture governing the exchange notes permits our subsidiaries to enter into agreements with similar prohibitions and restrictions in the future, subject to certain limitations.
We do not have exclusive control over the distribution of cash from our operating entities and may be unable to cause all or a portion of the cash of these entities to be distributed.
All of the surgical facilities in which we have ownership are held through partnerships or limited liability companies. We typically own, directly or indirectly, the general partnership or majority member interests in these entities. The partnership and operating agreements for these entities provide for distribution of available cash, in some cases on a quarterly basis subject in certain cases to requirements that we obtain approval of other equity holders. Many of these agreements also impose limits on the ability of these entities to make loans or transfer assets to us. If we are unable to cause sufficient cash to be distributed from one or more of these entities, our relationships with the physicians who also own an interest in these entities may be damaged and we could be adversely affected, as could our ability to make debt service payments. We may not be able to resolve favorably any dispute regarding cash distribution or other matters with a healthcare system with which we share control of the distributions made by these entities. Further, the failure to resolve a dispute with these healthcare systems could cause an entity in which we own an interest to be dissolved.
We are controlled by principal stockholders whose interests may differ from your interests.
Circumstances may occur in which the interests of our principal stockholders could be in conflict with the interests of the holders of our notes. In addition, these stockholders may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in our company, even though those transactions may involve risks to other interest holders.
A majority of the outstanding shares of common stock of our parent company are held by Crestview and certain related investors (the “Crestview Funds”). As a result of their stock ownership, the Crestview Funds control us and have the power to elect a majority of our directors, appoint new management and approve any action requiring the approval of the holders of common stock, including adopting amendments to our certificate of incorporation and approving acquisitions or sales of all or substantially all of our assets. The directors elected by the Crestview Funds have the ability to control decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

THE EXCHANGE OFFER
General
Concurrently with our sale of $350,000,000 aggregate principal amount of senior secured notes on June 14, 2011, we entered into a registration rights agreement with the initial purchasers of the outstanding notes, which requires us to file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the outstanding notes the opportunity to exchange their notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must (i) not later than 270 days after the date of original issuance of the senior secured notes, file a registration statement with the SEC with respect to a registered offer to exchange the senior secured notes for exchange notes of Symbion having terms identical in all material respects to the senior secured notes (except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest) and guaranteed by each of the subsidiary guarantors and (ii) use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act not later than 320 days after the date of original issuance of the notes.
Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the outstanding notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the outstanding notes will continue to be subject to certain restrictions on transfer.
In order to participate in the exchange offer, a holder of outstanding notes must represent to us, among other things, that:

•	the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder;

•	such holder does not have an arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	such holder is not an "affiliate" (as defined under Rule 405 under the Securities Act), of Symbion; and

•
if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of such exchange notes.

Under certain circumstances specified in the exchange and registration rights agreement, we may be required to file a "shelf" registration statement for a continuous offer in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.
Based on an interpretation by the SEC's staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an "affiliate," within the meaning of Rule 405 under the Securities Act, of Symbion;

•	is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder's business;

•	has an arrangement with any person to engage in the distribution of the exchange notes; or

•	is prohibited by any law or policy of the SEC from participating in the exchange offer.
Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." Broker-dealers who acquired outstanding notes directly from us and not as a result of market making activities or other trading activities may not rely on the SEC staff's interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.
Terms of the Exchange Offer
Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2011, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.
The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the outstanding notes.
As of the date of this prospectus, $341,000,000 aggregate principal amount of senior secured notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to registered holders and to others believed to have beneficial interests in the outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations of the SEC promulgated under the Exchange Act.
We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to U.S. Bank National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading "The Exchange Offer—Conditions to the Exchange Offer," certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes promptly after the expiration date unless the exchange offer is extended.
Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See "The Exchange Offer—Fees and Expenses."
Expiration Date; Extensions; Amendments
The expiration date shall be 5:00 p.m., New York City time, on , 2011, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time. We reserve the right, in our sole discretion:

•
to delay accepting any outstanding notes, to extend the exchange offer or, if any of the conditions set forth under "The Exchange Offer—Conditions to the Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.
In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement. In the event that we make a material change in the exchange offer, including the waiver of a material condition, we will extend the expiration date of the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.
Procedures for Tendering
Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. Except as set forth under "—Book-Entry Transfer," to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

•	certificates for the outstanding notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date, or

•
a timely confirmation of a book-entry transfer, or a book-entry confirmation, of the outstanding notes, if that procedure is available, into the exchange agent's account at The Depository Trust Company, which we refer to as the book-entry transfer facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the letter of transmittal and the required documents must be received by the exchange agent at the address set forth under "Exchange Agent" prior to the expiration date.
Your tender, if not withdrawn prior to 5:00 p.m., New York City time, on the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.
The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.
Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf.
If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the owner's outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act unless outstanding notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the letter of transmittal, or

•	for the account of an eligible guarantor institution.
If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program or an eligible guarantor institution.
If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in the letter of transmittal, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the outstanding notes.
If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.
All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date, unless the exchange offer is extended.

In addition, we reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under "The Exchange Offer—Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged outstanding notes will be credited to an account maintained with that book-entry transfer facility, in each case, promptly after the expiration or termination of the exchange offer.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where those outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

Book-Entry Transfer
Promptly after the date of this prospectus, the exchange agent will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer, and any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of outstanding notes being tendered by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent's account at the book-entry transfer facility in accordance with that book-entry transfer facility's procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.
The Depository Trust Company's Automated Tender Offer Program is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through the Automated Tender Offer Program, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company's communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through the Automated Tender Offer Program, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.
Guaranteed Delivery Procedures
If a registered holder of the outstanding notes desires to tender outstanding notes and the outstanding notes are not immediately available, or time will not permit that holder's outstanding notes or other required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible guarantor institution;

•
prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from that eligible guarantor institution a properly completed and duly executed letter of transmittal or a facsimile of a duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, fax transmission, mail or hand delivery, setting forth the name and address of the holder of outstanding notes and the amount of the outstanding notes tendered and stating that the tender is being made by guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible guarantor institution with the exchange agent; and

•
the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within five business days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights
Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
For a withdrawal of a tender of outstanding notes to be effective, a written or, for The Depository Trust Company participants, electronic Automated Tender Offer Program transmission, notice of withdrawal must be received by the exchange agent at its address set forth under "Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn, whom we refer to as the depositor;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

•
be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such outstanding notes are to be registered, if different from that of the depositor.
All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those outstanding notes without cost to that holder promptly after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures under "Exchange Offer—Procedures for Tendering" at any time on or prior to the expiration date.
Conditions to the Exchange Offer
Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer if, at any time before the expiration of the exchange offer, it is determined that the exchange offer violates applicable law, any applicable interpretation of the Staff of the SEC or any order of any governmental agency or court of competent jurisdiction.
The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the exchange offer. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.
In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.
Effect of Not Tendering
Holders of outstanding notes who do not exchange their outstanding notes for exchange notes in the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

•
as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering memorandum distributed in connection with the private offering of the senior secured notes.
Exchange Agent
All executed letters of transmittal should be directed to the exchange agent. U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:
By Mail, Hand Delivery or Facsimile:
U.S. Bank National Association
Specialized Finance Unit
60 Livingston Avenue
St. Paul, MN 55107
Attn.: Rachel Muehlbauer
Telephone: (800) 934-6802
Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.
Fees and Expenses
We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.
Transfer Taxes
Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes.

USE OF PROCEEDS
This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the senior secured notes. Neither the Company nor any subsidiary guarantor will receive any proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive the outstanding notes in like principal amount, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness.

CAPITALIZATION
The following table presents our cash and cash equivalents and consolidated capitalization as of June 30, 2011. The information in this table is unaudited and should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus and “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

As of June 30, 2011 (in millions)
Cash and cash equivalents	$72.7
Long-term debt (including current portion)
New credit facility(1)	—
Senior secured notes(2)(3)	350.0
PIK toggle notes	89.5
PIK exchangeable notes(3)	88.5
Other debt(4)(5)	23.6
Total debt(4)(5)	551.6
Stockholders' equity	$215.7
Total capitalization	$767.3

(1)	The new credit facility has a total availability of $50.0 million and was undrawn as of June 30, 2011.

(2)	The senior secured notes were issued at a discount, which as of June 30, 2011 was $5,237,000.

(3)
Effective September 9, 2011, we cancelled $9,000,000 aggregate principal amount of our senior secured notes held by certain holders of such notes, plus accrued and unpaid interest, in exchange for our issuance to such parties of $9,170,000 aggregate principal amount of our PIK exchangeable notes. As a result of the exchange, we currently have $341.0 million aggregate principal amount of senior secured notes outstanding and $97.7 million of PIK exchangeable notes outstanding as of the date of this filing.

(4)	Consists of notes payable to banks, secured term loans and capital lease obligations.

(5)	Excludes approximately $1.0 million of off-balance sheet guarantees of non-consolidated third party debt in connection with our non-consolidated surgical facilities.

As of June 30, 2011, we also had $45.5 million of intercompany loans payable to us from our non-guarantor subsidiaries, which amounts are eliminated in consolidation.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2010, was derived by applying the pro forma adjustments described below to our historical statements of operations. The unaudited pro forma combined condensed consolidated statement of operations gives effect to the acquisition of a 54.46% ownership interest in Mountain View Hospital, LLC ("Mountain View Hospital"), which owns and operates a 43-bed general acute care hospital located in Idaho Falls, Idaho, on April 9, 2010, as if it had occurred on January 1, 2010. The unaudited pro forma adjustments are described below and should be read in conjunction with the unaudited pro forma combined condensed consolidated statement of operations.

The unaudited pro forma combined condensed consolidated statement of operations has been prepared for illustrative purposes only and is not necessarily indicative of the combined condensed consolidated results of operations in future periods or the results that actually would have been realized had the acquisition actually occurred on January 1, 2010. The adjustments necessary to present fairly the unaudited pro forma combined condensed consolidated statement of operations have been made based on available information and, in the opinion of management, are reasonable. This unaudited pro forma combined condensed consolidated statement of operations should be read in conjunction with the historical financial statements and the related notes of Mountain View Hospital and the Company included elsewhere in this prospectus.

The unaudited pro forma combined condensed consolidated statement of operations give effect to the following items:

(a)
Adjustments to reflect the difference between the historical cost and the estimate of the fair value of Mountain View Hospital’s land, buildings and improvements (based on an independent third-party valuation) and the resulting adjustment to depreciation expense. Land was valued at $4.3 million and building and improvements at $45.3 million.

(b)
Adjustment to record the financing obligation and related interest expense payable to the hospital facility lessor which is a result of the consolidation of the land, building and improvements. As a result, the facility does not record rent expense.

(c)
Represents the debt incurred to finance the transaction and related interest expense. The acquisition was financed with debt of $33.0 million, utilizing the Company’s revolving credit facility in place at the time of the transaction. Excess cash from the transaction was used for working needs and anticipated transaction costs.

(d)	Includes the adjustment to long-term deferred tax liabilities and the net income adjustments related to the temporary difference resulting from the amortization of goodwill for tax purposes.

(e)	Represents the noncontrolling interest portion of the pro forma statement of operations adjustments.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010
( in thousands)

	Historical
	Symbion	Mountain View Hospital	Pro Forma Adjustments		Pro Forma Combined
Revenues	$406,050	$14,866	$—		$420,916
Operating expenses:
Salaries and benefits	113,595	4,770	—		118,365
Supplies	92,859	4,125	—		96,984
Professional and medical fees	29,072	2,696	—		31,768
Rent and lease expense	24,549	1,073	(1,265)	(b)	24,357
Other operating expenses	30,070	793	—		30,863
Cost of revenues	290,145	13,457	(1,265)		302,337
General and administrative expense	22,464	—	—		22,464
Depreciation and amortization	18,900	373	377	(a)	19,650
Provision for doubtful accounts	6,638	368	—		7,006
Income on equity investments	(2,901)	—	—		(2,901)
Impairment and loss on disposal of long-lived assets	1,053	—	—		1,053
Gain on sale of long-lived assets	(1,964)	—	—		(1,964)
Litigation settlements	(35)	—	—		(35)
Business combination remeasurement gains	(3,169)	—	—		(3,169)
Total operating expenses	331,131	14,198	(888)		344,441
Operating income	74,919	668	888		76,475
Interest expense, net	(48,037)	(90)	(1,682)	(b)(c)	(49,809)
Income (loss) before income taxes and discontinued operations	26,882	578	(794)		26,666
Provision for income taxes	7,787	—	200	(d)	7,987
Income (loss) from continuing operations	19,095	578	(994)		18,679
Loss from discontinued operations, net of taxes	(964)	—	—		(964)
Net income (loss)	18,131	578	(994)		17,715
Less: Net income attributable to noncontrolling interests	(26,871)	—	49	(e)	(26,822)
Net loss attributable to Symbion, Inc.	$(8,740)	$578	$(945)		$(9,107)

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
The following selected consolidated financial and operating data should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those statements included elsewhere in this prospectus. The selected consolidated statement of operations data set forth below for the years ended December 31, 2010, 2009 and 2008, and the selected consolidated balance sheet data set forth below at December 31, 2010 and 2009, are derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated statement of operations data set forth below for the years ended December 31, 2007 and 2006, and the selected consolidated balance sheet data set forth below at December 31, 2008, 2007 and 2006, are derived from our audited consolidated financial statements and related notes that are not included in this prospectus. The selected historical financial and operating data as of and for the six months ended June 30, 2011 and 2010 were derived from our unaudited condensed consolidated financial statements, and in management's opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the information for these periods. The historical results presented below are not necessarily indicative of the results to be expected for any future period.

	Year Ended December 31,					Six Months Ended June 30,
	2010	2009	2008	2007	2006	2010	2011
						(unaudited)
	(dollars in thousands except for operating data)
Consolidated Statement of Operations Data:
Revenues	$406,050	$336,944	$321,484	$291,640	$275,269	$187,008	$220,865
Cost of revenues	290,145	239,403	215,872	196,147	174,636	133,821	159,439
General and administrative expense	22,464	21,448	23,923	31,872	24,407	11,169	11,412
Depreciation and amortization	18,900	16,807	14,845	12,335	11,555	8,996	10,357
Provision for doubtful accounts	6,638	2,881	3,559	4,081	3,676	3,200	3,187
Income on equity investments	(2,901)	(2,318)	(1,504)	(16)	(2,423)	(1,504)	(656)
Impairment and loss on disposal of long-lived assets	1,053	3,505	1,872	372	1,161	1,157	194
Gain on sale of long-lived assets and other gains	(1,964)	(248)	(975)	(915)	(1,794)	(5)	(139)
Proceeds from insurance settlements, net	—	(430)	—	(161)	(410)	—	—
Litigation settlements, net	(35)	—	893	—	(588)	(44)	—
Business combination remeasurement gains	(3,169)	—	—	—	—	—	—
Merger transaction expenses	—	—	—	7,522	—	—	—
Loss in debt extinguishment	—	—	—	—	—	—	4,751
Total operating expenses	331,131	281,048	258,485	251,237	210,220	156,790	188,545
Operating income	74,919	55,896	62,999	40,403	65,049	30,218	32,320
Interest expense, net	(48,037)	(44,958)	(43,415)	(20,006)	(7,202)	(22,942)	(25,386)
Income before income taxes and discontinued operations	26,882	10,938	19,584	20,397	57,847	7,276	6,934
Provision for income taxes	7,787	7,762	13,464	3,178	12,115	2,219	2,970
Income from continuing operations	19,095	3,176	6,120	17,219	45,732	5,057	3,964
(Loss) income from discontinued operations, net of taxes	(964)	(5,899)	(3,097)	558	711	(362)	(88)
Net income (loss)	18,131	(2,723)	3,023	17,777	46,443	4,695	3,876
Less: Net income attributable to noncontrolling interests	(26,871)	(19,731)	(23,821)	(23,179)	(27,650)	(11,401)	(14,968)
Net (loss) income attributable to Symbion, Inc.	$(8,740)	$(22,454)	$(20,798)	$(5,402)	$18,793	$(6,706)	$(11,092)
Cash Flow Data - continuing operations:
Net cash provided by operating activities	$68,769	$60,284	$60,933	$51,243	$54,372	$33,892	$38,382
Net cash used in investing activities	(53,150)	(11,144)	(32,921)	(38,848)	(64,486)	(28,189)	(3,908)
Net cash provided by (used in) financing activities	9,583	(42,778)	(31,718)	2,467	6,966	15,446	(35,217)

	As of December 31,					As of June 30,
	2010	2009	2008	2007	2006	2010	2011
						(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Working capital	$77,302	$40,782	$52,272	$70,617	$56,643	$54,231	$100,716
Total assets	970,397	790,726	783,564	768,813	503,806	924,022	969,429
Total long-term debt, less current maturities	507,417	444,758	440,258	428,870	136,476	483,290	539,908
Total Symbion, Inc. stockholders' equity	185,426	193,413	211,206	233,286	285,279	187,307	174,659

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations includes periods prior to June 30, 2011. You should read the following discussion of our financial condition and results of operations in conjunction with “Prospectus Summary-Summary Financial and Operating Data,” “Selected Financial and Operating Data” and our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. For additional information regarding some of the risks and uncertainties that affect our business and the industry in which we operate, please read the “Risk Factors” section of this prospectus. Our actual results may differ materially from those estimated or projected in any forward-looking statements.
Executive Overview
As of June 30, 2011, we owned and operated a national network of short stay surgical facilities in 27 states. Our surgical facilities, which include ASCs and surgical and acute care hospitals, primarily provide non-emergency surgical procedures across many specialties, including, among others, orthopedics, pain management, gastroenterology and ophthalmology.  Some of our hospitals also offer additional services, such as diagnostic imaging, pharmacy, laboratory, obstetrics, physical therapy and wound care. We own our surgical facilities in partnership with physicians and, in some cases, healthcare systems in the markets and communities we serve.  We apply a market-based approach in structuring our partnerships with individual market dynamics driving the structure.  We believe this approach aligns our interests with those of our partners. As of June 30, 2011, we owned and operated 54 surgical facilities, including 49 ASCs, four surgical hospitals, and one general acute care hospital with a surgical and obstetrics focus.  We also managed eight additional ASCs.  We owned a majority interest in 29 of the 54 surgical facilities and consolidated 49 facilities for financial reporting purposes. In addition to our surgical facilities, we also managed one physician network in a market in which we operated an ASC.
We have benefited from both the growth in overall outpatient surgery cases as well as the migration of surgical procedures from the hospital to the surgical facility setting.  Advancements in medical technology, such as lasers, arthroscopy and enhanced endoscopic techniques, have reduced the trauma of surgery and the amount of recovery time required by patients following a surgical procedure.  Improvements in anesthesia also have shortened the recovery time for many patients and have reduced post-operative side effects such as pain, nausea and drowsiness.  These medical advancements have enabled more patients to undergo surgery in a surgical facility setting.
On June 14, 2011, we issued $350.0 million aggregate principal amount of our senior secured notes at a price of 98.492%. We used the net proceeds from the sale of the outstanding notes, together with cash on our balance sheet, to repay in full all outstanding borrowings under our $350.0 million existing senior secured credit facilities and to repurchase $70.8 million aggregate principal amount of our PIK toggle notes, at par plus accrued and unpaid interest, from certain holders of PIK toggle notes. Simultaneous with the closing of the offering, we entered into a new $50.0 million senior secured super-priority revolving credit facility and issued $88.5 million aggregate principal amount of PIK exchangeable notes to affiliates of Crestview and certain other holders of PIK toggle notes in exchange for $85.4 million aggregate principal amount of our PIK toggle notes, at par plus accrued and unpaid interest.
Effective September 9, 2011, we cancelled $9,000,000 aggregate principal amount of our senior secured notes held by certain holders of such notes, plus accrued and unpaid interest, in exchange for our issuance to such parties of $9,170,000 aggregate principal amount of our PIK exchangeable notes.
We continue to focus on improving the performance of our same store facilities and acquiring facilities on a selective basis that we believe have favorable growth potential. See further discussion at "—Acquisitions and Developments."
Revenues
Our revenues consist of patient service revenues, physician service revenues and other service revenues. Our patient service revenues relate to fees charged for surgical or diagnostic procedures performed at surgical facilities that we consolidate for financial reporting purposes. Physician service revenues are revenues from physician networks consisting of reimbursed expenses, plus participation in the excess of revenues over expenses of the physician networks, as provided for in our service agreements with our physician networks. Other service revenues consist of management and administrative service fees derived from the non-consolidated facilities that we account for under the equity method, management of surgical facilities in which we do not own an interest, and management services we provide to physician networks for which we are not required to provide capital or additional assets.
The following tables summarize our revenues by service type as a percentage of revenues for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
Patient service revenues	98%	97%	97%	96%	96%
Physician service revenues	1	1	1	2	2
Other service revenues	1	2	2	2	2
Total	100%	100%	100%	100%	100%
 Payor Mix
 The following table sets forth by type of payor the percentage of our patient service revenues generated in the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
Private insurance	68%	69%	69%	71%	72%
Government	25	25	25	24	22
Self-pay	3	5	4	4	4
Other	4	1	2	1	2
Total	100%	100%	100%	100%	100%

Case Mix
 We primarily operate multi-specialty facilities where physicians perform a variety of procedures in various specialties, including orthopedics, pain management, gastroenterology and ophthalmology, among others. We believe this diversification helps to protect us from any adverse pricing and utilization trends in any individual procedure type and results in greater consistency in our case volume.
 The following table sets forth the percentage of cases in each specialty performed at surgical facilities which we consolidate for financial reporting purposes for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
Ear, nose and throat	6.2%	5.9%	5.6%	5.6%	6.5%
Gastrointestinal	29.4	29.5	29.4	28.7	28.8
General surgery	4.0	4.0	4.2	4.3	4.0
Obstetrics/gynecology	2.8	2.7	2.8	2.9	3.1
Ophthalmology	15.1	16.3	15.7	16.7	15.2
Orthopedic	17.3	17.1	16.9	16.3	16.1
Pain management	14.1	13.7	14.0	14.0	14.3
Plastic surgery	3.5	3.3	3.3	3.1	3.5
Other	7.6	7.5	8.1	8.4	8.5
Total	100%	100%	100%	100%	100%

Case Growth
Same Store Information
We define same store facilities as those facilities that were operating throughout either the applicable six months ended June 30, 2011 and 2010 or years ended December 31, 2010, 2009 and 2008. The following same store facility table includes both consolidated surgical facilities from continuing operations (whose results are included in our revenue) and non-consolidated surgical facilities (whose results are not reported in our revenue, as we account for these surgical facilities using the equity method). This same store facilities table is presented to allow comparability to other companies in our industry for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,		Year Ended December 31,
	2011	2010	2010	2009	2009	2008
Cases	120,235	123,563	251,300	254,678	230,000	228,096
Case growth	(2.7)%	N/A	(1.3)%	N/A	0.8%	N/A
Net patient service revenue per case	1,508	1,512	1,516	1,469	1,416	1,447
Net patient service revenue per case growth	(0.3)%	N/A	3.2%	N/A	(2.1)%	N/A
Number of same store surgical facilities	51	—	52	—	43	—

The decrease in cases was primarily driven by the scheduled termination of an agreement with a health plan to utilize one of our same store facilities for a specified period of time in addition to weak economic conditions.
The following same store facility table is presented for purposes of explaining changes in our consolidated financial results and accordingly excludes non-consolidated surgical facilities that are not reported in our revenue:

	Six Months Ended June 30,		Year Ended December 31,		Year Ended December 31,
	2011	2010	2010	2009	2009	2008
Cases	109,845	113,083	226,251	230,018	217,724	218,422
Case growth	(2.9)%	N/A	(1.6)%	N/A	(0.3)%	N/A
Net patient service revenue per case	1,407	1,408	1,358	1,345	1,326	1,330
Net patient service revenue per case growth	(0.1)%	N/A	1.0%	N/A	(0.3)%	N/A
Number of same store surgical facilities	46	—	46	—	41	—
Consolidated Information
The following table sets forth information for all surgical facilities included in continuing operations that we consolidate for financial reporting purposes for the periods indicated. Accordingly, the table includes surgical facilities that we have acquired, developed or disposed of since January 1, 2010, January 1, 2009 and January 1, 2008, respectively.

	Six Months Ended June 30,		Year Ended December 31,		Year Ended December 31,
	2011	2010	2010	2009	2009	2008
Cases	117,878	116,941	237,772	232,079	232,247	227,711
Case growth	0.8%	N/A	2.5%	N/A	2.0%	N/A
Net patient service revenue per case	1,827	1,546	1,656	1,391	1,390	1,341
Net patient service revenue per case growth	18.2%	N/A	19.1%	N/A	3.7%	N/A
Number of consolidated surgical facilities	49	—	49	—	51	—
Operating Trends
We are dependent upon private and government third-party sources of payment for the services we provide. The amounts that our surgical facilities and networks receive in payment for their services may be adversely affected by market and cost factors as well as other factors over which we have no control, including Medicare, Medicaid, and state regulations and the cost containment and utilization decisions and reduced reimbursement schedules of third-party payors.
Our operating income margin for the year ended December 31, 2010 increased to 18.4% from 16.5% during the year ended December 31, 2009. The margin in 2010 reflects, among other things, a $3.2 million gain as a result of remeasuring our existing equity interest in one of our surgical facilities located in Chesterfield, Missouri and a $1.9 million gain from debt extinguishments at two of our facilities. Comparatively, our operating income margin for 2009 included a $2.4 million impairment charge related to our equity method investment located in Arcadia, California. Excluding non-cash gains and charges, our operating income margin was 17.4% for both 2010 and 2009.
Acquisitions and Developments
2011 Activities
Effective August 1, 2011, we acquired a 56.0% ownership interest in a surgical facility located in Great Falls, Montana, for an approximate aggregate purchase price of $2.9 million plus the assumption of approximately $232,000 of debt. We consolidate this facility for financial reporting purposes for periods subsequent to the acquisition. Also, effective August 1, 2011, we acquired a 50.0% ownership interest in a 20-bed surgical hospital located in Great Falls, Montana and acquired the right to manage the hospital for approximate aggregate consideration of $1.0 million. We account for this facility as an equity method investment for financial reporting purposes for periods subsequent to the acquisition. Additionally, effective August 1, 2011, we acquired the right to manage a medical clinic consisting of 45 multi-specialty physicians located in Great Falls, Montana, for approximate aggregate consideration of $1.3 million. These acquisitions were financed with cash from operations.
Effective January 7, 2011, we acquired an incremental ownership interest of 3.5% in our surgical facility located in Chesterfield, Missouri, for an aggregate of $1.8 million, financed with cash from operations. Effective July 1, 2011, we acquired an incremental ownership interest of 2.0% in this same facility for an aggregate of $1.0 million, financed with cash from operations. Subsequent to the acquisitions, we owned 55.5% of this facility. We consolidate this surgical facility for financial reporting purposes.
2010 Activities
Effective July 1, 2010, we acquired an incremental, controlling ownership interest of 37.0% in one of our surgical facilities located in Chesterfield, Missouri for $18.8 million. Subsequent to the acquisition, we held a 50.0% ownership interest in the facility. As part of the acquisition, we consolidated $4.8 million of third-party facility debt on our balance sheet. We subsequently restructured this debt using borrowings from our revolving credit facility. As a result of this acquisition, we hold a controlling interest in this facility. The acquisition was treated as a business combination, and we began consolidating the facility for financial reporting purposes in the third quarter of 2010. We financed the aggregate purchase price with proceeds from our revolving credit facility.
Effective April 9, 2010, we acquired an ownership of 54.5% in a general acute care hospital with a surgical and obstetrics focus located in Idaho Falls, Idaho for approximately $31.9 million plus the assumption of approximately $6.1 million of debt and other obligations of $48.0 million, which we consolidate on our balance sheet. The other obligations include a financing obligation of $48.0 million payable to the hospital facility lessor for the land, buildings and improvements of the facility. We financed the acquisition with borrowings from our revolving credit facility. We consolidate this facility for financial reporting purposes.
2009 Activities
Effective September 1, 2009, we acquired an ownership of 28.8% in a surgical facility located in Gresham, Oregon for $525,000. The purchase price was financed with cash from operations. We account for this investment under the equity method. We also entered into a management agreement with this facility.
Effective May 1, 2009, we acquired a 91.8% ownership interest in a surgical hospital in Austin, Texas for $350,000 plus the assumption of $2.6 million of debt. Subsequently, we reduced our ownership in this facility to 47.0%. The purchase price was financed with cash from operations. We consolidate this surgical facility for financial reporting purposes. We also entered into a management agreement with this facility.
Effective February 28, 2009, we acquired an incremental ownership of 18.0% in our surgical facility located in Westlake Village, California, for a purchase price of $416,000, financed with cash from operations. We account for this investment under the equity method. Prior to the acquisition, we owned 1.0% of this facility.

Also during the first quarter of 2009, we opened one surgical facility that was under development as of December 31, 2008. We consolidate this surgical facility for financial reporting purposes.
2008 Activities
Effective August 1, 2008, we acquired an incremental ownership of 18.5% in our surgical facility located in Irvine, California for a purchase price of $5.1 million, financed with cash from operations. Through this acquisition we obtained a controlling interest in this facility, and we began consolidating the facility for financial reporting purposes during the third quarter of 2008.
Effective May 31, 2008, we acquired additional management rights and an incremental ownership in two of our existing surgical facilities located in California for an aggregate purchase price of $3.4 million, financed with cash from operations. We acquired an incremental ownership of 18.0% in our surgical facility located in Arcadia, California for $304,000 and an incremental ownership of 16.7% in our surgical facility located in Irvine, California for an aggregate of $3.1 million. The aggregate purchase price was financed with cash from operations.
Effective February 21, 2008, we acquired ownership in five surgical facilities specializing in spine, orthopedic and pain management procedures located in Boulder, Colorado; Honolulu, Hawaii; Bristol and Nashville, Tennessee; and Seattle, Washington for an aggregate of $5.8 million plus the assumption of $4.7 million in debt. We acquired ownership ranging from 20.0% to 50.0% in these surgical facilities. One of the five facilities that we acquired in 2008 was a newly developed surgical facility that opened in the fourth quarter of 2007. Four of these surgical facilities are consolidated for financial reporting purposes. The aggregate purchase price was financed with cash from operations. We also entered into management agreements with each of these surgical facilities.
Effective January 1, 2008, we acquired incremental ownership in three of our existing surgical facilities located in California. We acquired incremental ownership of 10.7% in each of our two surgical facilities located in Beverly Hills, California for an aggregate of $2.5 million and 6.4% incremental ownership in our surgical facility located in Encino, California for $2.0 million. Prior to the acquisition, we owned 55.1% and 57.0% of the two Beverly Hills, California surgical facilities and 55.5% of the Encino, California surgical facility. The aggregate purchase price was financed with cash from operations.
During 2008, we opened four of the five surgical facilities that were under development as of December 31, 2007. We consolidate one of these surgical facilities for financial reporting purposes and account for three as investments under the equity method.
Discontinued Operations and Divestitures
We evaluate our portfolio of surgical facilities to ensure the facilities are performing as we expect. During 2010, we committed to a plan to divest our interest in four facilities that we consolidated for financial reporting purposes. In September 2010, we sold our interest in a surgical facility located in Orlando, Florida for net proceeds of $1.3 million and recognized a loss of $2.2 million, which includes an accrual of $1.7 million for future contractual obligations under a facility operating lease. As of June 30, 2011, the lease liability was $1.0 million. In October 2010, we sold our interest in a surgical facility located in Duncanville, Texas for net proceeds of $1.2 million and recognized a gain of $256,000. In December 2010, we sold our interest in surgical facilities located in Hammond, Louisiana and Vincennes, Indiana for net proceeds of $583,000 and $591,000, respectively and recognized a gain of $109,000 and a loss of $275,000, respectively. All of the aforementioned divestitures were included in losses from discontinued operations. These facilities' assets, liabilities, revenues, expenses and cash flows have been classified as discontinued operations for all periods presented.
Effective September 30, 2011, we completed a scheduled disposal of a physician network which included a surgical facility we operated. We received aggregate proceeds of $481,000.
During the fourth quarter of 2010, we took one facility located in San Antonio, Texas, previously listed as held for sale, off the market as we have been unable to dispose of the facility under terms we deemed acceptable to our stockholders. As a result, we have reclassified the results of operations for this surgical facility from discontinued operations to continuing operations for all periods presented.
In February 2009, we ceased operations at our surgical facility located in Englewood, Colorado. We recorded a loss on the disposal of $5.9 million, which includes an accrual of $4.6 million for future contractual obligations under a facility operating lease. We terminated this contractual lease obligation in July 2010. We paid cash of $1.2 million to settle the $3.6 million balance remaining on the obligation. A $2.4 million gain is included in the loss from discontinued operations as of December 31, 2010.

Revenues, loss on operations before income taxes, income tax provision (benefit), (loss) gain on the sale from discontinued operations, net of taxes, and loss from discontinued operations, net of taxes, for the following periods indicated, were as follows (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
Revenues	$—	$5,467	$8,697	$14,548	$17,879
Loss on operations, before taxes	—	(358)	(1,337)	(18)	(953)
Income tax (benefit) provision	—	(5)	5	41	(1,383)
(Loss) gain on sale, net of taxes	(88)	(9)	378	(5,840)	(3,527)
Loss from discontinued operations, net of taxes	$(88)	$(362)	$(964)	$(5,899)	$(3,097)

Critical Accounting Policies
Our significant accounting policies and practices are described in Note 2 of the notes to our audited consolidated financial statements included elsewhere in this prospectus. In preparing our consolidated financial statements in conformity with U.S. generally accepted accounting principles, our management must make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Certain accounting estimates are particularly sensitive because of their complexity and the possibility that future events affecting them may differ materially from our current judgments and estimates. Our actual results could differ from those estimates. We believe that the following critical accounting policies are important to the portrayal of our financial condition and results of operations and require our management's subjective or complex judgment because of the sensitivity of the methods, assumptions and estimates used. This listing of critical accounting policies is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by U.S. generally accepted accounting principles, with no need for management's judgment regarding accounting policy.
Consolidation and Control
Our consolidated financial statements include our accounts and those of our wholly owned subsidiaries, as well as our interests in surgical facilities that we control through our ownership of a majority voting interest or other rights granted to us by contract as the sole general partner or manager to manage and control the business. The rights of the limited partners or minority members in these surgical facilities are generally limited to those that protect their ownership, including the right to approve of the issuance of new ownership interests, and those that protect their financial interests, including the right to approve the acquisition or divestiture of significant assets or the incurrence of debt that physician limited partners or members are required to guarantee on a pro rata basis based upon their respective ownership, or that exceeds 20.0% of the fair market value of the surgical facility's assets. All significant intercompany balances and transactions, including management fees from consolidated surgical facilities, are eliminated in consolidation.
We also hold non-controlling interests in some surgical facilities over which we exercise significant influence. Significant influence includes financial interests, duties, rights and responsibilities for the day-to-day management of the surgical facility. These non-controlling interests are accounted for under the equity method.
We also consider the relevant sections of the Financial Accounting Standards Board's Accounting Standards Codification, Topic 810, Consolidation, to determine if we are the primary beneficiary of (and therefore should consolidate) any entity whose operations we do not control with voting rights. At June 30, 2011, we consolidate two entities because we are the primary beneficiary.
Revenue Recognition
Our revenues are comprised of patient service revenues, physician service revenues and other service revenues. Our patient service revenues relate to fees charged for surgical or diagnostic procedures performed at surgical facilities that we consolidate for financial reporting purposes. These fees are billed either to the patient or a third-party payor. Our fees vary depending on the procedure, but usually include all charges for usage of an operating room, a recovery room, special equipment, supplies, nursing staff and medications. Also, in a very limited number of our surgical facilities, we charge for anesthesia services. Our fees normally do not include professional fees charged by the patient's surgeon, anesthesiologist or other attending physician, which are billed directly by the physicians to the patient or third-party payor. We recognize patient service revenues on the date of service, net of estimated contractual adjustments and discounts for third-party payors, including Medicare and Medicaid. Changes in estimated contractual adjustments and discounts are recorded in the period of change.
Physician service revenues are revenues from physician networks consisting of reimbursed expenses, plus participation in the excess of revenues over expenses of the physician networks, as provided for in our service agreements with our physician network. Reimbursed expenses include the costs of personnel, supplies and other expenses incurred to provide the management services to the physician network. We recognize physician service revenues in the period in which reimbursable expenses are incurred and in the period in which we have the right to receive a percentage of the amount by which the physician network's revenues exceed its expenses. Physician service revenues are based on net billings with any changes in estimated contractual adjustments reflected in service revenues in the subsequent period.
Our other service revenues consist of management and administrative service fees derived from non-consolidated surgical facilities that we account for under the equity method, management of surgical facilities in which we do not own an interest and management services we provide to a physician network for which we are not required to provide capital or additional assets. The fees we derive from these management arrangements are based on a pre-determined percentage of the revenues of each surgical facility and the physician network. We recognize other service revenues in the period in which services are rendered.
Allowance for Contractual Adjustments and Doubtful Accounts
Our patient service revenues and receivables from third-party payors are recorded net of estimated contractual adjustments and allowances from third-party payors, which we estimate based on the historical trend of our surgical facilities' cash collections and contractual write-offs, accounts receivable agings, established fee schedules, relationships with payors and procedure statistics. While changes in estimated reimbursement from third-party payors remain a possibility, we expect that any such changes would be minimal and, therefore, would not have a material effect on our financial condition or results of operations.
We estimate our allowances for bad debts using similar information and analysis. While we believe that our allowances for contractual adjustments and bad debts are adequate, if the actual write-offs are significantly different from our estimates, it could have a material adverse effect on our financial condition and results of operations. Because in most cases, we have the ability to verify a patient's insurance coverage before services are rendered and because we have entered into contracts with third-party payors which account for a majority of our total revenues, the out-of-period contractual adjustments have been minimal. Our net accounts receivable reflected allowances for doubtful accounts of $10.1 million, $9.0 million and $14.0 million, at December 31, 2010, 2009 and 2008, respectively, and $9.9 million at June 30, 2011.
The following table summarizes our days sales outstanding for the periods indicated:

	As of June 30, 2011	Year Ended December 31,
		2010	2009	2008
Days sales outstanding	50	48	38	38
The increase in days sales outstanding is primarily attributable to the acquisition of the incremental, controlling ownership interest in one of our surgical facilities located in Chesterfield, Missouri. This surgical facility has a high concentration of cases associated with legal proceedings which routinely have an extended collection cycle.
Our collection policies and procedures are based on the type of payor, size of claim and estimated collection percentage for each patient account. The operating systems used to manage our patient accounts provide for an aging schedule in 30-day increments, by payor, physician and patient. Each surgical facility is responsible for analyzing accounts receivable to ensure the proper collection and aged category. The operating systems generate reports that assist in the collection efforts by prioritizing patient accounts. Collection efforts include direct contact with insurance carriers or patients, written correspondence and the use of legal or collection agency assistance, as required.
At a consolidated level, we review the standard aging schedule, by facility, to determine the appropriate provision for doubtful accounts by monitoring changes in our consolidated accounts receivable by aged schedule, day's sales outstanding and bad debt expense as a percentage of revenues. At a consolidated level, we do not review a consolidated aging by payor. Regional and local employees review each surgical facility's aged accounts receivable by payor schedule. These employees have a closer relationship with the payors and have a more thorough understanding of the collection process for that particular surgical facility. Furthermore, this review is supported by an analysis of the actual net revenues, contractual adjustments and cash collections received. If our internal collection efforts are unsuccessful, we further review patient accounts with balances of $25 or more. We then classify the accounts based on any external collection efforts we deem appropriate. An account is written-off only after we have pursued collection with legal or collection agency assistance or otherwise deemed an account to be uncollectible. Typically, accounts will be outstanding a minimum of 120 days before being written-off.
The following table summarizes our accounts receivable aging, net of contractual adjustments but before our allowance for doubtful accounts and certain other allowances, for consolidated surgical facilities as of the periods indicated (in thousands):

			Year Ended December 31,
	As of June 30, 2011		2010		2009
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Current	$31,534	42%	$31,110	41%	$20,627	41%
31 to 60 days	10,695	14	12,882	17	9,188	18
61 to 90 days	6,360	8	6,907	9	4,170	8
91 to 120 days	3,886	5	4,795	6	2,589	5
121 to 150 days	3,526	5	3,641	5	1,787	4
Over 150 days	19,991	26	17,319	22	11,950	24
Total	$75,992	100%	$76,654	100%	$50,311	100%
We recognize that final reimbursement of outstanding accounts receivable is subject to final approval by each third-party payor. However, because we have contracts with our third-party payors and we verify the insurance coverage of the patient before services are rendered, the amounts that are pending approval from third-party payors are minimal. Amounts are classified outside of self-pay if we have an agreement with the third-party payor or we have verified a patient's coverage prior to services rendered. It is our policy to collect co-payments and deductibles prior to providing services. It is also our policy to verify a patient's insurance 72 hours prior to the patient's procedure. Because our services are primarily non-emergency, our surgical facilities have the ability to control these procedures. Our patient service revenues from self-pay as a percentage of total revenues was approximately 4% for each of the years ended December 31, 2010, 2009 and 2008, and approximately 3% for the six months ended June 30, 2011.
Income Taxes
We use the asset and liability method to account for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. If a net operating loss carryforward exists, we make a determination as to whether that net operating loss carryforward will be utilized in the future. A valuation allowance will be established for certain net operating loss carryforwards where their recoverability is deemed to be uncertain. The carrying value of the net deferred tax assets assumes that we will be able to generate sufficient future taxable income in certain tax jurisdictions, based on estimates and assumptions. If these estimates and related assumptions change in the future, we will be required to adjust our deferred tax valuation allowances.
Long-Lived Assets, Goodwill and Intangible Assets
Long-lived assets, including property, plant and equipment, comprise a significant portion of our total assets. We evaluate the carrying value of long-lived assets when impairment indicators are present or when circumstances indicate that impairment may exist. When events, circumstances or operating results indicate that the carrying values of certain long-lived assets and the related identifiable intangible assets might be impaired, we assess whether the carrying value of the assets will be recovered through undiscounted future cash flows expected to be generated from the use of the assets and their eventual disposition. If the assessment indicates that the recorded carrying value will not be recoverable, that cost will be reduced to estimated fair value. Estimated fair value will be determined based on a discounted future cash flow analysis.
Goodwill represents our single largest asset, and is a significant portion of our total assets. We review goodwill and indefinite lived intangible assets annually, as of December 31, or more frequently if certain indicators arise. We review goodwill at the reporting unit level, which we have determined to be the consolidated results of Symbion, Inc. We compare the carrying value of the net assets of the reporting unit to the net present value of the estimated discounted future cash flows of the reporting unit. If the carrying value exceeds the net present value of the estimated discounted future cash flows, an impairment indicator exists and an estimate of the impairment loss is calculated. The fair value calculation includes multiple assumptions and estimates, including the projected cash flows and discount rates applied. Changes in these assumptions and estimates could result in goodwill impairment that could materially adversely impact our financial position and results of operations.
As previously discussed in ''Prospectus Summary—Our Structure,'' the Company was acquired in a leveraged buy-out transaction on August 23, 2007. We accounted for the transaction using the purchase method of accounting. As a result, we recorded goodwill of $509.8 million.
We performed our annual goodwill impairment assessment by developing a fair value estimate of the business enterprise as of December 31, 2010 using a discounted cash flows approach. We corroborated the results of our fair value estimate using a market-based approach. As we do not have publicly traded equity from which to derive a market value, an assessment of peer-company trading data was performed, whereby management selected comparable peers based on growth and leverage ratios, as well as industry specific characteristics. Management estimated a reasonable market value of the Company as of December 31, 2010 based on earnings multiples and trading data of the Company's peers. This market-based approach was then used to assess the reasonableness of the discounted cash flows approach. The result of our annual goodwill impairment test at December 31, 2010 indicated no potential impairment.
Due to the sensitivity of the business enterprise value model, and the potential for further deterioration in the market, more specifically the surgical facility and healthcare industries, we will continually monitor the trading market of our peers, as well as our discrete future cash flow forecast. While we do not anticipate such a change, if projected future cash flows become less favorable than those projected by management, an assessment of possible impairments may become necessary that could have a material non-cash impact on our financial position and results of operations.

Results of Operations
Six Months Ended June 30, 2011 Compared To Six Months Ended June 30, 2010
The following table summarizes certain statements of operations items for each of the six months ended June 30, 2011 and 2010. The table also shows the percentage relationship to revenues for the periods indicated:

	Six Months Ended June 30,
	2011		2010
	Amount	% of Revenues	Amount	% of Revenues
	(in thousands)
Revenues	$220,865	100.0%	$187,008	100.0%
Cost of revenues	159,439	72.2	133,821	71.6
General and administrative expense	11,412	5.2	11,169	6.0
Depreciation and amortization	10,357	4.7	8,996	4.8
Provision for doubtful accounts	3,187	1.4	3,200	1.7
Income on equity investments	(656)	(0.3)	(1,504)	(0.8)
Impairment and loss on disposal of long-lived assets	194	0.1	1,157	0.5
Gain on sale of long-lived assets	(139)	(0.1)	(5)	—
Litigation settlements	—	—	(44)	—
Loss on debt extinguishment	4,751	2.2	—	—
Total operating expenses	188,545	85.4	156,790	83.8
Operating income	32,320	14.6	30,218	16.2
Interest expense, net	(25,386)	(11.5)	(22,942)	(12.3)
Income before income taxes and discontinued operations	6,934	3.1	7,276	3.9
Provision for income taxes	2,970	1.3	2,219	1.2
Income from continuing operations	3,964	1.8	5,057	2.7
Loss on discontinued operations, net of taxes	(88)	—	(362)	(0.2)
Net income	3,876	1.8	4,695	2.5
Less: Net income attributable to noncontrolling interests	(14,968)	(6.8)	(11,401)	(6.1)
Net loss attributable to Symbion, Inc.	$(11,092)	(5.0)%	$(6,706)	(3.6)%
Overview. During the six months ended June 30, 2011, our revenues increased 18.1% to $220.9 million from $187.0 million for the six months ended June 30, 2010. We incurred a net loss attributable to Symbion, Inc. for the 2011 period of $(11.1) million, or $(6.3) million excluding our loss on debt extinguishment, compared to a net loss of $(6.7) million for the 2010 period.
Our financial results for the 2011 period compared to the 2010 period reflect the addition of one surgical facility that we consolidate for financial reporting purposes, and a controlling ownership interest in a surgical facility which was previously recorded as an equity method investment. As a result of this acquisition, we hold a controlling interest in the facility and began consolidating the facility for financial reporting purposes in the third quarter of 2010.

Revenues. Revenues for the six months ended June 30, 2011 compared to the six months ended June 30, 2010 were as follows (in thousands):

	Six Months Ended June 30,		Dollar Variance	Percent Variance
	2011	2010
Patient service revenues:
Same store revenues	$154,503	$159,211	$(4,708)	(3.0)%
Revenues from other surgical facilities	60,834	21,551	39,283	182.3
Total patient service revenues	215,337	180,762	34,575	19.1
Physician service revenues	2,930	2,857	73	2.6
Other service revenues	2,598	3,389	(791)	(23.3)
Total	$220,865	$187,008	$33,857	18.1%
Patient service revenues at same store facilities decreased 3.0% for the six months ended June 30, 2011 compared to the six months ended June 30, 2010, primarily as a result of a 2.9% decrease in cases combined with a 0.1% decrease in net revenue per case. This decrease in case volume is attributable to a scheduled termination of an agreement with a health plan to utilize one of our same store facilities for a specified period of time in addition to weak economic conditions. Patient service revenues from other surgical facilities increased by $39.3 million. This increase is attributable to surgical facilities acquired since January 1, 2010.
Cost of Revenues. Cost of revenues for the six months ended June 30, 2011 compared to the six months ended June 30, 2010 were as follows (in thousands):

	Six Months Ended June 30,		Dollar Variance	Percent Variance
	2011	2010
Same store cost of revenues	$118,716	$118,696	$20	0.0%
Cost of revenues from other surgical facilities	40,723	15,125	25,598	169.2
Total	$159,439	$133,821	$25,618	19.1%
As a percentage of same store revenues including physician services and other revenues, same store cost of revenues increased to 74.1% for the six months ended June 30, 2011 compared to 71.7% for the six months ended June 30, 2010. The increase in same store cost of revenues as a percentage of same store revenues was primarily driven by lower case volumes as our cost of revenues include certain fixed costs such as facility rent expense and minimum staffing requirements. Cost of revenues from other surgical facilities increased by $25.6 million. This increase is attributable to surgical facilities and additional incremental, controlling ownership interests acquired since January 1, 2010.  As a percentage of revenues, total cost of revenues increased to 72.2% for the 2011 period compared to 71.6% for the 2010 period.
General and Administrative Expense. General and administrative expense increased to $11.4 million for the six months ended June 30, 2011 compared to $11.2 million for the six months ended June 30, 2010. As a percentage of revenues, general and administrative expense decreased to 5.2% for the 2011 period compared to 6.0% for the 2010 period. This decrease is primarily attributable to our leveraging of corporate overhead costs while continuing to increase revenue through recent acquisitions.
Depreciation and Amortization. Depreciation and amortization expense increased to $10.4 million for the six months ended June 30, 2011 compared to $9.0 million for the six months ended June 30, 2010. This increase is attributable to surgical facilities and additional incremental, controlling ownership interests acquired since January 1, 2010. As a percentage of revenues, depreciation and amortization expense decreased to 4.7% for the 2011 period compared to 4.8% for the 2010 period.
Provision for Doubtful Accounts. The provision for doubtful accounts was $3.2 million for both the six months ended June 30, 2011 and the six months ended June 30, 2010. As a percentage of revenues, the provision for doubtful accounts was 1.4% for the 2011 period compared to 1.7% for the 2010 period.
Loss on Debt Extinguishment. As a result of our debt restructuring during the second quarter of 2011, we incurred a loss on debt extinguishment of $4.8 million. This charge primarily represents capitalized debt issuance costs incurred in connection with our termination of debt instruments as part of the restructuring.

Operating Income. Our operating income increased to $32.3 million, or $37.1 million excluding our loss on debt extinguishment of $4.8 million, for the six months ended June 30, 2011 compared to $30.2 million for the six months ended June 30, 2010. This change is primarily attributable to surgical facilities and additional incremental, controlling ownership interests acquired since January 1, 2010.
Interest Expense, Net of Interest Income. Interest expense, net of interest income, increased to $25.4 million for the six months ended June 30, 2011 compared to $22.9 million for the six months ended June 30, 2010. The increase is primarily attributable to the increase in long-term debt due to our PIK elections under our PIK toggle notes and borrowings under our revolving credit facility that was paid off in connection with the offering.
Provision for Income Taxes.  The provision for income taxes was $3.0 million for the six months ended June 30, 2011 and $2.2 million for the six months ended June 30, 2010.  Tax expense in both periods is primarily due to the recording of non-cash deferred income tax expense related to our partnership investments.
Income Attributable to Noncontrolling Interests. Income attributable to noncontrolling interests increased to $15.0 million for the six months ended June 30, 2011 compared to $11.4 million for the six months ended June 30, 2010. As a percentage of revenues, income attributable to noncontrolling interests increased to 6.8% for the 2011 period compared to 6.1% for the 2010 period. This increase is attributable to the impact of surgical facilities and additional incremental, controlling ownership interests acquired since January 1, 2010.
Year Ended December 31, 2010 Compared To Year Ended December 31, 2009
The following table summarizes certain statements of operations items for each of the years ended December 31, 2010, 2009 and 2008.  The table also shows the percentage relationship to revenues for the periods indicated:

	2010		2009		2008
	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues
	(in thousands)
Revenues	$406,050	100.0%	$336,944	100.0%	$321,484	100.0%
Cost of revenues	290,145	71.5	239,403	71.1	215,872	67.1
General and administrative expense	22,464	5.5	21,448	6.4	23,923	7.4
Depreciation and amortization	18,900	4.7	16,807	5.0	14,845	4.6
Provision for doubtful accounts	6,638	1.6	2,881	0.9	3,559	1.1
Income on equity investments	(2,901)	(0.7)	(2,318)	(0.7)	(1,504)	(0.5)
Impairment and loss on disposal of long-lived assets	1,053	0.3	3,505	1.0	1,872	0.6
Gain on sale of long-lived assets	(1,964)	(0.5)	(248)	(0.1)	(975)	(0.3)
Proceeds from insurance settlements, net	—	—	(430)	(0.1)	—	—
Litigation settlements, net	(35)	—	—	—	893	0.3
Business remeasurement gains	(3,169)	(0.8)	—	—	—	—
Total operating expenses	331,131	81.6	281,048	83.5	258,485	80.3
Operating income	74,919	18.4	55,896	16.5	62,999	19.7
Interest expense, net	(48,037)	(11.8)	(44,958)	(13.3)	(43,415)	(13.5)
Income before income taxes and discontinued operations	26,882	6.6	10,938	3.2	19,584	6.2
Provision for income taxes	7,787	1.9	7,762	2.3	13,464	4.2
Income from continuing operations	19,095	4.7	3,176	0.9	6,120	2.0
Loss from discontinued operations, net of taxes	(964)	(0.2)	(5,899)	(1.8)	(3,097)	(1.0)
Net income (loss)	18,131	4.5	(2,723)	(0.9)	3,023	1.0
Less: Net income attributable to noncontrolling interests	(26,871)	(6.6)	(19,731)	(5.9)	(23,821)	(7.4)
Net loss attributable to Symbion, Inc.	$(8,740)	(2.1)%	$(22,454)	(6.8)%	$(20,798)	(6.4)%

Overview.  In 2010, our revenues increased 20.5% to $406.1 million from $336.9 million for 2009.  We incurred a net loss attributable to Symbion, Inc. for the year ended December 31, 2010 of $(8.7 million) compared to $(22.5 million) for the year ended December 31, 2009.  Our financial results for 2010 compared to 2009 reflect the addition of one surgical facility which we consolidate for financial reporting purposes.  Also, we acquired an incremental, controlling ownership interest of a surgical facility which was previously recorded as an equity method investment. As a result of this acquisition, we hold a controlling interest in the facility and began consolidating the facility for financial reporting purposes in 2010.
Additionally, we disposed of one surgical facility which we accounted for using the equity method and four facilities which we consolidated for financial reporting purposes as of December 31, 2009. As of December 31, 2010, the financial results of these four disposed facilities for the year ended December 31, 2010, and all comparative periods, are reported as discontinued operations. For purposes of this management's discussion of our consolidated financial results, we consider same store facilities as those facilities that were operating throughout the respective periods listed below.
Revenues.  Revenues for the year ended December 31, 2010 compared to December 31, 2009 were as follows (in thousands):

	2010	2009	Dollar Variance	Percent Variance
Patient service revenues:
Same store revenues	$307,154	$309,555	$(2,401)	(0.8)%
Revenues from other surgical facilities	86,669	13,231	73,438	555.0
Total patient service revenues	393,823	322,786	71,037	22.0
Physician service revenues	5,800	6,464	(664)	(10.3)
Other service revenues	6,427	7,694	(1,267)	(16.5)
Total revenues	$406,050	$336,944	$69,106	20.5%
Patient service revenues at same store facilities decreased 0.8% for the year ended December 31, 2010 compared to 2009, primarily as a result of a 1.6% decrease in cases, partially offset by a 1.0% increase in net revenue per case.  This decrease in case volume is attributable to weak economic conditions experienced primarily during the first quarter of 2010. Revenues from other surgical facilities increased as a result of surgical facilities and additional incremental, controlling ownership interests acquired since January 1, 2009. The decrease in other service revenues is a result of the sale of our equity investment located in Arcadia, California. We previously earned a management fee from this facility, which is reflected in the 2009 period. Also contributing to the decrease is the consolidation of our previously held equity interest in one of our facilities located in Chesterfield, Missouri. Our management fee earned at this facility is eliminated as an inter-company transaction for 2010.
Cost of Revenues.  Cost of revenues for the year ended December 31, 2010 compared to 2009 were as follows (in thousands):

	2010	2009	Dollar Variance	Percent Variance
Same store cost of revenues	$223,118	$224,779	$(1,661)	(0.7)%
Cost of revenues from other surgical facilities	67,027	14,624	52,403	358.3
Total cost of revenues	$290,145	$239,403	$50,742	21.2%
As a percentage of same store revenues including physician services and other revenues, same store cost of revenues increased to 69.9% for the year ended December 31, 2010 compared to 69.4% for the year ended December 31, 2009. This increase is primarily the result of an increase in supplies expense related to an increase in orthopedic cases, which typically have higher implant costs. Cost of revenues from other surgical facilities increased by $52.4 million.  This increase is attributable to surgical facilities acquired and incremental, controlling ownership interests acquired since January 1, 2009.  As a percentage of revenues, total cost of revenues increased to 71.5% for 2010 compared to 71.1% for 2009.
General and Administrative Expense.  General and administrative expense increased to $22.5 million for the year ended December 31, 2010 from $21.4 million for the year ended December 31, 2009.  As a percentage of revenues, general and administrative expenses decreased to 5.5% for 2010 from 6.4% for 2009.  This decrease is attributable to our leveraging corporate overhead costs while continuing to increase revenue through recent acquisitions.
Depreciation and Amortization.  Depreciation and amortization expense for the year ended December 31, 2010 was

$18.9 million compared to $16.8 million for the year ended December 31, 2009.  This increase is primarily attributable to depreciation expense related to surgical facilities and additional incremental, ownership interests acquired since January 1, 2009.  As a percentage of revenues, depreciation and amortization expense decreased to 4.7% for 2010 from 5.0% for 2009.  Same store depreciation and amortization expense decreased to $15.9 million for 2010 from $16.4 million in 2009, primarily as a result of fully depreciated assets remaining in service.
Provision for Doubtful Accounts.  Provision for doubtful accounts increased to $6.6 million for the year ended December 31, 2010 from $2.9 million for the year ended December 31, 2009.  This increase is primarily attributable to surgical facilities acquired and incremental, controlling ownership interests acquired since January 1, 2009. As a percentage of revenues, the provision for doubtful accounts increased to 1.6% for 2010 from 0.9% for 2009.
Income on Equity Investments.  Income on equity investments represents the net income of certain investments we have in surgical facilities.  These surgical facilities are not consolidated for financial reporting purposes.  Income on equity investments increased to $2.9 million for the year ended December 31, 2010 from $2.3 million for the year ended December 31, 2009.
Impairment and Loss on Disposal of Long-Lived Assets.  We recognized a loss on the disposal of long-lived assets of $1.1 million during the year ended December 31, 2010. Included in this loss is an impairment charge of $816,000 related to our equity method investment located in Gresham, Oregon.
Gain on Sale of Long-Lived Assets and Other Gains.  We recognized a gain on the extinguishment of facility level, third- party debt of $1.9 million for the year ended December 31, 2010.
Business Combination Remeasurement Gains.  Effective July 1, 2010, we acquired an incremental, controlling ownership of 37.0% in our surgical facility located in Chesterfield, Missouri for $18.8 million. We recognized a gain of $3.2 million as a result of remeasuring our existing equity ownership interest in this facility held before the incremental acquisition of controlling ownership interests as required under generally accepted accounting principals.
Operating Income.  Operating income increased to $74.9 million for the year ended December 31, 2010 from $55.9 million for the year ended December 31, 2009.  This change is primarily attributable to surgical facilities acquired and incremental, controlling ownership interests acquired since January 1, 2009. Also contributing to this increase is a $3.2 million gain due to the remeasurement of an existing equity investment and a $1.9 million gain recognized on the extinguishment of facility level, third-party debt during 2010.  Comparatively, our operating income for 2009 includes an impairment charge of $2.4 million related to our equity investment located in Arcadia, California. Excluding non-cash gains and losses in 2010 and 2009, our operating income margin was 17.4% for both 2010 and 2009.
Interest Expense, Net of Interest Income.  Interest expense, net of interest income, increased to $48.0 million for the year ended December 31, 2010 from $45.0 million for the year ended December 31, 2009.   Interest expense increased $1.3 million as a result of our borrowings under our revolving credit facility during 2010, and $1.8 million due to our election to pay interest on the Toggle Notes in kind, whereby the outstanding principal amount of debt has increased $25.0 million since December 31, 2009.  Offsetting these increases in interest expense is a net reduction in interest expense of $2.1 million as a result of the mark-to-market recording of our previous interest rate swap and the impact of recognizing the remaining swap liability previously recorded in other comprehensive loss into earnings.
Provision for Income Taxes.  Tax expense of $7.8 million for the years ended December 31, 2010 and December 31, 2009 is primarily due to the recording of non-cash deferred income tax expense related to our partnership investments.
Loss from Discontinued Operations, Net of Taxes.  Loss from discontinued operations for the year ended December 31, 2010 of $964,000 includes the operating results of four surgical facilities which we disposed of during the year.
Net Income Attributable to Noncontrolling Interests.  Net income attributable to noncontrolling interests increased to $26.9 million for the year ended December 31, 2010 compared to $19.7 million for the year ended December 31, 2009.  As a percentage of revenues, net income attributable to noncontrolling interests increased to 6.6% for December 31, 2010 from 5.9% for 2009.  This increase is primarily attributable to surgical facilities acquired and incremental, controlling ownership interests acquired since January 1, 2009.
Year Ended December 31, 2009 Compared to Year Ended December 31, 2008
Overview. In 2009, our revenues increased 4.8% to $336.9 million from $321.5 million for 2008. We incurred a net loss attributable to Symbion, Inc. for the year ended December 31, 2009 of $(22.5 million) compared to $(20.8 million) for the year ended December 31, 2008. Our financial results for 2009 compared to 2008 reflect the addition of one surgical facility which we consolidate for financial reporting purposes and one surgical facility we account for using the equity method.

Additionally, we disposed of two surgical facilities which we accounted for using the equity method and one facility reported as discontinued operations as of December 31, 2008.

Revenues.  Revenues for the year ended December 31, 2009 compared to December 31, 2008 were as follows (in thousands):

	2009	2008	Dollar Variance	Percent Variance
Patient service revenues:
Same store revenues	$288,680	$290,459	$(1,779)	(0.6)%
Revenues from other surgical facilities	34,107	14,994	19,113	127.5
Total patient service revenues	322,787	305,453	17,334	5.7
Physician service revenues	6,464	6,547	(83)	(1.3)
Other service revenues	7,693	9,484	(1,791)	(18.9)
Total revenues	$336,944	$321,484	$15,460	4.8%
Patient service revenues at same store facilities decreased 0.6% for the year ended December 31, 2009 compared to 2008, primarily as a result of our 0.3% decrease in cases combined with a 0.3% decrease in net revenue per case.  The decrease in other service revenues results from a scheduled reduction in management fees from one of our physician networks.
Cost of Revenues.  Cost of revenues for the year ended December 31, 2009 compared to 2008 were as follows (in thousands):

	2009	2008	Dollar Variance	Percent Variance
Same store cost of revenues	$210,095	$206,377	$3,718	1.8%
Cost of revenues from other surgical facilities	29,308	9,495	19,813	208.7
Total cost of revenues	$239,403	$215,872	$23,531	10.9%
As a percentage of same store revenues, including physician service revenues and other service revenues, same store cost of revenues increased to 69.4% for the year ended December 31, 2009 compared to 67.3% for the year ended December 31, 2008. This increase is primarily the result of an increase in supplies expense related to an increase in ophthalmology cases which are predominantly reimbursed by Medicare and involve higher cost lenses. Cost of revenues from other surgical facilities increased by $19.8 million. This increase is primarily attributable to surgical facilities acquired or developed since January 1, 2008. The acquisition of the surgical hospital in Austin, Texas negatively impacted our operating margins by 1.3%. As a percentage of revenues, total cost of revenues increased to 71.1% for 2009 compared to 67.1% for 2008.
General and Administrative Expense. General and administrative expense decreased to $21.4 million for the year ended December 31, 2009 from $23.9 million for the year ended December 31, 2008. As a percentage of revenues, general and administrative expenses were 6.4% for 2009 and 7.4% for 2008. This decrease is attributable to a reduction in incentive compensation and other employee benefits.
Depreciation and Amortization. Depreciation and amortization expense for the year ended December 31, 2009 was $16.8 million compared to $14.8 million for the year ended December 31, 2008. This increase is primarily attributable to depreciation expense at facilities acquired or developed since January 1, 2008. As a percentage of revenues, depreciation and amortization expense increased to 5.0% for 2009 from 4.6% for 2008. Same store depreciation and amortization expense increased to $14.2 million for 2009 from $13.4 million in 2008, primarily as a result of asset additions at certain facilities.
Provision for Doubtful Accounts. Provision for doubtful accounts decreased 19.4% to $2.9 million for the year ended December 31, 2009 from $3.6 million for the year ended December 31, 2008. As a percentage of revenues, the provision for doubtful accounts decreased to 0.9% for 2009 from 1.1% for 2008. On a same store basis, the provision for doubtful accounts decreased to 0.8% of revenue for 2009 compared to 1.2% for 2008.
Income on Equity Investments. Income on equity investments represents the net income of certain investments we have in surgical facilities. These surgical facilities are not consolidated for financial reporting purposes. Income on equity investments increased to $2.3 million for the year ended December 31, 2009 from $1.5 million for the year ended December 31, 2008. The increase in income on equity investments for 2009 compared to 2008 is primarily attributable to facilities acquired and developed since January 1, 2008.
Impairment and Loss on Disposal of Long-Lived Assets. During the third quarter of 2009, we recorded an impairment charge of $2.4 million related to our equity method investment located in Arcadia, California. Also included in 2009 is a loss of $273,000 related to the disposal of our ownership interest in our surgical facility located in Temple, Texas. The remaining loss is attributable to asset disposals at various facilities.
Gain on Sale of Long-Lived Assets. We recognized a gain on the sale of long-lived assets for the year ended December 31, 2009 of $248,000. For the year ended December 31, 2008, our gain of $975,000 primarily represented the gain we recognized on the sale of a portion of our ownership in certain surgical facilities to physician investors. In accordance with the guidance of Accounting Standards Codification 810, Consolidation, these gains and losses are no longer reflected in the statement of operations but are considered equity transactions beginning in 2009.
Operating Income. Operating income decreased to $55.9 million for the year ended December 31, 2009 from $63.0 million for the year ended December 31, 2008. This decrease is partially attributable to a $2.4 million impairment charge related to our equity method investment located in Arcadia, California. Excluding the impairment charge, operating income decreased to 17.3% for the 2009 period from 19.6% for the 2008 period. This decrease is also attributable to a negative operating margin impact of 1.3% related to the acquisition of the surgical hospital in Austin, Texas. In addition, same store cost of revenues increased 1.8% as a percentage of same store revenue primarily as a result of an increase in supplies expense related to an increase in ophthalmology cases, which are predominantly reimbursed by Medicare and involve higher cost lenses.
Interest Expense, Net of Interest Income. Interest expense, net of interest income, increased to $45.0 million for the year ended December 31, 2009 from $43.4 million for the year ended December 31, 2008. Included in interest expense for the year ended December 31, 2009 is $1.9 million of net additional interest as a result of discontinuing hedge accounting treatment related to our interest rate swap in January 2009 and the mark-to-market adjustment of the interest rate swap instrument to fair market value. Interest expense also increased as a result of our election of the PIK option related to the Toggle Notes, whereby the outstanding principal amount of debt has increased $22.3 million since December 31, 2008. The increase in interest expense is offset by a reduction in amortization of deferred financing costs of $2.5 million in 2009 compared to 2008, which was a result of the accelerated amortization of costs as a result of the bridge facility repayment.
Provision for Income Taxes.  The provision for income taxes decreased to $7.8 million for the year ended December 31, 2009 from $13.5 million for the year ended December 31, 2008. Tax expense in 2009 is primarily due to the recording of non-cash deferred income tax expense related to our partnership investments.
Loss from Discontinued Operations, Net of Taxes. Loss from discontinued operations for the year ended December 31, 2009 of $5.9 million includes a loss on the disposal of the Englewood, Colorado facility of $5.9 million. Included in this loss is $4.6 million accrued for future contractual obligations under a facility operating lease.
Income Attributable to Noncontrolling Interests. Net income attributable to noncontrolling interests decreased to $19.7 million for the year ended December 31, 2009 compared to $23.8 million for the year ended December 31, 2008. As a percentage of revenues, net income attributable to noncontrolling interests decreased to 5.9% for 2009 from 7.4% for 2008. A decrease of $1.4 million is attributable to our acquisition of the surgical facility in Austin, Texas. The remaining decrease is attributable to our overall decrease in operating income.
Liquidity and Capital Resources
Operating Activities
During the six months ended June 30, 2011, our operating cash flow from continuing operations increased 13.2% to $38.4 million compared to $33.9 million for the six months ended June 30, 2010. This increase is primarily attributable to surgical facilities and incremental, controlling interests acquired since January 1, 2010 and changes in working capital.
At June 30, 2011, we had working capital of $100.7 million compared to $77.3 million at December 31, 2010. This increase is primarily related to the restructuring of our long-term debt which extended the maturity dates of our debt, resulting in a reduction in the current maturities of long-term debt at June 30, 2011.
During the year ended December 31, 2010, we generated operating cash flow from continuing operations of $68.8 million compared to $60.3 million for the year ended December 31, 2009.  The increase is primarily due to surgical facilities acquired and incremental, controlling ownership interests acquired since January 1, 2009.
At December 31, 2010, we had working capital of $77.3 million compared to $40.8 million at December 31, 2009.

This increase is primarily attributable to surgical facilities acquired and additional incremental, controlling interests acquired since January 1, 2009.
Investing Activities
     Net cash used in investing activities from continuing operations during the six months ended June 30, 2011 was $3.9 million which was primarily used to purchase property and equipment. Cash used in investing activities in the 2011 period was funded primarily from cash from continuing operations.
Net cash used in investing activities from continuing operations during the six months ended June 30, 2010 was $28.2 million which included $25.0 million related to payments for acquisitions, net of cash acquired. Our acquisition activity was funded with cash borrowings under the Revolving Facility of $33.0 million. Additionally, the 2010 period includes $2.5 million related to purchases of property and equipment. Cash used in investing activities in the 2010 period was funded primarily with cash from continuing operations.
Net cash used in investing activities from continuing operations during the year ended December 31, 2010 was $53.2 million, including $44.1 million for acquisitions, net of cash acquired.  Also during 2010, purchases of property and equipment totaled $8.7 million. Cash used in investing activities in 2010 was funded with borrowings under our Revolving Facility and cash from operations.
Net cash used in investing activities from continuing operations during the year ended December 31, 2009 was $11.1 million, including $9.6 million related to purchases of property and equipment.  During 2009, we acquired $126,000 of cash through acquisitions which were consolidated for financial reporting purposes.  Cash used in investing activities in 2009 was funded primarily from cash from operations.
Net cash used in investing activities from continuing operations during the year ended December 31, 2008 was $32.9 million, including $15.7 million of payments related to acquisitions and $15.7 million related to purchases of property and equipment.  The $15.7 million of property and equipment purchases includes construction projects at several of our surgical facilities.  Cash used in investing activities in 2008 was funded primarily from cash from operations and proceeds from the Merger financing.
Financing Activities
     Net cash used in financing activities from continuing operations during the six months ended June 30, 2011 was $35.2 million. The following table summarizes our financing activities related to the issuance of our senior secured notes and simultaneous extinguishment of debts during the second quarter of 2011 (in thousands):

Cash provided by (used in) debt issuance and extinguishment
Issuance of senior secured notes (net of debt issuance discount of $5,237)	$344,722
Debt extinguishment, plus accrued and unpaid interest:
Senior secured credit facility	(273,121)
PIK toggle notes	(73,330)
Payment of debt issuance costs	(10,130)
Net cash used in debt issuance and extinguishment	$(11,859)
Additionally during the 2011 period, we made distributions to noncontrolling interest partners of $17.4 million.
Net cash provided by financing activities from continuing operations during the six months ended June 30, 2010 was $15.4 million, which included borrowings under our revolving facility of $33.0 million to fund acquisitions. Additionally, during the six months ended June 30, 2010, we made $11.1 million of distributions to noncontrolling interest partners. We also made scheduled principal payments on our senior secured credit facility totaling $1.9 million.
Net cash used in financing activities from continuing operations during the year ended December 31, 2010 was $9.6 million.  During 2010, we made scheduled principal payments on our senior secured credit facility totaling $10.6 million.  Also during 2010, we elected to exercise the PIK option by increasing the principal amount in lieu of making scheduled interest payments of $25.0 million on our Toggle Notes.  We also made distributions to noncontrolling interest holders of $26.3 million during 2010. To fund our acquisition activity during 2010, we utilized $56.0 million of our available borrowings under our Revolving Facility.

Net cash used in financing activities from continuing operations during the year ended December 31, 2009 was $42.8 million.  During 2009, we made scheduled principal payments on our senior secured credit facility totaling $3.8 million.  Also during 2009, we elected to exercise the PIK option by increasing the principal amount in lieu of making scheduled interest payments of $23.3 million on our Toggle Notes. We also made distributions to noncontrolling interest holders of $25.0 million during the year ended December 31, 2009.
Net cash used in financing activities from continuing operations during the year ended December 31, 2008 was $31.7 million. During 2008, we made scheduled principal payments on our senior secured credit facility totaling $2.5 million and voluntary principal payments of $11.0 million. Also during 2008, we elected to exercise the PIK option by increasing the principal amount in lieu of making scheduled interest payments of $4.9 million on our Toggle Notes, as well as $4.9 million on our retired bridge facility. Additionally, we incurred $4.7 million of deferred finance cost related to the issuance of the Toggle Notes. We also made distributions to noncontrolling interest holders of $23.4 million during the year ended December 31, 2008.
Long-Term Debt
The Company's long-term debt is summarized as follows (in thousands):

	June 30, 2011 (Unaudited)	December 31, 2010
Senior secured credit facility	$—	$277,500
New credit facility	—	—
Senior secured notes, net of debt issuance discount of $5,237	344,763	—
PIK toggle notes	89,467	232,000
PIK exchangeable notes	88,490	—
Notes payable to banks	13,149	14,786
Secured term loans	6,615	7,236
Capital lease obligations	3,804	5,090
	546,288	536,612
Less current maturities	(6,380)	(29,195)
Total	$539,908	$507,417

The proceeds of the offering on June 14, 2011 were used to retire our existing senior secured credit facility and a portion of our existing PIK toggle notes. In connection with the offering, we entered into an agreement with certain holders of our outstanding PIK toggle notes to exchange PIK toggle notes having an aggregate principal amount of $85.4 million, at par plus accrued and unpaid interest, for $88.5 million initial aggregate principal amount of new PIK exchangeable notes. These transactions are described in detail below.
Senior Secured Credit Facility
On August 23, 2007, we entered into a $350.0 million senior secured credit facility with a syndicate of banks (the "senior secured credit facility"). The senior secured credit facility extended credit in the form of two term loans of $125.0 million each (the first, the “tranche A term loan” and the second, the “tranche B term loan”) and a $100.0 million revolving, swingline and letter of credit facility (the “revolving facility”). The swingline facility was limited to $10.0 million and the swingline loans are available on a same-day basis. The letter of credit facility was limited to $10.0 million.
As of June 14, 2011, the tranche A term loan had a principal balance of $101.4 million and accrued interest of $214,000. The tranche B term loan had a principal balance of $115.1 million and accrued interest of $243,000. As of June 1, 2011, the interest rate on the borrowings under the senior secured credit facility was 5.5%.  The $100.0 million revolving facility included a non-use fee of 0.5% of the portion of the facility not used.  We paid this fee quarterly.  As of June 14, 2011, the amount outstanding under the revolving facility was $56.0 million with accrued interest and non-used fee of $164,000. Concurrent with the offering, we used the proceeds of the offering to retire the existing tranche A term loan, tranche B term loan, and revolving facility.
$50.0 Million Senior Secured Super-Priority Revolving Credit Facility
Concurrent with the offering, we entered into our new credit facility with a syndicate of financial institutions led by affiliates of the initial purchasers of the outstanding notes. The new credit facility includes revolving credit loans and swingline loans. Letters of credit may also be issued under the new credit facility. The new credit facility matures December 15, 2015.

The new credit facility is subject to a potential, although uncommitted, increase of up to $25.0 million at our request at any time prior to maturity of the facility, subject to certain conditions, including compliance with a maximum net senior secured leverage ratio and a minimum cash interest coverage ratio. The increase is only available if one or more financial institutions agree to provide it.
Loans under the new credit facility will bear interest, at our option, at the reserve adjusted LIBOR rate plus 4.50% or at the alternate base rate plus 3.50%. We are required to pay a commitment fee at a rate equal to 0.50% per annum on the undrawn portion of commitments in respect of the new credit facility. This fee is payable quarterly in arrears and on the date of termination or expiration of the commitments.
The new credit facility contains financial covenants requiring us not to exceed a maximum net senior secured leverage ratio or fall below a minimum cash interest coverage ratio, in each case tested quarterly. Borrowings under the new credit facility are subject to significant conditions, including the absence of a material adverse change.
PIK Toggle Notes
On June 3, 2008, we completed a private offering of $179.9 million aggregate principal amount of the PIK toggle notes.  Interest on the PIK toggle notes is due February 23 and August 23 of each year.  The PIK toggle notes will mature on August 23, 2015.  For any interest period through August 23, 2011, we were able to elect to pay interest on the PIK toggle notes (i) in cash, (ii) in kind, by increasing the principal amount of the notes or issuing new notes (referred to as “PIK interest”) for the entire amount of the interest payment or (iii) by paying interest on 50% of the principal amount of the PIK toggle notes in cash and 50% in PIK interest.  Cash interest on the PIK toggle notes accrues at the rate of 11.0% per annum.  PIK interest on the PIK toggle notes accrues at the rate of 11.75% per annum.  We elect to pay cash interest or to exercise the PIK option in advance of the interest period.
Since August 23, 2008, we have elected the PIK option of the PIK toggle notes in lieu of making scheduled interest payments for various interest periods. As a result, the principal due on the PIK toggle notes has increased by $65.7 million from the issuance of the PIK toggle notes to June 30, 2011. On February 23, 2011, we elected the PIK option of the PIK toggle notes in lieu of making scheduled interest payments for the interest period from February 24, 2011 to August 23, 2011. The Company has accrued $3.7 million in interest on the PIK toggle notes in other accrued expenses as of June 30, 2011.
In connection with the offering, we repurchased $70.8 million aggregate principal amount of the PIK toggle notes, at par plus accrued and unpaid interest of $2.6 million.
The indenture governing the PIK toggle notes contains various restrictive covenants, including financial covenants that limit our ability and the ability of our subsidiaries to borrow money or guarantee other indebtedness, grant liens, make investments, sell assets, pay dividends or engage in transactions with affiliates.
Senior Secured Notes
On June 14, 2011, we completed the private offering of $350.0 million aggregate principal amount of our senior secured notes. The notes were issued at a 1.51% discount, yielding proceeds of approximately $344.7 million. Interest on the notes is due June 15 and December 15 of each year and will accrue at the rate of 8.00% per annum. The first interest payment on the notes is due December 15, 2011. The notes will mature on June 15, 2016.
The proceeds from the issuance of the senior secured notes were used to retire our existing senior secured credit facility, and to repurchase an aggregate principal amount of $70.8 million of our existing PIK toggle notes at par plus accrued and unpaid interest, for $73.3 million.
In connection with the offering, we and certain of our affiliates entered into a Registration Rights Agreement, whereby we agreed, under certain circumstances, to register senior secured notes with substantially identical terms to the outstanding notes and commence an exchange offer to allow holders of the outstanding notes to exchange their outstanding notes for exchange notes.
Effective September 9, 2011, we cancelled $9,000,000 aggregate principal amount of our senior secured notes held by certain holders of such notes, plus accrued and unpaid interest, in exchange for our issuance to such parties of $9,170,000 aggregate principal amount of our PIK exchangeable notes. As a result of such exchange, we currently have $341,000,000 aggregate principal amount of senior secured notes outstanding.

PIK Exchangeable Notes
Concurrent with the offering, we entered into an agreement with affiliates of Crestview and certain other holders of our outstanding PIK toggle notes to exchange PIK toggle notes having an aggregate principal amount of $85.4 million, at par plus accrued and unpaid interest, for $88.5 million initial aggregate principal amount of our PIK exchangeable notes, in a private exchange.
Effective September 9, 2011, we cancelled $9,000,000 aggregate principal amount of our senior secured notes held by certain holders of such notes, plus accrued and unpaid interest, in exchange for our issuance to such parties of $9,170,000 aggregate principal amount of our PIK exchangeable notes.

The PIK exchangeable notes will mature on June 15, 2017. Interest will accrue on the PIK exchangeable notes at a rate of 8.00% per year, compounding semi-annually on each June 15 and December 15 of each year, commencing on December 15, 2011. We will not pay interest in cash on the PIK exchangeable notes. Instead, we will pay interest on the PIK exchangeable notes in kind by increasing the principal amount of the PIK exchangeable notes on each interest accrual date by an amount equal to the entire amount of the accrued interest.
We have recorded the PIK exchangeable notes at fair value in accordance with ASC Topic 470, Debt.
Notes Payable to Banks
Certain of our subsidiaries have outstanding bank indebtedness, which is collateralized by the real estate and equipment owned by the surgical facilities to which the loans were made.  The various bank indebtedness agreements contain covenants to maintain certain financial ratios and also restrict encumbrance of assets, creation of indebtedness, investing activities and payment of distributions.
Capital Lease Obligations
We are liable to various vendors for several equipment leases.  The outstanding balance related to these capital leases at June 30, 2011 and December 31, 2010 was $4.8 million and $5.1 million, respectively.
Other Obligations
In connection with the acquisition of Mountain View Hospital, LLC, we assumed other obligations of $49.6 million. This obligation is payable to the hospital facility lessor for the land, building and improvements at Mountain View Hospital, LLC. As of June 30, 2011, the balance on the obligation was $48.3 million.
Interest Rate Swap
On November 2, 2010, we entered into an interest rate swap agreement to protect against certain interest rate fluctuations of the LIBOR rate on $100.0 million of our variable rate debt under the senior secured credit facility.  The effective date of the interest rate swap is December 31, 2010, and it was scheduled to expire on December 31, 2012.  The interest rate swap effectively fixed our LIBOR interest rate on the previously held $100.0 million of variable rate debt at a rate of 0.85%.  Upon the extinguishment of our senior secured credit facility during the second quarter of 2011, the interest rate swap no longer qualified for cash flow hedge accounting treatment. As of June 15, 2011, we determined the hedge instrument to be ineffective and discontinued hedge accounting treatment. In June 2011, we recognized $665,000 in accumulated other comprehensive loss as additional interest expense. Also in June 2011, we began recording into earnings the mark-to-market adjustment to reflect the fair value of the hedging instrument. During the three months ended June 30, 2011, we recorded a mark-to-market adjustment of $39,000 as a reduction to interest expense. Effective July 19, 2011, we terminated our swap agreement at a cost to the Company of $683,000.

Contractual Obligations and Commercial Commitments
The following table summarizes our contractual obligations by period as of December 31, 2010 (in thousands):

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations:
Long-term debt	$531,522	$26,804	$271,674	$233,044	$—
Capital lease obligations	5,090	2,391	2,620	79
Operating lease obligations	127,769	22,675	40,236	25,287	39,571
Other financing obligations(1)	48,224	(227)	(18))	1,174	47,295
Total	$712,605	$51,643	$314,512	$259,584	$86,866

(1) Other financing obligations are payable to the hospital facility lessor at our facility located in Idaho Falls, Idaho relating to the land, building and improvements.
Inflation
Inflation and changing prices have not significantly affected our operating results or the markets in which we operate.
Recent Accounting Pronouncements
In June 2009, the FASB issued changes to the accounting for variable interest entities.  These changes require an enterprise: (i) to perform an analysis to determine whether the enterprise's variable interest or interests give it a controlling financial interest in a variable interest entity; (ii) to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity; (iii) to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity; (iv) to add an additional reconsideration event for determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity's economic performance; and (v) to require enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise's involvement in a variable interest entity.  These changes became effective for us on January 1, 2010.  The adoption of this standard did not have a material impact on our consolidated results of operations or financial condition.
In August 2010, the FASB issued ASU No. 2010-24, “Health Care Entities” (Topic 954): Presentation of Insurance Claims and Related Insurance Recoveries. This ASU eliminates the practice of netting claim liabilities with expected related insurance recoveries for balance sheet presentation. Claim liabilities are to be determined with no regard for recoveries and presented on the balance sheet on a gross basis. Expected insurance recoveries are presented separately. ASU 2010-24 is effective January 1, 2011, and is not expected to impact our results of operations or cash flows.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risk related to changes in prevailing interest rates. Historically, we have not held or issued derivative financial instruments other than the use of a variable-to-fixed interest rate swap for a portion of our senior credit facility. We do not use derivative instruments for speculative purposes. Our outstanding debt to commercial lenders is generally based on a predetermined percentage above LIBOR or the lenders' prime rate. At June 30, 2011, none of our long-term debt was subject to variable rates of interest, however future borrowings under our new credit facility would subject us to LIBOR fluctuations. The fair value of our total long-term debt, based on quoted market prices or modeled estimates of value as of June 30, 2011 was approximately $539.8 million.

BUSINESS
Company Overview
As of June 30, 2011, we owned and operated a national network of short-stay surgical facilities in 27 states.  Our surgical facilities, which include ASCs and surgical hospitals, primarily provide non-emergency surgical procedures across many specialties, including, among others, orthopedics, pain management, gastroenterology and ophthalmology.  Some of our hospitals also offer additional services, such as diagnostic imaging, pharmacy, laboratory, obstetrics, physical therapy and wound care. We own our surgical facilities in partnership with physicians and in some cases healthcare systems in the markets and communities we serve.  We apply a market-based approach in structuring our partnerships with individual market dynamics driving the structure.  We believe this approach aligns our interests with those of our partners.
As of June 30, 2011, we owned and operated 54 surgical facilities, including 49 ASCs, four surgical hospitals and one general acute care hospital with a surgical and obstetrics focus. We also operated eight additional ambulatory surgical centers. We owned a majority interest in 29 of the 54 surgical facilities and consolidated 49 of the facilities for financial reporting purposes. In addition to our surgical facilities, we also operated one physician network in a market in which we operated an ambulatory surgical center.
We have benefited from both the growth in overall outpatient surgery cases as well as the migration of surgical procedures from the hospital to the surgical facility setting.  Advancements in medical technology, such as lasers, arthroscopy and enhanced endoscopic techniques, have reduced the trauma of surgery and the amount of recovery time required by patients following a surgical procedure.  Improvements in anesthesia also have shortened the recovery time for many patients and have reduced post-operative side effects such as pain, nausea and drowsiness.  These medical advancements have enabled more patients to undergo surgery in a surgical facility setting.
On August 23, 2007, we were acquired in the Merger by an investment group led by affiliates of Crestview. The Company is a wholly owned subsidiary of Holdings, which is owned by an investor group that includes affiliates of Crestview, members of the Company's management and other investors.
Industry Overview
The outpatient ambulatory surgery market in the United States has grown to a $17.0 billion industry according to the Medicare Payment Advisory Commission. There are several factors leading to increased utilization of outpatient surgical facilities. We believe physicians often prefer to operate in surgical facilities, as compared to acute care hospitals, because of the efficiency and convenience surgical facilities afford.  Procedures performed at surgical facilities are typically non-emergency, allowing physicians to schedule their time more efficiently and increase the number of procedures performed in a given period.  Surgical facilities also provide physicians with more consistent nurse staffing and faster turnaround time between cases, as compared to acute care hospitals.
Many patients also prefer surgical facilities as a result of more convenient locations, shorter waiting times, and more convenient scheduling and registration than acute care hospitals. Additionally, Medicare beneficiaries generally experience lower coinsurance as a result of lower Medicare payment rates. As patients increasingly have more input into the delivery of their healthcare, we believe these factors will be drivers of growth in ASC utilization.
Surgeries performed in surgical facilities are generally less expensive than those performed in acute care hospitals because of lower facility development costs, more efficient staffing and work flow processes. We believe payors are attracted to the lower costs available at surgical facilities, as compared to acute care hospitals. With increased attention on controlling healthcare costs in the United States, we feel our facilities will benefit from their position as a low-cost alternative for delivering surgical procedures.
Advancements in medical technology such as lasers, arthroscopy, fiber optics and enhanced endoscopic techniques have reduced the trauma of surgery and the amount of recovery time required by patients following a surgical procedure.  Improvements in anesthesia also have shortened the recovery time for many patients and have reduced certain post-operative side effects.  These medical advancements have enabled more patients to undergo surgery not requiring an overnight stay and reduced the need for hospitalization following surgery.
The number of surgical procedures performed in ASCs reimbursed by Medicare now exceeds 3,400. As CMS continues to add surgical procedures to Medicare's list of approved ASC procedures, we believe this will further expand our market opportunity. There currently are approximately 5,300 Medicare-certified ASCs operating in the United States according to the CMS. As the industry remains very fragmented, we believe there continues to be significant opportunities for consolidation.

Our Competitive Strengths
We believe that we are distinguished by the following competitive advantages.
Flexible approach to structuring partnerships
We apply a market‑based approach in structuring our partnerships, with individual market dynamics driving the structure. Our competitive advantage stems from our willingness to be flexible when we enter a market in the type and structure of the partnership arrangement we execute. We generally structure our partnerships as two-way arrangements where either we are a majority owner partnered with physicians or we are a minority owner with the ability generally to subsequently purchase additional equity interest in the partnership (“buy-up rights”). These buy-up rights give us the option to purchase a controlling interest at some point in the future. Alternatively, we may choose to pursue a three-way arrangement with physicians and a healthcare system partner. Within our owned and operated portfolio of 54 surgical facilities as of June 30, 2011, we consolidated 49 of those facilities and held a majority position in 29 facilities. We primarily target multi-specialty facilities, although, when appropriate, we will pursue single-specialty opportunities. Within our entire portfolio of 62 surgical facilities, there are 56 multi-specialty facilities, including six facilities focused primarily on spine related procedures.
Our goal is to be flexible in how our partnerships are structured, but disciplined in how they are capitalized. For the majority of our surgical facilities, indebtedness at the partnership level is funded through intercompany loans that we provide. Through these loans, which totaled $45.5 million as of June 30, 2011, we have a secured interest in the partnership's assets. Furthermore, for our non-consolidated surgical facilities we generally provide a guarantee for only our pro-rata share of the partnership's third-party debt. As of June 30, 2011, our guarantee of non-consolidated third-party debt was approximately $1.0 million in total.
Strong network of physician and strategic relationships
Our ability to be flexible in structuring our partnerships stems from the strength of our relationships with key physicians and healthcare systems in our markets. In certain situations we believe that forming a relationship with a healthcare system can enhance our ability to attract physicians and access managed care contracts for our surgical facilities in that market. As such, over time we have developed, acquired or operated surgical facilities through strategic alliances with healthcare systems and other healthcare providers. We currently have strategic relationships with five healthcare systems, including Vanderbilt Health Services, Inc. and Baptist Memorial Health Services, Inc.
Broad national footprint and strong reputation with physicians
Our extensive footprint throughout the United States offers geographic diversity to our operations and an enhanced competitive position. We own and operate a national network of short stay surgical facilities with a strong presence in states that have restrictions, via the certificate of need approval process, governing the further development or expansion of surgical facilities (approximately 45% of our surgical facilities are located in certificate of need states). In a highly fragmented industry comprised of many small providers, we believe our scale, our national presence and our reputation represent a distinct competitive advantage, in particular with respect to development opportunities, recognition among physicians, knowledge across markets and purchasing power.
Attractive cash flow profile
Our business has an attractive and consistent cash flow profile as a result of the stability in our revenues and the modest capital expenditure and working capital requirements of our surgical facilities. The capital expenditure requirements for freestanding surgical centers are typically minimal, with our total maintenance capital expenditures (excluding expansion capital expenditures of existing facilities) historically averaging approximately 2.0% to 2.5% of net revenue. All capital expenditures beyond these maintenance requirements are completely at the discretion of management. Because of our payor mix and the elective nature of the procedures we perform, our business has an attractive working capital and bad debt expense profile. In each of the last three years our bad debt expense has been less than 2.0% of revenues, which we believe is considerably lower than other healthcare providers.
Favorable procedure and payor mix
We primarily operate multi-specialty facilities, where physicians perform a variety of procedures in specialties including orthopedics, pain management, gastroenterology and ophthalmology among others. We believe this diversification helps to protect us from any adverse pricing and utilization trends in any individual procedure type and results in greater consistency in our procedure volume. While our overall procedure mix is diversified, we focus on certain procedures due to their attractive average reimbursement rates and growth potential driven by demographics and improving technology. Specifically, we believe orthopedic and spine-related procedures present favorable business prospects. Approximately 17% of our cases in 2010, 2009 and for the six months ended June 30, 2011 were orthopedic and spine-related procedures. We also have a very favorable payor mix and receive the majority of our revenues from non-governmental payors. The percentage of our revenues from governmental payors was only 22% for the year ended December 31, 2008, 24% for the year ended December 31, 2009, 25% for the year ended December 31, 2010, and 25% for the six months ended June 30, 2011.
Experienced management team
Our senior management team's experience and capabilities provide a strategic advantage in improving the operations of our surgical facilities, attracting physicians and identifying new development and acquisition opportunities. Our senior management team has an average of over 30 years of experience in the healthcare industry. This includes senior management positions at public and private healthcare companies.
Our Strategy
Our intent is to enhance the performance of our existing facilities by increasing revenues, profitability and return on our invested capital at all of our surgical facilities through operational focus, including recruitment and retention of surgeons and other physicians. We also intend to expand our network of surgical facilities in attractive markets throughout the United States by selectively acquiring established facilities, developing new facilities, and expanding our presence in existing markets.  When attractive opportunities arise, we may acquire or develop other types of facilities.  The key components of our strategy are to:

•	Enhance the performance of our existing facilities through operational focus, including recruitment and retention of leading surgeons and other physicians for our surgical facilities.
We have a dedicated operations team that is responsible for implementing best practices, cost controls and overall efficiencies at each of our surgical facilities.  Our facilities benefit from our network of facilities by sharing best practices and participating in group purchasing agreements designed to reduce the cost of supplies and equipment.  We also review our managed care contracts to ensure that we are operating under the most favorable terms available to us.
We believe that establishing and maintaining strong relationships with surgeons and other physicians is a key factor to our success in acquiring, developing and operating surgical facilities.  We identify and partner with surgeons and other physicians who we believe have established reputations for clinical excellence in their communities.  We believe that we have had success in recruiting and retaining physicians because of the ownership structure of our surgical facilities and our staffing, scheduling and clinical systems that are designed to increase physician productivity, promote physicians' professional success and enhance the quality of patient care.  We also believe that forming relationships with healthcare systems and other healthcare providers can enhance our ability to recruit physicians.  We currently have strategic relationships with five healthcare systems. We intend to continue to recruit additional physicians and expand the range of services offered at our surgical facilities to increase the number and types of surgeries performed in our facilities, including a focus on higher acuity cases.  We are committed to enhancing programs and services for our physicians and patients by providing advanced technology, quality care, cost-effective service and convenience.

•
Capitalize on our experienced management team to expand our network of surgical facilities in attractive markets throughout the United States by selectively acquiring established facilities, developing new facilities, and expanding our presence in existing markets.

We believe that the experience and capabilities of our senior management team provide a strategic advantage in improving the operations of our surgical facilities, attracting physicians and identifying new development and acquisition opportunities.  Our senior management team has an average of over 30 years of experience in the healthcare industry having held senior management positions at public and private healthcare companies.  Our management's broad industry experience has allowed us to establish strong relationships with participants throughout the healthcare industry.  These relationships are helpful in forming leads for acquisitions and in making decisions about expanding into new markets and services.  The experience and capabilities of our management team also enable us to pursue multiple growth strategies in the surgical facility market, including acquisitions of established surgical facilities, de novo developments in attractive markets, strategic relationships with prominent healthcare systems and other healthcare providers and turnaround opportunities in connection with underperforming facilities.  We have successfully executed each of these growth strategies, and intend to pursue each of them in the future.

Operations
Surgical Facility Operations
As of June 30, 2011, we owned (with physician investors or healthcare systems) and operated 54 surgical facilities and managed eight additional surgical facilities.  Five of our surgical facilities were licensed as hospitals as of June 30, 2011.  Our typical ASC is a freestanding facility with about 14,000 square feet of space and four fully equipped operating rooms, two treatment rooms and ancillary areas for preparation, recovery, reception and administration. Our typical surgical hospital is larger than a typical ASC and includes inpatient hospital rooms and, in some cases, an emergency department.  Our surgical facilities primarily provide non-emergency surgical procedures across many specialties, including, among others, orthopedics, gynecology, general surgery, ear, nose and throat, pain management, gastroenterology, plastic surgery and ophthalmology.  Our hospitals may also provide additional services such as diagnostic imaging, pharmacy, laboratory, obstetrics, physical therapy and wound care.  In certain markets where we believe it is appropriate, we operate surgical facilities that focus on a single specialty.
Our surgical facilities are generally located in close proximity to physicians' offices.  Each surgical facility typically employs a staff of about 30, depending on its size, the number of cases and the type of services provided.  Our staff at each surgical facility generally includes a facility administrator, a business manager, a medical director, registered nurses, operating room technicians and clerical workers.  At each of our surgical facilities, we have arrangements with anesthesiologists to provide anesthesiology services.  We also provide each of our surgical facilities with a full range of financial, marketing and operating services.  For example, our regional managed care directors assist the local management team at each of our surgical facilities in developing relationships with managed care providers and negotiating managed care contracts.
All of our surgical facilities are Medicare-certified.  To ensure that a high level of care is provided, we implement quality assurance procedures at each of our surgical facilities.  In addition, a majority of our surgical facilities are also independently accredited by either the Joint Commission or the Accreditation Association for Ambulatory Health Care.  Each of our surgical facilities is available for use only by licensed physicians who have met professional credentialing requirements established by the facility's medical advisory committee.  In addition, each surgical facility's medical director supervises and is responsible for the quality of medical care provided at the surgical facility.
Surgical Facility Ownership Structure
We own and operate our surgical facilities through partnerships or limited liability companies.  Local physicians or physician groups also own interests in most of our surgical facilities.  In some cases, a hospital system may own an interest in our surgical facility.  One of our wholly owned subsidiaries typically serves as the general partner or managing member of our surgical facilities.  We seek to own a majority interest in our surgical facilities, or otherwise have sufficient control over the facilities to be able to consolidate the financial results of operations of the facilities with ours.  In some instances, we will acquire ownership in a surgical facility with the prior owners retaining ownership, and, in some cases, we offer new ownership to other physicians or hospital partners.  As of June 30, 2011, we held majority ownership in 29 of the 54 surgical facilities in which we owned an interest.  We typically guarantee all of the debts of these partnerships and limited liability companies, even though we do not own all of the interests in the surgical facilities.  We also provide intercompany debt, which often is secured by a pledge of assets of the partnership or limited liability company.  We also have a management agreement with each of the surgical facilities, under which we provide day-to-day management services for a management fee, which is typically equal to a percentage of the revenues of the facility.
Each of the partnerships and limited liability companies through which we own and operate our surgical facilities is governed by a partnership or operating agreement.  These partnership and operating agreements typically provide, among other things, for voting rights and limited transfer of ownership.  The partnership and operating agreements also provide for the distribution of available cash to the owners.  In addition, the agreements typically restrict the physician owners from owning an interest in a competing surgical facility during the period in which the physician owns an interest in our surgical facility and for one year after that period.  The partnership and operating agreements for our surgical facilities typically provide that the facilities will purchase all of the physicians' ownership if certain adverse regulatory events occur, such as it becoming illegal for the physicians to own an interest in a surgical facility, refer patients to a surgical facility or receive cash distributions from a surgical facility.  The purchase price that we would be required to pay for the ownership is based on predetermined formulas, typically either a multiple of the surgical facility's EBITDA, as defined in our partnership and operating agreements, or the fair market value of the ownership as determined by an independent third-party appraisal.  Some of these agreements require us to make a good faith effort to restructure our relationships with the physician investors in a manner that preserves the economic terms of the relationship prior to purchasing these interests.  In certain circumstances, we have the right to purchase a physician's ownership, including upon a physician's breach of the restriction on ownership provisions of a partnership or operating agreement.  In some cases, we have the right to require the physician owners to purchase our ownership in the event our management agreement with a surgical facility is terminated.  In certain surgical facilities, the physician owners have the right to purchase our ownership upon a change in our control.
Surgical Facilities
The following table sets forth information regarding each of our surgical facilities as of June 30, 2011:

Surgical Facility	City	Number of Operating Rooms	Number of Treatment Rooms	Symbion Percentage Ownership
Alabama
Birmingham Surgery Center	Birmingham	6	2	60%	(1)
California
Specialty Surgical Center of Beverly Hills / Brighton Way	Beverly Hills	3	1	38%	(1)
Specialty Surgical Center of Beverly Hills / Wilshire Boulevard	Beverly Hills	4	2	39%	(1)
Specialty Surgical Center of Encino	Encino	4	2	61%	(1)
Specialty Surgical Center of Irvine	Irvine	5	1	51%	(1)
Specialty Surgical Center of Westlake Village	Westlake Village	4	2	19%
Colorado
Minimally Invasive Spine Institute	Boulder	2	1	41%	(1)
Animas Surgical Hospital	Durango	4	1	65%	(1)(2)
			12 hospital rooms
Florida
West Bay Surgery Center	Largo	4	4	51%	(1)
Jacksonville Beach Surgery Center	Jacksonville	4	1	77%	(1)
Cape Coral Ambulatory Surgery Center	Cape Coral	5	6	65%	(1)
Lee Island Coast Surgery Center	Fort Myers	5	3	49%	(1)
Tampa Bay Regional Surgery Center	Largo	—	3	57%	(1)
The Surgery Center of Ocala	Ocala	4	2	51%	(1)
Blue Springs Surgery Center	Orange City	3	2	34%	(1)
Georgia
Premier Surgery Center	Brunswick	3	—	58%	(1)
The Surgery Center	Columbus	4	2	63%	(1)
Hawaii
Honolulu Spine Center	Honolulu	2	—	35%	(1)
Idaho
Mountain View Hospital	Idaho Falls	10	3	49%	(1)(2)
			43 hospital rooms
Illinois
Valley Ambulatory Surgery Center	St. Charles	6	1	40%	(1)
Indiana
New Albany Outpatient Surgery	New Albany	3	1	79%	(1)
Kansas
Cypress Surgery Center	Wichita	6	5	54%	(1)
Kentucky
DuPont Surgery Center	Louisville	5	—	61%	(1)
Louisiana
Greater New Orleans Surgery Center	Metairie	2	—	30%	(1)

Surgical Facility	City	Number of Operating Rooms	Number of Treatment Rooms	Symbion Percentage Ownership
Physicians Medical Center	Houma	5	3	53%	(1)(2)
			30 hospital rooms
Massachusetts
Worcester Surgery Center	Worcester	4	1	56%	(1)
Michigan
Novi Surgery Center	Novi	4	3	13%
Missouri
Central Missouri Medical Park Surgical Center	Jefferson City	4	2	40%	(1)
Timberlake Surgery Center	Chesterfield	4	1	56%	(1)
St. Louis Spine and Orthopedic	Chesterfield	3	1	54%	(1)
Mississippi
DeSoto Surgery Center	DeSoto	2	1	—%	(3)
Physicians Outpatient Center	Oxford	4	2	—%	(3)
New York
South Shore Ambulatory Surgery Center	Lynbrook	4	1	40%	(1)(4)
North Carolina
Orthopaedic Surgery Center of Asheville	Asheville	3	—	59%	(1)
Wilmington SurgCare	Wilmington	7	3	75%	(1)
Ohio
Physicians Ambulatory Surgery Center	Circleville	2	—	56%	(1)
Valley Surgical Center	Steubenville	3	1	58%	(1)
Oklahoma
Lakeside Women's Hospital	Oklahoma City	3	3	42%	(2)
			23 hospital rooms
Oregon
Gresham Station Surgery Center	Gresham	5	1	38%
Pennsylvania
Village SurgiCenter	Erie	5	1	72%	(1)
Surgery Center of Pennsylvania	Havertown	5	1	49%	(1)
Rhode Island
Bayside Endoscopy Center	Providence	—	6	75%	(1)
East Greenwich Endoscopy Center	East Greenwich	—	4	45%	(1)
East Bay Endoscopy Center	Portsmouth	—	1	75%	(1)
South Carolina
The Center for Specialty Surgery	Greenville	2	—	78%	(1)
Tennessee
Baptist Germantown Surgery Center	Memphis	6	1	—%	(3)
Cool Springs Surgery Center	Franklin	5	1	36%
East Memphis Surgery Center	Memphis	6	2	—%	(3)
Midtown Surgery Center	Memphis	4	—	—%	(3)
Southwind GI	Memphis	2	—	100%	(1)
Union City Surgery Center	Union City	3	1	—%	(3)
UroCenter	Memphis	3	—	—%	(3)

Surgical Facility	City	Number of Operating Rooms	Number of Treatment Rooms	Symbion Percentage Ownership
Premier Orthopaedic Surgery Center	Nashville	2	—	20%
Renaissance Surgery Center	Bristol	2	1	37%	(1)
Texas
Surgical Hospital of Austin	Austin	6	1	42%	(1)(2)
			26 hospital rooms
Central Park Surgery Center	Austin	5	1	45%	(1)
Clear Fork Surgery Center	Fort Worth	4	1	34%	(1)
Village Specialty Surgical Center	San Antonio	4	4	58%	(1)
NorthStar Surgical Center	Lubbock	6	3	45%	(1)
Texarkana Surgery Center	Texarkana	4	3	58%	(1)
Washington
Bellingham Surgery Center	Bellingham	4	—	84%	(1)
Microsurgical Spine Center	Puyallup	1	1	50%	(1)

(1)	We consolidate this surgical facility for financial reporting purposes.

(2)	This surgical facility is licensed as a hospital.

(3)	We operate this surgical facility, but do not have ownership in the facility.

(4)
Due to regulatory restrictions in the State of New York, we cannot directly hold ownership in the surgical facility.  We hold 40% ownership in the limited liability company (the “operating company”) which provides administrative services to this surgical facility and consolidate the facility for financial reporting purposes.  Additionally, we operate this facility. Subject to satisfaction of certain conditions, we will be required to sell, and a group of physician owners of the operating company will be required to purchase, our remaining 40% ownership in the operating company. If certain conditions are not satisfied, we will have the right to acquire the approximately 25% ownership interest of such physician owners in the operating company.

Strategic Relationships
When attractive opportunities arise, we may develop, acquire or operate surgical facilities through strategic relationships with healthcare systems and other healthcare providers.  We believe that forming a relationship with a healthcare system can enhance our ability to attract physicians and access managed care contracts for our surgical facilities in that market.  We currently have strategic relationships with:

•	Vanderbilt Health Services, Inc., with which we own and operate a surgical facility in Nashville, Tennessee;

•	Vanguard Health Systems, Inc., with which we own and operate a surgical facility in San Antonio, Texas;

•	Baptist Memorial Health Services, Inc. (“Baptist Memorial”), for which we operate seven surgical facilities in Memphis, Tennessee and surrounding areas;

•	Harris Methodist Ft. Worth, with which we own and operate a surgical facility in Fort Worth, Texas; and

•	Adventist Health System, with which we own and operate a surgical facility in Orange City, Florida.
The strategic relationships through which we own and operate surgical facilities are governed by partnership and operating agreements that are generally comparable to the partnership and operating agreements of the other surgical facilities in which we own an interest.  The primary difference between the structure of these strategic relationships and the other surgical facilities in which we hold ownership is that, in these strategic relationships, a healthcare system holds ownership in the surgical facility, in addition to physician investors.  For a general description of the terms of our partnership and operating agreements, see “-Operations-Surgical Facility Ownership Structure.” In each of these strategic relationships, we also have entered into a management agreement under which we provide day-to-day management services for a management fee equal to a percentage of the revenues of the surgical facility.  The terms of those management agreements are comparable to the terms of our management agreements with other surgical facilities in which we own an interest.

We operate seven surgical facilities owned by Baptist Memorial under management agreements with Baptist Memorial in exchange for a management fee based on a percentage of the revenues of these surgical facilities.  The management agreements terminate in 2014 and may be terminated earlier by either party for material breach after notice and an opportunity to cure.
Acquisition and Development of Surgical Facilities
During 2010 and through the second quarter of 2011, our significant acquisitions were as follows:

•
In July 2010, we acquired an incremental 37% controlling ownership interest in one of our Chesterfield, Missouri facilities, which we began consolidating for financial reporting purposes in the third quarter of 2010. In January 2011, we acquired an incremental 3.5% ownership interest in this facility. As of June 30, 2011, we owned a 53.5% interest in this facility.

•	In April 2010, we acquired ownership in a general acute care hospital with a surgical and obstetrics focus in Idaho Falls, Idaho, which we consolidate for financial reporting purposes.
We continuously evaluate opportunities to expand our presence in the surgical facility market by making strategic acquisitions of existing surgical facilities and by developing new surgical facilities in cooperation with local physician partners and, when appropriate, with hospital systems and other strategic partners.  We have the flexibility to structure our partnerships as two-way arrangements where either we are a majority owner partnered with physicians or we are a minority owner with buy-up rights.  These buy-up rights give us the option to own a controlling interest at some point in the future.  Alternatively, we may choose to pursue a three-way arrangement with physicians and a healthcare system partner.
Acquisition Program
We employ a dedicated acquisition team with experience in healthcare services.  Our team seeks to acquire surgical facilities that meet our criteria, including prominence and quality of physician partners, specialty mix, opportunities for growth, level of competition in the local market, level of managed care penetration and our ability to access managed care organization contracts.  Our team utilizes its extensive industry contacts, as well as referrals from current physician partners and other sources, to identify, contact and develop potential acquisition candidates.
We believe there are numerous acquisition opportunities that would pass our general screening criteria.  We carefully evaluate each of our acquisition opportunities through an extensive due diligence process to determine which facilities have the greatest potential for growth and profitability improvements under our operating structure.  In many cases, the acquisition team identifies specific opportunities to enhance a facility's productivity post-acquisition.  For example, we may renovate or construct additional operating or treatment rooms in existing facilities to meet anticipated demand for procedures based on an analysis of local market characteristics.  Our team may also identify opportunities to attract additional physicians to increase the acquired facility's revenues and profitability.  We have acquired 52 surgical facilities between January 1999 and June 30, 2011.
Development Program
We develop surgical facilities in markets in which we identify substantial interest by physicians and payors.  We have experience in developing both single and multi-specialty surgical facilities.  When we develop a new surgical facility, we generally provide all of the services necessary to complete the project.  We offer in-house capabilities for structuring partnerships and financing facilities and work with architects and construction firms in the design and development of surgical facilities.  Before and during the development phase of a new surgical facility, we analyze the competitive environment in the local market, review market data to identify appropriate services to provide, prepare and analyze financial forecasts, evaluate regulatory and licensing issues and assist in designing the surgical facility and identifying appropriate equipment to purchase or lease.  After the surgical facility is developed, we generally provide startup operational support, including information systems, equipment procurement and financing.  We have developed 24 surgical facilities since January 1999.
Development of a typical ASC generally occurs over a 12- to 18-month period, depending on whether the facility is being constructed or available space improved.  Total development costs typically amount to $4.0 to $6.0 million.  Development costs include estimated costs of $1.5 million to $2.0 million typically for improving existing space and equipment plus other furnishing costs of $1.5 million to $2.5 million and working capital of approximately $1.0 million to $1.5 million that is generally required to sustain operations for the initial six to 12 months of operations.  We typically fund about 80% of the development costs of a new surgical facility with a combination of corporate borrowings and cash from operations, and the remainder with equity contributed by us and the other owners of the facility.  For our consolidated surgical facilities, the indebtedness typically consists of intercompany loans that we provide, and for our non-consolidated surgical facilities, the indebtedness typically consists of third-party debt for which we provide a guarantee for only our pro rata share.

Other Services
Although our business is primarily focused on owning and operating surgical facilities, we also operate a physician practice in Memphis, Tennessee.  This physician practice has entered into an agreement with us, which provides, among other things, that we will provide billing, financial services and other business management services in exchange for a management fee.
Information Systems and Controls
Each of our surgical facilities uses a financial reporting system that provides information to our corporate office to track financial performance on a timely basis.  In addition, each of our surgical facilities uses an operating system to manage its business that provides critical support in areas such as scheduling, billing and collection, accounts receivable management, purchasing and other essential operational functions.  We have implemented systems to support all of our surgical facilities and to enable us to more easily access information about our surgical facilities on a timely basis.
We calculate net revenues through a combination of manual and system-generated processes.  Our operating systems include insurance modules that allow us to establish profiles of insurance plans and their respective payment rates.  The systems then match the charges with the insurance plan rates and compute a contractual adjustment estimate for each patient account.  We then manually review the reasonableness of the systems' contractual adjustment estimate using the insurance profiles.  This estimate is adjusted, if needed, when the insurance payment is received and posted to the account.  Net revenues are computed and reported by the systems as a result of this activity.
It is our policy to collect co-payments and deductibles prior to providing services.  It is also our policy to verify a patient's insurance 72 hours prior to the patient's procedure.  Because our services are primarily non-emergency, our surgical facilities have the ability to control these processes.  We do not track exceptions to these policies, but we believe that they occur infrequently and involve insignificant amounts.  When exceptions do occur, we require patients whose insurance coverage is not verified to assume full responsibility for the fees prior to services being rendered, and we seek prompt payment of co-payments and deductibles and verification of insurance following the procedure.
We manually input each patient's account record and the associated billing codes.  Our operating systems then calculate the amount of fees for that patient and the amount of the contractual adjustments.  Claims are submitted electronically if the payor accepts electronic claims.  We use clearinghouses for electronic claims, which then forward the claims to the respective payors.  Payments are manually input to the respective patient accounts.
We have developed proprietary measurement tools to track key operating statistics at each of our surgical facilities by integrating data from our local operating systems and our financial reporting systems.  Management uses these tools to measure operating results against target thresholds and to identify, monitor and adjust areas such as specialty mix, staffing, operating costs, employee expenses and accounts receivable management.  Our corporate and facility-level management teams are compensated in part using performance-based incentives focused on revenue growth and improving operating income.
Marketing
We primarily direct our sales and marketing efforts at physicians who would use our surgical facilities.  Marketing activities directed at physicians and other healthcare providers are coordinated locally by the individual surgical facility and are supplemented by dedicated corporate personnel.  These activities generally emphasize the benefits offered by our surgical facilities compared to other facilities in the market, such as the proximity of our surgical facilities to physicians' offices, the ability to schedule consecutive cases without preemption by inpatient or emergency procedures, the efficient turnaround time between cases, our advanced surgical equipment and our simplified administrative procedures.  Although the facility administrator is the primary point of contact, physicians who utilize our surgical facilities are important sources of recommendations to other physicians regarding the benefits of using our surgical facilities.  Each facility administrator develops a target list of physicians, and we continually review these marketing lists and the facility administrator's progress in contacting and successfully attracting additional local physicians.
We also market our surgical facilities directly to payors, such as health maintenance organizations, or HMOs, preferred provider organizations, or PPOs, and other managed care organizations and employers.  Payor marketing activities conducted by our corporate office management and facility administrators emphasize the high quality of care, cost advantages and convenience of our surgical facilities, and are focused on making each surgical facility an approved provider under local managed care plans.
Competition
In each market in which we operate a surgical facility, we compete with hospitals and operators of other surgical facilities to attract physicians and patients.  We believe that the competitive factors that affect our surgical facilities' ability to compete for physicians are convenience of location of the surgical facilities, access to capital and participation in managed care programs.  In addition, we believe the national prominence, scale and reputation of our company are instrumental in attracting physicians.  We believe that our surgical facilities attract patients based upon our quality of care, the specialties and reputations of the physicians who operate in our surgical facilities, participation in managed care programs, ease of access and convenient scheduling and registration procedures.
In developing or acquiring existing surgical facilities, we compete with other public and private surgical facility and hospital companies.  Several large national companies own and/or operate surgical facilities, including HCA Holdings, Inc., Surgical Care Affiliates, Inc., AmSurg Corp. and United Surgical Partners International, Inc.  We also face competition from local hospitals, physician groups and other providers who may compete with us in the ownership and operation of surgical facilities, as well as the trend of physicians choosing to perform procedures in an office-based setting rather than in a surgical facility.
Employees
At June 30, 2011, we had approximately 3,400 employees, of which about 1,900 were full-time employees.  None of our employees are represented by a collective bargaining agreement.  We believe that we have a good relationship with our employees.
Environmental
We are subject to various federal, state and local laws and regulations relating to the protection of the environment and human health and safety, including those governing the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe workplace.  Our operations include the use, generation and disposal of hazardous materials.  We may, in the future, incur liability under environmental statutes and regulations with respect to contamination of sites we own or operate (including contamination caused by prior owners or operators of such sites, adjoining properties or other persons) and the off-site disposal of hazardous substances.  We believe that we have been and are in substantial compliance with the terms of all applicable environmental laws and regulations and that we have no liabilities under environmental requirements that we would expect to have a material adverse effect on our business, results of operations or financial condition.
Insurance
We maintain liability insurance in amounts that we believe are appropriate for our operations.  Currently, we maintain professional and general liability insurance that provides coverage on a claims-made basis of $1.0 million per occurrence with a retention of $50,000 per occurrence and $3.0 million in annual aggregate coverage per surgical facility, including the facility and employed staff.  We also maintain business interruption insurance and property damage insurance, as well as an additional umbrella liability insurance policy in the aggregate amount of $20.0 million.  Coverage under certain of these policies is contingent upon the policy being in effect when a claim is made regardless of when the events which caused the claim occurred.  The cost and availability of such coverage has varied widely in recent years.  In addition, physicians who provide professional services in our surgical facilities are required to maintain separate malpractice coverage with similar minimum coverage limits.  While we believe that our insurance policies are adequate in amount and coverage for our anticipated operations, we cannot assure you that the insurance coverage is sufficient to cover all future claims or will continue to be available in adequate amounts or at a reasonable cost.
Sources of Revenue
Approximately 97% of our revenues in 2010 and 2011 were obtained from facility fees related to healthcare services performed in our surgical facilities. The fee charged varies depending on the type of service provided, but usually includes all charges for usage of an operating room, a recovery room, special equipment, supplies, nursing staff and medications.  Also, in a very limited number of surgical facilities, we charge for anesthesia services.  Our fees do not include professional fees charged by the patient's surgeon, anesthesiologist or other attending physician, which are billed directly by such physicians to the patient or third-party payor.  We recognize our facility fee on the date of service, net of estimated contractual adjustments and discounts for third-party payors, including Medicare and Medicaid.  Any changes in estimated contractual adjustments and discounts are recorded in the period of change.
We are dependent upon private and government third-party sources of payment for the services we provide.  The amounts that our surgical facilities and physician network receive in payment for their services may be adversely affected by market and cost factors as well as other factors over which we have no control, including Medicare, Medicaid, and state regulations and the cost containment and utilization decisions and reduced reimbursement schedules of third-party payors. The following table sets forth by type of payor the percentage of our patient service revenues generated in the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
Private Insurance	68%	69%	69%	71%	72%
Government	25	25	25	24	22
Self-pay	3	5	4	4	4
Other	4	1	2	1	2
Total	100%	100%	100%	100%	100%
Medicare Reimbursement-Ambulatory Surgery Centers
Payments under the Medicare program to ASCs are made under a system whereby the Secretary of the Department of Health and Human Services (“HHS”) determines payment amounts prospectively for various categories of medical services performed in ASCs. Beginning in 2008, CMS transitioned Medicare payments to ASCs to a system based upon the hospital outpatient prospective payment system ("OPPS"). On July 1, 2011, CMS issued a proposed rule to update the Medicare program's payment policies and rates for ASCs for calendar year ("CY") 2012. The final rule applies a 0.9% increase to the ASC payment rate, which reflects a 2.3% market basket update, less a 1.4% productivity adjustment, as required by the Affordable Care Act. CMS has also proposed to introduce a quality reporting program for ASCs. Under the proposed rule, ASCs would be required to report eight quality measures in order to be eligible for the full market basket update. CMS has proposed that reporting by ASCs could begin CY 2012 for CY 2014 payment determination.
 Medicare Reimbursement-Hospital Inpatient Services
The Medicare program pays hospitals on a prospective payment system for acute inpatient services. Under this prospective payment system, a hospital receives a fixed amount for inpatient hospital services based on each patient's final assigned diagnosis related group (“DRG”). On August 1, 2011, CMS issued the inpatient prospective payment system (“IPPS”) final rule for federal fiscal year (“FFY”) 2012, beginning on October 1, 2011. Under the final rule, hospitals that report quality data under the Inpatient Quality Reporting Program will receive a 1% payment rate increase for inpatient hospital stays paid under the IPPS and hospitals that do not report quality data will receive 1% decrease in payment rates.
On April 29, 2011, CMS issued the final rule on the Hospital Value-Based Purchasing program, an initiative authorized by the Affordable Care Act, which is intended to reward hospitals for the quality of care they provide to Medicare patients receiving inpatient hospital services. An estimated $850 million will be allocated to hospitals in FFY 2013, based on their performance on certain quality measures, which have been drawn from the set of measures that most hospitals already report under the Hospital Inpatient Quality Reporting Program. For FFY 2013, CMS will measure hospital performance using two domains: the clinical process of care domain, which is comprised of 12 clinical process of care measures, and the patient experience of care domain, which is comprised of the Hospital Consumer Assessment of Healthcare Providers and Systems survey measure. Hospitals will be evaluated, and incentive payments will be allocated, based on hospitals' level of achievement and improvement over past performances. The Hospital Value-Based Purchasing program will not increase overall Medicare spending for inpatient stays in acute care hospitals. Rather, the Affordable Care Act requires CMS to fund the incentive payments by reducing the base operating DRG payment amounts. The reduction will be 1% in FFY 2013, rising to 2% by FFY 2017.
In addition, the Affordable Care Act requires HHS to develop a plan to implement a value-based purchasing program for payments under the Medicare program for ASCs. On April 18, 2011, HHS released its report to Congress, which contained a framework for establishing such a value-based purchasing program. We cannot predict how the Hospital Value-Based Purchasing program will impact our hospitals' Medicare reimbursement for hospital inpatient services. However, our revenue could be negatively impacted if our hospitals perform poorly on the quality measures reported under the Hospital Value-Based Purchasing program. Furthermore, we do not know if or when a value-based purchasing program will be implemented for Medicare payments to ASCs or, if such a program is implemented, whether it will follow the recommendations set forth by HHS, or have a negative impact on our revenues.
Medicare Reimbursement-Hospital Outpatient Services
Most outpatient services provided by hospitals are reimbursed by Medicare under the OPPS whereby hospital outpatient services are classified into groups called ambulatory payment classifications (“APCs”). CMS establishes a payment rate for each APC by multiplying the scaled relative weight for the APC by a conversion factor. The payment rate is further adjusted to reflect geographic wage differences. APC classifications and payment rates are reviewed and adjusted on an annual basis. If CMS' annual payment recalculations result in a decrease in APC payment rates for procedures performed in our hospitals, our revenues and profitability could be materially adversely affected.
On July 1, 2011, CMS issued the proposed OPPS rates for CY 2012. Under the proposed rule, the market basket update for CY 2012 for hospitals under the OPPS would be 1.5%, which represents a 2.8% market basket update, reduced by a 1.2% multifactor productivity adjustment and a 0.1% adjustment, both of which are required by the Affordable Care Act. Hospitals that submit quality data in accordance with the Hospital Outpatient Quality Data Reporting Program will receive the full 1.5% market basked update, and those that do not submit quality data will receive a (0.5)% update. As part of the proposed rule, CMS has also proposed to add nine quality measures to the current list of 23 measures to be reported by hospital outpatient departments, bringing to 32 the total number of measures that are to be reported for purposes of the CY 2014 payment determination.
In addition, CMS is proposing a 0.6% reduction to the payment rates for non-cancer OPPS hospitals to offset the adjustment to cancer hospital payments. When combined with the estimated 0.2% payment increase that is needed to ensure budget neutrality in connection with the proposed transition to full use of community mental health center (“CMHC”) data for CMHC partial hospital program per diem payment rates, CMS anticipates that the proposed rule would increase payment rates for hospital outpatient services provided in non-cancer hospitals by 1.1% in CY 2012.
Budget Control Act of 2011
On August 2, 2011, Congress passed, and President Obama signed, the Budget Control Act, which raised the federal debt ceiling and made spending cuts of roughly the same amount. Under this Act, the Joint Select Committee on Deficit Reduction is tasked with reducing the federal deficit by an additional $1.5 trillion by December 23, 2011. If the joint committee fails to approve a bill or Congress does not enact the recommendations, a number of cuts will be automatically “triggered”, which could result in approximately a 2% reduction in Medicare reimbursement rates for providers. We cannot predict whether the joint committee will recommend spending cuts to federal health care programs and, if it does, whether Congress will actually enact their recommendations or whether the automatic cuts will be triggered by Congress' failure to act and if the automatic cuts are triggered, what the actual reductions in reimbursement will be to hospitals and surgery centers. Any reduction in provider reimbursement rates under federal health care programs could have a material adverse effect on our financial condition and results of operations.
Private Third-Party Payors
Most third-party payors pay pursuant to a written contract with our surgical facilities.  These contracts generally require our hospitals and ASCs to offer discounts from their established charges. Some of our payments come from third-party payors with which our surgical facilities do not have written contracts.  In those situations, commonly known as “out-of-network” services, we generally charge the patients the same co-payment or other patient responsibility amounts that we would have charged had our center had a contract with the third-party payor.  We also submit a claim for the services to the third-party payor along with full disclosure that our surgical facility has charged the patient an in-network patient responsibility amount.
Annual Cost Reports
Hospitals participating in the Medicare and some Medicaid programs, whether paid on a reasonable cost basis or under a prospective payment system, are required to meet certain financial reporting requirements. Federal and, where applicable, state regulations require submission of annual cost reports identifying medical costs and expenses associated with the services provided by each hospital to Medicare beneficiaries and Medicaid recipients.
Annual cost reports required under the Medicare and some Medicaid programs are subject to routine governmental audits. These audits may result in adjustments to the amounts ultimately determined to be payable to us under these reimbursement programs. Finalization of these audits often takes several years. Providers may appeal any final determination made in connection with an audit.
Governmental Regulation
General
The healthcare industry is highly regulated, and we cannot provide any assurance that the regulatory environment in which we operate will not significantly change in the future or that we will be able to successfully address any such changes.  In addition to extensive, existing government healthcare regulation, there continue to be numerous and potentially far-reaching initiatives on the federal and state levels affecting the payment for and availability of healthcare services.  Some of the reform initiatives proposed, such as further reductions in Medicare and Medicaid payments and additional prohibitions on physician ownership of facilities to which they refer patients, could, if adopted, adversely affect us and our business.
Every state imposes licensing requirements on individual physicians and healthcare facilities.  In addition, federal and state laws regulate HMOs and other managed care organizations.  Many states require regulatory approval, including licensure, and in some cases certificates of need, before establishing certain types of healthcare facilities, including surgical hospitals and ASCs, offering certain services, including the services we offer, or making expenditures in excess of certain amounts for healthcare equipment, facilities or programs.  Our ability to operate profitably will depend in part upon all of our surgical facilities obtaining and maintaining all necessary licenses, certificates of need and other approvals and operating in compliance with applicable healthcare regulations.  Failure to do so could have a material adverse effect on our business.
The laws of many states prohibit physicians from splitting fees with non-physicians (i.e., sharing in a percentage of professional fees), prohibit non-physician entities (such as us) from practicing medicine and exercising control over or employing physicians and prohibit referrals to facilities in which physicians have a financial interest.  We believe our activities do not violate these state laws.  However, future interpretations of, or changes in, these laws might require structural and organizational modifications of our existing relationships with facilities and the physician network, and we cannot assure you that we would be able to appropriately modify such relationships.  In addition, statutes in some states could restrict our expansion into those states.
Our surgical facilities are subject to federal, state and local laws dealing with issues such as occupational safety, employment, medical leave, insurance regulations, civil rights, discrimination, building codes and medical waste and other environmental issues.  Federal, state and local governments are expanding the regulatory requirements on businesses.  The imposition of these regulatory requirements may have the effect of increasing operating costs and reducing the profitability of our operations.
We believe that hospital, outpatient surgery and diagnostic services will continue to be subject to intense regulation at the federal and state levels.  We are unable to predict what additional government regulations, if any, affecting our business may be enacted in the future or how existing or future laws and regulations might be interpreted.  If we, or any of our surgical facilities, fail to comply with applicable laws, it might have a material adverse effect on our business.
Certificates of Need and Licensure
Capital expenditures for the construction of new healthcare facilities, the addition of beds or new healthcare services or the acquisition of existing healthcare facilities may be reviewable by state regulators under statutory schemes that are sometimes referred to as certificate of need laws.  States with certificate of need laws place limits on the construction and acquisition of healthcare facilities and the expansion of existing facilities and services.  In these states, approvals, generally known as certificates of need, are required for capital expenditures exceeding certain preset monetary thresholds for the development, acquisition and/or expansion of certain facilities or services, including surgical facilities.  We have a concentration of surgical facilities in certificate of need states as we believe the regulations present a competitive advantage to existing operators.
Our healthcare facilities also are subject to state licensing requirements for medical providers.  Our facilities have licenses to operate as ASCs in the states in which they operate, except for (i) one facility in Colorado, one facility in Louisiana, one facility in Oklahoma, one facility in Texas and one facility in Idaho, each of which is licensed as a hospital, and (ii) one surgical facility in the State of Washington where such state does not issue licenses for ASCs.  Our surgical facilities that are licensed as ASCs must meet all applicable requirements for ASCs.  In addition, even though our surgical facilities that are licensed as hospitals primarily provide surgical services, they must meet all applicable requirements for general hospital licensure.  To assure continued compliance with these regulations, governmental and other authorities periodically inspect our surgical facilities.  The failure to comply with these regulations could result in the suspension or revocation of a facility's license.  In addition, based on the specific operations of our surgical facilities, some of these facilities maintain a pharmacy license, a controlled substance registration, a clinical laboratory certification waiver, and environmental protection permits for biohazards and/or radioactive materials, as required by applicable law.
Healthcare Reform
The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, or the Healthcare Reform Acts, were signed into law on March 23, 2010 and March 30, 2010, respectively, dramatically altering the U.S. healthcare system. The Healthcare Reform Acts are intended to provide coverage and access to substantially all Americans, to increase the quality of care provided, and to reduce the rate of growth in healthcare expenditures. The changes include, among other things, reducing payments to Medicare Advantage plans, expanding the Medicare program's use of value-based purchasing programs, tying hospital payments to the satisfaction of certain quality criteria, bundling payments to hospitals and other providers, reducing Medicare and Medicaid payments, expanding Medicare and Medicaid eligibility, and expanding access to health insurance. As part of the effort to control or reduce healthcare spending, the Healthcare Reform Acts also contain a number of measures intended to reduce fraud and abuse in the Medicare and Medicaid programs, such as requiring the use of recovery audit contractors in the Medicaid program and limitations on the federal physician self-referral law (“Stark Law”) exception that allows physicians to have ownership interests in hospitals (the “Whole Hospital Exception”). Among other things, the Healthcare Reform Acts prohibit hospitals from increasing the percentages of the total value of the ownership interests held in the hospital by physicians after March 23, 2010, as well as place severe restrictions on the ability of a hospital subject to the Whole Hospital Exception to add operating rooms, procedure rooms and beds. The Healthcare Reform Acts provide for additional enforcement tools, cooperation between agencies, and funding for enforcement. It is difficult to predict the impact the Healthcare Reform Acts will have on the Company's operations given the delay in implementing regulation, pending court challenges, and possible amendment or repeal of elements of the Healthcare Reform Acts. The Healthcare Reform Acts mandate reductions in reimbursement, such as adjustments to the hospital inpatient and outpatient prospective payment system market basket updates and productivity adjustments to Medicare's annual inflation updates, which became effective in 2010 or will be effective in 2011 and 2012. Further, a majority of the measures contained in the Healthcare Reform Acts do not take effect until 2013 or later. The Healthcare Reform Acts could have a material adverse effect on our financial condition and results of operations.
Quality Improvement
Quality of care and value-based purchasing also have become significant trends and competitive factors in the healthcare industry. In 2005, CMS began making public performance data relating to ten quality measures that hospitals submit in connection with their Medicare reimbursement. Since that time, CMS has on several occasions increased the number of quality measures hospitals are required to report in order to receive the full IPPS and OPPS market basket updates. In addition, the Medicare program no longer reimburses hospitals for the cost of care relating to certain preventable adverse events, and many private healthcare payers have adopted similar policies. The Healthcare Reform Acts also contain a number of provisions that are intended to improve the quality of care that is provided to Medicare and Medicaid beneficiaries. For example, beginning July 1, 2011, the Healthcare Reform Acts prohibit Medicaid programs from using federal funds to reimburse providers for the costs of care needed to treat hospital acquired conditions (“HACs”). Beginning in FFY 2015, the Healthcare Reform Acts mandate a 1% reduction in Medicare payments for hospitals that were in the highest quartile of national risk-adjusted HAC rates for the previous FFY. Beginning in FFY 2013, the Healthcare Reform Acts require CMS to implement a value-based purchasing program for Medicare hospitals that would reduce IPPS payments by 1% in FFY 2013 (gradually increasing to 2% in FFY 2017) and to use those funds to provide additional payments to hospitals that meet certain clinical and patient experience of care quality measures. If the public performance data becomes a primary factor in where patients choose to receive care, and if competing hospitals have better results than our hospitals on those measures, we would expect that our patient volumes could decline. In addition, if our hospitals have high HAC rates or are unable to meet the required quality measures, the implementation of the value-based purchasing programs potentially could have a negative effect on our revenues.
Accountable Care Organizations
On March 31, 2011, CMS issued proposed regulations under the Healthcare Reform Acts that are intended to allow providers including hospitals, physicians, and other designated professionals and suppliers, to coordinate care for Medicare beneficiaries through Accountable Care Organizations (“ACOs”). This shared savings program is intended to produce savings as a result of improved quality and operational efficiency. ACOs that achieve certain savings benchmarks and quality performance standards will be eligible to share in a portion of the amounts saved by the Medicare program. The proposed rules outline certain key characteristics of an ACO, including the scope and length of an ACO's contract with CMS, the required governance of an ACO, the assignment of Medicare beneficiaries to an ACO, the payment models under which an ACO can share in cost savings, and the quality and other reporting requirements expected of an ACO. Under the proposed regulations, patient and provider participation in ACOs will be voluntary. Proposed regulations were also issued with respect to waivers of certain federal laws, including the Stark (physician self-referral) law, the Anti-kickback Statute, and certain provisions of the civil monetary penalty laws with respect to financial relationships for organizations operating as ACOs. Under the proposed rules, we would be required to meet certain requirements in order to be eligible for such waivers. The implementation of ACOs could have a negative impact on our financial condition and results of operations if our facilities and physician network are unable to participate or if reimbursement is greatly reduced. We will continue to monitor developments in the proposed ACO regulations. We cannot predict if the proposed ACO regulations will be adopted or, if adopted, if they will be adopted in their current form.
Medicare and Medicaid Participation
The majority of our revenues are expected to continue to be received through third-party reimbursement programs, including state and federal programs, such as Medicare and Medicaid, and private health insurance programs.  To participate in the Medicare program and receive Medicare payment, our surgical facilities must comply with regulations promulgated by

HHS.  Among other things, these regulations, known as “conditions of coverage” or “conditions of participation,” impose numerous requirements on our facilities, their equipment, their personnel and their standards of medical care, as well as compliance with all applicable state and local laws and regulations.  On April 26, 2007, CMS issued a policy memorandum that reaffirmed its prior interpretation of its conditions of participation that all hospitals (other than Critical Access Hospitals) participating in the Medicare program are required to provide basic emergency care interventions regardless of whether or not the hospital maintains an emergency department.  Our six facilities licensed as hospitals are required to meet this requirement to maintain their participating provider status in the Medicare program.  One of our hospitals, which does not have an emergency room, maintains a protocol for the transfer of patients requiring emergency treatment, which protocol may be interpreted as inconsistent with a recent CMS policy memorandum.  Our surgical facilities must also satisfy the conditions of participation to be eligible to participate in the various state Medicaid programs.  The requirements for certification under Medicare and Medicaid are subject to change and, in order to remain qualified for these programs, we may have to make changes from time to time in our facilities, equipment, personnel or services.  Although we intend to continue to participate in these reimbursement programs, we cannot assure you that our surgical facilities will continue to qualify for participation.
CMS currently requires hospitals to disclose physician ownership to patients. We comply with the current CMS requirements. Changes in the Healthcare Reform Acts provide for written disclosures of physician ownership interests to the hospital's patients and on the hospital's website and in any advertising, along with annual reports to the government detailing such interests as well as a requirement that any hospital that does not have 24/7 physician coverage inform patients of this fact and receive signed acknowledgment from the patients of the disclosure. A hospital's provider agreement may be terminated if it fails to provide the notice.  A hospital that does not have a physician on site 24 hours per day and seven days per week could have its provider agreement terminated if it fails to provide notice of this circumstance. In 2010 CMS also issued a “self-referral disclosure protocol” for hospitals and other providers that wish to self-disclose potential violations of the Stark Law to CMS and to attempt to resolve those potential violations and any related overpayment liabilities at levels below the maximum penalties and amounts set forth in the statute. The disclosure requirements set forth in the Healthcare Reform Acts and the self-referral disclosure protocol reflect a move towards increasing government scrutiny of the financial relationships between hospitals and referring physicians and increasing disclosure of potential violations of the Stark Law to the government by hospitals and other healthcare providers. We intend for all of our facilities to meet their disclosure obligations.
Survey and Accreditation
Hospitals are subject to periodic inspection by federal, state and local authorities to determine their compliance with applicable regulations and requirements necessary for licensing, certification and accreditation. Our hospitals currently are licensed under appropriate state laws and are qualified to participate in the Medicare and Medicaid programs.
Utilization Review
Federal law contains numerous provisions designed to ensure that services rendered by hospitals to Medicare and Medicaid patients meet professionally recognized standards and are medically necessary and that claims for reimbursement are properly filed. These provisions include a requirement that a sampling of admissions of Medicare and Medicaid patients must be reviewed by quality improvement organizations, which review the appropriateness of Medicare and Medicaid patient admissions and discharges, the quality of care provided, the validity of DRG classifications and the appropriateness of cases of extraordinary length of stay or cost. Quality improvement organizations may deny payment for services provided or assess fines and also have the authority to recommend to HHS that a provider which is in substantial noncompliance with the standards of the quality improvement organization be excluded from participation in the Medicare program. Utilization review is also a requirement of most non-governmental managed care organizations.
Federal Anti-Kickback Statute and Medicare Fraud and Abuse Laws
The Social Security Act includes provisions addressing false statements, illegal remuneration and other instances of fraud and abuse in the Medicare program.  These provisions are commonly referred to as the Medicare fraud and abuse laws, and include the statute commonly known as the federal Anti-kickback Statute.  The Anti-kickback Statute prohibits providers and others from, among other things, soliciting, receiving, offering or paying, directly or indirectly, any remuneration in return for either making a referral for, or ordering or arranging for, or recommending the order of, any item or service covered by a federal healthcare program, including, but not limited to, the Medicare program.  Violations of the Anti-kickback Statute are criminal offenses punishable by imprisonment and fines of up to $25,000 for each violation.  Civil violations are punishable by fines of up to $50,000 for each violation, as well as damages of up to three times the total amount of remuneration received from the government for healthcare claims.
In addition, the Medicare Patient and Program Protection Act of 1987, as amended by the Health Insurance Portability and Accountability Act of 1996, (“HIPAA”), and the Balanced Budget Act of 1997, impose civil monetary penalties and exclusion from state and federal healthcare programs on providers who commit violations of the Medicare fraud and abuse laws.  Pursuant to the enactment of HIPAA, as of June 1, 1997, the Secretary may, and in some cases must, exclude individuals and entities that the Secretary determines have “committed an act” in violation of the Medicare fraud and abuse laws or improperly filed claims in violation of the Medicare fraud and abuse laws from participating in any federal healthcare program.  HIPAA also expanded the Secretary's authority to exclude a person involved in fraudulent activity from participating in a program providing health benefits, whether directly or indirectly, in whole or in part, by the U.S. government.  Additionally, under HIPAA, individuals who hold a direct or indirect ownership or controlling interest in an entity that is found to violate the Medicare fraud and abuse laws may also be excluded from Medicare and Medicaid and other federal and state healthcare programs if the individual knew or should have known, or acted with deliberate ignorance or reckless disregard of, the truth or falsity of the information of the activity leading to the conviction or exclusion of the entity, or where the individual is an officer or managing employee of such entity.  This standard does not require that specific intent to defraud be proven by the Office of the Inspector General of the U.S. Department of Health and Human Services (the “OIG”).  Under HIPAA it is also a crime to defraud any commercial healthcare benefit program.
Because physician-investors in our surgical facilities are in a position to generate referrals to the facilities, the distribution of available cash to those investors could come under scrutiny under the Anti-kickback Statute.  The U.S. Third Circuit Court of Appeals has held that the Anti-kickback Statute is violated if one purpose (as opposed to a primary or sole purpose) of a payment to a provider is to induce referrals.  Other federal circuit courts have followed this decision.  Because none of these cases involved a joint venture such as those owning and operating our surgical facilities, it is not clear how a court would apply these holdings to our activities.  It is clear, however, that a physician's investment income from a surgical facility may not vary with the number of his or her referrals to the surgical facility, and we comply with this prohibition.
In a case involving a physician-owned joint venture, the U.S. Ninth Circuit Court of Appeals held that the Anti-kickback Statute is violated when a person or entity (1) knows that the statute prohibits offering or paying remuneration to induce referrals and (2) engages in prohibited conduct with the specific intent to violate the law.  In that case, the joint venture was determined to have violated the law because its agent solicited prospective limited partners by implying that eligibility to purchase shares in the limited partnership was dependent on an agreement to refer business to it, told prospective limited partners that the number of shares they would be permitted to purchase would depend on the volume of business they referred to the venture, and stated that partners who did not refer business would be pressured to leave the partnership.  The court also determined that the joint venture was vicariously liable for the actions of its agents, notwithstanding that the agent's actions were contrary to the principal's stated policy.
Under regulations issued by the OIG, certain categories of activities are deemed not to violate the Anti-kickback Statute (commonly referred to as the safe harbors).  According to the preamble to these safe harbor regulations, the failure of a particular business arrangement to comply with the regulations does not determine whether the arrangement violates the Anti-kickback Statute.  The safe harbor regulations do not make conduct illegal, but instead outline standards that, if complied with, protect conduct that might otherwise be deemed in violation of the Anti-kickback Statute.  Failure to meet a safe harbor does not indicate that the arrangement violates the Anti-kickback Statute.
We believe the ownership and operations of our surgery centers and hospitals will not fit wholly within safe harbors, but we attempt to incorporate elements of a safe harbor in all of our facilities.  Our ASCs, for example, are structured to fit as closely as possible within the safe harbor designed to protect distributions to physician-investors in ASCs who directly refer patients to the ASC and personally perform the procedures at the center as an extension of their practice (the “ASC Safe Harbor”).  The ASC Safe Harbor protects four categories of investors, including facilities owned by (1) general surgeons, (2) single-specialty physicians, (3) multi-specialty physicians and (4) hospital/physician ventures, provided that certain requirements are satisfied.  These requirements include the following:
1.The ASC must be an ASC certified to participate in the Medicare program, and its operating and recovery room space must be dedicated exclusively to the ASC and not a part of a hospital (although such space may be leased from a hospital if such lease meets the requirements of the safe harbor for space rental);
2.Each investor must be either (a) a physician who derived at least one-third of his or her medical practice income for the previous fiscal year or 12-month period from performing procedures on the list of Medicare-covered procedures for ASCs, (b) a hospital, or (c) a person or entity not in a position to make or influence referrals to the center, nor to provide items or services to the ASC, nor employed by the ASC or any investor;
3.Unless all physician-investors are members of a single specialty, each physician-investor must perform at least one-third of his or her procedures at the ASC each year (this requirement is in addition to the requirement that the physician-investor has derived at least one-third of his or her medical practice income for the past year from performing procedures);
4.Physician-investors must have fully informed their referred patients of the physician's investment;
5.The terms on which an investment interest is offered to an investor are not related to the previous or expected volume of referrals, services furnished or the amount of business otherwise generated from that investor to the entity;
6.Neither the ASC nor any other investor nor any person acting on their behalf may loan funds to or guarantee a loan for an investor if the investor uses any part of such loan to obtain the investment interest;
7.The amount of payment to an investor in return for the investment interest is directly proportional to the amount of the capital investment (including the fair market value of any pre-operational services rendered) of that investor;
8.All physician-investors, any hospital-investor and the center agree to treat patients receiving benefits or assistance under a federal healthcare program in a non-discriminatory manner;
9.All ancillary services performed at the ASC for beneficiaries of federal healthcare programs must be directly and integrally related to primary procedures performed at the ASC and may not be billed separately;
10.No hospital-investor may include on its cost report or any claim for payment from a federal healthcare program any costs associated with the ASC;
11.The ASC may not use equipment owned by or services provided by a hospital-investor unless such equipment is leased in accordance with a lease that complies with the Anti-kickback statute equipment rental safe harbor and such services are provided in accordance with a contract that complies with the Anti-kickback Statute personal services and management contract safe harbor; and
12.No hospital-investor may be in a position to make or influence referrals directly or indirectly to any other investor or the ASC.
We believe that the ownership and operations of our surgical facilities will not satisfy this ASC Safe Harbor for investment interests in ASCs because, among other things, we or one of our subsidiaries will generally be an investor in and provide management services to each ASC.  We cannot assure you that the OIG would view our activities favorably even though we strive to achieve compliance with the remaining elements of this safe harbor.
In addition, although we expect each physician-investor to utilize the ASC as an extension of his or her practice, we cannot assure you that all physician-investors will derive at least one-third of their medical practice income from performing Medicare-covered ASC procedures, perform one-third of their procedures at theASC or inform their referred patients of their investment interests.  Interests in our ASC joint ventures are purchased at fair market value.  Investors who purchase at a later time generally pay more for a given percentage interest than founding investors.  The result is that while all investors are paid distributions in accordance with their ownership interests, for ASCs where there are later purchases we cannot meet the safe harbor requirement that return on investment is directly proportional to the amount of capital investment.  The OIG has on several occasions reviewed investments relating to ASCs, and in Advisory Opinion No. 07-05, raised concerns that (a) purchases of interests from physicians might yield gains on investment rather than capital infusion to the ASCs, (b) such purchases could be meant to reward or influence the selling physicians' referrals to the ASC or the hospital, and (c) such returns might not be directly proportional to the amount of capital invested. Nonetheless, we believe our fair market value purchase requirements and distribution policies comply with the Anti-kickback Statute.
We hold ownership in one ASC in which a physician group that includes primary care physicians who do not use the ASC also holds ownership.  In OIG Advisory Opinion No. 03-5 (February 6, 2003), the OIG declined to grant a favorable opinion to a proposed ASC structure that would have been jointly owned by a hospital and a multi-specialty group practice that was composed of a substantial number of primary care physicians who would not personally use the ASC.  We believe that the ownership of our ASC complies with the Anti-kickback Statute because we understand that the physician group that owns an interest in our ASC is structured to fit within the definition of a unified group practice under the federal law prohibiting physician self-referrals, commonly known as the Stark Law, and the income distributions of the group practice comply with the Stark Law's acceptable methods of income distribution.  Although these provisions directly apply only to liability under the Stark Law, we believe that the same principles are relevant to an analysis under the Anti-kickback Statute.  We believe that no physician in the group practice receives an income distribution that is based directly on his or her referrals to the ASC, and we believe that the group's ownership of the ASC is no different than its ownership of other ancillary services common in physician practices.  Nevertheless, there can be no assurance that the proposed arrangement will not be determined to be in violation of the law.
In OIG Advisory Opinion No. 09-09 (July 29, 2009), the OIG concluded that an arrangement involving an ASC joint venture between a hospital and physicians involving the combination of their two ASCs into a single, larger ASC presented minimal risk of fraud or abuse, despite the fact that it did not fit within any applicable anti-kickback safe harbors.   Additionally, the OIG stated that fair market value should be determined based only on the tangible assets of each ASC since the physician investors are referral sources for the ASC.  The OIG stated that a cash flow-based valuation of the business contributed by the physician investors potentially would include the value of the physician investors' referrals over the time that their ASC was in existence prior to the merger with the hospital's ASC.  The OIG went on to note that a valuation involving intangible assets would not necessarily result in a violation of the Anti-kickback Statute, but would require a review of all the facts and circumstances.  It is not clear whether the OIG is concerned about using a cash flow-based valuation in most healthcare transactions involving referral sources, or just transactions, like this one, where the parties' contributions would be valued differently for contributing the same assets if only one party's contribution is valued as a going concern based on cash flow.  Also, the OIG appears to be focused on historical cash flow rather than a projected, discounted cash flow, which is a commonly used valuation methodology.  What is clear is that for the first time, the OIG addressed valuation methodologies, which could lead to increased scrutiny of all transactions involving physicians.
Our hospitals comply as closely as possible with the safe harbor for investments in small entities.  Our hospital investments do not fit wholly within the safe harbor because more than 40% of the investment interests are held by investors who are either in a position to refer to the hospital or who provide services to the hospital and more than 40% of the hospital's gross revenues last year were derived from referrals generated by investors.  However, we believe we comply with the remaining elements of the safe harbor.
In addition to the physician ownership in our surgical facilities, other financial relationships of ours with potential referral sources could potentially be scrutinized under the Anti-kickback Statute.  We have entered into management agreements to manage many of our surgical facilities, as well as our physician network.  Most of these agreements call for our subsidiary to be paid a percentage-based management fee.  Although there is a safe harbor for personal services and management contracts (the “Personal Services and Management Safe Harbor”), the Personal Services and Management Safe Harbor requires, among other things, that the amount of the aggregate compensation paid to the manager over the term of the agreement be set in advance.  Because our management fees are generally based on a percentage of revenues, our management agreements do not typically meet this requirement.  We do, however, believe that our management arrangements satisfy the other requirements of the Personal Services and Management Safe Harbor for personal services and management contracts.  The OIG has taken the position in several advisory opinions that percentage-based management agreements are not protected by a safe harbor, and consequently, may violate the Anti-kickback Statute. We have implemented formal compliance programs designed to safeguard against overbilling and believe that our management agreements comply with the requirements of the Anti-kickback Statute.  However, we cannot assure you that the OIG would find our compliance programs to be adequate or that our management agreements would be found to comply with the Anti-kickback Statute.
We also typically guarantee a surgical facility's third-party debt financing and certain lease obligations as part of our obligations under a management agreement.  Physician investors are generally not required to enter into similar guarantees.  The OIG might take the position that the failure of the physician investors to enter into similar guarantees represents a special benefit to the physician investors given to induce patient referrals and that such failure constitutes a violation of the Anti-kickback Statute.  We believe that the management fees (and in some cases guarantee fees) are adequate compensation to us for the credit risk associated with the guarantees and that the failure of the physician investors to enter into similar guarantees does not create a material risk of violating the Anti-kickback Statute.  However, the OIG has not issued any guidance in this regard.
The OIG is authorized to issue advisory opinions regarding the interpretation and applicability of the Anti-kickback Statute, including whether an activity constitutes grounds for the imposition of civil or criminal sanctions.  We have not, however, sought such an opinion regarding any of our arrangements.  If it were determined that our activities, or those of our surgical facilities, violate the Anti-kickback Statute, we, our subsidiaries, our officers, our directors and each surgical facility investor could be subject, individually, to substantial monetary liability, prison sentences and/or exclusion from participation in any healthcare program funded in whole or in part by the U.S. government, including Medicare, TRICARE or state healthcare programs.
Evolving interpretations of current, or the adoption of new, federal or state laws or regulations could affect many of our arrangements.  Law enforcement authorities, including the OIG, the courts and Congress, are increasing their scrutiny of arrangements between healthcare providers and potential referral sources to ensure that the arrangements are not designed as a mechanism to exchange remuneration for patient care referrals or opportunities.  Investigators have also demonstrated a willingness to look behind the formalities of a business transaction to determine the underlying purposes of payments between healthcare providers and potential referral sources.
Federal Physician Self-Referral Law
The federal physician self-referral law, or Stark Law, prohibits certain self-referrals for healthcare services.  As currently enacted, the Stark Law prohibits a practitioner, including a physician, dentist or podiatrist, from referring patients to an entity with which the practitioner or a member of his or her immediate family has a “financial relationship” for the provision of certain “designated health services” that are paid for in whole or in part by Medicare or Medicaid unless an exception applies.  The term “financial relationship” is broadly defined and includes most types of ownership and compensation relationships.  The Stark Law also prohibits the entity from seeking payment from Medicare or Medicaid for services that are rendered through a prohibited referral.  If an entity is paid for services provided through a prohibited referral, it may be required to refund the payments.  Violations of the Stark Law may also result in the imposition of damages equal to three times the amount improperly claimed and civil monetary penalties of up to $15,000 per prohibited claim and $100,000 per prohibited circumvention scheme and exclusion from participation in the Medicare and Medicaid programs.  For the purposes of the Stark Law, the term “designated health services” is defined to include:

•	clinical laboratory services;

•	physical therapy services;

•	occupational therapy services;

•	radiology services, including magnetic resonance imaging, computerized axial tomography scan and ultrasound services;

•	radiation therapy services and supplies;

•	durable medical equipment and supplies;

•	parenteral and enteral nutrients, equipment and supplies;

•	prosthetics, orthotics and prosthetic devices and supplies;

•	home health services;

•	outpatient prescription drugs; and

•	inpatient and outpatient hospital services.
The list of designated health services does not, however, include surgical services that are provided in an ASC.  Furthermore, in final Stark Law regulations published by HHS on January 4, 2001, the term “designated health services” was specifically defined to not include services that are reimbursed by Medicare as part of a composite rate, such as services that are provided in an ASC.  However, if designated health services are provided by an ASC and separately billed, referrals to the ASC by a physician-investor would be prohibited by the Stark Law.  Because our facilities that are licensed as ASCs do not have independent laboratories and do not provide designated health services apart from surgical services, we do not believe referrals to these facilities by physician-investors are prohibited.  If legislation or regulations are implemented that prohibit physicians from referring patients to surgical facilities in which the physician has a beneficial interest, our business and financial results would be materially adversely affected.
Six of our facilities are licensed as hospitals.  The Stark Law currently includes the Whole Hospital Exception, which applies to physician ownership of a hospital, provided such ownership is in the whole hospital and the physician is authorized to perform services at the hospital.  Physician investment in our facilities licensed as hospitals meet this requirement.  However, changes to the Whole Hospital Exception have been the subject of recent regulatory action and legislation.  Changes in the Healthcare Reform Acts include:

•	a prohibition on hospitals from having any physician ownership unless the hospital already had physician ownership and a Medicare provider agreement in effect as of December 31, 2010;

•
a limitation on the percentage of total physician ownership or investment interests in the hospital or entity whose assets include the hospital to the percentage of physician ownership or investment as of March 23, 2010;

•
a prohibition from expanding the number of beds, operating rooms, and procedure rooms for which it is licensed after March 23, 2010, unless the hospital obtains an exception from the Secretary of the Department of Health and Human Services;

•	a requirement that return on investment be proportionate to the investment by each investor;

•	restrictions on preferential treatment of physician versus non-physician investors;

•
a requirement for written disclosures of physician ownership interests to the hospital's patients and on the hospital's website and in any advertising, along with annual reports to the government detailing such interests;

•	a prohibition on the hospital or other investors from providing financing to physician investors;

•	a requirement that any hospital that does not have 24/7 physician coverage inform patients of this fact and receive signed acknowledgment from the patients of the disclosure; and

•	a prohibition on “grandfathered” status for any physician-owned hospital that converted from an ASC to a hospital on or after March 23, 2010.
We cannot predict whether other proposed amendments to the Whole Hospital Exception will be included in any future legislation or if Congress will adopt any similar provisions that would prohibit or otherwise restrict physicians from holding ownership interests in hospitals.  The Healthcare Reform Acts could have an adverse effect on our financial condition and results of operations.
In addition to the physician ownership in our surgical facilities, we have other financial relationships with potential referral sources that potentially could be scrutinized under the Stark Law. We have entered into personal service agreements, such as medical director agreements, with physicians at our hospitals. We believe that our agreements with referral sources satisfy the requirements of the personal service arrangements exception to the Stark Law and have implemented formal compliance programs designed to safeguard against overbilling. However, we cannot assure you that the OIG would find our compliance programs to be adequate or that our agreements with referral sources would be found to comply with the Stark Law.
Additionally, the physician network we operate must comply with the “in-office ancillary services exception” of the Stark Law.  We believe that this physician network operates in compliance with the applicable language of statutory exceptions to the Stark Law, including the exceptions for services provided by physicians within a group practice or in-office ancillary services.  There have been extensive discussions and proposed changes to these exceptions.  We cannot provide assurances that CMS may not propose and later adopt changes to the in-office ancillary services exception or whether if adopted, any such changes would not adversely affect the physician practices that we manage, and thus that portion of our business.  If future revisions modify the provisions of the Stark Law regulations that are applicable to our business, our revenues and profitability could be materially adversely affected and could require us to modify our relationships with our physician and healthcare system partners.
False and Other Improper Claims
The U.S. government is authorized to impose criminal, civil and administrative penalties on any person or entity that files a false claim for payment from the Medicare or Medicaid programs or other federal and state healthcare programs.  Claims filed with private insurers can also lead to criminal and civil penalties, including, but not limited to, penalties relating to violations of federal mail and wire fraud statutes, as well as penalties under the anti-fraud provisions of HIPAA.  While the criminal statutes are generally reserved for instances of fraudulent intent, the U.S. government is applying its criminal, civil and administrative penalty statutes in an ever-expanding range of circumstances.  For example, the U.S. government has taken the position that a pattern of claiming reimbursement for unnecessary services violates these statutes if the claimant merely should have known the services were unnecessary, even if the government cannot demonstrate actual knowledge.  The U.S. government has also taken the position that claiming payment for low-quality services is a violation of these statutes if the claimant should have known that the care being provided was substandard.
Over the past several years, the U.S. government has accused an increasing number of healthcare providers of violating the federal Act.  The False Claims Act prohibits a person from knowingly presenting, or causing to be presented, a false or fraudulent claim to the U.S. government.  The statute defines “knowingly” to include not only actual knowledge of a claim's falsity, but also reckless disregard for or intentional ignorance of the truth or falsity of a claim.  The Fraud Enforcement and Recovery Act of 2009 further expanded the scope of the False Claims Act by, among other things, creating liability for knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. The Healthcare Reform Acts also created federal False Claims Act liability for the knowing failure to report and return an overpayment within 60 days of the identification of the overpayment or the date by which a corresponding cost report is due, whichever is later. The Healthcare Reform Acts also provide that claims submitted in connection with patient referrals that result from violations of the Anti-kickback Statute constitute false claims for the purposes of the federal False Claims Act, and some courts have held that a violation of the Stark Law can result in False Claims Act liability, as well. Because our surgical facilities perform hundreds of similar procedures a year for which they are paid by Medicare, and there is a relatively long statute of limitations, a billing error or cost reporting error could result in significant civil or criminal penalties.
Under the qui tam, or whistleblower, provisions of the False Claims Act, private parties may bring actions on behalf of the U.S. government.  These private parties, often referred to as relators, are entitled to share in any amounts recovered by the government through trial or settlement.  Both whistleblower lawsuits and direct enforcement activity by the government have increased significantly in recent years and have increased the risk that a healthcare company, like us, will have to defend a false claims action, pay fines or be excluded from the Medicare and Medicaid programs and other federal and state healthcare programs as a result of an investigation resulting from a whistleblower case.  Although we believe that our operations materially comply with both federal and state laws, they may nevertheless be the subject of a whistleblower lawsuit or may otherwise be challenged or scrutinized by governmental authorities. Providers found liable for False Claims Act violations are subject to damages of up to three times the actual damage sustained by the government plus mandatory civil monetary penalties between $5,500 and $11,000 for each separate false claim. A determination that we have violated these laws could have a material adverse effect on us.
Privacy and Security Requirements
We are subject to HIPAA and the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”), which was enacted as part of the American Recovery and Reinvestment Act of 2009.  The HITECH Act strengthened the requirements and significantly increased the penalties for violations of the HIPAA privacy and security regulations. The HITECH Act also requires us to notify patients of any unauthorized access, acquisition, or disclosure of their unsecured protected health information that poses significant risk of financial, reputational or other harm to a patient.
The HIPAA privacy standards apply to individually identifiable information held or disclosed by a covered entity in any form, whether communicated electronically, on paper or orally.  These standards impose extensive administrative requirements on us.  These standards require our compliance with rules governing the use and disclosure of this health information.  They create rights for patients in their health information, such as the right to amend their health information, and they require us to impose these rules, by contract, on any business associate to whom we disclose such information in order to perform functions on our behalf.
The HIPAA security standards require us to establish and maintain reasonable and appropriate administrative, technical and physical safeguards to ensure the integrity, confidentiality and the availability of electronic health and related financial information.  The security standards were designed to protect electronic information against reasonably anticipated threats or hazards to the security or integrity of the information and to protect the information against unauthorized use or disclosure.  Although the security standards do not reference or advocate a specific technology, and covered healthcare providers, plans and clearinghouses have the flexibility to choose their own technical solutions, the security standards have required us to implement significant new systems, business procedures and training programs.  We believe that we are in material compliance with the privacy and security requirements of HIPAA.
Violations of the HIPAA privacy and security regulations may result in civil and criminal penalties.  The HITECH Act strengthened the requirements of the HIPAA privacy and security regulations and significantly increased the penalties for violations by introducing a tiered penalty system, with penalties of up to $50,000 per violation with a maximum civil penalty of $1.5 million in a calendar year for violations of the same requirement.  Under the HITECH Act, HHS is required to conduct periodic compliance audits of covered entities and their business associates.  The HITECH Act also extends the application of certain provisions of the security and privacy regulations to business associates and subjects business associates to civil and criminal penalties for violation of the regulations.
The HITECH Act authorizes State Attorneys General to bring civil actions seeking either an injunction or damages in response to violations of HIPAA privacy and security regulations or the new data breach law that affects the privacy of their state residents.  We expect vigorous enforcement of the HITECH Act's requirements by HHS and State Attorneys General. Final rules relating to the HITECH Act, HIPAA enforcement and breach notification are expected to be published in 2011. We cannot predict whether our surgical facilities will be able to comply with the final rules and the financial impact to our surgical facilities in implementing the requirements under the final rules when they take effect.
Our facilities also remain subject to any state laws that relate to privacy or the reporting of data breaches that are more restrictive than the regulations issued under HIPAA and the requirements of the HITECH Act.  For example, various state laws and regulations may require us to notify affected individuals in the event of a data breach involving certain personal information, such as social security numbers, dates of birth and credit card information.
Recent actions by HHS-Office for Civil Rights (“OCR”) indicate increased enforcement of HIPAA. OCR recently announced a $4.3 million civil monetary penalty against a healthcare clinic for failure to provide patients with access to their records as well as failure to cooperate with investigators and a $1 million settlement and corrective action plan with a hospital in a case stemming from paper records lost on a subway. OCR also is investigating all of the more than 240 breaches of unsecured protected health information that involved over 500 individuals. OCR is implementing a program to train state Attorneys General on how to file federal HIPAA lawsuits and will begin testing a pilot auditing program later this year involving outside security consultants who would audit entities covered by HIPAA for compliance with HIPAA.
Red Flags Rule
The Federal Trade Commission (“FTC”) issued a final rule, known as the Red Flags Rule, in October 2007 requiring financial institutions and businesses that maintain accounts that permit multiple payments for primarily individual purposes. The Red Flag Program Clarification Act of 2010, signed on December 18, 2010, appears to exclude healthcare providers from the Red Flags Rule, but permits the FTC or relevant agencies to designate additional creditors subject to the Red Flags Rule through future rulemaking if the agencies determine that the person in question maintains accounts subject to foreseeable risk of identity theft. Compliance with any such future rulemaking may require additional expenditures in the future.
Adoption of Electronic Health Records
The HITECH Act also includes provisions designed to increase the use of Electronic Health Records (“EHR”) by both physicians and hospitals. Beginning with FY 2011 and extending through FY 2016, eligible hospitals may receive reimbursement incentives based upon successfully demonstrating ”meaningful use” of its certified EHR technology. Beginning in FY 2015, those hospitals that do not successfully demonstrate meaningful use of EHR technology are subject to reductions in reimbursements. On July 13, 2010, HHS released final meaningful use regulations. We are currently planning the implementation of EHR at some of our facilities and intend to comply with the EHR meaningful use requirements, but we may not comply in time to qualify for the maximum available incentive payments in FY 2011. Implementation of EHR and compliance with the HITECH Act will result in significant costs.  While we do not currently know the cost that will be associated with implementation and the amount of reimbursement incentives we will receive, we estimate that at a minimum our costs of implementation and compliance will be recovered through improved reimbursement over the course of the initiative program.
HIPAA Administrative Simplification Requirements
The HIPAA transaction regulations were issued to encourage electronic commerce in the healthcare industry.  These regulations include standards that healthcare providers must follow when electronically transmitting certain healthcare transactions, such as healthcare claims.  We believe that we are in compliance with these regulations.
State Regulation
Many of the states in which our surgical facilities operate have adopted statutes and/or regulations that prohibit the payment of kickbacks or any type of remuneration in exchange for patient referrals and that prohibit healthcare providers from, in certain circumstances, referring a patient to a healthcare facility in which the provider has an ownership or investment interest.  While these statutes generally mirror the federal Anti-kickback Statute and Stark Law, they vary widely in their scope and application.  Some are specifically limited to healthcare services that are paid for in whole or in part by the Medicaid program; others apply to all healthcare services regardless of payor; and others apply only to state-defined designated services, which may differ from the designated health services under the Stark Law.  In addition, many states have adopted statutes that mirror the False Claims Act and that prohibit the filing of a false or fraudulent claim with a state governmental agency.  We intend to comply with all applicable state healthcare laws, rules and regulations.  However, these laws, rules and regulations have typically been the subject of limited judicial and regulatory interpretation.  As a result, we cannot assure you that our surgical facilities will not be investigated or scrutinized by the governmental authorities empowered to do so or, if challenged, that their activities would be found to be lawful.  A determination of non-compliance with the applicable state healthcare laws, rules, and regulations could subject our surgical facilities to civil and criminal penalties and could have a material adverse effect on our operations.
Many states in which our surgical facilities are located or may be located in the future, do not permit business corporations to practice medicine, exercise control over or employ physicians, or engage in various business practices, such as fee-splitting with physicians (i.e. the sharing in a percentage of professional fees).  The existence, interpretation and enforcement of these laws vary significantly from state to state.  A determination of non-compliance with these laws could result in fines and or require us to restructure some of our existing relationships with our physicians.  We are also subject to various state insurance statutes and regulations that prohibit us from submitting inaccurate, incorrect or misleading claims.  Many state insurance laws and regulations are broadly worded and could be implicated, for example, if our surgical facilities were to waive an out-of-network co-payment or other patient responsibility amounts without fully disclosing the waiver on the claim submitted to the payor.  While some of our surgical facilities waive the out-of-network portion of patient co-payment amounts when providing services to patients whose health insurance is covered by a payor with which the surgical facilities are not contracted, our surgical facilities fully disclose waivers in the claims submitted to the payors.  We believe that our surgical facilities are in compliance with all applicable state insurance laws and regulations regarding the submission of claims.  We cannot assure you, however, that none of our surgical facilities' insurance claims will ever be challenged.  If we were found to be in violation of a state's insurance laws or regulations, we could be forced to discontinue the violative practice, which could have an adverse effect on our financial position and results of operations, and we could be subject to fines and criminal penalties.

Recovery Audit Contractors and Medicaid Integrity Contractors
CMS has expanded the pilot recovery audit contractor (“RAC”) program to a permanent nationwide program.  RACs are private contractors contracting with CMS to identify overpayment and underpayments for services through post-payment reviews of Medicare providers and suppliers.  The Healthcare Reform Acts expand the RAC program's scope to include managed Medicare and to include Medicaid claims by requiring all states to establish programs to contract with RACs by December 31, 2010. CMS previously indicated that it expected states to fully implement their RAC programs by April 1, 2011; however, on February 1, 2011, CMS published an informational bulletin withdrawing the April 1, 2011 deadline and stating that a new implementation deadline will be established at a later date. In addition, CMS employs Medicaid Integrity Contractors (“MICs”) to perform post-payment audits of Medicaid claims and identify overpayments. The Healthcare Reform Acts increase federal funding for the MIC program for federal fiscal year 2011 and later years. In addition to RACs and MICs, the state Medicaid agencies and other contractors have increased their review activities. MICs are assigned to five geographic regions and have commenced audits in states assigned to those regions. We cannot quantify the financial impact of potential RAC or MIC audits, but could incur expenses associated with responding to and challenging any audit, as well as costs of repayment of alleged overpayments.
Regulations Affecting Our New York Operations
We own an interest in a limited liability company which provides administrative services to a surgery center located in New York.  Laws in the State of New York require that corporations have natural persons as stockholders to be approved by the New York Department of Health as a licensed healthcare facility.  Accordingly, we are not able to own interests in a limited partnership or limited liability company that owns an interest in a healthcare facility located in New York.  Laws in the State of New York also prohibit the delegation of certain management functions by a licensed healthcare facility, including but not limited to the authority to appoint and discharge senior management, independently control the books and records of the facility, dispose of assets of the facility outside of day-to-day operations and adopt policies affecting the delivery of healthcare services.  The law does permit a licensed facility to lease premises and obtain various services from non-licensed entities.  However, it is not clear what types of delegation constitute a violation.  Although we believe that our operations and relationships in New York are in compliance with these laws, if New York regulatory authorities or a third-party asserts a contrary position, we may be unable to continue or expand our operations in New York.
Emergency Medical Treatment and Active Labor Act
Our hospitals are subject to the Emergency Medical Treatment and Active Labor Act (“EMTALA”). This federal law requires any hospital that participates in the Medicare program to conduct an appropriate medical screening examination of every person who presents to the hospital's emergency department for treatment and, if the patient is suffering from an emergency medical condition, to either stabilize that condition or make an appropriate transfer of the patient to a facility that can handle the condition. The obligation to screen and stabilize emergency medical conditions or transfer exists regardless of a patient's ability to pay for treatment. Off-campus facilities such as surgery centers that lack emergency departments or otherwise do not treat emergency medical conditions generally are not subject to EMTALA. They must, however, have policies in place that explain how the location should proceed in an emergency situation, such as transferring the patient to the closest hospital with an emergency department. There are severe penalties under EMTALA if a hospital fails to screen or appropriately stabilize or transfer a patient or if the hospital delays appropriate treatment in order to first inquire about the patient's ability to pay, including civil monetary penalties and exclusion from participation in the Medicare program. In addition, an injured patient, the patient's family or a medical facility that suffers a financial loss as a direct result of another hospital's violation of the law can bring a civil suit against that other hospital. CMS has actively enforced EMTALA and has indicated that it will continue to do so in the future. Although we believe that our hospitals comply with EMTALA, we cannot predict whether CMS will implement new requirements in the future and, if so, whether our hospitals will comply with any new requirements.
Regulatory Compliance Program
It is our policy to conduct our business with integrity and in compliance with the law. We have in place and continue to enhance a company-wide compliance program that focuses on all areas of regulatory compliance including billing, reimbursement, cost reporting practices and contractual arrangements with referral sources.
This regulatory compliance program is intended to help ensure that high standards of conduct are maintained in the operation of our business and that policies and procedures are implemented so that employees act in full compliance with all applicable laws, regulations and company policies. Under the regulatory compliance program, every employee and certain contractors involved in patient care, and coding and billing, receive initial and periodic legal compliance and ethics training. In addition, we regularly monitor our ongoing compliance efforts and develop and implement policies and procedures designed to foster compliance with the law. The program also includes a mechanism for employees to report, without fear of retaliation, any suspected legal or ethical violations to their supervisors, designated compliance officers in our facilities, our compliance hotline or directly to our corporate compliance office. We believe our compliance program is consistent with standard industry practices. However, we cannot provide any assurances that our compliance program will detect all violations of law or protect against qui tam suits or government enforcement actions.
Properties
Our corporate headquarters are located in Nashville, Tennessee in approximately 44,000 square feet of leased office space, under a ten-year lease that commenced on November 1, 2002 and is renewable for up to ten years.
Typically, our surgical facilities are located on real estate leased by the partnership or limited liability company that operates the surgical facility. These leases generally have initial terms of ten years, but range from two to 15 years. Most of the leases contain options to extend the lease period for up to ten additional years. The surgical facilities are generally responsible for property taxes, property and casualty insurance and routine maintenance expenses. Three of our surgical facilities are located on real estate owned by the limited partnership or limited liability company that owns the surgical facility. We generally guarantee the lease obligations of the partnerships and limited liability companies that own our surgical facilities.
Additional information about our surgical facilities and our other properties can be found under the caption, “Business-Operations.”
Legal Proceedings
We are, from time to time, subject to claims and suits arising in the ordinary course of business, including claims for damages for personal injuries, breach of management contracts and employment related claims. In certain of these actions, plaintiffs request payment for damages, including punitive damages, that may not be covered by insurance.

MANAGEMENT
The following list identifies the name, age and position(s) of our executive officers, key employees and directors:

Name	Age	Position
Richard E. Francis, Jr.	57	Chairman of the Board, Chief Executive Officer and Director
Clifford G. Adlerz	57	President, Chief Operating Officer and Director
Teresa F. Sparks	42	Senior Vice President of Finance, Chief Financial Officer
Kenneth C. Mitchell	61	Senior Vice President of Mergers and Acquisitions
R. Dale Kennedy	64	Senior Vice President of Management Services and Secretary
Thomas S. Murphy, Jr.	52	Director
Robert V. Delaney	54	Director
Quentin Chu	34	Director
Kurt E. Bolin	52	Director
Craig R. Callen	56	Director
Directors are re-elected annually by the shareholders of the Company (most recently as of March 25, 2011) pursuant to a written consent in lieu of annual meeting. Each director shall hold office until a successor is elected or until the director's death or resignation.
Richard E. Francis, Jr. has served as the Chairman of the board since May 2002 and as Chief Executive Officer and a director since 1996.  Mr. Francis also served as President from 1996 to May 2002.  Mr. Francis served from 1992 to 1995 as Senior Vice President, Development of HealthTrust, Inc. From 1990 to 1992, Mr. Francis served as Regional Vice President, Southern Region for HealthTrust, where he oversaw operations of 11 hospitals.  Mr. Francis' experience in the healthcare industry as well as his leadership of the Company and his role as a director since its founding in 1996 provides the board with a unique and deeper insight into our business, challenges and opportunities.
Clifford G. Adlerz has served as President since May 2002 and as Chief Operating Officer and a director since 1996.  Mr. Adlerz also served as Secretary from 1996 to May 2002.  Mr. Adlerz served as Regional Vice President, Midsouth Region for HealthTrust, Inc. from 1992 until its merger with HCA Inc. in May 1995, at which time he became Division Vice President of HCA and served in that position until September 1995.  Mr. Adlerz served as Chief Executive Officer of South Bay Hospital in Sun City, Florida from 1987 to 1992.  Mr. Adlerz's experience in the healthcare industry as well as his leadership of the Company and his role as a director since its founding in 1996 provides the board with a unique and deeper insight into our business, challenges and opportunities.
Teresa F. Sparks has served as Chief Financial Officer and Senior Vice President of Finance since August 2007.  Ms. Sparks served as Corporate Controller from the Company's inception in 1996 to August 2007 and was named Vice President in December 2002.  Previously, she served as Assistant Controller for HealthWise of America, Inc., a managed care organization.  Prior to joining HealthWise of America, Ms. Sparks was a senior healthcare auditor for Deloitte & Touche LLP, Nashville, Tennessee.
Kenneth C. Mitchell has served as Senior Vice President of Mergers and Acquisitions since August 2007.  Mr. Mitchell served as Vice President of Finance from 1996 to December 2002 and as Chief Financial Officer from May 2002 to August 2007.  Mr. Mitchell served as Chief Financial Officer of American HealthMark, Inc. from 1989 to 1995 and as Vice President-Controller for HCA Management Company Inc. from 1988 to 1989.  Prior to that time, Mr. Mitchell served as Assistant Vice President-Development and Regional Controller for HCA Management Company Inc.
R. Dale Kennedy has served as Secretary since May 2002 and Senior Vice President of Management Services since December 2002.  Mr. Kennedy served as Vice President of Management Services from 1996 to December 2002.  Mr. Kennedy served as Chief Operations Officer for IPN Network, LLC, a company that managed the business office functions of healthcare entities, from 1991 until 1995.  Prior to that time, Mr. Kennedy served in regional financial roles for HealthTrust, Inc. and HCA Inc.
Thomas S. Murphy, Jr. co-founded Crestview Partners in 2004 and has served as a director of the Company since August 2007.  He retired from Goldman, Sachs & Co. in 2003 where he was a Partner/Managing Director.  Mr. Murphy spent sixteen years in the Investment Banking Division of Goldman, Sachs & Co.  Mr. Murphy brings to the board his extensive experience with acquisitions, divestitures, recapitalizations, initial public offerings, bank and high yield financings and private equity investments.  In addition to his charitable activities, Mr. Murphy serves on the Board of Directors of FBR Capital Markets Co. and Key Safety Systems, Inc.
Robert V. Delaney joined Crestview as a partner in 2007 and has served as a director of the Company since October 2007.  He retired from Goldman, Sachs & Co. in 2003 where he served in a variety of leadership positions including head of the Principal Investment Area in Asia, head of the Principal Investment Area in Japan and head of the Leveraged Finance Group.  Mr. Delaney serves on the Board of Directors of Select Energy Systems. Mr. Delaney brings to the board his extensive experience in high yield debt, leveraged loans, restructuring, mergers and acquisitions and principal investing.
Quentin Chu is a Principal at Crestview Partners and has been with the firm since July 2005, after graduating from Harvard Business School.  Mr. Chu has served as a director of the Company since August 2007.  Prior to attending business school, Mr. Chu was an associate at The Carlyle Group, where he evaluated and executed transactions in the healthcare industry, including pharmaceuticals, medical devices, facility-based providers, managed care and outsourcing.  Prior to joining Carlyle, Mr. Chu was an analyst in the healthcare investment banking team at Goldman, Sachs & Co., where he completed a range of mergers and acquisitions and financing assignments for both early stage and Fortune 500 companies. Mr. Chu's experience in healthcare transactions and finance provides the board greater insight into the healthcare industry and financial strategy.
Kurt E. Bolin is a Principal of Stone Point Capital LLC and has been with the firm since 1997.  Mr. Bolin has served as a director of the Company since August 2007.  Prior to joining Stone Point Capital, Mr. Bolin was with GE Capital, Inc., where he held various private equity positions from 1986 to 1997, most recently as Managing Director of the Equity Capital Group.  In addition to private equity investing, Mr. Bolin's activities at GE Capital, Inc. included leading the acquisitions of various insurance companies.  Mr. Bolin is also a director of Edgewood Partners Holdings, LLC, GENEX Services, Inc. and Wilton Re Holdings Limited.  The Board benefits from Mr. Bolin's experience as a private equity investor and the knowledge he has gained as a board member of various companies.
Craig R. Callen has been a Senior Advisor at Crestview since October 2009 and became a director of the Company in March 2010.  From 2004 to 2007, Mr. Callen served as Senior Vice President of Strategic Planning and Business Development and a member of the Executive Committee for Aetna, Inc., responsible for oversight and development of Aetna's corporate strategy, including mergers and acquisitions.  Prior to joining Aetna in 2004, Mr. Callen was a Managing Director and Head of U.S. healthcare investment banking at Credit Suisse First Boston and co-head of healthcare investment banking at Donaldson Lufkin & Jenrette prior to its acquisition by Credit Suisse First Boston.  During his 20-year career as an investment banker in the healthcare practice, Mr. Callen successfully completed over 100 transactions for clients and contributed as an advisor to the board of directors and managements of many leading healthcare companies in the United States.  Currently, Mr. Callen serves on the Board of Directors of Kinetic Concepts, Inc., and previously served on the Board of Directors of Sunrise Senior Living, Inc.  Mr. Callen, through his lengthy and broad focus on the healthcare industry, offers the Board greater insight into industry dynamics as well as investment and acquisitions strategies.

Board Structure and Compensation
Our board is currently composed of seven members.  We do not currently pay our directors any fees.
Audit Committee Financial Expert
Our Audit and Compliance Committee is composed of Quentin Chu and Kurt Bolin.  In light of our status as a closely held company and the absence of a public trading market for our common stock, our Board has not designated any member of the Audit and Compliance Committee as an “audit committee financial expert.”
Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics.  Copies of the Code of Business Conduct and Ethics may be obtained, free of charge, by writing to the Secretary of the Company at: Symbion, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215.

COMPENSATION DISCUSSION AND ANALYSIS
Symbion is a wholly-owned subsidiary of Holdings. The same individuals serve on both Holding's board of directors and our board of directors. Senior management is employed by us but has acquired and is eligible to receive equity awards in Holdings.
The Compensation Committee of our board of directors is responsible for establishing and administering executive compensation policies and programs within the framework of the committee's compensation philosophy. Our current Compensation Committee was established by Holdings in February 2008.  Our board served as the compensation committee between the consummation of the Merger on August 23, 2007 and the appointment of the committee in February 2008.

Our executive compensation policies are designed to complement and contribute to the achievement of our business objectives. The Compensation Committee's general philosophy is that executive compensation should:

▪	Link compensation paid to executives to corporate and individual performance;

▪	Provide incentive opportunities that will motivate executives to achieve our long-term objectives;

▪	Be competitive within our industry and community and responsive to the needs of our executives;

▪	Attract, retain, motivate and reward individuals of the highest quality in the industry with the experience, skills and integrity necessary to promote our success; and

▪	Comply with all applicable laws, and be appropriate in light of reasonable and sensible standards of good corporate governance.
The elements of our executive compensation program include (i) base salary, (ii) annual cash bonus or non-equity incentive compensation, (iii) equity-based compensation, and (iv) other benefits such as participation in our 401(k) plan and the Supplemental Executive Retirement Plan (the “SERP”). Executive officers also receive benefits that our other employees receive including medical, life and disability insurance.

Compensation Process

The Compensation Committee approves salaries and other compensation for our executive officers. The Compensation Committee also reviews and approves, in advance, employment and similar arrangements or payments to be made to any executive officer.  For purposes of this discussion, the Named Executive Officers, or NEOs, are the individuals included in the Summary Compensation Table on page 95 of this prospectus.  Salaries and other compensation for all other officers and employees are determined by management in accordance with our compensation policies and plans.

Prior to the Merger, our compensation procedures were similar to those of other similarly situated companies. Our former Compensation Committee retained an independent compensation consultant for advice with respect to specific compensation decisions.  Currently, our Compensation Committee is appointed by Holdings' board of directors, which is controlled by Crestview. Accordingly, our Compensation Committee represents the interests of our stockholders and makes decisions independent from our executive officers. Since the Merger, our Compensation Committee generally has continued the levels of compensation that were in place at the time of the Merger with cost-of-living adjustments it has deemed appropriate. Our Compensation Committee has not otherwise utilized the services of a consulting firm in connection with compensation decisions it has made after the Merger.

The Compensation Committee may delegate to the Chief Executive Officer the authority to make, within the framework of the Compensation Committee's philosophy or objectives that it has adopted from time to time, compensation decisions with respect to our non-executive employees.

Components of Executive Compensation
Base Salaries
The Compensation Committee reviews the base salaries of our executive officers on an annual basis. Salaries are determined based on a subjective assessment of the nature and responsibilities of the position involved, our performance and the performance of the particular officer, and the officer's experience and tenure with us. The base salaries for 2010 for our Named Executive Officers were as follows: $472,816 for Mr. Francis, $341,485 for Mr. Adlerz, $223,466 for Ms. Sparks, $223,466 for Mr. Mitchell, and $212,095 for Mr. Kennedy.  Messrs. Francis and Adlerz were entitled to increases in salary effective January 1, 2008, to $525,000 and $375,000, respectively, under the terms of their employment agreements but elected to delay implementing this increase to their base salary. Messrs. Francis and Adlerz received no salary increase for 2009 and received the 2% cost of living salary increase that all other employees received in 2010.
Non-Equity Incentive Compensation
Non-equity incentive compensation is intended to motivate executive officers to achieve predetermined financial or other goals appropriate to each executive officer's area of responsibility set by the Compensation Committee, consistent with our overall business strategies.
In February 2010, the Compensation Committee established the 2010 Corporate Key Management Incentive Plan for key management employees, including our executive officers.  The 2010 plan provides for a cash bonus equal to a percentage of base salary upon achievement of financial indicators selected by our Compensation Committee, including achievement of applicable budgeted EBITDA, development and division performance targets. The amount paid under the plan depends on the level of achievement; provided, however, that no bonus based on Company EBITDA will be paid unless a minimum of 95% of budgeted EBITDA is achieved. The 2010 plan also provides for an additional bonus paid in equity securities in the event that 2010 EBITDA for the Company equaled or exceeded budgeted EBITDA.
For Messrs. Francis and Adlerz, the aggregate cash and equity target bonus was 100% of base salary upon achievement of applicable budgeted EBITDA for the Company.  For our other NEOs, the aggregate cash and equity target bonus for 2010 ranged from 45% to 50% of base salary upon achievement of applicable budgeted EBITDA for the Company and, in the case of Mr. Mitchell, development targets. The potential bonus payment to Mr. Mitchell, as the Company's Chief Development Officer, was based 50% on Company EBITDA and 50% on development targets. Upon review of the Company's 2010 financial performance, the Committee determined that Company EBITDA and development performance for the year ended December 31, 2010 exceeded threshold levels.  Accordingly, with respect to the Named Executive Officers, cash bonuses earned for 2010 under this plan were as follows: $189,108 for Mr. Francis, $136,579 for Mr. Adlerz, $44,693 for Ms. Sparks, $60,336 for Mr. Mitchell, and $42,419 for Mr. Kennedy. None of our NEOs received bonuses paid in equity securities for 2010. See “Executive Compensation - Grants of Plan-Based Awards” for additional information on these awards.
In December 2010, the Compensation Committee established the 2011 Corporate Key Management Incentive Plan for key management employees, including our executive officers.  The 2011 plan provides for a  bonus in cash or equity securities with a value equal to a percentage of base salary upon achievement of financial indicators selected by our Compensation Committee, including achievement of applicable budgeted EBITDA, development and division performance targets.  The amount of the award under the plan depends on the level of achievement; provided, however, that no bonus based on Company EBITDA will be paid unless a minimum of 95% of budgeted EBITDA is achieved. For Messrs. Francis and Adlerz, the aggregate cash and equity target bonus is 100% of base salary upon achievement of applicable budgeted EBITDA for the Company.  For our other Named Executive Officers, the aggregate cash and equity target bonus for 2011 ranges from 45% to 50% of base salary.
Equity-Based Compensation
Equity-based compensation is intended to align the financial interests of our executive officers' interests with those of our stockholders. The Compensation Committee believes that equity awards give our executives a stake in our long-term performance and align senior management with our achievement of longer-term financial objectives that enhance stockholder value.  The Compensation Committee considers the number of available shares, but has no fixed formula for determining the awards to be granted.
Holdings maintains the 2007 Equity Incentive Plan, which permits grants of stock options and other equity-based awards.  On August 31, 2007, the Compensation Committee made an initial award of options to purchase Holdings common stock under this plan to our executive officers and certain other employees.  The exercise price of the options equaled the fair market value of Holdings common stock on the date of the grant.  The options contain both time and performance based vesting components.  Vesting of the time vesting portion of the award is accelerated in the event of a change in control. Vesting of performance vesting options is accelerated if certain conditions are satisfied in connection with a liquidity event.  See “Executive Compensation - Potential Payments Upon Termination or Change in Control - Other Effects of Termination of Employment or Change in Control.”
In 2010, options to purchase 93,841 shares of Holdings common stock were granted to employees under the 2007 Equity Incentive Plan.  No options or other equity-based awards, however, were granted to our Named Executive Officers in 2010.

Other Benefits
In January 2005, our former Compensation Committee adopted the SERP. The SERP is a nonqualified deferred compensation program for officers and other key employees designated by the Compensation Committee. The SERP is designed and administered in accordance with the requirements of the Internal Revenue Code to defer the taxation on compensation earned by participating employees. Participating employees can elect to defer up to 25% of their base salary and up to 50% of their year-end bonus. For employees who defer at least 2% of their base salary, we will contribute 2% of the employee's base salary to the SERP. The Compensation Committee in its discretion may make additional contributions based on achievement of performance goals or other company objectives. Employee contributions pursuant to the SERP are 100% vested at all times. Company contributions vest one year after contribution, and immediately upon death, disability or change in control of the Company. Participating employees direct the investment of their accounts in mutual funds or other appropriate investment media that we select. Assets invested pursuant to the SERP are designated for paying SERP benefits but are the property of Symbion and are subject to the claims of our creditors.
The Named Executive Officers are also eligible to participate in our 401(k) plan. The 401(k) plan allows employees to contribute up to the limits imposed by the Internal Revenue Code. Pursuant to the 401(k) plan, we can make a discretionary matching contribution to the plan on behalf of each employee. Typically, our match of employee contributions has been equal to 25% of the first 6% of an employee's base salary contributed to the plan.
Perquisites

We provide our executive officers with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program and that are generally available to our other employees. These perquisites include medical, life and disability insurance.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth certain information concerning compensation paid or accrued for the last three years with respect to our Named Executive Officers—the Chief Executive Officer, the Chief Financial Officer and our three other most highly compensated executive officers:

Name and Principal Position	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation(1)	All Other Compensation(2)	Total
Richard E. Francis, Jr.	2010	$472,816	$—	$189,108	$10,818	$672,742
Chairman of the Board and Chief Executive Officer	2009	463,500	—	—	13,405	476,905
	2008	463,500	—	231,750	14,193	709,443

Clifford G. Adlerz	2010	341,485	—	136,579	9,015	487,079
President and Chief Operating Officer	2009	334,750	—	—	10,664	345,414
	2008	334,750	—	167,375	11,414	513,539

Teresa F. Sparks	2010	223,466	—	44,693	6,218	274,377
Senior Vice President of Finance and Chief Financial Officer	2009	219,078	—	—	7,755	226,833
	2008	219,078	—	54,769	8,325	282,172

Kenneth C. Mitchell	2010	223,466	—	60,336	6,218	290,020
Senior Vice President of Mergers and Acquisitions	2009	219,078	—	—	7,771	226,849
	2008	219,078	28,017	—	8,636	255,731

R. Dale Kennedy	2010	212,095	—	42,419	5,949	260,463
Senior Vice President of Management Services and Secretary	2009	207,930	—	28,270	7,385	243,585
	2008	207,930	—	64,978	8,368	281,276

(1)	Represents awards under the 2008, 2009, and 2010 Corporate Key Management Incentive Plans. See “Grants of Plan-Based Awards” below for additional information on the 2010 awards.

(2)	Represents:

(a)
Company contributions to the Supplemental Executive Retirement Plan for Mr. Francis of $9,270 for each of 2008, 2009 and 2010, Mr. Adlerz of $6,695 for each of 2008, 2009 and 2010; Ms. Sparks of $4,382 for each of 2008, 2009 and 2010; Mr. Mitchell of $4,382 for each of 2008, 2009 and 2010; and Mr. Kennedy of $4,159 for each of 2008, 2009 and 2010.

(b)
Company contributions to the 401(k) plan for Mr. Francis of $3,375 for 2008, $2,587 for 2009 and $0 for 2010; Mr. Adlerz of $3,375 for 2008, $2,587 for 2009 and $919 for 2010; Ms. Sparks of $3,064 for 2008, $2,469 for 2009 and $919 for 2010; Mr. Mitchell of $3,375 for 2008, $2,485 for 2009 and $919 for 2010; and Mr. Kennedy of $3,375 for 2008, $2,368 for 2009 and $919 for 2010.

(c)
Premiums we paid for term life insurance on behalf of each Named Executive Officer of $1,548 for each of 2008, 2009 and 2010, for Mr. Francis; $1,344 for 2008, $1,382 for 2009 and $1,401 for 2010 for Mr. Adlerz; $879 for 2008, $904 for 2009 and $917 for 2010 for Ms. Sparks; $879 for 2008, $904 for 2009 and $917 for 2010 for Mr. Mitchell; and $834 for 2008, $858 for 2009 and $871 for 2010 for Mr. Kennedy.

Grants of Plan-Based Awards
The following table provides information regarding incentive awards granted during 2010 to our Named Executive Officers under the 2010 Corporate Key Management Incentive Plan, conditioned on achievement of applicable performance targets:

	Estimated Payouts Under Incentive Plan Awards(3)
	Threshold(1)	Target(2)	Maximum
Richard E. Francis, Jr.	$189,108	$472,816	$472,816
Clifford G. Adlerz	136,579	341,485	341,485
Teresa F. Sparks	44,693	111,733	111,733
Kenneth C. Mitchell	20,112	100,560	100,560
R. Dale Kennedy	42,419	106,047	106,047

(1)	Threshold is based upon minimum level of bonus payout assuming base level of performance is achieved. If base level is not reached, no bonus would be paid under the plan.

(2)	Target is based upon the expectation of the potential payout of incentive awards when the incentive plan was established.

(3)	Actual awards made under the plan for performance in 2010 are included in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

Outstanding Equity Awards at Fiscal Year-End
The following table provides certain information with respect to the Named Executive Officers regarding outstanding equity awards as of December 31, 2010:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)		Number of Securities Underlying Unexercised Options (#) (Unexercisable)		Option Exercise Price ($)	Option Expiration Date
Richard E. Francis, Jr.	135,162	(1)	—		$1.50	5/16/2012
	76,119	(1)	—		$1.50	12/10/2013
	24,941	(1)	—		$1.50	12/10/2014
	29,082	(1)	—		$1.50	1/5/2015
	21,098	(1)	—		$1.50	1/18/2014
	344,242	(2)	548,255	(2)	$10.00	8/31/2017

Clifford G. Adlerz	108,128	(1)	—		$1.50	5/16/2012
	60,505	(1)	—		$1.50	12/10/2013
	15,588	(1)	—		$1.50	12/10/2014
	18,176	(1)	—		$1.50	1/5/2015
	15,171	(1)	—		$1.50	1/18/2014
	229,494	(3)	376,136	(3)	$10.00	8/31/2017

Teresa F. Sparks	1,729	(1)	—		$1.50	12/10/2013
	6,361	(1)	—		$1.50	1/5/2015
	2,982	(1)	—		$1.50	1/18/2014
	41,217	(4)	93,719	(4)	$10.00	8/31/2017

Kenneth C. Mitchell	9,352	(1)	—		$1.50	12/10/2014
	10,905	(1)	—		$1.50	1/5/2015
	4,741	(1)	—		$1.50	1/18/2014
	41,217	(4)	93,719	(4)	$10.00	8/31/2017

R. Dale Kennedy	9,066	(1)	—		$1.50	5/16/2012
	41,217	(4)	93,719	(4)	$10.00	8/31/2017

(1)	Options to purchase Holdings common stock that were received by the Named Executive Officers in exchange for Symbion options that were rolled over in connection with the Merger.

(2)
Effective August 31, 2007, Mr. Francis received a grant of options to purchase 892,497 shares of Holdings common stock, including 430,302 time vesting options and 462,195 performance vesting options. The time vesting options vest 20% per year on December 31 beginning December 31, 2007. Performance vesting options vest upon a liquidity event based on the extent to which an internal rate of return (“IRR”) is achieved by Crestview.

(3)
Effective August 31, 2007, Mr. Adlerz received a grant of options to purchase 605,630 shares of Holdings common stock, including 286,868 time vesting options and 318,762 performance vesting options. The time vesting options vest 20% per year on December 31 beginning December 31, 2007. Performance vesting options vest upon a liquidity event based on the extent to which an indicated IRR is achieved by Crestview.

(4)
Effective August 31, 2007, the Named Executive Officer received a grant of options to purchase 134,936 shares of Holdings common stock, including 51,521 time vesting options and 83,415 performance vesting options. The time vesting options vest 20% per year on December 31 beginning December 31, 2007.  Performance vesting options vest upon a liquidity event based on the extent to which an indicated IRR is achieved by Crestview.
Option Exercises and Stock Vested

During 2010, the Named Executive Officers did not exercise any stock options.  In addition, no restricted stock or similar awards were outstanding during 2010.

Nonqualified Deferred Compensation
The following table shows the activity during 2010 and the aggregate balances held by each of the Named Executive Officers at December 31, 2010 under our SERP:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings (Losses) in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
Richard E. Francis, Jr.	$9,455	$9,270	$34,944	$193,129
Clifford G. Adlerz	6,829	6,695	11,890	106,929
Teresa F. Sparks	17,877	4,382	(6,235)	110,840
Kenneth C. Mitchell	4,469	4,382	12,549	81,904
R. Dale Kennedy	8,484	4,159	15,252	86,731

(1)	Amounts in this column are also reported in the “All Other Compensation” column of the Summary Compensation Table.

See “Compensation Discussion and Analysis—Components of Executive Compensation—Other Benefits” for additional information about the SERP.
Potential Payments Upon Termination or Change in Control
Employment Agreements. Messrs. Francis and Adlerz entered into new employment agreements with us which became effective on August 23, 2007 upon the consummation of the Merger. The initial term of each of the employment agreements is three years, which is automatically extended so that the term will be three years until terminated. We are able to terminate each employment agreement for cause, including (but not limited to) the executive's conviction of a felony or gross negligence or internal misconduct in the performance of the executive's duties to the extent it causes demonstrable harm to us. In addition, either party is able to terminate the employment agreement at any time by giving prior written notice to the other party. However, we would be obligated to pay the executive a severance benefit if we terminated the executive's employment without cause or if the executive terminated his employment upon the occurrence of certain events specified in the agreement, including (but not limited to) a change in control or our material breach of the agreement which is not cured promptly. The severance benefit is generally equal to three times the executive's highest base salary and the incentive bonus amount that would be paid for the current year as if the incentive bonus performance goals were fully achieved. Upon a termination of employment as a result of the executive's disability, we will pay the executive contractual disability benefits. If the executive receives severance payments following a change in control of Symbion that are subject to tax under Section 4999 of the Internal Revenue Code, we will pay additional amounts to offset the effect of such taxes on the executive. Each of the employment agreements also includes a covenant not to compete in which the executive agrees that, during the term of the employment agreement and for a period of one year thereafter, he will not own or work for any other company that is predominantly engaged in the ownership and management of surgery centers.
Severance Plan. We adopted an Executive Change in Control Severance Plan in December 1997, which currently provides for severance benefits for certain senior level employees, including three of the Named Executive Officers, Teresa F. Sparks, Kenneth C. Mitchell and R. Dale Kennedy. Eligible individuals are those identified in the severance plan and whose employment is terminated in connection with a change in the control of the Company, as defined in the severance plan, and who are not offered employment by us or a successor employer that is substantially equivalent to or better than the position held with us immediately prior to the change in control or such position is not maintained for at least 12 months thereafter. The benefits provided to our eligible Named Executive Officers are cash compensation equal to base pay and bonus for 12 months and participation in medical, life, disability and similar benefit plans that are offered to our active employees or those of its successor for a period of 12 months. Cash benefits are paid in a single lump sum within 30 days following termination.

Other Effects of Termination of Employment or Change in Control. In addition to payments pursuant to the employment agreements and the Executive Change in Control Severance Plan described above, upon a termination of employment or change in control:
Supplemental Executive Retirement Plan - Under the SERP, deferrals made by an executive officer are fully vested and nonforfeitable at all times. If the executive officer's employment ends due to disability, death, retirement or a change in control, the executive officer's entire account, including earnings, will be fully vested. If the executive officer's employment ends due to some event other than disability, death, retirement or change in control, the executive officer forfeits all Company contributions that were made less than one year prior to the date of termination.
401(k) Plan - Under our 401(k) plan, contributions made by an executive officer are fully vested and nonforfeitable at all times. Matching contributions that we make for the benefit of an executive officer vest based on the years of service of the executive officer. Each of our current executive officers has been an employee for at least five years and, therefore, all company contributions under our 401(k) plan on behalf of such officers is fully vested and nonforfeitable. There is no provision for additional benefits on a change in control.
Stock Option Awards - Options may be subject to forfeiture depending on the nature of the terminating event.  In no event shall an option be exercisable after the expiration date of the option. Upon a change in control or liquidity event, Named Executive Officers have special exercise and vesting rights. These special rights also apply to other option holders.
Death or Disability.  In the event of death or disability of a Named Executive Officer, the executive officer or his or her estate has 12 months to exercise any vested options.
Termination With Cause.  If a Named Executive Officer's employment is terminated with cause, then all options held by such officer shall immediately be forfeited and cancelled without any payment or consideration being payable to such officer.
Other Termination by the Company or Resignation. Except in the event of death or disability, an executive officer will have the right to exercise all options for three months following resignation or termination of employment by the Company that is not for cause. The right to exercise is limited to the options that have become vested as of the date of termination.
Change in Control and Liquidity Events. As described above under “Compensation Discussion and Analysis— Components of Executive Compensation—Equity-Based Compensation,” the Company has awarded stock options to executive officers that become vested over a period of time, provided that the executive officer continues to be employed by us and stock options that become vested upon achievement of performance goals. The effect of a change in control varies for time vesting options and options that vest upon performance.
Time Vesting Options.  In the event of a change in control (as defined below) that occurs prior to termination of employment, whether or not the vesting requirements set forth in any form of time vesting option agreement have been satisfied, all such time vesting options that are outstanding at the time of the Change in Control shall become fully vested and exercisable immediately prior to the change in control event.
A “change in control” is deemed to have occurred (i) in the event that any person, entity or group other than Crestview and its related funds holds (other than pursuant to a registered initial public offering) Holdings stock representing at least 50% of the combined voting power of all outstanding voting equity securities and (ii) in the event of an asset sale by or liquidation or dissolution of Holdings.
Performance Options. Options that vest upon performance become vested only upon a liquidity event that occurs prior to termination of employment. Executive officers have been awarded both “standard” performance vesting options and additional “alternative” performance vesting options.
Change in Control or Liquidity Event Rights on Termination of Employment. Termination of an executive officer's employment by the Company without cause or upon a resignation for good reason will result in the right to exercise options as follows: (i) if termination occurs within 12 months following a change in control, the executive officer will be able to fully exercise the time vesting options and, to the extent that the performance conditions are satisfied, performance vesting options for three months following the date of the event; and (ii) if termination occurs within 12 months prior to the execution of an agreement that results in a liquidity event, the executive officer will be able to exercise the time vesting options to the extent that they were vested as of the termination of employment and, to the extent that the performance conditions are satisfied, performance vesting options for three months following the date of a liquidity event; provided, however, that the number of shares that can be acquired on exercise of the performance vesting option will be reduced by one-half if termination of employment is more than six months prior to execution of such agreement.
As it relates to Messrs. Francis and Adlerz, a termination of employment by the executive officer for “good reason” occurs following (a) any material breach by the Company of any material provision of the employment agreement; (b) a reduction in base salary or target bonus opportunity; (c) a material diminution in title or level of responsibility, or change in office or reporting relationship; (d) a transfer of the executive's primary workplace by more than 35 miles; (e) the failure of the executive to be elected or the executive ceases be a member of our board or the board of Symbion (except for cause); or (g) the executive's resignation for any reason within 120 days following a change in control.
For all other Named Executive Officers, “good reason” means, during the 12 months following a change in control, (a) a reduction in base salary or target bonus opportunity in effect immediately prior to the change in control; (b) a material diminution in level of responsibility or, with respect to Ms. Sparks, a material diminution in title in effect immediately prior to the change in control; (c) a material reduction in the aggregate value of deferred compensation and health and welfare benefits that were provided immediately prior to the change in control; or (d) a transfer of the executive officer's primary workplace by more than 50 miles.

Potential Payments. The following table shows the amounts that each Named Executive Officer would have received if the Named Executive Officer's employment had been terminated for the reasons indicated effective December 31, 2010:

Name	Cash Compensation		Accelerated Vesting of Stock Options		Benefits		Total
Richard E. Francis, Jr.
Termination for cause, voluntary termination or retirement	$—		$—		$36,368	(1)	$36,368
Death	—		—		36,368	(1)	36,368
Disability	703,836	(2)	—		44,087	(3)	747,923
Termination by the Company without cause or by the NEO for Good Reason	2,836,896	(4)	—		44,087	(3)	2,880,983
Change in Control	3,885,236	(5)	—	(6)	44,087	(3)	3,929,323
Clifford G. Adlerz
Termination for cause, voluntary termination or retirement	—		—		26,266	(1)	26,266
Death	—		—		26,266	(1)	26,266
Disability	408,341	(2)	—		33,837	(3)	442,178
Termination by the Company without cause or by the NEO for Good Reason	2,048,910	(4)	—		33,837	(3)	2,082,747
Change in Control	2,784,435	(5)	—	(6)	33,837	(3)	2,818,272
Teresa F. Sparks
Termination for cause, voluntary termination or retirement	—		—		17,189	(1)	17,189
Death	—		—		17,189	(1)	17,189
Disability	—	(2)	—		17,189	(1)	17,189
Termination by the Company without cause or by the NEO for Good Reason	—		—		17,189	(1)	17,189
Change in Control	335,199	(7)	—	(6)	24,277	(3)	359,476
Kenneth C. Mitchell
Termination for cause, voluntary termination or retirement	—		—		17,189	(1)	17,189
Death	—		—		17,189	(1)	17,189
Disability	—	(2)	—		17,189	(1)	17,189
Termination by the Company without cause or by the NEO for Good Reason	—		—		17,189	(1)	17,189
Change in Control	324,026	(7)	—	(6)	24,277	(3)	348,303
R. Dale Kennedy
Termination for cause, voluntary termination or retirement	—		—		16,315	(1)	16,315
Death	—		—		16,315	(1)	16,315
Disability	—	(2)	—		16,315	(1)	16,315
Termination by the Company without cause or by the NEO for Good Reason	—		—		16,315	(1)	16,315
Change in Control	318,143	(7)	—	(6)	23,357	(3)	341,500

(1)	Represents accrued vacation only.

(2)
For Messrs. Francis and Adlerz, this represents a disability benefit annual payment equal to 75% of base salary for a maximum period of 36 months, less the amount that is provided under our disability plan that is generally available to all salaried employees. Our other Named Executive Officers are only eligible for disability benefits under our plan available to all salaried employees.

(3)	Includes accrued vacation and the premiums for medical, life and disability insurance benefits for the period of time the

Named Executive Officer is eligible for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) in accordance with the Named Executive Officer's employment agreement or the Executive Change in Control Severance Plan, as applicable.

(4)
Represents a severance payment equal to (a) three times the Named Executive Officer's base salary plus (b) three times the target cash bonus amount for 2010 in accordance with the Named Executive Officer's employment agreement.

(5)
Includes the amount described in footnote 4 above plus a “gross up” payment of all excise taxes imposed under Section 4999 of the Code and any federal income and excise taxes that are payable as a result of any reimbursements for Section 4999 excise taxes in accordance with the Named Executive Officer's employment agreement. The gross up amount is $1,030,151 for Mr. Francis and $735,525 for Mr. Adlerz.  This calculation assumes termination of employment.

(6)
As discussed above, all unvested time vesting options held by an executive officer vest upon a change in control. In addition, if specified internal rates of return are achieved upon a liquidity event, then performance vesting options held by executive officers would vest in connection. The fair market value of Holdings common stock on December 31, 2010, as determined under general valuation principles, was less than the exercise price of the unvested options. Therefore, for purposes of this table, no value would have been realized for accelerated vesting of options upon a change in control.

(7)
Represents payment under the Executive change in control Severance Plan of one year of annual pay, which includes for each individual, the base pay and the bonus paid to each individual for the preceding year.

The table above does not include information about vesting of Company contributions under our 401(k) plan or the SERP. Information about such plans can be found under “Other Effects of Termination of Employment or Change in Control” and “Nonqualified Deferred Compensation.”
Director Compensation
None of our directors received compensation for service as a member of our (or Holdings) board or board committees for 2010. They are reimbursed for any expenses incurred in connection with their service.
Director Independence
We do not have securities listed on a national securities exchange or in an automated inter-dealer quotation system of a national securities association and, as such, are not subject to the director independence requirements of such an exchange or association.  In addition, based on the listing standards of The NASDAQ Stock Market, the national securities exchange upon which our common stock was traded prior to the Merger, we would be a “controlled company” within the meaning of Rule 5615(c)(1) of the Nasdaq listing rules because Crestview and its affiliates own a majority of the equity of Holdings, and Holdings owns all of our common stock.  As a controlled company, we would qualify for exemptions from certain NASDAQ corporate governance rules, including the requirement that the board of directors be composed of a majority of independent directors.
Compensation Committee Interlocks and Insider Participation
Following the Merger, the board of directors of Holdings acted as our Compensation Committee.  Beginning in February 2008, the board of directors of Holdings appointed Robert V. Delaney and Thomas S. Murphy, Jr., the board representatives of Crestview, as the Compensation Committee.  None of the members of the Compensation Committee have at any time been our officer or employee nor have any of the members had any relationship with us requiring disclosure except for the transactions with Crestview described in “Certain Relationships and Related Transactions.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS
All of our capital stock is owned by our parent company, Holdings.  The following table presents information with respect to the beneficial ownership of Holdings' common stock as of September 30, 2011 by (a) any person or group who beneficially owns more than five percent of Holdings common stock, (b) each of our directors and Named Executive Officers and (c) all directors and executive officers as a group.  The percentage shares outstanding provided in the table are based on 24,816,623 shares of our common stock, par value $0.01 per share, outstanding as of September 30, 2011.

Name of Beneficial Holder	Number of Shares(1)	Percent of Class
Crestview Funds(2)	37,333,632	78.3%
The Northwestern Mutual Life Insurance Company(3)	8,563,634	29.1%
Trident IV, L.P.(4)	3,000,000	12.1%
Banc of America Capital Investors V, L.P.(5)	2,500,000	10.1%
Richard E. Francis, Jr.(6)(7)	814,240	3.2%
Clifford G. Adlerz(6)(8)	504,493	2.0%
Teresa F. Sparks(6)(9)	50,628	*
Kenneth C. Mitchell(6)(10)	62,465	*
R. Dale Kennedy(6)(11)	48,923	*
Thomas S. Murphy, Jr.(12)	—	*
Robert V. Delaney(12)	—	*
Quentin Chu(12)	—	*
Craig R. Callen(12)	—	*
Kurt E. Bolin(4)	—	*
All directors and executive officers as a group (10 persons)(13)	1,480,749	5.7%

* Less than one percent.

(1)
Beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to options that are exercisable within 60 days of September 30, 2011 and shares issuable upon the exchange of PIK exchangeable notes for Holdings common stock. Shares issuable pursuant to options or PIK exchangeable notes are deemed outstanding in computing the percentage held by the person holding the options or PIK exchangeable notes but are not deemed outstanding in computing the percentage held by any other person.

(2)
Consists of shares held directly by Crestview and certain related investors (the “Crestview Funds”) as well as 22,833,632 shares issuable upon exchange of PIK exchangeable notes.  The investment committee of Crestview Partners GP, L.P., the general partner of each fund, makes investment decisions on behalf of the investment funds and Barry S. Volpert serves as the chairman of the investment committee.  Mr. Volpert has the right to designate, in his discretion, additional persons to serve on the investment committee of Crestview Partners GP, L.P. and, therefore, could be deemed to have beneficial ownership of all the shares of common stock held by the Crestview Funds.  However, Mr. Volpert disclaims beneficial ownership of all such shares.  The composition of the investment committee of Crestview Partners GP, L.P. changes from time to time.  See “Certain Relationships and Related Party Transactions — Shareholder Agreement.”  The address of Crestview Partners GP, L.P. is 667 Madison Avenue, New York, New York 10021.

(3)
Includes shares held directly by The Northwestern Mutual Life Insurance Company and an affiliated fund as well as 4,563,634 shares issuable upon exchange of PIK exchangeable notes.  The address of The Northwestern Mutual Life Insurance Company is 720 East Wisconsin Avenue, Milwaukee, WI 53202.

(4)
Includes shares held directly by Trident IV, L.P. and an affiliated fund (the “Trident IV Funds”).  Mr. Bolin is a principal of Stone Point Capital LLC, which serves as the investment manager of the Trident IV Funds.  Mr. Bolin disclaims beneficial ownership of all such shares, except to the extent of any pecuniary interest therein.  The principal address for the Trident IV Funds is c/o Walkers SPV Limited, at Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands.  The principal address for Stone Point Capital LLC is 20 Horseneck Lane, Greenwich, Connecticut 06830.

(5)	The address of Banc of America Capital Investors V, L.P. is 150 North College Street, Suite 2500, Charlotte, North Carolina, 28202.

(6)	The address of each of Messrs. Francis, Adlerz, Mitchell and Kennedy and Ms. Sparks is 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215.

(7)	Includes options to purchase 587,683 shares which were exercisable as of September 30, 2011 or become exercisable within 60 days following September 30, 2011.

(8)	Includes options to purchase 414,427 shares which were exercisable as of September 30, 2011 or become exercisable within 60 days following September 30, 2011.

(9)	Represents options to purchase 50,628 shares which were exercisable as of September 30, 2011 or become exercisable within 60 days following September 30, 2011.

(10)	Represents options to purchase 62,465 shares which were exercisable as of September 30, 2011 or become exercisable within 60 days following September 30, 2011.

(11)	Represents options to purchase 48,923 shares which were exercisable as of September 30, 2011 or become exercisable within 60 days following September 30, 2011.

(12)	The address of each of Messrs. Murphy, Delaney, Chu and Callen is 667 Madison Avenue, New York, New York 10021.

(13)	Includes options to purchase 1,164,126 shares which were exercisable as of September 30, 2011 or become exercisable within 60 days following September 30, 2011.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Financial Advisory Fees and Agreements
We have agreed to pay an affiliate of the Crestview Funds an annual advisory fee of $1.0 million and will reimburse such affiliate for all related disbursements and out-of-pocket expenses pursuant to a management agreement. The agreement also provides that we will pay an affiliate of the Crestview Funds a fee in connection with certain subsequent financing, acquisition, disposition and change of control transactions based on a percentage of the gross transaction value of any such transaction. The management agreement includes customary exculpation and indemnification provisions in favor of the Crestview Funds and their affiliates.
Shareholders Agreement
Holdings, the Crestview Funds, the other co-investors and each of our management shareholders entered into a shareholders agreement at the closing of the Merger.
The shareholders agreement provides that Messrs. Francis and Adlerz have the right to be appointed as directors of Holdings (with Mr. Francis as chairman) so long as they are employed in their current positions. Stone Point, which is one of the co-investors, is able to appoint one of our directors and the Crestview Funds have the right to select all of the remaining members of the board of directors of Holdings. In addition, Holdings is required to obtain the consent of the Crestview Funds before taking certain significant actions.
The shareholders agreement restricts transfers of shares of Holdings common stock by the shareholders party to the agreement, except to permitted transferees and subject to various other exceptions, and also grants certain tag-along, drag-along and preemptive rights, as well as rights of first offer upon certain sales, to the shareholders. The agreement also grants Holdings the right to purchase equity from management shareholders upon their departure from the company at the lesser of fair market value and cost, if the shareholder has been terminated for cause, or at fair market value in other cases.
Finally, the agreement provides customary demand and piggy-back registration rights to the shareholders.
PIK Exchangeable Note Exchanges
Simultaneously with the closing of the offering, the Company issued $88.5 million aggregate principal amount of its PIK exchangeable notes to affiliates of Crestview and certain other holders of PIK toggle notes in exchange for $85.4 million aggregate principal amount of its PIK toggle notes, at par plus accrued and unpaid interest. Crestview is a beneficial owner of greater than five percent of the outstanding common stock of Holdings and appointed Messrs. Murphy, Delaney, Chu and Callen to the Holdings board of directors.

DESCRIPTION OF CERTAIN INDEBTEDNESS
The following description is a summary of the material terms of certain indebtedness. It may not contain all of the information that may be important to you. To understand these agreements fully, you should carefully read each of the agreements. The following description is qualified in its entirety by reference to the agreements.
New Credit Facility
Concurrently with the consummation of the offering, we refinanced in full and terminated our senior secured credit facility and entered into the new credit facility with a syndicate of financial institutions led by affiliates of the initial purchasers of the outstanding notes providing for a $50.0 million senior secured super-priority revolving credit facility, including revolving credit loans and swingline loans and under which letters of credit may be issued. The revolving credit facility matures on December 15, 2015. The new credit facility is subject to a potential, although uncommitted, increase of up to $25.0 million at our request at any time prior to maturity of the facility, subject to certain conditions, including compliance with a maximum net senior secured leverage ratio and a minimum cash interest coverage ratio. The increase is only available if one or more financial institutions agree to provide it.
Loans under the new credit facility will bear interest, at our option, at the reserve adjusted LIBOR rate plus 4.50% or at the alternate base rate plus 3.50%.
We are required to pay a commitment fee at a rate equal to 0.50% per annum on the undrawn portion of commitments in respect of the new credit facility. This fee is payable quarterly in arrears and on the date of termination or expiration of the commitments.
We will pay a letter of credit fee (payable quarterly in arrears) on the outstanding undrawn amounts of letters of credit issued under the new credit facility at a rate per year equal to the then-existing applicable LIBOR rate margin for revolving credit loans, which fees shall be shared by all lenders participating in that letter of credit, and an additional fronting fee, payable quarterly in arrears, and other customary and reasonable issuance and administration fees, to the issuer of each letter of credit.
Holdings, and substantially all of our existing and future material wholly-owned domestic subsidiaries are guarantors of the new credit facility. Our obligations under the new credit facility are secured on a "first-out" basis by:

•
a first-priority perfected lien on substantially all existing and after-acquired personal property of Symbion and the guarantors, subject to customary permitted liens described in the new credit facility;

•
a first-priority perfected lien on, and pledge of, all of the stock of all our existing and future direct and indirect material domestic subsidiaries (subject to certain exceptions) and no more than 65% of the voting stock of any of our foreign subsidiaries or one of our domestic subsidiaries and a pledge of all intercompany indebtedness in favor of us or any guarantor; and

•	a pledge by Holdings of the capital stock of Symbion, Inc.
In the event of a liquidation, all amounts outstanding under the new credit facility would be paid out before the notes offered hereby.

The new credit facility contains customary covenants and restrictions on our ability to engage in specified activities, including, but not limited to:

(1)	limitations on other indebtedness, liens, investments and guarantees,

(2)	restrictions on dividends, redemptions of capital stock, transactions with affiliates and redemptions and prepayments of subordinated debt, and

(3)	restrictions on mergers and acquisitions, sales of assets and sale-leaseback transactions.
The new credit facility also contains financial covenants requiring us not to exceed a maximum net senior secured leverage ratio or fall below a minimum cash interest coverage ratio, in each case tested quarterly.
Borrowings under the new credit facility are subject to significant conditions, including the absence of any material adverse change.

PIK Toggle Notes
On June 3, 2008, we completed a private offering of $179.9 million aggregate principal amount of our PIK toggle notes. The notes issued in the private offering were subsequently exchanged for PIK toggle notes registered under the Securities Act, in an exchange offer. Interest on the PIK toggle notes is due on February 23 and August 23 of each year. The PIK toggle notes will mature on August 23, 2015. For any interest period through August 23, 2011, we were able to elect to pay interest on the PIK toggle notes (i) in cash, (ii) in kind, by increasing the principal amount of the notes or issuing new notes for the entire amount of the interest payment or (iii) by paying interest on 50% of the principal amount of the PIK toggle notes in cash and 50% in PIK interest. Cash interest on the PIK toggle notes accrues at the rate of 11.0% per annum. PIK interest on the PIK toggle notes accrues at the rate of 11.75% per annum. We elect to pay cash interest or to exercise the PIK option in advance of the interest period.
Since August 23, 2008, we have elected the PIK option of the PIK toggle notes in lieu of making scheduled interest payments for various interest periods. As a result, the principal due on the PIK toggle notes has increased by $65.7 million from the issuance of the PIK toggle notes to March 31, 2011. On February 23, 2011, we elected the PIK option of the PIK toggle notes in lieu of making scheduled interest payments for the interest period from February 24, 2011 to August 23, 2011.
In connection with the offering, we repurchased $70.8 million aggregate principal amount of the PIK toggle notes, at par plus accrued and unpaid interest of $2.5 million. Also in connection with the offering, we cancelled $85.4 million aggregate principal amount of our PIK toggle notes, plus accrued and unpaid interest, held by affiliates of Crestview and certain other holders of our PIK toggle notes in exchange for our issuance to such parties of $88.5 million aggregate principal amount of our PIK exchangeable notes.

Under the terms of the PIK toggle notes, if the PIK toggle notes would otherwise constitute “applicable high yield discount obligations” (AHYDO) within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), on August 23, 2013 and each February 23 and August 23 thereafter (each an “AHYDO redemption date”), we will be required to redeem for cash a portion of each PIK toggle note then outstanding equal to the “Mandatory Principal Redemption Amount.” Each such redemption is referred to herein as a “Mandatory Principal Redemption.” The redemption price for the portion of each PIK toggle note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means with respect to each PIK toggle note, as of each AHYDO redemption date, the portion of a PIK toggle note required to be redeemed to prevent such note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the PIK toggle notes prior to each AHYDO redemption date will alter our obligation to make the Mandatory Principal Redemption with respect to any PIK toggle notes that remain outstanding on each AHYDO redemption date.
The PIK toggle notes are unsecured senior obligations and rank equally with other existing and future senior indebtedness, senior to all future subordinated indebtedness and effectively junior to all secured indebtedness to the extent of the value of the collateral securing such indebtedness. Substantially all of our existing and future material wholly owned domestic subsidiaries guarantee the PIK toggle notes on a senior basis, as required by the indenture governing the PIK toggle notes. Each guarantee is unsecured and ranks equally with senior indebtedness of the guarantor, senior to all of the guarantor's subordinated indebtedness and effectively junior to its secured indebtedness to the extent of the value of the collateral securing such indebtedness.
The indenture governing the PIK toggle notes contains various restrictive covenants, including financial covenants that limit our ability and the ability of our subsidiaries to borrow money or guarantee other indebtedness, grant liens, make investments, sell assets, pay dividends or engage in transactions with affiliates. As of June 30, 2011, we were in compliance with all material covenants under the indenture governing our PIK toggle notes.
PIK Exchangeable Notes
In connection with the offering, we entered into an agreement with Crestview, certain of its affiliates and certain other holders of our outstanding PIK toggle notes to exchange PIK toggle notes having an aggregate principal amount of $85.4 million, at par plus accrued and unpaid interest, for $88.5 million initial aggregate principal amount of our PIK exchangeable notes. The exchange was a private exchange and was not registered under the Securities Act, and we granted the holders of the PIK exchangeable notes certain registration rights under a separate registration rights agreement.

On September 9, 2011, we cancelled $9,000,000 aggregate principal amount of our outstanding notes held by certain holders, plus accrued and unpaid interest, in exchange for our issuance to such holders of $9,170,000 aggregate principal amount of our PIK exchangeable notes. The PIK exchangeable notes will mature on June 15, 2017. Interest will accrue on the PIK exchangeable notes at a rate of 8.00% per year, compounding semi-annually on each June 15 and December 15 of each year, commencing on December 15, 2011. We do not pay interest in cash on the PIK exchangeable notes. Instead, we pay interest on the PIK exchangeable notes in kind by increasing the principal amount of the PIK exchangeable notes on each interest accrual date by an amount equal to the entire amount of the accrued interest.

The PIK exchangeable notes are exchangeable into shares of common stock of Holdings at any time prior to the close of business on the business day immediately preceding the maturity date of the PIK exchangeable notes at an initial exchange price of $3.50 per share. Upon exchange, holders of the PIK exchangeable notes will receive a number of shares of common stock of Holdings equal to (i) the accreted principal amount of the PIK exchangeable notes to be exchanged, plus accrued and non-capitalized interest, divided by (ii) the exchange price. The exchange price in effect at any time will be subject to customary adjustments.

The PIK exchangeable notes are unsecured senior obligations and rank equally with other existing and future senior indebtedness, senior to all future subordinated indebtedness and effectively junior to all secured indebtedness to the extent of the value of the collateral securing such indebtedness. Holdings and substantially all of our existing and future material wholly owned domestic subsidiaries will guarantee the PIK exchangeable notes on a senior basis, as required by the indenture governing the PIK exchangeable notes. Each guarantee is unsecured and ranks equally with senior indebtedness of the guarantor, senior to all of the guarantor's subordinated indebtedness and effectively junior to its secured indebtedness to the extent of the value of the collateral securing such indebtedness.

We may not redeem the PIK exchangeable notes prior to June 15, 2014. On or after June 15, 2014, we may redeem some or all of the PIK exchangeable notes for cash at a redemption price equal to a specified percentage of the accreted principal amount of the PIK exchangeable notes to be redeemed, plus accrued and unpaid interest. The specified percentage for such redemptions will be 104% for redemptions during the year commencing on June 15, 2014, 102% for redemptions during the year commencing on June 15, 2015, and 100% for redemptions during the year commencing on June 15, 2016.
The indenture governing the PIK exchangeable notes contains various restrictive covenants, including financial covenants that limit our ability and the ability of our subsidiaries to borrow money or guarantee other indebtedness, grant liens, make investments, sell assets, pay dividends or engage in transactions with affiliates.
Other Existing Debt
We and our subsidiaries are liable to various vendors for several equipment leases. The outstanding balance related to these capital leases at June 30, 2011 was approximately $3.8 million. The leases have interest rates ranging from 5% to 10% per year and mature beginning in 2011 through 2016. The leases contain customary covenants.
Certain of our non-guarantor subsidiaries have outstanding bank indebtedness of $13.1 million at June 30, 2011, which is collateralized by the real estate and equipment owned by the surgical facilities to which loans were made. The various bank indebtedness agreements contain covenants requiring the subsidiaries to maintain certain financial ratios and also restrict encumbrance of assets, creation of indebtedness, investing activities and payment of distributions by that subsidiary.
In connection with our April 2010 acquisition of a 54.5% ownership interest in Mountain View Hospital, in Idaho Falls, Idaho, we assumed lease payment obligations of $49.6 million. As of June 30, 2011, the balance of the obligation was $48.3 million. This obligation is payable to the lessor of the land, building and improvements relating to the hospital.

DESCRIPTION OF THE EXCHANGE NOTES
You can find the definitions of certain terms used in this description under the subheading ‘‘—Certain Definitions.’’ In this description, (1) the term ‘‘Issuer’’ refers only to Symbion, Inc. and not to any of its subsidiaries and (2) the term ‘‘outstanding notes’’ refers to the $341.0 million in aggregate principal amount of the Issuer’s senior secured notes due 2016, (3) the term "exchange notes" refers to the $341.0 million in aggregate principal amount of the Issuer's senior secured notes due 2016 being offered for exchange hereby, and (4) the term "notes" refers to the outstanding notes and the exchange notes.

The Issuer issued the outstanding notes, and will issue the exchange notes under an indenture dated as of June 14, 2011 (the ‘‘indenture’’) among the Issuer, the Guarantors and U.S. Bank National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the ‘‘Trust Indenture Act’’).

The terms of the exchange notes are identical in all material respects to the outstanding notes except that upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

The following description is a summary of the material provisions of the indenture, the Security Documents and the Intercreditor Agreement. It does not restate the indenture, the Security Documents and the Intercreditor Agreement in their entirety. We urge you to read the indenture, the Security Documents and the Intercreditor Agreement because the indenture, the Security Documents and the Intercreditor Agreement, and not this description, define your rights as holders of the notes. Certain defined terms used in this description but not defined below under ‘‘—Certain Definitions’’ have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.
Brief Description of the Notes
The outstanding notes are and the exchange notes will be:

•
secured, subject to Permitted Liens, by the Collateral, which also secure, on an equal and ratable basis, any Pari Passu Lien Indebtedness and the Priority Payment Lien Obligations (although the holders of notes will receive proceeds of Collateral after the payment in full of the Priority Payment Lien Obligations in the event of a foreclosure, enforcement or exercise of remedies with respect to the Collateral or in any bankruptcy, insolvency or similar event or if the Collateral Agent receives any payment with respect to any Collateral pursuant to any intercreditor agreement (other than the Intercreditor Agreement));

•	structurally subordinated to all Indebtedness (other than Indebtedness owing to the Issuer or a Guarantor) of Non Guarantor Subsidiaries;

•	equal in right of payment with any existing and future senior Indebtedness of the Issuer;

•
effectively senior to any future Indebtedness of the Issuer that is unsecured or secured by Liens on Collateral that are junior to the Liens securing the notes, in each case, to the extent of the value of the Collateral (after giving effect to Liens securing the Priority Payment Lien Obligations and any other Lien on the Collateral);

•	senior in right of payment to any future obligations of the Issuer that are expressly subordinated in right of payment to the outstanding notes and the exchange notes; and

•	subject to the prior payment of Priority Payment Lien Obligations in the event of a foreclosure or in any insolvency proceeding with proceeds of the Collateral.
The Subsidiary Guarantees of the Notes

The outstanding notes are and the exchange notes will be unconditionally guaranteed, jointly and severally, by all of the Issuer’s current and future Restricted Subsidiaries other than Non-Guarantor Subsidiaries, as long as they remain Restricted Subsidiaries.

The guarantee of each Guarantor of the outstanding notes is and of the exchange notes will be:

•
secured, subject to Permitted Liens, by the Collateral, which also secure, on an equal and ratable basis, any Pari Passu Lien Indebtedness and the Priority Payment Lien Obligations (although the holders will receive proceeds of Collateral after the payment in full of the Priority Payment Lien Obligations in the event of a foreclosure, enforcement or exercise of remedies with respect to the Collateral or in any bankruptcy, insolvency or similar event or if the Collateral Agent receives any payment with respect to any Collateral pursuant to any intercreditor agreement (other than the Intercreditor Agreement));

•	subject to the prior payment of Priority Payment Lien Obligations in the event of a foreclosure or in any insolvency proceeding with proceeds of the Collateral;

•	equal in right of payment with all existing and future senior Indebtedness of that Guarantor;

•
effectively senior to any future Indebtedness of that Guarantor that is unsecured or secured by Liens on Collateral that are junior to the Liens securing the Subsidiary Guarantees, in each case, to the extent of the value of the Collateral (after giving effect to Liens securing the Priority Payment Lien Obligations and any other senior Lien on the Collateral); and

•	senior in right of payment to any future Indebtedness of that Guarantor that is expressly subordinated in right of payment to the Subsidiary Guarantee of that Guarantor.

As of June 30, 2011 the Issuer and the Guarantors had total Indebtedness of $551.6 million. In addition, the Issuer was also able to borrow up to an additional $50.0 million of secured Indebtedness under the Credit Agreement, which constitutes a Priority Payment Lien Obligation.
All of our Subsidiaries are ‘‘Restricted Subsidiaries,’’ unless designated as Unrestricted Subsidiaries in accordance with the indenture. The Restricted Subsidiaries that guarantee the Credit Agreement guaranteed the outstanding notes and will initially guarantee the exchange notes. Our Non-Guarantor Subsidiaries do not guarantee the notes.
In addition, as of June 30, 2011, our subsidiaries that are not guarantors of the notes had approximately $23.6 million of consolidated third party debt, all of which would be structurally senior to our obligations under the notes. Substantially all of our revenues and EBITDA are generated by our Non-Guarantor Subsidiaries.
Holders of the notes are only creditors of the Issuer and the Guarantors, and not of our Non-Guarantor Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of the Non-Guarantor Subsidiaries, the Non-Guarantor Subsidiaries will pay the holders of their debt, including their trade creditors, secured creditors and creditors holding indebtedness or guarantees issued by those subsidiaries, before they will be able to distribute any of their assets to us. As a result, all the existing and future liabilities of our Non-Guarantor Subsidiaries, including any claims of trade creditors, will be effectively senior to the notes.
Substantially all of our operations are conducted through Non-Guarantor Subsidiaries. Our Non-Guarantor Subsidiaries have other contingent liabilities that may be significant. Although the indenture contains limitations on the amount of additional Indebtedness that we and the Restricted Subsidiaries may incur, the amounts of this Indebtedness could be substantial. In addition, because the indenture will not materially limit our ability to purchase equity interests of other equity investors in our Qualified Restricted Subsidiaries, the holders of those interests may have the ability to obtain a return on their investment senior to the holders of the notes. Our ability to service our debt, including the notes, is dependent upon the earnings of our Non-Guarantor Subsidiaries and their ability to distribute those earnings to us. See ‘‘Risk Factors—Risks Related to our Indebtedness and the Exchange Notes—The right to receive payments on the notes will be structurally subordinated to the liabilities of our non-guarantor subsidiaries and substantially all of our operations are conducted through non-guarantor subsidiaries.’’
Under the circumstances described below under the caption ‘‘—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,’’ we will be permitted to designate certain of our Subsidiaries as ‘‘Unrestricted Subsidiaries.’’ Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.
Principal, Maturity and Interest
On the Original Issue Date, we issued $350.0 million in aggregate principal amount of our senior secured notes. The notes will mature on June 15, 2016. Subject to our compliance with the covenant described under the subheading ‘‘—Certain

Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’ and ‘‘—Certain Covenants—Liens,’’ we are permitted to issue an unlimited amount of additional notes under the indenture (the ‘‘additional notes’’) on the same terms and conditions as the exchange notes being offered hereby. Any additional notes will be secured, equally and ratably with the notes, by liens on the Collateral. The notes and the additional notes, if any, will be treated as a single class for all purposes of the indenture, including waivers, amendments, redemptions and offers to purchase; provided that, if any additional notes subsequently issued are not fungible for U.S. federal income tax purposes or securities law purposes with any notes previously issued, such additional notes shall trade separately from such previously issued notes under a separate CUSIP number but shall otherwise be treated as a single class with all other notes issued under the indenture. Unless the context otherwise requires, for all purposes of the indenture and this ‘‘Description of the Exchange Notes,’’ references to the notes include any additional notes actually issued.
Interest on the notes will accrue at a rate of 8.00% per annum from June 14, 2011, or from the most recent date to which interest has been paid or provided for, and will be payable semiannually in arrears on June 15 and December 15, commencing on December 15, 2011. References herein to interest on the notes will be deemed to include all Additional Interest, if any. The Issuer will make each interest payment to the holders of record on the immediately preceding June 1 and December 1. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on overdue principal and interest will accrue at the then applicable interest rate on the notes.
Methods of Receiving Payments on the Notes

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, The City of New York (which initially will be an office of an affiliate of the trustee in New York, New York); provided, however, payment of interest may, at the option of the Issuer, be made by check mailed to the address of the holders as such address appears in the register of holders, and in addition, if a holder of at least $1.0 million in aggregate principal amount of notes has given wire transfer instructions to us prior to the record date for a payment, the Issuer will make such payment of principal of, premium, if any, and interest on such holder’s notes in accordance with those instructions. Payment of principal of, premium, if any, and interest on notes in global form registered in the name of or held by DTC or any successor depositary or its nominee will be made by wire transfer of immediately available funds to such depositary or its nominee, as the case may be, as the registered holder of such global note.
Paying Agent and Registrar for the Notes
The trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the notes, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be made for any registration of transfer or exchange of notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Issuer will not be required to transfer or exchange any note selected for redemption. Also, the Issuer will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
Subsidiary Guarantees
The notes are guaranteed by each of the Issuer’s Subsidiaries, other than those that are Non-Guarantor Subsidiaries. Future Restricted Subsidiaries (other than Non-Guarantor Subsidiaries) will also become Guarantors under the indenture governing the notes. The Subsidiary Guarantees are joint and several irrevocable and unconditional obligations of the Guarantors and not merely sureties. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See ‘‘Risk Factors—Risks Related to our Indebtedness and the Exchange Notes—Fraudulent transfer statutes may limit your rights as a noteholder.’’ A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer or another Guarantor, unless either:
(a)the Person (if other than the Issuer or a Guarantor) acquiring the property in any such sale or disposition or the Person (if other than the Issuer or a Guarantor) formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee, the Registration Rights Agreement and the Security Documents pursuant to a supplemental indenture satisfactory to the trustee; or
(b)such transaction does not violate the ‘‘Asset Sale’’ provisions of the indenture and the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.
The Subsidiary Guarantee of a Guarantor will be released:
(1)in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate the ‘‘Asset Sale’’ provisions of the indenture;
(2)in connection with any sale or other disposition of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer after which the Guarantor is no longer a Restricted Subsidiary, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;
(3)if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary or a Non-Guarantor Subsidiary in accordance with the applicable provisions of the indenture; or
(4)upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions ‘‘—Legal Defeasance and Covenant Defeasance’’ and ‘‘—Satisfaction and Discharge.’’ If any Guarantor is released from its Subsidiary Guarantee, any of its Subsidiaries that are Guarantors will be released from their Subsidiary Guarantees, if any, and it and any of its Subsidiaries will be released from their obligations under the Security Documents.
See ‘‘—Repurchase at the Option of Holders—Asset Sales.’’
Optional Redemption

At any time prior to June 15, 2014, the Issuer may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.000% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Issuer or a cash contribution to the equity capital of the Issuer (other than Disqualified Stock) from the net cash proceeds of one or more Equity Offerings by the Issuer, Holdings or any other direct or indirect parent of the Issuer; provided that:
(1)at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
(2)the redemption occurs within 90 days of the date of the closing of such Equity Offering or equity contribution.
Except pursuant to the preceding paragraph and the second succeeding paragraph, the notes will not be redeemable at the Issuer’s option prior to June 15, 2014.
On or after June 15, 2014, the Issuer may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2014	104.000%
2015 and thereafter	100.000%

Before June 15, 2014, but not more than once in each of the twelve month periods commencing on June 15 in each of 2011, 2012 and 2013, the Issuer may redeem, in the case of each such redemption, in the aggregate up to 10% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) at a redemption price (expressed as a percentage of the principal amount thereof) equal to 103%, plus accrued and unpaid interest, if any, to the redemption date. Before June 15, 2014, the Issuer may also redeem all or any portion of the notes upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable

Premium as of, and accrued and unpaid interest thereon, if any, to, the date of redemption (a ‘‘Make-Whole Redemption Date’’).
‘‘Applicable Premium’’ means, with respect to any note on any Make-Whole Redemption Date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such Make-Whole Redemption Date of (1)the redemption price of such note at June 15, 2014 (exclusive of accrued interest), plus (2) all scheduled interest payments due on such note from the Make-Whole Redemption Date through June 15, 2014, computed using a discount rate equal to the Treasury Rate at such Make-Whole Redemption Date, plus 50 basis points over (B) the principal amount of such note.
‘‘Treasury Rate’’ means, with respect to any Make-Whole Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such Make-Whole Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Make-Whole Redemption Date to June 15, 2014; provided, however, that if the period from such Make-Whole Redemption Date to June 15, 2014 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Make-Whole Redemption Date to June 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.
Selection and Notice
If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements; provided, however, that no notes in an unauthorized denomination will be redeemed in part.
No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may be conditional.
If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption.
Mandatory Redemption
The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.
Collateral
Subject to the limitations described under ‘‘—Intercreditor Agreement’’ below, the obligations of the Issuer with respect to the notes, the obligations of the Guarantors under the Subsidiary Guarantees, and the performance of all other obligations of the Issuer and the Guarantors under the indenture will be secured equally and ratably with the obligations of the Issuer and the Guarantors under any Pari Passu Lien Indebtedness and Priority Payment Lien Obligations by a security interest (subject only to Permitted Liens and a prior right of payment afforded to Priority Payment Lien Obligations in the event of a foreclosure, enforcement or exercise of remedies with respect to the Collateral or in any bankruptcy, insolvency or similar event or if the Collateral Agent receives any payment with respect to any Collateral pursuant to any intercreditor agreement (other than the Intercreditor Agreement)) in the following assets of the Issuer and the Guarantors, in each case whether now owned or hereafter acquired (other than Excluded Property) (the ‘‘Collateral’’):
(a)100% of the Equity Interests in Subsidiaries (other than Foreign Subsidiaries and Domestic Subsidiaries that are disregarded entities for U.S. tax purposes and hold no material assets other than Equity Interests in CFCs (‘‘Foreign Subsidiary Holdcos’’) owned by the Issuer or any Guarantor) and 65% of the voting stock and 100% of the non-voting stock of first tier Foreign Subsidiaries and Foreign Subsidiary Holdcos owned by the Issuer or any Guarantor;
(b)all accounts, cash, chattel paper, documents, general intangibles (including contract rights, including an assignment of benefits of physician guarantees of intercompany loans), instruments, inventory, investment property, equipment, letter-of-credit rights and any supporting obligations related to any of the foregoing (each as defined in the Uniform Commercial Code);
(c)present and future intercompany debt owed to the Issuer or any Guarantor;
(d)certain commercial tort claims;
(e)all books and records pertaining to Collateral;
(f)owned real properties owned by the Issuer or any Guarantor with a cost or book value (whichever is greater) in excess of $5.0 million (‘‘Material Real Property’’);
(g)all intellectual property and intellectual property licenses of the Issuer or any Guarantor (including without limitation patents, trademarks and copyrights);
(h)all other tangible and intangible assets of the Issuer or any Guarantor other than Excluded Property;
(i)all property of the Issuer or any Guarantor held by the Collateral Agent or any collateral agent for any class of Pari Passu Lien Indebtedness or Priority Payment Lien Obligations, including all property of every description, in the custody of or in transit to the Collateral Agent or any such collateral agent for any purpose, including safekeeping, collection or pledge, for the account of the Issuer or such Guarantor as to which the Issuer or such Guarantor may have any right or power, including, but not limited to, cash; and
(j)to the extent not otherwise included, all proceeds and products of the foregoing. ‘‘Excluded Property’’ means, collectively,
(i)any equipment that is subject to a purchase money Lien or Lien securing Capital Lease Obligations, in each case, permitted under the indenture to the extent the documents relating to such purchase money Lien or Capital Lease Obligations would not permit such equipment to be subject to the security interests created under the Security Documents, except to the extent that the provision of such contract, license, agreement instrument or other document giving rise to such prohibition, breach, default or termination is ineffective under applicable law;
(ii)any property to the extent that the grant of the security interest in such property is prohibited by any requirements of law of any governmental authority, except to the extent that such requirement of law giving rise to such prohibition, breach, default or termination is ineffective under applicable law;
(iii)any contract, license or agreement to the extent that the grant of the security interest in such contract, license or agreement constitutes a breach or default under or results in termination of such contract, license, agreement, except to the extent that the provision of such contract, license, agreement instrument or other document or shareholder or similar agreement giving rise to such prohibition, breach, default or termination is ineffective under applicable law;
(iv)any investment property or pledged Securities to the extent that the grant of the security interest in such investment property or pledged Securities constitutes a breach or default under any applicable shareholder or similar agreement, except to the extent that the provision of such contract, license, agreement instrument or other document or shareholder or similar agreement giving rise to such prohibition, breach, default or termination is ineffective under applicable law;
(v)any real property owned by the Issuer or any Guarantor that is not a Material Real Property;
(vi)leasehold real property interests;
(vii)Equity Interests of Unrestricted Subsidiaries and Restricted Subsidiaries that are not wholly owned or entities that are not Subsidiaries (other than Equity Interests held in any Securities Account), to the extent the pledge thereof would constitute a breach of or default under any applicable shareholder or similar agreement;
(viii)any Equity Interests consisting of voting stock in any Foreign Subsidiary or Foreign Subsidiary Holdco directly owned by the Issuer or any Guarantor in excess of 65% of the outstanding voting stock of such Foreign Subsidiary Holdco;
(ix)any Equity Interests consisting of voting stock in any Foreign Subsidiary not directly owned by the

Issuer or any Guarantor;
(x)motor vehicles the perfection of a security interest in which is excluded from the Uniform Commercial Code in the relevant jurisdiction;
(xi)any intent-to-use trademark application to the extent and for so long as creation by a Grantor of a security interest therein would result in the loss by such grantor of any material rights therein;
(xii)equipment leased from a third party that is not a grantor under a lease permitted by the indenture that prohibits the granting of a Lien on such equipment;
(xiii)interests in timber to be cut, as extracted collateral, consumer goods and agricultural products;
(xiv)intellectual property to the extent that the perfection of a security interest therein requires that any filing, recording or notification be made outside the United States;
(xv)letters of credit and letters-of-credit rights not constituting supporting obligations in respect of other Collateral; and
(xvi)any properties or assets as to which the Collateral Agent shall determine in its sole discretion that the costs of obtaining the security interests in such properties or assets are excessive in relation to the value of the security to be afforded thereby. For the avoidance of doubt, ‘‘Excluded Property’’ shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).
    The Collateral will be pledged pursuant to Security Documents substantially identical to the security documents to secure the Priority Payment Lien Obligations, with such conforming changes necessary to reflect that the obligations secured by the Security Documents and the Notes Obligations and other changes, if any, requested by the Collateral Agent or the trustee. For the avoidance of doubt, no assets of any Subsidiary that is not a Guarantor (including any Equity Interests owned by any such Subsidiary) shall constitute Collateral.
In addition, in the event that Rule 3-16 of Regulation S-X under the Securities Act (as amended or modified from time to time) is interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Issuer due to the fact that such Subsidiary’s Capital Stock secures the Notes, then the Capital Stock of such Subsidiary shall automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement (the ‘‘Rule 3-16 Exception’’). In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to release the security interests in favor of the Collateral Agent on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-16 of Regulation S-X under the Securities Act (as amended or modified from time to time) is interpreted by the SEC to permit (or are replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent necessary to not be subject to any such financial statement requirement. We may not have taken the actions required to perfect the security interests in all of the Collateral by the Issue Date. To the extent not completed by the Issue Date, such actions are required to be taken after the Issue Date within periods specified in the indenture or the Security Documents. We will not be required to execute or deliver any control agreements with respect to any deposit account or securities account.
Certain Limitations on the Collateral. The right of the Collateral Agent to take possession and dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Issuer or any Guarantor prior to the Collateral Agent having taken possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given ‘‘adequate protection.’’ The meaning of the term ‘‘adequate protection’’ may vary according to circumstances. In view of the lack of a precise definition of the term ‘‘adequate protection’’ and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral pursuant to the requirement of ‘‘adequate protection.’’

Furthermore, in the event a U.S. bankruptcy court determines the value of the Collateral (after giving effect to any prior Liens) is not sufficient to repay all amounts due on the Priority Payment Lien Obligations, the notes and any Pari Passu Lien Indebtedness, the Priority Payment Lien Obligations would be repaid in full prior to any payments being made on the notes and any Pari Passu Lien Indebtedness and then the holders of the notes and any Pari Passu Lien Indebtedness would hold secured claims to the extent of the remaining value of the Collateral, and would hold unsecured claims with respect to any shortfall. Applicable U.S. bankruptcy laws permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case only to the extent the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if the Issuer or any Guarantor were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.
The Issuer and the Guarantors generally will not be required to take any actions to perfect the security interest of the Collateral Agent in the Collateral beyond the filing of Uniform Commercial Code financing statements, mortgages on Material Real Properties, delivery of certificates and instruments evidencing pledges of Equity Interests and Indebtedness (in the case of Indebtedness, above a threshold to be set forth in the Security Documents) and filings with respect to U.S. registered intellectual property. To the extent the Collateral Agent does not have a perfected security interest in any Collateral, the Collateral Agent’s security interest will not be enforceable against third parties.
Use and Release of Collateral
Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have    commenced enforcement of remedies under the Security Documents, the Issuer and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral, to freely operate the Collateral and to collect, invest and dispose of any income thereon.
The indenture and the Security Documents will, however, generally require the Issuer and the Guarantors to deliver to the collateral agent under the Credit Agreement or, if the Credit Agreement is not in effect, other Priority Payment Lien Obligations and for such collateral agent to maintain in its possession certificates and instruments evidencing pledges of Equity Interests and Indebtedness and, subject to exceptions specified in the indenture and the Security Documents.
Release of Collateral. The indenture will provide that the Liens on the Collateral securing the notes will automatically and without the need for any further action by any Person be released:
(1)in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;
(2)in whole upon:
(a)satisfaction and discharge of the indenture as described below under ‘‘—Satisfaction and Discharge’’; or
(b)legal defeasance or covenant defeasance of the Indenture as described below under ‘‘—Legal Defeasance and Covenant Defeasance’’;
(3)in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Issuer or any Guarantor (other than to the Issuer or another Guarantor) in a transaction not prohibited by the indenture at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a Guarantor and that has been released from its Subsidiary Guarantee in accordance with the indenture, concurrently with the release of such Subsidiary Guarantee (including in connection with the designation of a Guarantor as an Unrestricted Subsidiary);
(4)as set forth under ‘‘—Amendment, Supplement and Waiver,’’ as to property that constitutes less than all or substantially all of the Collateral, with the consent of holders of at least a majority in aggregate principal amount of the notes outstanding (or, in the case of a release of all or substantially all of the Collateral, with the consent of the holders of at least seventy-five percent (75%) in aggregate principal amount of the notes outstanding), including consents obtained in connection with a tender offer or exchange offer for, or purchase of, notes; and
(5)in part, in accordance with the applicable provisions of the Security Documents and as described below with respect to the Intercreditor Agreement.
To the extent applicable, the Issuer will cause Trust Indenture Act § 313(b), relating to reports, and Trust Indenture Act § 314(d), relating to the release of property or securities or relating to the substitution therefore of any property or securities to be subjected to the Lien of the security documents, to be complied with.

Any certificate or opinion required by Trust Indenture Act § 314(d) may be made by an officer of the Issuer except in cases where Trust Indenture Act § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or reasonably satisfactory to the trustee.
    Notwithstanding anything to the contrary in the preceding paragraph, the Issuer will not be required to comply with all or any portion of Trust Indenture Act § 314(d) if it determines, in good faith based on advice of counsel, that under the terms of Trust Indenture Act § 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including ‘‘no action’’ letters or exemptive orders, all or any portion of Trust Indenture Act § 314(d) is inapplicable to one or a series of released Collateral.
    Notwithstanding anything to the contrary contained in the preceding three paragraphs, the trustee and Collateral Agent shall be entitled to receive an officer’s certificate and opinion of counsel stating that the release is authorized or permitted by the terms of the Indenture and that all conditions precedent to such release required by the Indenture have been complied with.
Intercreditor Agreement
On the Issue Date, the Collateral Agent and the collateral agent under the Credit Agreement entered into an intercreditor agreement (the ‘‘Intercreditor Agreement’’) that was acknowledged by the Issuer and the Guarantors. Following the Issue Date, additional collateral agents for the holders of Pari Passu Lien Indebtedness may become party to the Intercreditor Agreement subject to compliance with certain procedural requirements in the Intercreditor Agreement. The notes and other obligations secured by the Liens in favor of the Collateral Agent and the Priority Payment Lien Obligations secured by Liens in favor of the collateral agent under the Credit Agreement and the obligations in respect of any Pari Passu Lien Indebtedness secured by Liens in favor of any other collateral agent that becomes party to the Intercreditor Agreement are each referred to as a ‘‘class’’ of First Lien Obligations in this section.
The Intercreditor Agreement provides that, notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens on any Collateral in which the Collateral Agent and one or more collateral agents for any class of Priority Payment Lien Obligations or Pari Passu Lien Indebtedness have perfected security interests (any such Collateral as to which the Collateral Agent and any other collateral agent have such a perfected security interest being referred to as ‘‘Shared Collateral’’), the Collateral Agent and each other collateral agent with respect to such Shared Collateral will have equal rights to enforce the respective security interests in the Shared Collateral subject to certain other provisions of the Intercreditor Agreement; provided that the Priority Payment Lien Obligations will have priority in right of payment upon a foreclosure, enforcement or exercise of remedies with respect to the Collateral or a bankruptcy, insolvency or similar event or if the Collateral Agent receives any payment with respect to any Collateral pursuant to any intercreditor agreement (other than the Intercreditor Agreement) and will be repaid prior to the payment of the Notes Obligations and the Pari Passu Lien Indebtedness.
The Intercreditor Agreement provides that none of the Collateral Agent, the collateral agent under the Credit Agreement, any additional collateral agent for the holders of Pari Passu Lien Indebtedness or any holders of First Lien Obligations shall contest or support any Person in contesting in any proceeding (including a bankruptcy proceeding) the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any other collateral agent or any holders of First Lien Obligations in the Shared Collateral; provided that the foregoing shall not impair the right of any collateral agent or holder of First Lien Obligations to enforce the Intercreditor Agreement. In addition, the Intercreditor Agreement provides that the Issuer and the Guarantors shall not, and shall not permit any Subsidiary to, grant or permit or suffer to exist any additional Liens on any asset or property to secure the Priority Payment Lien Obligations, the Notes Obligations or any class of Pari Passu Lien Indebtedness unless it has granted a lien on such asset or property to secure the Priority Payment Lien Obligations, the Notes Obligations and each other class of Pari Passu Lien Indebtedness, as the case may be; provided that the foregoing shall not prohibit the Priority Payment Lien Obligations and any Pari Passu Lien Obligations from being secured by any Capital Stock that does not secure the Notes Obligations or any Pari Passu Lien Obligations due to the Rule 3-16 Exception.
If (i) any of the Collateral Agent, the collateral agent for the Credit Agreement or the collateral agent for any class of Pari Passu Lien Indebtedness or any secured party in respect of any class of First Lien Obligations is taking action to enforce rights or exercise remedies in respect of any Shared Collateral, (ii) any distribution is made in respect of any Shared Collateral in any insolvency or liquidation proceeding of the Issuer or any Guarantor or (iii) the Collateral Agent, any other such collateral agent or any such secured party receives any payment with respect to any Shared Collateral pursuant to any intercreditor agreement (other than the Intercreditor Agreement), then the proceeds of any sale, collection or other liquidation of any Shared Collateral obtained by such Collateral Agent, any other such collateral agent or any such secured party in respect of any First Lien Obligations on account of such enforcement of rights or exercise of remedies, and any such distributions or payments received by such Collateral Agent, any other such collateral agent or any such secured party in respect of any First Lien Obligations shall be applied as follows (1) first, (a) to the payment of all amounts owing to such collateral agent (in its capacity as such) pursuant to the terms of any document related to the First Lien Obligations, (b) in the case of any such enforcement of rights or exercise of remedies, to the payment of all costs and expenses incurred by such collateral agent or any secured parties in the same class as such collateral agent in respect of First Lien Obligations in connection therewith and (c) in the case of any such payment pursuant to any such intercreditor agreement, to the payment of all costs and expenses incurred by such collateral agent or any of its related secured parties in enforcing its rights thereunder to obtain such payment, (2) second, to the payment in full of any Priority Payment Lien Obligations (including any post-petition interest with respect thereto, whether or not allowable in any insolvency or liquidation proceeding) and the termination of any commitments thereunder, (3) third, to the payment in full of the Notes Obligations and all Pari Passu Lien Indebtedness secured by a valid and perfected Lien on such Shared Collateral at the time due and payable (the amounts so applied to be distributed, as among such classes of First Lien Obligations, ratably in accordance with the amounts of the First Lien Obligations of each such class on the date of such application), (4) fourth, after payment in full of all the First Lien Obligations secured by such Shared Collateral, to the holders of junior liens on the Shared Collateral and (5) fifth, to the Issuer and the other Guarantors or their successors or assigns or as a court of competent jurisdiction may direct.
Nothing in the lntercreditor Agreement shall affect the ability of any of the Collateral Agent, the collateral agent for the Credit Agreement, other collateral agent in respect of any class of Pari Passu Lien Indebtedness or any of the secured parties in respect of any First Lien Obligations (i) to enforce any rights and exercise any remedies with respect to any Shared Collateral available under the documents related to such Priority Payment Lien Obligations, Notes Obligations or the Pari Passu Lien Indebtedness or applicable law or (ii) to commence any action or proceeding with respect to such rights or remedies; provided that, notwithstanding the foregoing, (a) each collateral agent and secured parties in the same class as such collateral agent shall remain subject to, and bound by, all covenants or agreements made in the Intercreditor Agreement, (b) each collateral agent has agreed, on behalf of itself and secured parties in the same class as such collateral agent, that, prior to the commencement of any enforcement of rights or any exercise of remedies with respect to any Shared Collateral by such collateral agent or any secured parties in the same class as such collateral agent, such collateral agent or such secured party, as the case may be, shall provide written notice thereof to each other collateral agent as far in advance of such commencement as reasonably practicable, and shall regularly inform each collateral agent of developments in connection with such enforcement or exercise, and (c) each collateral agent agrees, on behalf of itself and the secured parties in the same class as such collateral agent, that such collateral agent and such secured parties shall cooperate in a commercially reasonable manner with each other collateral agent and its related secured parties in any enforcement of rights or any exercise of remedies with respect to any Shared Collateral.
With respect to any Shared Collateral on which a Lien can be perfected by the possession or control of such Shared Collateral or of any deposit, securities or other account in which such Shared Collateral is held, then the applicable collateral agent in respect of Priority Payment Lien Obligations, Notes Obligations or the Pari Passu Lien Indebtedness that holds or controls such Shared Collateral shall also hold such Shared Collateral as gratuitous bailee and sub-agent for each other collateral agent in respect of the Notes Obligations, Pari Passu Lien Indebtedness and Priority Payment Lien Obligations. Any such collateral agent that holds Shared Collateral as gratuitous bailee and sub-agent shall be entitled to deal with the applicable pledged or controlled Shared Collateral as if the liens thereon of the collateral agent or secured parties of any other class of First Priority Obligations did not exist; provided that any proceeds arising from such pledged or controlled Shared Collateral shall be subject to the waterfall provisions set forth in the fourth paragraph of this section. Until the payment in full of the obligations under the Credit Agreement, the collateral agent under the Credit Agreement shall hold all such Collateral (for itself and as bailee for the Collateral Agent) which can be perfected by control or possession and, after the payment in full of such obligations, the collateral agent with respect to the class of First Priority Obligations of the largest principal amount at such time shall hold such Collateral.
The Intercreditor Agreement provides that the Collateral Agent and each collateral agent under the First Priority Obligations will have a right to exercise any remedies under any control agreement over a deposit account or securities account to which it is party; provided that the proceeds of any such exercise of remedies will be subject to the terms of the Intercreditor Agreement.
The Intercreditor Agreement shall not limit the Issuer’s ability to amend or refinance the notes, Priority Payment Lien Obligations or Pari Passu Lien Indebtedness (although the Issuer will remain subject to the restrictions contained in the Credit Agreement, the indenture and the documents governing any Priority Payment Lien Obligations or Pari Passu Lien Indebtedness).

Sufficiency of Collateral
There can be no assurance that the proceeds from the sale of the Collateral in whole or in part pursuant to the Security Documents following an Event of Default would be sufficient to satisfy the Notes Obligations. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the surgical industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral will also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By their nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In addition, the fact that the lenders under the Priority Payment Lien Obligations will receive proceeds from enforcement of the Collateral before holders of the notes and that other Persons may have first-priority Liens in respect of Collateral pursuant to Permitted Liens could have a material adverse effect on the amount that holders of the notes would receive upon a sale or other disposition of the Collateral. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. If the proceeds from a sale or other disposition of the Collateral were not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Issuer and the Guarantors. See ‘‘Risk Factors—Risk Related to our Indebtedness and the Exchange Notes—The value of the Collateral securing the notes may not be sufficient to satisfy our obligations under the notes and the other obligations secured by an equal and ratable lien on the Collateral.’’
To the extent that third parties hold Liens permitted by the Security Documents and the indenture, such third parties will have rights and remedies with respect to the assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent acting for the benefit of the trustee or the holders of the notes to realize or foreclose on the Collateral. In addition, the ability of the Collateral Agent acting for the benefit of the trustee and the holders of notes to realize on the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See ‘‘—Collateral—Certain Limitations on the Collateral.’’
In addition, as noted above, substantially all or our operations are conducted through Non-Guarantor Subsidiaries. The assets of the Non-Guarantor Subsidiaries do not secure the Notes Obligations.
Further Assurances; After-Acquired Collateral
Subject to the limitations described above, the Security Documents and the indenture will provide that the Issuer and the Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper, or which the Collateral Agent may reasonably request, to evidence, perfect, maintain and enforce the Lien in the Collateral granted to the Collateral Agent and the priority thereof and benefits intended to be conferred as contemplated by, and to otherwise effectuate the provisions or purposes of, the indenture and the Security Documents.
Upon the acquisition by the Issuer or any Guarantor after the Issue Date of (1) any assets, including, but not limited to, any Material Real Property or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any working capital assets that, in any such case, form part of the Collateral, or (2) any replacement assets in compliance with the covenant described below under ‘‘—Repurchase at the Option of Holders—Asset Sales,’’ the Issuer or such Guarantor shall execute and deliver, (i) with regard to any Material Real Property, a mortgage and supporting documentation specified in the indenture within 90 days of the date of acquisition, and (ii) to the extent required by the Security Documents, any information, documentation, financing statements or other certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired property (other than Excluded Property) and to have such after acquired property added to the Collateral, and thereupon all provisions of the indenture, the Security Documents and the Intercreditor Agreement relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.
Repurchase at the Option of Holders
Change of Control
If a Change of Control occurs, each holder of notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuer will offer a change of control payment (a ‘‘Change of Control Payment’’) in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice (the ‘‘Change of Control Payment Date’’), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.
On the Change of Control Payment Date, the Issuer will, to the extent lawful:
(1)accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;
(2)deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and
(3)deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuer.
The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the indenture as described above under the caption ‘‘—Optional Redemption,’’ unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of ‘‘all or substantially all’’ of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase ‘‘substantially all,’’ there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.
Asset Sales
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
(1)the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;
(2)if such Asset Sale involves the disposition of Collateral, the Issuer or such Restricted Subsidiary has complied with the provisions of the indenture and the Security Documents; and
(3)at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash. For purposes of this paragraph (3), each of the following will be deemed to be cash:

(a)Cash Equivalents;
(b)any liabilities (as shown on the Issuer’s most recent consolidated balance sheet) of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Issuer or such Restricted Subsidiary from further liability;
(c)any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of receipt, to the extent of the cash received in that conversion;
(d)(i) any Designated Noncash Consideration received by the Issuer or a Restricted Subsidiary in connection with the sale or contribution of assets by the Issuer or a Restricted Subsidiary to a joint venture with a Strategic Investor, provided, however, that (x) any such Designated Noncash Consideration that is converted into Cash Equivalents shall be treated as Net Proceeds in the manner set forth below and (y) in the event such Designated Noncash Consideration is an Investment (other than in the form of Indebtedness), such Designated Noncash Consideration shall be deemed to have been acquired and consequently reduce amounts available under clause (15) or (17) of the definition of ‘‘Permitted Investments,’’ as determined by the Issuer and (ii) any Designated Noncash Consideration the Fair Market Value of which, when taken together with all other Designated Noncash Consideration received pursuant to this clause (ii) (and not subsequently converted into Cash Equivalents that are treated as Net Proceeds of an Asset Sale), does not exceed the greater of $20.0 million and 2.5% of Total Assets at the time of receipt since the Issue Date, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value; and
(e)any stock or assets of the kind referred to in clause (2) or (4) of the second succeeding paragraph.
Notwithstanding the foregoing, the 75% requirement referred to in clause (3) above shall not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% requirement.
Within 450 days after the receipt of any Net Proceeds from an Asset Sale the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:
(1)to repay or prepay (x) any Priority Payment Lien Obligations and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto or (y) Pari Passu Lien Indebtedness (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) or redeem notes as provided under ‘‘Optional Redemption’’ or by making an Asset Sale Offer (in accordance with the procedures set forth below); provided that in the case of a reduction of Obligations other than under the notes under this clause (y) the Issuer shall use commercially reasonable efforts to equally and ratably redeem notes as provided under ‘‘—Optional Redemption’’ or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of notes to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid;
(2)to (x) acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Guarantor or a Qualified Restricted Subsidiary of the Issuer or (y) make Investments pursuant to clause (15) or (17) of the definition of ‘‘Permitted Investments’’;
(3)to make a capital expenditure with respect to a Permitted Business; or
(4)to acquire Additional Assets; provided that the requirements of clauses (2) through (4) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to in any of clauses (2) through (4) above is entered into by the Issuer or its Restricted Subsidiary within 450 days after the receipt of such Net Proceeds with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment in accordance with such agreement within 180 days of such commitment and if such Net Proceeds are not so applied within such 180-day period, then such Net Proceeds shall constitute Excess Proceeds (as defined below). In addition, to the extent that the assets that were the subject of the

Asset Sale constituted Collateral, the assets acquired with the proceeds pursuant to any of clauses (2) through (4) above or acquired as consideration for such Asset Sale shall constitute Collateral.
Pending the final application of any Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.
Any Net Proceeds from Asset Sales that are not applied or invested as provided in the third paragraph of this covenant will constitute ‘‘Excess Proceeds.’’ When the aggregate amount of Excess Proceeds exceeds $10.0 million, within ten business days thereof, the Issuer will make an Asset Sale Offer to:
(i)in the case of Net Proceeds from Collateral, all holders of First Lien Obligations containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets; and
(ii)in the case of any other Net Proceeds, all holders of First Lien Obligations and all holders of other Indebtedness that ranks pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (‘‘Pari Passu Debt’’).
The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of First Lien Obligations (in the case of Net Proceeds from Collateral) or First Lien Obligations and Pari Passu Debt (in the case of any other Net Proceeds) tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes to be purchased, and the representative(s) for the holders of other First Lien Obligations shall select such other First Lien Obligations (and, if applicable, Pari Passu Debt) to be purchased and prepaid, on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.
The Credit Agreement provides that certain change of control or asset sale events with respect to the Issuer or repurchases of or other prepayments in respect of the notes would constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Indebtedness to which the Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from purchasing notes, the Issuer could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing notes. In such case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Credit Agreement and other agreements governing the Issuer’s Indebtedness.
Certain Covenants
Restricted Payments
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(A)declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer); provided that the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of a Restricted Subsidiary of the Issuer shall not constitute a Restricted Payment;
(B)purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer, Holdings or any other direct or indirect parent of the Issuer;
(C)make any payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the notes or to any Subsidiary Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except (i) a payment of interest or principal at the Stated Maturity thereof or (ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement; or
(D)make any Restricted Investment;
(all such payments and other actions set forth in these clauses (A) through (D) above being collectively referred to as ‘‘Restricted Payments’’), unless, at the time of and after giving effect to such Restricted Payment:
(1)no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
(2)the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption ‘‘—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’; and
(3)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Issue Date (including Restricted Payments permitted by clauses (1), (10), (11) and (14) of the next succeeding paragraph, but excluding all other clauses of the next succeeding paragraph), is less than the sum, without duplication, of:
(a)50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing after the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
(b)100% of the aggregate Qualified Proceeds received by the Issuer since the Issue Date as a contribution to its equity capital (other than Disqualified Stock) or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock, Excluded Contributions, and Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer); plus
(c)an amount equal to the net reduction in Investments by the Issuer and its Restricted Subsidiaries resulting from (A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of any Restricted Investment that was made after the Issue Date and (B) repurchases, redemptions and repayments of such Restricted Investments and the receipt of any dividends or distributions from such Restricted Investments (other than, in each case, to the extent such Investment was made by the Issuer or any Restricted Subsidiary of the Issuer pursuant to clause (15) or (19) below and such amounts received have been applied to increase availability under such basket); plus
(d)to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, an amount equal to the lesser of (A) the Fair Market Value of the Issuer’s interest in such Subsidiary immediately prior to such redesignation and (B) the aggregate amount of the Issuer’s Investments in such Subsidiary that was previously treated as a Restricted Payment (other than, in each case, to the extent such Investment was made by the Issuer or any Restricted Subsidiary of the Issuer pursuant to clause (15) or (19) below and such amounts received have been applied to increase availability under such basket); plus

(e)in the event the Issuer and/or any Restricted Subsidiary of the Issuer makes any Investment after the Issue Date in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary of the Issuer, an amount equal to the existing Investment of the Issuer and/or any of its Restricted Subsidiaries in such Person that was previously treated as a Restricted Payment (other than to the extent such Investment was made by the Issuer or any Restricted Subsidiary of the Issuer pursuant to clause (15) or (19) below and such amounts received have been applied to increase availability under such basket).
The preceding provisions will not prohibit:
(1)the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;
(2)the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to the Issuer (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;
(3)the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the notes or to any Subsidiary Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness, or from the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to the Issuer (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;
(4)the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer which Disqualified Stock was issued after the Issue Date in accordance with the provisions of the covenant described below under the caption ‘‘—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’;
(5)the repurchase, redemption or other acquisition or retirement for value of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of Replacement Preferred Stock that is permitted to be incurred pursuant to the covenant described below under ‘‘—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’;
(6)the payment of any dividend (or any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;
(7)the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of a Qualified Restricted Subsidiary owned by a Strategic Investor if such purchase, redemption or other acquisition or retirement for value is made for consideration not in excess of the Fair Market Value of such Capital Stock;
(8)the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any current or former officer, director, employee or consultant (or Affiliates (other than Crestview Partners, L.P. and the Co-Investors) of the foregoing) of the Issuer or any of its Restricted Subsidiaries, and any dividend payment or other distribution by the Issuer or a Restricted Subsidiary to Holdings or any other direct or indirect parent holding company of the Issuer utilized for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or such other direct or indirect parent holding company held by any current or former officer, director, employee or consultant of the Issuer or any of its Restricted Subsidiaries or Holdings or such other parent holding company, in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or benefit plan or other agreement of any kind; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any fiscal year (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso are available to be carried over to subsequent fiscal years); provided further that such amount in any fiscal year may be further increased by an amount not to exceed:

(a)the net cash proceeds from the sale of Equity Interests of the Issuer (other than Disqualified Stock) and, to the extent contributed to the Issuer as equity capital (other than Disqualified Stock), Equity Interests of Holdings or any other direct or indirect parent company of the Issuer, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries, Holdings or any other direct or indirect parent company of the Issuer that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(b) of the preceding paragraph (and, to the extent utilized pursuant to this clause (8), such amount will be excluded from clause (3)(b) of the preceding paragraph), and excluding Excluded Contributions, plus
(b)the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date, less
(c)the amount of any Restricted Payments made since the Issue Date in accordance with clauses (a) and (b) of this clause (8);
and provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from members of management of the Issuer, any of the Issuer’s direct or indirect parent companies or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;
(9)the repurchase of Equity Interests deemed to occur upon the exercise of options, rights or warrants to the extent such Equity Interests represent a portion of the exercise price of those options, rights or warrants;
(10)the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the notes or to any Subsidiary Guarantee with any Excess Proceeds that remain after consummation of an Asset Sale Offer;
(11)after the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the notes pursuant to the covenant described above under ‘‘—Repurchase at the Option of Holders—Change of Control’’ (including the purchase of the notes tendered), any purchase or redemption of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the notes or to any Subsidiary Guarantee required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus any accrued and unpaid interest;
(12)cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the conversion of any preferred stock or convertible debt securities of the Issuer or any of its Restricted Subsidiaries;
(13)Permitted Payments to Parent;
(14)so long as no Default has occurred and is continuing or would be caused thereby, the payment:
(a)by the Issuer or any Restricted Subsidiary to Holdings or any other direct or indirect parent of the Issuer, which payment is used by the Person receiving such payment, following the first initial public offering of common Equity Interests by such Person, to pay dividends of up to 6% per annum of the net proceeds received by such Person in such public offering (or any subsequent public offering of common Equity Interests of such Person) that are contributed to the Issuer as equity capital (other than Disqualified Stock), or
(b)by the Issuer, following the first initial public offering of common Equity Interests by the Issuer, to pay dividends of up to 6% per annum of the net proceeds received by or contributed to the Issuer in such public offering (or any subsequent public offering of common Equity Interests by the Issuer)
(excluding, in the case of both clause (a) and clause (b), public offerings of common Equity Interests registered on Form S-8 and any other public sale to the extent the proceeds thereof are Excluded Contributions);
(15)Investments that are made with Excluded Contributions;
(16)distributions or payments of Receivables Fees and any other payments in connection with a Qualified

Receivables Transaction;
(17)payment of fees and reimbursement of other expenses to the Permitted Holders in connection with the Transactions as described in this prospectus under the caption ‘‘Certain Relationships and Related Party Transactions’’ or dividends to any direct or indirect parent of the Issuer to fund such payments;
(18)all payments made or to be made in connection with the Transactions as set forth in this prospectus;
(19)so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (19) not to exceed the greater of (a) $25.0 million and (b) 3.0% of Total Assets at the time made; and
(20)the distribution, dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which (i) are cash and/or Cash Equivalents or (ii) were contributed to such Unrestricted Subsidiary in anticipation of such distribution, dividend or other payment, as determined in good faith by the Company).
The amount of all Restricted Payment (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will, if the Fair Market Value thereof exceeds $20.0 million, be determined by the Board of Directors of the Issuer, whose resolution with respect thereto will be delivered to the trustee.
For purposes of determining compliance with the provisions set forth above, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, the Issuer, in its sole discretion, may order and classify, and from time to time may reorder and reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of any such reclassification.
Restriction on Optional Repurchase of the 2015 Notes and PIK Exchangeable Notes
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any optional repurchase, redemption or other optional acquisition or retirement for value (each an ‘‘Optional Repurchase’’) of the 2015 Notes or the PIK Exchangeable Notes; provided, however, that the Issuer and its Restricted Subsidiaries may make an Optional Repurchase of 2015 Notes or PIK Exchangeable Notes so long as after giving effect to such Optional Repurchase the Consolidated Secured Debt Ratio of the Issuer and its Restricted Subsidiaries shall be equal to or less than 4.5 to 1.0 for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such Optional Repurchase; provided that for the purposes of determining compliance with this covenant only, the amount of Consolidated Total Indebtedness used to calculate the Consolidated Secured Debt Ratio will not subtract the aggregate amount of cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries on a consolidated basis.
This covenant will not prohibit:
(1)the Optional Repurchase of 2015 Notes or PIK Exchangeable Notes made in exchange for, or out of the proceeds of a substantially concurrent sale of, Permitted Refinancing Indebtedness; or
(2)the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any 2015 Notes or PIK Exchangeable Notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case within one year of the maturity of the 2015 Notes or PIK Exchangeable Notes, as applicable.
For the avoidance of doubt, nothing in this covenant shall prohibit the repurchase, redemption or other acquisition or retirement for value of 2015 Notes or PIK Exchangeable Notes as required by the terms of such notes, including any repurchase required upon an asset sale or change of control as defined in the indenture governing the 2015 Notes or PIK Exchangeable Notes, as applicable.
Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively,

‘‘incur’’) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; provided that the maximum amount of Indebtedness that may be incurred by Non-Guarantor Subsidiaries under this first paragraph shall be $15.0 million outstanding at any time.
The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following items of Disqualified Stock or preferred stock (collectively, ‘‘Permitted Debt’’):
(1)the incurrence by the Issuer and/or any Restricted Subsidiary of Indebtedness under the Credit Agreement and other Credit Facilities entered into after the date of the Credit Agreement in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed (x) the greater of (a) $75.0 million and (b) an amount equal to 100% of Consolidated Adjusted EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of any incurrence under this clause (1); (y) less the aggregate amount of all Net Proceeds of Asset Sales of the Issuer or any Restricted Subsidiary applied since the Issue Date to repay any Indebtedness under a Credit Facility pursuant to the covenant described above under the caption ‘‘—Repurchase at the Option of Holders—Asset Sales’’;
(2)the incurrence by the Issuer and its Restricted Subsidiaries of the Existing Indebtedness outstanding on the Issue Date;
(3)the incurrence by the Issuer and the Guarantors of Indebtedness represented by the notes and the PIK Exchangeable Notes to be issued on the Issue Date, the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the Registration Rights Agreement;
(4)the incurrence or issuance by the Issuer or any of its Restricted Subsidiaries of (A) Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Issuer, a Guarantor or any Qualified Restricted Subsidiary (including by way of merger or consolidation) in accordance with the terms of the indenture or incurred by the Issuer or any Restricted Subsidiary to finance such acquisition or merger or (B) Acquired Debt or Indebtedness (including Capital Lease Obligations), Disqualified Stock or preferred stock, in each case, incurred or issued for the purpose of financing all or any part of the purchase price or cost of design, construction, lease installation or improvement of property (real or personal), plant or equipment used or useful in a Permitted Business (whether through their direct purchase or purchase of Capital Stock of a Person owning such property); provided that the aggregate principal amount under this clause (4), including all Permitted Refinancing Indebtedness and Replacement Preferred Stock incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), shall not exceed $60.0 million at any time outstanding;
(5)the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness or Replacement Preferred Stock in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) or any Disqualified Stock or preferred stock that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (5), (18) or (19) of this paragraph;
(6)the incurrence by the Issuer, any Guarantors or any Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer, Guarantors and any Restricted Subsidiaries; provided, however, that:
(a)if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Issuer or the Subsidiary Guarantee, in the case of a Guarantor, except to the extent such subordination would violate any applicable law, rule or regulation; and
(b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Qualified Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Qualified Restricted

Subsidiary of the Issuer, will be deemed, in each case, to constitute a new incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, which new incurrence is not permitted by this clause (6);
(7)the issuance by any Restricted Subsidiaries to the Issuer, any Guarantors or to any of their Restricted Subsidiaries of shares of preferred stock; provided, however, that:
(a)any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer, or Guarantor or a Restricted Subsidiary of the Issuer, and
(b)any sale or other transfer of any such preferred stock to a Person that is not either the Issuer, a Guarantor or a Restricted Subsidiary of the Issuer,
will be deemed, in each case, to constitute a new issuance of such preferred stock by such Restricted Subsidiary which new issuance is not permitted by this clause (7);
(8)the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations for the purpose of limiting interest rate, currency or commodity risk;
(9)the guarantee:
(a)by the Issuer or any of the Guarantors of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed; and
(b)by any Non-Guarantor Subsidiary of Indebtedness of a Non-Guarantor Subsidiary;
(10)the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, letters of credit, performance bonds, surety bonds, appeal bonds or other similar bonds in the ordinary course of business;
(11)the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five business days;
(12)the incurrence of Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, holdback, contingency payment obligations or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of the Issuer or any Restricted Subsidiary;
(13)Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;
(14)the incurrence of Indebtedness resulting from endorsements of negotiable instruments for collection in the ordinary course of business;
(15)Indebtedness of the Issuer or a Guarantor that is unsecured or secured by a lien junior in priority to the lien securing the notes in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred pursuant to this clause (15), not to exceed $115.0 million;
(16)Indebtedness of the Issuer or a Restricted Subsidiary in respect of netting services, overdraft protection and otherwise in connection with deposit accounts; provided that such Indebtedness remains outstanding for ten business days or less;
(17)the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction;
(18)the incurrence or issuance by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness,

Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value or liquidation preference, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness and all Replacement Preferred Stock incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness, Disqualified Stock and preferred stock incurred or issued pursuant to this clause (18), not to exceed $25.0 million;
(19)Indebtedness in respect of promissory notes issued to physicians, consultants, employees or directors or former employees, consultants or directors in connection with repurchases of Equity Interests permitted by clause (8) under the under the caption ‘‘—Restricted Payments’’;
(20)Guarantees by the Issuer or any Guarantor of Indebtedness of a Person permitted by clause (15) of the definition of ‘‘Permitted Investments’’; and
(21)Indebtedness representing deferred compensation to employees of the Issuer and the Restricted Subsidiaries incurred in the ordinary course of business.
For purposes of determining compliance with this ‘‘Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’ covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant except that Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred in reliance on the exception provided by clause (1) of the definition of Permitted Debt above. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant.
The amount of any Indebtedness outstanding as of any date will be:
(1)the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2)the principal amount of the Indebtedness, in the case of any other Indebtedness; and
(3)in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(a)the Fair Market Value of such assets at the date of determination; and
(b)the amount of the Indebtedness of the other Person.
No Layering of Debt
The Issuer will not, and will not permit any Guarantors to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Issuer or of such Guarantors, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes or the Subsidiary Guarantee of such Guarantors, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Issuer or such Guarantors, as the case may be.
For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantors solely by virtue of being unsecured or secured by a junior priority Lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.
Liens
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind, on or with respect to the Collateral except Permitted Collateral Liens. The Issuer will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) of any kind securing Indebtedness upon any of their property or assets (other than with respect to property or assets constituting Collateral), now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.
Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(1)pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries;
(2)make loans or advances to the Issuer or any of its Restricted Subsidiaries; or
(3)sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.
However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
(1)agreements governing Existing Indebtedness, the Credit Agreement and agreements governing the PIK Exchangeable Notes and the Guarantees thereof as in effect on the Issue Date;
(2)the indenture, the notes, the Subsidiary Guarantees, the Security Documents and the Intercreditor Agreement;
(3)applicable law, rule, regulation or order, including any requirement of any governmental healthcare programs;
(4)any instrument or agreement governing Indebtedness or Capital Stock of a Restricted Subsidiary acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or any of its Subsidiaries, or the property or assets of the Person or any of its Subsidiaries, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;
(5)customary non-assignment provisions in contracts, leases, subleases, licenses and sublicenses entered into in the ordinary course of business;
(6)customary restrictions in leases (including capital leases), security agreements or mortgages or other purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;
(7)any agreement for the sale or other disposition of all or substantially all the Capital Stock or the assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;
(8)any instrument or agreement governing Permitted Refinancing Indebtedness; provided that the restrictions contained therein are not materially more restrictive (as determined in good faith by the Issuer), taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
(9)Liens permitted to be incurred under the provisions of the covenant described above under the caption ‘‘—Liens’’ that limit the right of the debtor to dispose of the assets subject to such Liens;
(10)provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;
(11)restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12)customary provisions imposed on the transfer of copyrighted or patented materials;
(13)customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;
(14)customary provisions in connection with a Qualified Receivables Transaction; contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary of the Issuer in any manner material to the Issuer or any Restricted Subsidiary of the Issuer;
(15)restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Issuer or any Restricted Subsidiary of the Issuer or any of their businesses;
(16)any instrument or agreement governing Indebtedness or preferred stock of any Restricted Subsidiary that is incurred or issued subsequent to the Issue Date and not in violation of the covenant described under ‘‘—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’; provided that the Issuer’s Board of Directors determines in good faith that restrictions are not reasonably likely to have a materially adverse effect on the Issuer’s and/or Guarantors’ ability to make principal and interest payments on the notes;
(17)restrictions in Management Agreements that require the payment of management fees to the Issuer or one of its Restricted Subsidiaries prior to payment of dividends or distributions;
(18)customary provisions in joint venture and other similar agreements, including agreements related to the ownership and operation of surgical facilities, relating solely to such joint venture or facilities or the Persons who own Equity Interests therein; and
(19)any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the Indebtedness, preferred stock, Liens, agreements, contracts, licenses, leases, subleases, instruments or obligations referred to in clauses (1), (2), (4) through (15) and (17) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole (as determined by the Issuer in good faith), than those restrictions contained in the Indebtedness, preferred stock, Liens, agreements, contracts, licenses, leases, subleases, instruments or obligations referred to in clauses (1), (2), (4) through (15) and (17) above, as applicable prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
For purposes of determining compliance with this covenant, (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
Distributions by Qualified Restricted Subsidiaries
Except to the extent restricted pursuant to any Permitted Payment Restrictions, the Issuer shall, and shall cause each Qualified Restricted Subsidiary to declare and pay regular monthly, quarterly, semiannual or annual dividends or distributions to the holders of its Capital Stock in an amount equal to substantially all of the available cash flow of such Restricted Subsidiary for such period as determined in good faith by the board of directors, board of governors or such other individuals performing similar functions, subject to fiduciary duties applicable to such board or individual and such ordinary and customary reserves and other amounts as, in the good faith judgment of such individuals, may be necessary so that the business of such Restricted Subsidiary may be properly and advantageously conducted at all times, including amounts necessary for operations, capital expenditures, debt service and other needs.
If, at any time, any Restricted Subsidiary would fail to meet the requirements set forth in the definition of ‘‘Qualified Restricted Subsidiary,’’ it will thereafter cease to be a Qualified Restricted Subsidiary for purposes of the indenture governing the notes and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary that is not a Qualified Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption ‘‘—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,’’ the Issuer will be in default of such covenant. The Board of Directors of the Issuer may at any time designate any Restricted Subsidiary not to be a Qualified Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by such Restricted Subsidiary of any outstanding Indebtedness of such Restricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption ‘‘ Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,’’ and (2) no Default or Event of Default would be in existence following such designation. In the event (x) a Restricted Subsidiary fails to meet the requirements to be a Qualified Restricted Subsidiary or (y) the Board of Directors designates a Qualified Restricted Subsidiary not to be a Qualified Restricted Subsidiary, then all Investments in such Subsidiary since the Issue Date shall be deemed to have been acquired and consequently reduce the amount available for Restricted Payments under the covenant described above under the caption ‘‘ Restricted Payments’’ or the amount available for Restricted Investments under clause (15) or (17) of the definition of ‘‘Permitted Investments,’’ as determined by the Issuer. As of the Issue Date, all of the Issuer’s Restricted Subsidiaries are Qualified Restricted Subsidiaries.
Merger, Consolidation or Sale of Assets
The Issuer will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:
(1)either: (a) the Issuer is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
(2)the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Issuer under the notes, the indenture, the Registration Rights Agreement and the Security Documents pursuant to a supplemental indenture and other agreements reasonably satisfactory to the trustee; provided, however, that at all times, a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia must be a co-issuer or the issuer of the notes if such surviving Person is not a corporation;
(3)immediately after such transaction, no Default or Event of Default exists;
(4)the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period:
(a)be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption ‘‘—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’; or
(b)have a Fixed Charge Coverage Ratio that is equal to or greater than the actual Fixed Charge Coverage Ratio of the Issuer immediately prior to such transaction;
(5)the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made promptly causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens of the Security Documents on the Collateral owned by or transferred to such Person, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by filing of a financing statement tinder the Uniform Commercial Code of the relevant states;
(6)the Issuer shall have delivered to the trustee an officers’ certificate stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture, if any, comply with the Indenture and that such supplemental indenture, amendments, supplements or other instruments relating to the applicable Security Documents, if any, comply with the indenture and an officers’ certificate and an opinion of counsel in a customary form including customary qualifications to the effect that such amendments, supplements or other instruments are enforceable;

(7)the Collateral owned by or transferred to the Successor shall:
(a)continue to constitute Collateral under the indenture and the Security Documents,
(b)be subject to the Liens in favor of the Collateral Agent for its benefit and the benefit of the holders of the First Lien Obligations and not be subject to any Lien other than Permitted Collateral Liens; and
(8)the property and assets of the Person which is merged or consolidated with or into the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made, to the extent that they are property or assets of the types that would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the indenture.
In addition, the Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.
Clauses (3) and (4) above will not apply to:
(1)a merger of the Issuer with an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction;
(2)any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and its Guarantors;
(3)the consolidation or merger, or sale, assignment, transfer, conveyance, lease or other disposition of all or part of its assets, by any Restricted Subsidiary to the Issuer or a Guarantor; and
(4)transfers of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction.
Transactions with Affiliates
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer involving aggregate consideration in excess of $5.0 million (each, an ‘‘Affiliate Transaction’’), unless:
(1)the Affiliate Transaction is on terms that, taken as a whole, are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and
(2)the Issuer delivers to the trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of the Issuer, together with a certified copy of the resolutions of the Board of Directors of the Issuer approving such Affiliate Transaction or Affiliate Transactions.
The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:
(1)any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;
(2)transactions between or among the Issuer and/or its Restricted Subsidiaries;

(3)transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person; payment of reasonable directors’ fees;
(4)any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer;
(5)Permitted Investments or Restricted Payments that do not violate the provisions of the indenture described above under the caption ‘‘—Restricted Payments’’;
(6)payment of fees and the reimbursement of other expenses to the Permitted Holders in connection with the Transactions and as described above under the caption ‘‘Certain Relationships and Related Party Transactions’’;
(7)payments by the Issuer or any of its Restricted Subsidiaries to Crestview Partners GP, L.P and/or any of its Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by the majority of the disinterested members of the Board of Directors of the Issuer in good faith;
(8)loans (or cancellation of loans) or advances to employees in the ordinary course of business;
(9)transactions with joint ventures, Unrestricted Subsidiaries, customers, suppliers, contractors, joint venture partners (including, without limitation, physicians) or purchasers or sellers of goods or services, in each case which are in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the indenture;
(10)the existence of, or the performance by the Issuer or any Restricted Subsidiary of their obligations, if any, or obligations of Holdings under the terms of, any subscription, registration rights or stockholders agreement, partnership agreement, limited liability company agreement or similar agreement to which Holdings, the Issuer or any Restricted Subsidiary is a party as of the Issue Date and any similar agreements which the Issuer, any Restricted Subsidiary, Holdings or any other direct or indirect parent company of the Issuer may enter into thereafter; provided, however, that the entering into by the Issuer or any Restricted Subsidiary or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date will only be permitted by this clause to the extent that the terms of any such amendment or new agreement, taken as a whole, are not materially disadvantageous to the holders of the notes, as determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Issuer;
(11)the Transactions, including all payments made or to be made in connection with the Transactions as described in this prospectus;
(12)any transaction relating to a Qualified Receivables Transaction;
(13)the entering into of any tax sharing agreement or arrangement and any Permitted Payments to Parent;
(14)any management, consulting, monitoring, financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services involving the Issuer and any of its Restricted Subsidiaries (including without limitation any payments in cash, Equity Interests or other consideration made by the Issuer or any of its Restricted Subsidiaries in connection therewith) on the one hand and the Permitted Holders on the other hand (including the Sponsor Management Agreement as in effect on the Issue Date and termination payments in respect thereof), which services (and payments and other transactions in connection therewith) are approved as fair to the Issuer or such Restricted Subsidiary by a majority of the members of the Board of Directors of the Issuer in good faith;
(15)the issuance of Equity Interests (other than Disqualified Stock) in the Issuer or any Restricted Subsidiary for compensation purposes;
(16)any lease or sublease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor or sublessor, which is approved by a majority of the disinterested members of the Board of Directors of the Issuer in good faith;
(17)intellectual property licenses in the ordinary course of business;

(18)Existing Indebtedness and any other obligations pursuant to an agreement existing on the Issue Date as described in this prospectus, including any amendment thereto (so long as such amendment is not disadvantageous to the holders of the notes in any material respect); and
(19)transactions in which the Issuer or any Restricted Subsidiary delivers to the trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view and which are approved by a majority of the disinterested members of the Board of Directors of the Issuer in good faith.
Additional Subsidiary Guarantees
If the Issuer or any of its Restricted Subsidiaries acquires or creates another Subsidiary, other than a Non-Guarantor Subsidiary, after the Issue Date that guarantees Indebtedness under the Credit Agreement or any other Indebtedness of the Issuer or another Guarantor, then that newly acquired or created Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel to the trustee within 30 business days of the date on which it was acquired or created.
Designation of Restricted and Unrestricted Subsidiaries
The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption ‘‘—Restricted Payments’’ or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of the Issuer giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption ‘‘—Restricted Payments.’’ If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption ‘‘—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,’’ the Issuer will be in default of such covenant. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness and Liens by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness and Liens are permitted under the covenants described under the captions ‘‘—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’ and ‘‘—Liens’’ and (2) such designation would not cause a Default or Event of Default.
Payments for Consent
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture, the notes, the Guarantees, the Security Documents or the Intercreditor Agreement unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Reports
Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Issuer will furnish to the trustee and to Cede & Co., the nominee of DTC, and the holders of notes, within the time periods that are applicable to the Issuer (or, if not applicable, would be if the Issuer were required to file such reports under Section 13(a) or 15(d) of the Exchange Act as a non accelerated filer):
(1)all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if the Issuer were required to file such Forms, including a ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ that describes the Issuer’s consolidated financial condition and results of operation and, with respect to the annual information only, a report thereon by the Issuer’s independent registered public accountants but not any assessment, attestation or audit of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act or rules and regulations promulgated thereunder; and
(2)all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports.
The Issuer may satisfy its obligation to furnish such information to the trustee and Cede & Co. at any time by filing such information with the SEC. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Issuer will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Issuer were required to file those reports with the SEC. In addition, the Issuer will agree that, for so long as any notes remain outstanding, the Issuer will furnish to any beneficial owner of notes or to any prospective purchaser of notes in connection with any sale thereof, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
If at any time Holdings (or any other direct or indirect parent company of the Issuer) becomes a guarantor of the notes (there being no obligation of Holdings or any other direct or indirect parent company of the Issuer to do so), and Holdings (or such other parent company) holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer, Holdings or any other direct or indirect parent company of the Issuer (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be furnished to the trustee and Cede & Co. or filed with the SEC pursuant to this covenant may, at the option of the Issuer, be those of Holdings (or such other parent company) rather than the Issuer.
Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (4) under ‘‘—Events of Default and Remedies’’ until 90 days after the date any report hereunder is due.
Events of Default and Remedies
Each of the following is an Event of Default:
(1)default for 30 days in the payment when due of interest on the notes;
(2)default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;
(3)failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions described above under the caption ‘‘—Certain Covenants—Merger, Consolidation or Sale of Assets’’;
(4)failure by the Issuer or any of its Restricted Subsidiaries for 60 days after notice to the Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding to comply with any of the other agreements or covenants in the indenture or the Security Documents;
(5)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Significant Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:
(a)is caused by a failure to pay principal at the final Stated Maturity of such Indebtedness (a ‘‘Payment Default’’); or
(b)results in the acceleration of such Indebtedness prior to its express maturity; and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(6)with respect to any judgment or decree for the payment of money (net of any amount covered by insurance issued by a reputable and creditworthy insurer that has not contested coverage or reserved rights with respect to an underlying claim) in excess of $15.0 million or its foreign currency equivalent against the Issuer or any Significant Subsidiary, the failure by the Issuer or such Significant Subsidiary, as applicable, to pay such judgment or decree, which judgment or decree has remained outstanding for a period of 60 days after such judgment or decree became final and nonappealable without being paid, discharged, waived or stayed;
(7)except as permitted by the indenture, any Subsidiary Guarantee of any Significant Subsidiary is declared to be unenforceable or invalid by any final and nonappealable judgment or decree or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary or any Person acting on behalf of any Guarantor that is a Significant Subsidiary denies or disaffirms its obligations in writing under its Subsidiary Guarantee and such Default continues for 10 days after receipt of the notice specified in the indenture;
(8)certain events of bankruptcy or insolvency described in the indenture with respect to the Issuer or any Subsidiary that is a Significant Subsidiary;
(9)any written repudiation or disaffirmation by the Issuer or any Guarantor of any of its obligations under the Security Documents or the Issuer or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any security interest in the Collateral is invalid and unenforceable; and
(10)with respect to any Collateral having a fair market value in excess of $5.0 million, individually or in the aggregate:
(a)the security interest under the Security Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with the terms of the indenture, the Security Documents and the Intercreditor Agreement or
(b)any security interest created thereunder or under the indenture is declared invalid or unenforceable by a court of competent jurisdiction.
In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.
In the event of any Event of Default specified in clause (5) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the notes) shall be annulled, waived and rescinded, automatically and without any action by the trustee or the holders, if within 20 days after such Event of Default arose:
(1)the Indebtedness or Guarantee that is the basis for such Event of Default has been discharged; or
(2)holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or
(3)the default that is the basis for such Event of Default has been cured. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium.
Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:
(1)such holder has previously given the trustee notice that an Event of Default is continuing;

(2)holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;
(3)such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;
(4)the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
(5)holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.
The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.
The Issuer is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the trustee within 30 days a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator, stockholder, member, partner or other holder of Equity Interests of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, the Security Documents or the Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
The Issuer may at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (''Legal Defeasance'') except for:
(1)the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;
(2)the Issuer's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(3)the rights, powers, trusts, duties and immunities of the trustee, and the Issuer's and the Guarantors' obligations in connection therewith; and
(4)the Legal Defeasance provisions of the indenture.
In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released (''Covenant Defeasance'') with respect to the Security Documents and the covenants described under ''—Repurchase at the Option of Holders—Change of Control,'' ''—Repurchase at the Option of Holders—Asset Sales,'' and ''—Certain Covenants'' and with respect to certain Events of Default (including bankruptcy default with respect to Significant Subsidiaries, cross-default and judgment default) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment and bankruptcy, receivership, rehabilitation and insolvency events with respect to the Issuer) described under ''—Events of Default and Remedies'' will no longer constitute an Event of Default with respect to the notes.
In order to exercise either Legal Defeasance or Covenant Defeasance:
(1)the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable

Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;
(2)in the case of Legal Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)in the case of Covenant Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement (including, without limitation, the Credit Agreement) or instrument (other than the indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;
(5)the Issuer must deliver to the trustee an officers' certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and
(6)the Issuer must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment, Supplement and Waiver
Except as provided in the next three succeeding paragraphs, the indenture, the notes, the Subsidiary Guarantees, the Security Documents or the Intercreditor Agreement may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes); provided that such amendments may not, without the consent of the holders of 75% in principal amount of the notes outstanding, release all or substantially all of the Collateral other than in accordance with the indenture, the Intercreditor Agreement and the Security Documents.
Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):
(1)reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;
(2)reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the optional redemption of the notes as described under the caption ''—Optional Redemption'' (other than provisions relating to the notice period for consummating an optional redemption of the notes);
(3)reduce the rate of or change the time for payment of interest, including default interest, on any note;
(4)waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)make any note payable in money other than that stated in the notes;
(6)make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes;
(7)make any change to or modify the ranking of the notes that would adversely affect the holders;
(8)make the notes or the Guarantees subordinated in right of payment to any other obligations or, except as contemplated by the Intercreditor Agreement, subordinate the Lien securing the Notes Obligations to any other obligations;
(9)release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture, except as permitted by the Indenture;
(10)after an Asset Sale Offer or Change of Control Offer, as applicable, has been made, amend, change or modify the obligations of the Issuer to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the ''Repurchase at the Option of Holders-Asset Sales'' covenant or obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the ''Repurchase at the Option of Holders-Change of Control'' covenant, including, in each case, amending, changing or modifying any definition relating thereto; or
(11)make any change in the preceding amendment and waiver provisions.
Notwithstanding the preceding, without the consent of any holder of notes, the Issuer, the Guarantors and the trustee may amend or supplement the indenture, the notes, the Subsidiary Guarantees, the Security Documents or the Intercreditor Agreement:
(1)to cure any ambiguity, defect or inconsistency;
(2)to provide for uncertificated notes in addition to or in place of certificated notes;
(3)to provide for the assumption of the Issuer's or a Guarantor's obligations to holders of notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer's or such Guarantor's assets, as applicable;
(4)to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;
(5)to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;
(6)to conform the text of the indenture, the Subsidiary Guarantees or the notes to any provision of this Description of Notes;
(7)to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the Issue Date;
(8)to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes;
(9)to issue additional notes in accordance with the terms of the indenture;
(10)to add to the Collateral securing the notes, to add a Guarantor or to release a Guarantor in accordance with the indenture;
(11)to release Collateral from the Lien of the indenture and the Security Documents where permitted by the indenture and by the Security Documents; or
(12)to appoint a successor collateral agent with respect to the Collateral in favor of the holders of notes, in accordance with the indenture and the Security Documents.
In connection with any amendment, the trustee shall be entitled to receive an officer's certificate and opinion of counsel each stating that such amendment is authorized or permitted by the terms of the indenture and that all conditions precedent to such amendment required by the indenture have been complied with.
Satisfaction and Discharge
The indenture and the Security Documents and related Liens will be discharged and will cease to be of further effect as to all notes issued thereunder, when:
(1)either:
(a)all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the trustee for cancellation; or
(b)all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;
(2)no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;
(3)the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and
(4)the Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.
In addition, the Issuer must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
If the trustee becomes a creditor of the Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.
The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Certain Definitions
Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

''2015 Notes'' means 11.00%/11.75% senior PIK toggle notes due 2015 of the Issuer.     ''Acquired Debt'' means, with respect to any specified Person:
(1)Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and
(2)Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
''Additional Assets'' means any property or assets (other than Indebtedness and Capital Stock) to be used by the Issuer or a Restricted Subsidiary in a Permitted Business.
''Additional Interest'' means all additional interest then owing pursuant to the Registration Rights Agreement.
''Affiliate'' of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, ''control,'' as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms ''controlling,'' ''controlled by'' and ''under common control with'' have correlative meanings. No Person in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Issuer or any of its Subsidiaries solely by reason of such Investment.
''Applicable Premium'' has the meaning set forth under ''—Optional Redemption.''
''Asset Sale'' means:
(1)the sale, lease (other than operating leases), conveyance or other disposition of any assets or rights outside of the ordinary course of business (including any Event of Loss); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption ''—Repurchase at the Option of Holders—Change of Control'' and/or the provisions described above under the caption ''—Certain Covenants—Merger, Consolidation or Sale of Assets'' and not by the provisions of the Asset Sale covenant; and
(2)the issuance of Equity Interests in any of the Issuer's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors' qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary).
Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
(1)any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;
(2)a transfer of assets between or among the Issuer and its Restricted Subsidiaries;
(3)an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to a Restricted Subsidiary of the Issuer;
(4)the sale or lease of products, services or accounts receivable (including at a discount) in the ordinary course of business and any sale or other disposition of damaged, worn-out, negligible, surplus or obsolete assets in the ordinary course of business;
(5)the sale or other disposition of Cash Equivalents;
(6)a Restricted Payment that does not violate the covenant described above under the caption ''—Certain Covenants—Restricted Payments'' or a Permitted Investment;
(7)any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including sale and leaseback transactions and asset securitizations not prohibited by the indenture;
(8)any exchange of like-kind property of the type described in Section 1031 of the Code for use in a Permitted Business;
(9)the sale or disposition of any assets or property received as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries on any secured Investment or any other transfer of title with respect to any secured Investment in default;
(10)the licensing of intellectual property in the ordinary course of business or in accordance with industry practice;
(11)surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;
(12)leases or subleases to third persons in the ordinary course of business that do not interfere in any material respect with the business of the Issuer or any of its Restricted Subsidiaries;
(13)sales of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction to a Receivables Subsidiary for the Fair Market Value thereof, less amounts required to be established as reserves and customary discounts pursuant to contractual agreements with entities that are not Affiliates of the Issuer entered into as part of a Qualified Receivables Transaction;
(14)transfers of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction;
(15)any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary or Equity Interest, Indebtedness or other securities that were acquired as a Restricted Investment not in violation of the covenant described above under the caption ''—Certain Covenants—Restricted Payments''; and
(16)foreclosures on assets.
''Asset Sale Offer'' has the meaning assigned to that term in the indenture governing the notes. 148 '
'Beneficial Owner'' has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.
''Board of Directors'' means:
(1)with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)with respect to a partnership, the board of directors or board of managers of the general partner of the partnership;
(3)with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
(4)with respect to any other Person, the board or committee of such Person serving a similar function.
''Capital Lease Obligation'' means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
''Capital Stock'' means:
(1)in the case of a corporation, corporate stock;

(2)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing the PIK Exchangeable Notes and any other debt securities convertible into, or exchangeable for, Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
''Cash Equivalents'' means:
(1)United States dollars or, in the case of any Restricted Subsidiary which is not a Domestic Subsidiary, any other currencies held from time to time in the ordinary course of business;
(2)securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;
(3)direct obligations issued by any state of the United States of America or any political subdivision of any such state, or any public instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition;
(4)certificates of deposit and Eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers' acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank that has capital and surplus of not less than $500.0 million;
(5)repurchase obligations with a term of not more than one year for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;
(6)commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and, in each case, maturing within 12 months after the date of acquisition;
(7)Indebtedness or preferred stock issued by Persons with a rating of ''A'' or higher from Standard & Poor's Rating Services or ''A2'' or higher from Moody's Investors Service, Inc. with maturities of 12 months or less from the date of acquisition; and
(8)money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition or money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended.
''Cash Management Obligations'' means, with respect to any Person, the obligations of such Person in connection with (a) credit cards or stored value cards or (b) treasury, depository or cash management or related services, including (i) the automated clearinghouse transfer of funds or overdrafts or (ii) controlled disbursement services.
''CFC'' means a Subsidiary that is a controlled foreign corporation (as such term is defined in Section 957(a) of the United States Internal Revenue Code of 1986, as amended).
''Change of Control'' means the occurrence of any of the following:
(1)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any ''person'' (as that term is used in Section 13(d) of the Exchange Act) other than Permitted Holders;
(2)the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any ''person'' (as defined above), other than Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the Voting Stock of the Issuer, measured by voting power rather than number of shares; provided, however, for purposes of this clause (2), each Person will be deemed to beneficially own any Voting Stock of another Person held by one or more of its Subsidiaries; or
(3)the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.
''Change of Control Offer'' has the meaning assigned to that term in the indenture governing the notes.
''Code'' means the United States Internal Revenue Code of 1986, as amended from time to time.
''Co-Investors'' means institutional investors, other than Crestview Partners, L.P and its Affiliates, who become holders of Equity Interests of the Issuer (or any direct or indirect parent) on or prior to the Issue Date.
''Collateral Agent'' means U.S. Bank National Association, acting in its capacity as collateral agent under the Security Documents, or any successor thereto.
''Consolidated Adjusted EBITDA'' means, with respect to any specified Person for any period (the ''Measurement Period''), the Consolidated Net Income of such Person for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the amounts for such period of:
(1)the Fixed Charges of such Person and its Restricted Subsidiaries for the Measurement Period and any amount excluded from the definition thereof pursuant to clause (u), (v), (w), (x), (y) or (z) therein; plus
(2)the provision for federal, state and foreign income taxes based on income or profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid or accrued of such Person and its Restricted Subsidiaries for the Measurement Period; plus
(3)the consolidated depreciation expense of such Person and its Restricted Subsidiaries for the Measurement Period; plus
(4)the consolidated amortization expense of such Person and its Restricted Subsidiaries for the Measurement Period; plus
(5)fees, costs and expenses paid or payable in cash by the Issuer or any of its Restricted Subsidiaries during the Measurement Period in connection with the Transactions (including, without limitation, retention payments paid as an incentive to retained employees in connection with the Transactions); plus
(6)other non-cash expenses and charges for the Measurement Period reducing Consolidated Net Income (provided that if any non-cash expenses or charges referred to in this clause (6) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus
(7)any non-capitalized expenses or charges for the Measurement Period relating to (i) any offering of Equity Interests by the Issuer, Holdings or any other direct or indirect parent of the Issuer, (ii) merger, recapitalization or acquisition transactions made by the Issuer or any of its Restricted Subsidiaries, including any earnout payments, whether or not accounted for as such, that are paid, accrued or reserved for within 365 days of such transaction or (iii) any Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries (in each case, whether or not successful); plus
(8)all fees paid by the Issuer pursuant to clauses (7), (8) and (15) of the covenant described under ''-Certain Covenants-Transactions with Affiliates''; plus
(9)the amount of extraordinary, unusual or non-recurring charges or any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees); plus

(10)income attributable to discontinued operations (excluding income attributable to assets or operations that have been disposed of during such period); plus the Net Income of any Person to the extent excluded from the calculation of Consolidated Net Income pursuant to clause (1) of the definition thereof (i.e., the minority interest of the Issuer or any Guarantor in the entities generating such Net Income); plus
(11)with respect to any Restricted Subsidiary that is not wholly owned by the Issuer or any Guarantor that has any outstanding Pledged Notes(s) issued to the Issuer or any Guarantor, the least of (i) the minority interest of such Restricted Subsidiary as of the last day of the Measurement Period, (ii) the outstanding amount of all Pledged Notes issued by such Restricted Subsidiary to the Issuer or any Guarantor as of the last day of the Measurement Period and (iii) the amount of the Consolidated Adjusted EBITDA of such Restricted Subsidiary for the Measurement Period that is not otherwise included in the calculation of Consolidated Adjusted EBITDA for such period; plus
(12)with respect to any Non-Consolidated Entity that has any outstanding Pledged Note(s) issued to the Issuer or any Guarantor, the lesser of (i) the outstanding amount of all Pledged Notes issued by such Non-Consolidated Entity to the Issuer or a Guarantor as of the last day of the Measurement Period and (ii) the amount of the Consolidated Adjusted EBITDA of such Non-Consolidated Entity for the Measurement Period that is not otherwise included in the calculation of Consolidated Adjusted EBITDA for such period, all as determined in accordance with GAAP; plus
(13)any unrealized net loss (or minus any net gain) resulting in such Measurement Period from hedging transactions; minus
(14)without duplication, other non-cash items (other than the accrual of revenue in accordance with GAAP consistently applied in the ordinary course of business) increasing Consolidated Net Income for the Measurement Period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period); minus
(15)cash lease payments made in connection with the Issuer's or its Subsidiary's financing obligation payable pursuant to the Idaho Falls Facility; minus
(16)losses attributable to discontinued operations (excluding losses attributable to assets or operations that have been disposed of during such period).
''Consolidated Net Income'' means, with respect to any specified Person for any period, the aggregate of the Net Income of such specified Person and its Subsidiaries (or in the case of the Issuer, its Restricted Subsidiaries) for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
(1)the Net Income (and net loss) of any other Person that is not a Restricted Subsidiary of such specified Person or that is accounted for by the equity method of accounting will be excluded; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;
(2)solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of ''—Certain Covenants—Restricted Payments,'' the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;
(3)the cumulative effect of a change in accounting principles will be excluded;
(4)the amortization of any premiums, fees or expenses incurred in connection with the Transactions or any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with the Transactions or any acquisition) and 17 (including non-cash charges relating to intangibles and goodwill), in each case in connection with the Transactions or any acquisition, will be excluded;
(5)any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business (it being understood that a sale of assets comprising discontinued operations shall be deemed a sale of assets outside the ordinary course of business); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries will be excluded;
(6)any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss will be excluded;
(7)income or losses attributable to discontinued operations (including, without limitation, operations disposed during such period whether or not such operations were classified as discontinued) will be excluded;
(8)any non-cash charges (i) attributable to applying the purchase method of accounting in accordance with GAAP, (ii) resulting from the application of ASC 350 or ASC 360, and (iii) relating to the amortization of intangibles resulting from the application of ASC 805, will be excluded;
(9)all non-cash charges relating to employee benefit or other management or stock compensation plans of the Issuer or a Restricted Subsidiary (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) will be excluded to the extent that such non-cash charges are deducted in computing such Consolidated Net Income; provided, further, that if the Issuer or any Restricted Subsidiary of the Issuer makes a cash payment in respect of such non-cash charge in any period, such cash payment will (without duplication) be deducted from the Consolidated Net Income of the Issuer for such period; and
(10)all unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of ASC 830 shall be excluded.
For the avoidance of doubt, to the extent not already reducing Consolidated Net Income, Net Income of such specified Person and its Subsidiaries (or in the case of the Issuer, its Restricted Subsidiaries) attributable to noncontrolling interests shall reduce Consolidated Net Income of such specified Person.
''Consolidated Secured Debt Ratio'' as of any date of determination means the ratio of (1) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by Liens as of such date to (2) the Issuer's Consolidated Adjusted EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated Adjusted EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided, however, that solely for purposes of the calculation of the Consolidated Secured Debt Ratio, in connection with the incurrence of any Lien pursuant to clause (28) of the definition of ''Permitted Liens,'' the Issuer or its Restricted Subsidiaries may elect, pursuant to an Officers' Certificate delivered to the trustee, to treat all or any portion of the commitment under any Indebtedness which is to be secured by such Lien as being incurred at such time and any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.
''Consolidated Total Indebtedness'' means, as at any date of determination, an amount equal to the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, less the aggregate amount of cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries on a consolidated basis.
''Continuing Directors'' means, as of any date of determination, any member of the Board of Directors of the Issuer who:
(1)was a member of such Board of Directors on the Issue Date; or
(2)was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or was designated or appointed with the approval of Permitted Holders holding a majority of the Voting Stock of all of the Permitted Holders.
''Credit Agreement'' means that certain Credit Agreement, dated as of the Issue Date, by and among the Issuer, as borrower, Holdings, certain subsidiaries of the Issuer, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, the arrangers, bookrunners and other agents party thereto and various lenders from time to time party thereto, providing for up to $50.0 million of revolving credit borrowings and $25.0 million of uncommitted incremental loan facilities, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced by any other Indebtedness (including by means of sales of debt securities and including any amendment, restatement, modification, renewal, refunding, replacement or refinancing that increases the amount borrowed thereunder or extends the maturity thereof) in whole or in part from time to time.
''Credit Facilities'' means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or indentures, in each case, with banks or other institutional lenders providing for revolving credit loans, notes, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or any other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities and including any amendment, restatement, modification, renewal, refunding, replacement or refinancing that increases the amount borrowed thereunder or extends the maturity thereof) in whole or in part from time to time.
''Default'' means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
''Designated Noncash Consideration'' means any non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officers' certificate.
''Disqualified Stock'' means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 90 days after the date on which the notes mature. Notwithstanding the preceding sentence, (x) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer or the Subsidiary that issued such Capital Stock to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase such Capital Stock unless the Issuer would be permitted to do so in compliance with the covenant described under ''—Certain Covenants—Restricted Payments,'' (y) any Capital Stock that would constitute Disqualified Stock solely as a result of any redemption feature that is conditioned upon, and subject to, compliance with the covenant described above under ''—Certain Covenants—Restricted Payments'' will not constitute Disqualified Stock and (z) any Capital Stock issued to any plan for the benefit of employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or the Subsidiary that issued such Capital Stock in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
''Domestic Subsidiary'' means any Restricted Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States. ''Equity Interests'' means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding the PIK Exchangeable Notes and any other debt security that is convertible into, or exchangeable for, Capital Stock).
''Equity Offering'' means a public or private offering of Qualified Capital Stock of the Issuer, Holdings or any other direct or indirect parent of the Issuer, other than:
(1)a public offering with respect to the Issuer's or any direct or indirect parent company's Qualified Capital Stock registered on Form S-4 or Form S-8;
(2)issuances to any Subsidiary of the Issuer; and

(3)any such public or private offering that constitutes an Excluded Contribution.
''Event of Loss'' means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral, any of the following:
(1)any loss, destruction or damage of such property or asset;
(2)any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;
(3)any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or
(4)any settlement in lieu of clause (ii) or (iii) above. ''Exchange Act'' means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder. ''Exchange Notes'' means the notes issued in the Exchange Offer pursuant to the Registration Rights Agreement.
''Exchange Offer'' has the meaning set forth for such term in the Registration Rights Agreement.
''Excluded Contributions'' means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from (i) contributions to its equity capital (other than Disqualified Stock) or (ii) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Equity Interests (other than Disqualified Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an officers' certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, that are excluded from the calculation set forth in clause (3) of the first paragraph under ''-Certain Covenants-Restricted Payments.''
''Existing Indebtedness'' means Indebtedness (other than the Indebtedness under the Credit Agreement), existing on the Issue Date.
''Fair Market Value'' means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Issuer (unless otherwise provided in the indenture).
''First Lien Obligations'' means Priority Payment Lien Obligations, the Notes Obligations and Pari Passu Lien Indebtedness.
''Fixed Charge Coverage Ratio'' means with respect to any specified Person for any period, the ratio of the Consolidated Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the ''Calculation Date''), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
(1)Investments, acquisitions, mergers, consolidations and dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, or any Person or any of its Restricted Subsidiaries acquired by, merged or consolidated with the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect, including giving effect to Pro Forma Cost Savings, as if they had occurred on the first day of the four-quarter reference period;
(2)the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;
(3)any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;
(4)any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and
(5)if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness).
For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.
''Fixed Charges'' means, with respect to any specified Person for any period, the sum, without duplication, of:
(1)the consolidated interest expense of such Person and its Subsidiaries (or in the case of the Issuer, its Restricted Subsidiaries) for such period, net of interest income, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all cash payments made or received pursuant to Hedging Obligations in respect of interest rates, and excluding (u) payment-in-kind interest and any implied interest in respect of the Issuer's or its Subsidiary's financing obligation pursuant to the Idaho Falls Facility, (v) amortization of deferred financing costs, (w) accretion or accrual of discounted liabilities not constituting Indebtedness, (x) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (y) any expensing of bridge, commitment and other financing fees and (z) to the extent included in Fixed Charges, the portion of consolidated interest expense of such Person and its Restricted Subsidiaries attributable to Indebtedness incurred in connection with the acquisition of discontinued operations; plus
(2)any interest on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, but only to the extent that such Guarantee or Lien is called upon; plus
(3)all cash dividends paid on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than to the Issuer or a Restricted Subsidiary of the Issuer), in each case, determined on a consolidated basis in accordance with GAAP.
''Foreign Subsidiary'' means any Subsidiary of the Issuer that is not organized under the laws of the United States of America, any state thereof or the District of Columbia.
''GAAP'' means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on August 23, 2007. For the purposes of the indenture, the term ''consolidated'' with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.
'Government Securities'' means direct obligations of, or obligations guaranteed by, the United States of America

(including any agency or instrumentality thereof) and the payment for which the United States pledges its full faith and credit.
''Guarantee'' means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
''Guarantors'' means each Restricted Subsidiary of the Issuer that executes a Subsidiary Guarantee in accordance with the provisions of the indenture, and its successors and assigns, in each case, until the Subsidiary Guarantee of such Person has been released in accordance with the provisions of the indenture.
''Hedging Obligations'' means, with respect to any specified Person, the obligations of such Person under:
(1)interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(2)other agreements or arrangements designed to manage interest rates or interest rate risk; and
(3)other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
''Holdings'' means Symbion Holdings Corporation, a Delaware corporation.
''Idaho Falls Facility'' means the financing obligation of the Issuer and certain Subsidiaries payable to the hospital facility lessor with respect to the Issuer's Idaho Falls, Idaho hospital facility, on the Issue Date, as amended from time to time; provided that no amendment may materially adversely affect the legal rights of any holder of the notes under the indenture or the Security Documents.
''Indebtedness'' means, with respect to any specified Person, the principal and premium (if any) of any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
(1)in respect of borrowed money;
(2)evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than letters of credit issued in respect of trade payables);
(3)in respect of bankers' acceptances;
(4)representing Capital Lease Obligations;
(5)representing the balance deferred and unpaid of the purchase price of any property or services due more than twelve months after such property is acquired or such services are completed (except any such balance that constitutes a trade payable or similar obligation to a trade creditor); or
(6)representing the net obligations under any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP In addition, the term ''Indebtedness'' includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
Notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) contingent obligations, including Guarantees, incurred in the ordinary course of business or in respect of operating leases, and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of a Qualified Receivables Transaction; or (5) payment obligations in connection with the Issuer's or its Subsidiary's financing obligation payable pursuant to the Idaho Falls Facility.

The amount of any Indebtedness outstanding as of any date shall be:
(1)the accreted value thereof (together with any interest thereon that is more than 30 days past due), in the case of any Indebtedness that does not require current payments of interest; and
(2)the principal amount thereof, in the case of any other Indebtedness.
''Investments'' means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet (excluding the footnotes) prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption ''—Certain Covenants—Restricted Payments.'' The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person will not be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person, unless such third Person's Investment was made in contemplation of the acquisition by the Issuer or a Restricted Subsidiary, in which case it shall be an Investment in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption ''—Certain Covenants— Restricted Payments.'' The outstanding amount of any Investment shall be the original cost thereof, reduced by all returns on such Investment (including dividends, interest, distributions, returns of principal and profits on sale).
''Issue Date'' means June 14, 2011.
''Issuer'' means Symbion, Inc., a Delaware corporation or any successor obligor.
''Lien'' means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed a Lien.
''Make-Whole Redemption Date'' has the meaning set forth under ''—Optional Redemption.''
''Management Agreements'' means the management, service or similar agreements pursuant to which the Issuer or any of its Qualified Restricted Subsidiaries manages the assets and businesses of any of its Restricted Subsidiaries.
''Minority Interests'' means the interests in income of the Issuer's Restricted Subsidiaries held by Persons other than the Issuer or a Restricted Subsidiary, as reflected on the Issuer's consolidated financial statements.
''Net Income'' means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
''Net Proceeds'' means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, including taxes resulting from the transfer of the proceeds of such Asset Sale to the Issuer, in each case, after taking into account:
(1)any available tax credits or deductions and any tax sharing arrangements;
(2)amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(3)any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP;
(4)any reserve for adjustment in respect of any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any Restricted Subsidiary after such sale or other disposition thereof;
(5)any distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and
(6)in the event that a Restricted Subsidiary consummates an Asset Sale and makes a pro rata payment of dividends to all of its stockholders from any cash proceeds of such Asset Sale, the amount of dividends paid to any stockholder other than the Issuer or any other Restricted Subsidiary, provided that any net proceeds of an Asset Sale by a Non-Guarantor Subsidiary that are subject to legal or contractual restrictions on repatriation to the Issuer will not be considered Net Proceeds for so long as such proceeds are subject to such restrictions, provided, however, that any such contractual restrictions on repatriation were not entered into in contemplation of such Asset Sale.
''Non-Consolidated Entity'' means each of the operating partnerships, limited liability companies, limited liability partnerships, joint ventures or similar entities in which the Issuer or its Restricted Subsidiaries, directly or indirectly, own Equity Interests, other than Subsidiaries.
''Non-Guarantor Subsidiaries'' means (v) any Unrestricted Subsidiary, (w) any Receivables Subsidiary, (x) any Foreign Subsidiary and (y) any other Subsidiary of the Issuer that does not guarantee the Issuer's Obligations under the Credit Agreement.
''Non-Recourse Debt'' means Indebtedness:
(1)as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or (c) otherwise constitutes the lender;
(2)no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity;
(3)as to which the lenders have been notified in writing or have agreed in writing (in the agreement relating thereto or otherwise) that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries; and
(4)except to the extent of any Guarantee thereof as permitted by the definition of ''Unrestricted Subsidiary.''
''Notes Obligations'' means Obligations in respect of the notes, the Subsidiary Guarantees and the indenture. ''Obligations'' means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
''Organization Documents'' means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, trust or other form of business entity, the partnership or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; and (d) with respect to any entity referred to in clauses (a) through (c) above, any investor, shareholder or similar agreement.
''Pari Passu Lien Indebtedness'' means Obligations with respect to Indebtedness permitted to be incurred under the covenants described under ''—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock'' and ''—Liens'' and under the Credit Agreement which is by its terms intended to be secured on a pari passu basis with the Liens securing the notes; provided such Lien is permitted to be incurred under the indenture and the Credit Agreement and such Indebtedness has a stated maturity that is no earlier than the stated maturity of the notes.

''Permitted Business'' means (i) any business engaged in by the Issuer or any of its Restricted Subsidiaries on the Issue Date, and (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date.
''Permitted Collateral Liens'' means (a) in the case of Collateral other than mortgaged real property and any pledged securities, Permitted Liens, (b) in the case of mortgaged real property, the Liens described in clauses (1), (7), (8), (9), (10), (16), (17), (25) and (28) of the definition of ''Permitted Liens'' and (c) in the case of Collateral consisting of pledged securities, the Liens described in clauses (10), (25) and (28) of the definition of ''Permitted Liens.''
''Permitted Debt'' has the meaning given to such term in the third paragraph of the covenant described under ''—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.''
''Permitted Holder'' means Crestview Partners GP, L.P, the Co-Investors and members of management of the Issuer who are holders of Equity Interests on the Issue Date, and their respective Affiliates.
''Permitted Investments'' means:
(1)any Investment in the Issuer, in a Guarantor or in a Qualified Restricted Subsidiary of the Issuer;
(2)any Investment in Cash Equivalents;
(3)any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person (other than the Issuer, a Guarantor or a Qualified Restricted Subsidiary of the Issuer) that is engaged as its primary business in a Permitted Business, if as a result of such Investment:
(a)such Person becomes a Qualified Restricted Subsidiary of the Issuer;
(b)such Person, in one transaction or a series of transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer, or a Qualified Restricted Subsidiary of the Issuer;
(4)any Investment received in connection with an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption ''—Repurchase at the Option of Holders Asset Sales'' or in connection with the disposition of assets not constituting an Asset Sale;
(5)any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any parent of the Issuer;
(6)any Investments received in compromise, settlement or resolution of (A) obligations of trade debtors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade debtor or customer, (B) litigation, arbitration or other disputes with Persons who are not Affiliates or (C) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(7)Investments represented by Hedging Obligations entered into to protect against fluctuations in interest rates, exchange rates and commodity prices;
(8)any Investment in payroll, travel and similar advances to cover business-related travel expenses, moving expenses or other similar expenses, in each case incurred in the ordinary course of business;
(9)Investments in receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;
(10)Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;
(11)obligations of one or more officers or other employees of the Issuer or any of its Restricted Subsidiaries in connection with such officer's or employee's acquisition of shares of Capital Stock of the Issuer or Capital Stock of Holdings (or any other direct or indirect parent company of the Issuer) so long as no cash or other assets are paid by the Issuer or any of its Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;
(12)loans or advances to and guarantees provided for the benefit of employees made in the ordinary course of business of the Issuer or the Restricted Subsidiary of the Issuer in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;
(13)Investments existing as of the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing as of the Issue Date (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of the Issue Date, of the original Investment so extended, modified or renewed) and pursuant to any binding commitment outstanding as of the Issue Date;
(14)repurchases of (x) the notes, (y) the 2015 Notes, and (z) the PIK Exchangeable Notes (in the case of (y) and (z), to the extent permitted by restrictions set forth above under ''-Restrictions on Optional Repurchase of the 2015 Notes and the PIK Exchangeable Notes'');
(15)Investments in Non-Consolidated Entities having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed the greater of $150.0 million and 15.0% of Total Assets at the time made; provided, however, that if any Investment pursuant to this clause (15) is made in any Non-Consolidated Entity and such Person becomes a Qualified Restricted Subsidiary of the Issuer after the date such Investment is made, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (15) for so long as such Person continues to be a Qualified Restricted Subsidiary (it being understood that if such Person thereafter ceases to be a Qualified Restricted Subsidiary of the Issuer, such Investment will again be deemed to have been made pursuant to this clause (15)); provided, further, that substantially all of the business activities of any such Non-Consolidated Entity consist of a Permitted Business;
(16)the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Issuer or a Subsidiary of the Issuer in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction customary for such transactions;
(17)Investments not otherwise permitted by the foregoing clauses in an amount, taken together with all other Investments made pursuant to this clause, not to exceed $25.0 million in the aggregate outstanding at any time;
(18)Guarantees of Indebtedness which Guarantees are made by the Issuer or a Restricted Subsidiary permitted under the covenant entitled ''-Certain Covenants-Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock'' and performance guarantees and guarantees of operating leases in the ordinary course of business; (19) advances to any Person in the ordinary course of business, provided that (i) such advances when made are expected to be repaid within 270 days of such advance and (ii) the aggregate amount of all advances made pursuant to this clause
(19)does not exceed $23.0 million at any time outstanding; and
(20)Investments consisting of amounts potentially due from a seller of property in an acquisition that (i) relate to customary post-closing adjustments with respect to accounts receivable, accounts payable and similar items typically subject to post-closing adjustments in similar transactions and (ii) are outstanding for a period of one hundred twenty (120) days or less following the closing of such acquisition.

''Permitted Liens'' means:
(1)Liens in favor of the Issuer or the Guarantors;
(2)Liens on property or assets of a Person, existing at the time such Person is merged with or into, consolidated with or acquired by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into, consolidated with or acquired by the Issuer or such Subsidiary, plus renewals and extensions of such Liens;
(3)Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to such acquisition, and not incurred in contemplation of, such acquisition, plus renewals and extensions of such Liens;
(4)Liens (including deposits and pledges) to secure the performance of public or statutory obligations, progress payments, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
(5)Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled ''—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock'' covering only the assets acquired, constructed or improved with or financed by such Indebtedness;
(6)Liens existing on the Issue Date (other than Liens in favor of the lenders under the Credit Facilities), plus renewals and extensions of such Liens on the same assets;
(7)Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
(8)Liens imposed by law, such as carriers', warehousemen's, landlord's, materialmen's, laborers', employees', suppliers' and mechanics' Liens, in each case, incurred in the ordinary course of business;
(9)survey exceptions, title defects, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that do not materially interfere with the ordinary conduct of the business of the Issuer and its Subsidiaries, taken as a whole;
(10)Liens securing the Notes Obligations relating to notes (and the Subsidiary Guarantees) issued on the Issue Date;
(11)Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:
(a)the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); and
(b)the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
(12)Liens with respect to Indebtedness that does not exceed $15.0 million at any one time outstanding, and Obligations in respect thereof; provided that to the extent that such Liens are on Collateral, the holders of such Obligations (or their representative) are party to and such Liens are subject to, the Intercreditor Agreement;
(13)Liens incurred in connection with a Qualified Receivables Transaction (which, in the case of the Issuer and its Restricted Subsidiaries (other than Receivables Subsidiaries), shall be limited to receivables and related assets referred to in the definition of Qualified Receivables Transaction); security for the payment of workers' compensation, unemployment insurance, other social security benefits or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) entered into in the ordinary course of business;
(14)deposits or pledges in connection with bids, tenders, leases and contracts (other than contracts for the payment of money) entered into in the ordinary course of business;
(15)zoning restrictions, easements, licenses, reservations, provisions, encroachments, encumbrances, protrusion permits, servitudes, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), in each case, not materially interfering with the ordinary conduct of the business of the Issuer and its Subsidiaries, taken as a whole;
(16)leases, subleases, licenses or sublicenses to third parties entered into in the ordinary course of business;
(17)Liens securing Hedging Obligations entered into to protect against fluctuations in interest rates, exchange rates and commodity prices permitted under the indenture; provided that to the extent that such Liens are on Collateral, the holders of such Obligations (or their representative) are party to and such Liens are subject to, the Intercreditor Agreement;
(18)Liens arising out of judgments, decrees, orders or awards in respect of which the Issuer shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;
(19)Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligation of such Unrestricted Subsidiary;
(20)Liens on the assets of Non-Guarantor Subsidiaries securing Indebtedness of the Non-Guarantor Subsidiaries that were permitted by the terms of the indenture to be incurred;
(21)Liens arising from the precautionary filing of Uniform Commercial Code financing statements regarding leases;
(22)Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of banking institution encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(23)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(24)Liens on Collateral securing Indebtedness (including Liens securing any Obligations in respect thereof) permitted to be incurred pursuant to clause (1) of the second paragraph under ''—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock'' and obligations in respect of Hedging Obligations and Cash Management Obligations to Persons that are lenders in respect of such Indebtedness at the time such obligations are incurred; provided that the holders of such Indebtedness (or their representative) are party to, and such Liens are subject to, the Intercreditor Agreement;
(25)Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying government reimbursement program costs and other actions or claims pertaining to the same or related matters or other medical reimbursement programs;
(26)Liens solely on any cash earned money deposits made by the Issuer or any Restricted Subsidiary with any letter of intent or purchase agreement permitted hereunder; and
(27)Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) permitted to be incurred pursuant to the first paragraph under ''—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock'' so long as after giving effect to such incurrence and such Liens the Consolidated Secured Debt Ratio of the Issuer and its Restricted Subsidiaries shall be equal to or less than 4.50 to 1.0 for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Lien is incurred; provided that to the extent such Liens are on Collateral, (a) an authorized representative of the holders of such Indebtedness shall have executed (i) a joinder to the Intercreditor Agreement (in the form attached thereto) as a holder of Pari Passu Lien Indebtedness or (ii) another intercreditor agreement pursuant to which such representative shall agree with the trustee and other representatives of First Lien Obligations that the Liens securing such Indebtedness are subordinated to the Liens securing the First Lien Obligations and (b) the Issuer may elect, pursuant to an officers' certificate delivered to the trustee, to treat all or any portion of the commitment under any Indebtedness which is to be secured by a Lien permitted by this clause (28) as being Incurred at the time the Lien is Incurred and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed to be an Incurrence at such subsequent time.
''Permitted Payment Restriction'' means any encumbrance or restriction (each, a ''restriction'') on the ability of any Restricted Subsidiary to pay dividends or make any other distributions on its Equity Interests to the Issuer or a Restricted Subsidiary, which restriction would not materially impair the Issuer's ability to make scheduled payments of cash interest and to make required principal payments on the notes as determined in good faith by the chief financial officer of the Issuer, whose determination shall be conclusive.
''Permitted Payments to Parent'' means:
(1)payments, directly or indirectly, to Holdings or any other direct or indirect parent company of the Issuer to be used by Holdings (or any other direct or indirect parent company of the Issuer) to pay (x) consolidated, combined or similar Federal, state and local taxes payable by Holdings (or such parent company) and directly attributable to (or arising as a result of) the operations of the Issuer and its Subsidiaries and (y) franchise or similar taxes and fees of Holdings (or such parent company) required to maintain Holdings' (or such parent company's) corporate or other existence and other taxes; provided that:
(a)the amount of such dividends, distributions or advances paid shall not exceed the amount (x) that would be due with respect to a consolidated, combined or similar Federal, state or local tax return that included the Issuer and its Subsidiaries if the Issuer were a corporation for Federal, state and local tax purposes plus (y) the actual amount of such franchise or similar taxes and fees of Holdings (or such parent company) required to maintain Holdings' (or such parent company's) corporate or other existence and other taxes, each as applicable; and
(b)such payments are used by Holdings (or such parent company) for such purposes within 90 days of the receipt of such payments;
(2)payments, directly or indirectly, to Holdings or any other direct or indirect parent company of the Issuer if the proceeds thereof are used to pay general corporate and overhead expenses (including salaries and other compensation of employees) incurred in the ordinary course of its business or of the business of Holdings or such other parent company of the Issuer as a direct or indirect holding company for the Issuer or used to pay fees and expenses (other than to Affiliates) relating to any unsuccessful debt or equity financing; and
(3)payments, directly or indirectly, to Holdings or any other direct or indirect parent company of the Issuer if the proceeds thereof are used to pay amounts payable to the Permitted Holders to the extent permitted by clause (15) of ''-Certain Covenants-Transactions with Affiliates,'' solely to the extent such amounts are not paid directly by the Issuer or its Subsidiaries.
"Permitted Refinancing Indebtedness'' means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
(1)the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, commissions, discounts and expenses, including premiums, incurred in connection therewith);
(2)either (a) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the

Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged or (b) all scheduled payments on or in respect of such Permitted Refinancing Indebtedness (other than interest payments) shall be at least 91 days following the final scheduled maturity of the notes;
(3)if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;
(4)such Indebtedness is incurred:
(a)by the Issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;
(b)by the Issuer or any Guarantor if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is the Issuer or a Guarantor; or
(c)by any Non-Guarantor Subsidiary if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is a Non-Guarantor Subsidiary; and
(5)such Indebtedness is only secured if and to the extent and with the priority the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is secured.
''Person'' means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
''PIK Exchangeable Notes'' means the 8.00% senior PIK exchangeable notes due 2017 of the Issuer.
''Pledged Notes'' means any promissory note issued to the Issuer or a Guarantor that is pledged to the Collateral Agent under the Security Documents and is a ''Pledged Debt Security'' under the Security Documents.
''Priority Payment Lien Obligations'' means Obligations secured by Liens permitted by clause (25) of the definition of ''Permitted Liens''.
''Pro Forma Cost Savings'' means, with respect to any period, (A) the operating expense reductions and other operating improvements or synergies that (i) were directly attributable to an acquisition, merger, consolidation or disposition (a ''pro forma event'') that occurred during the four-quarter reference period or subsequent to the four-quarter reference period and on or prior to the Calculation Date and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act as in effect and applied as of the Issue Date, (ii) were actually implemented by the business that was the subject of any such pro forma event within 12 months after the date of such pro forma event and prior to the Calculation Date that are reasonably determined in good faith by a responsible financial or accounting officer of the Issuer or (iii) relate to the business that is the subject of any such pro forma event and that are reasonably determined in good faith by a responsible financial or accounting officer of the Issuer and is expected to be taken in the 12 months following such pro forma event and (B) all adjustments of the nature used in connection with the calculation of ''Consolidated Adjusted EBITDA'' as set forth in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period and, in the case of each of (A) and (B), are described in an officers' certificate, as if all such reductions in costs had been effected as of the beginning of such period.
''Qualified Capital Stock'' means any Capital Stock that is not Disqualified Stock.
''Qualified Proceeds'' means any of the following or any combination of the following:
(1)Cash Equivalents;
(2)the Fair Market Value of assets that are used or useful in the Permitted Business; and
(3)the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Issuer or any of its Restricted Subsidiaries of such Capital Stock, such Person becomes a Restricted Subsidiary or such Person is merged or consolidated into the Issuer or any Restricted Subsidiary;

    provided that (i) for purposes of clause (3) of the first paragraph under ''-Certain Covenants-Restricted Payments,'' Qualified Proceeds shall not include Excluded Contributions and (ii) the amount of Qualified Proceeds shall be reduced by the amount of payments made in respect of the applicable transaction which are permitted under clause (8) of the covenant described under ''-Certain Covenants-Transactions with Affiliates.''
''Qualified Receivables Transaction'' means any transaction or series of transactions entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries sells, conveys or otherwise transfers, or grants a security interest, to:
(1)a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries, which transfer may be effected through the Issuer or one or more of its Subsidiaries); and
(2)if applicable, any other Person (in the case of a transfer by a Receivables Subsidiary), in each case, in any accounts receivable (including health care insurance receivables), instruments, chattel paper, general intangibles and similar assets (whether now existing or arising in the future, the ''Receivables'') of the Issuer or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such Receivables, all contracts, contract rights and all guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and any other assets, which are customarily transferred or in respect of which security interests are customarily granted in connection with receivables financings and asset securitization transactions of such type, together with any related transactions customarily entered into in receivables financings and asset securitizations, including servicing arrangements. All determinations under the indenture as to whether a particular provision in respect of a receivables transaction is customary shall be made by the Issuer in good faith (which determination shall be conclusive).
''Qualified Restricted Subsidiary'' means any Restricted Subsidiary that satisfies each of the following requirements: (1) except for Permitted Payment Restrictions, there are no consensual restrictions, directly or indirectly, on the ability of such Restricted Subsidiary to pay dividends or make distributions to the holders of its Equity Interests; (2) the Equity Interests of such Restricted Subsidiary consist solely of (A) Equity Interests owned by the Borrower and its Qualified Restricted Subsidiaries; (B) Equity Interests owned by Strategic Investors and (C) directors' qualifying shares and (3) the primary business of such Restricted Subsidiary is a Permitted Business.
''Receivables Fees'' means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Receivables Transaction.
''Receivables Subsidiary'' means a Subsidiary of the Issuer which engages in no activities other than in connection with the financing of accounts receivable and in businesses related or ancillary thereto and that is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary (A) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:
(1)is guaranteed by the Issuer or any Subsidiary of the Issuer (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with a Qualified Receivables Transaction);
(2)is recourse to or obligates the Issuer or any Subsidiary of the Issuer in any way other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with a Qualified Receivables Transaction; or
(3)subjects any property or asset of the Issuer or any Subsidiary of the Issuer (other than accounts receivable and related assets as provided in the definition of Qualified Receivables Transaction), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with a Qualified Receivables Transaction; and
(4)with which neither the Issuer nor any Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer, other than as may be customary in a Qualified Receivables Transaction including for fees payable in the ordinary course of business in connection with servicing accounts receivable; and (C) with which neither the Issuer nor any Subsidiary of the Issuer has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results other than pursuant to representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction. Any such designation by the Board of Directors of the Issuer will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.
"Registration Rights Agreement'' means (i) the Registration Rights Agreement dated the Issue Date by and among the Issuer, the Guarantors, Morgan Stanley & Co. LLC, Barclays Capital Inc., Jefferies & Company, Inc. and FBR Capital Markets & Co., as amended, supplemented or otherwise modified from time to time and (ii) any other registration rights agreement entered into in connection with an issuance of additional notes in a private offering after the Issue Date.
''Replacement Preferred Stock'' means any Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to redeem, renew, refund, refinance, replace or discharge any Disqualified Stock of the Issuer or any of its Restricted Subsidiaries (other than intercompany Disqualified Stock); provided that such Replacement Preferred Stock (i) is issued by the Issuer or by the Restricted Subsidiary who is the Issuer of the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged, (ii) does not have an initial liquidation preference in excess of the liquidation preference plus accrued and unpaid dividends on the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged and (iii) does not require redemption, repurchase or discharge at any time prior to the date on which the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged is required to be redeemed, repurchased or discharged.
''Restricted Investment'' means an Investment other than a Permitted Investment.
''Restricted Subsidiary'' of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
''Secured Party'' means (i) the holders, (ii) the trustee, (iii) the Collateral Agent and (iv) any successors, endorsees, transferees and assigns of each of the foregoing.
''Security Agreement'' means the security agreement by and between the Issuer and the Collateral Agent, dated as of the Issue Date, as amended, supplemented or otherwise modified from time to time.
''Security Documents'' means the Security Agreement, each mortgage and any other instruments and documents executed and delivered pursuant to the indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the benefit of the Secured Parties.
''Significant Subsidiary'' means any Subsidiary that would be a ''significant subsidiary'' as defined in Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on August 23, 2007. For purposes of determining whether an Event of Default has occurred, if any group of Restricted Subsidiaries as to which a particular event has occurred and is continuing at any time would be, taken as a whole, a ''Significant Subsidiary'' then such event shall be deemed to have occurred with respect to a Significant Subsidiary.
''Sponsor Management Agreement'' means the Management Agreement between the Issuer and Crestview Partners GP, L.P dated as of August 23, 2007.
''Stated Maturity'' means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
''Strategic Investors'' means physicians, hospitals, health systems, other healthcare providers, other healthcare companies and other similar strategic joint venture partners which joint venture partners are actively involved in the day-to-day operations of providing surgical care and surgery-related services, or, in the case of physicians, that have retired therefrom, individuals who are former owners or employees of surgical care facilities purchased by the Issuer, any of its Restricted Subsidiaries, and consulting firms that receive common stock solely as consideration for consulting services performed.
''Subsidiary'' means, with respect to any specified Person (the ''parent'') at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.

''Subsidiary Guarantee'' means the Guarantee by each Guarantor of the Issuer's obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.
''Total Assets'' means the total consolidated assets of the Issuer and its Restricted Subsidiaries as set forth on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries prepared in accordance with GAAP.
''Transactions'' means, collectively, (i) the offering of the notes, (ii) the refinancing of all of the Issuer's obligations under the Credit Agreement dated as of August 23, 2007, among Symbol Merger Sub, Inc. (which was merged with and into the Issuer), a Delaware corporation, the lenders party thereto from time to time, Merrill Lynch Capital Corporation, as administrative agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, Bank of America, N.A., as syndication agent, and The Royal Bank of Scotland plc and Fifth Third Bank, as co-documentation agents (the ''Existing Credit Agreement''), (iii) the refinancing of a portion of the Issuer's obligations under the 2015 Notes (including the issuance of the PIK Exchangeable Notes in exchange for a portion of the 2015 Notes) and (iv) the Issuer's entry into the Credit Agreement, each as described in this prospectus.
''Treasury Management Obligations'' means obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services. Treasury Management Obligations shall not constitute Indebtedness.
''Treasury Rate'' has the meaning set forth under ''—Optional Redemption.''
''Uniform Commercial Code'' means the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein that are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute, except as the Collateral Agent may otherwise determine).
''Unrestricted Subsidiary'' means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors and any Subsidiary of an Unrestricted Subsidiary.
The Issuers may designate any Subsidiary of the Issuers (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuers or any Subsidiary of the Issuers (other than solely any Subsidiary of the Subsidiary to be so designated); provided that
(1)such designation complies with the covenant described under ''-Certain Covenants- Restricted Payments''; and
(2)each of:
(a)the Subsidiary to be so designated; and
(b)its Subsidiaries has not at the time of designation, and does not thereafter, incur any Indebtedness other than Non-Recourse Debt (except to the extent such Indebtedness by the Issuer or any Restricted Subsidiary is otherwise permitted to be incurred under the indenture).
''U.S. Bankruptcy Code'' means Title 11 of the United States Code, as amended.
''Voting Stock'' of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
''Weighted Average Life to Maturity'' means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY; DELIVERY AND FORM
The certificates representing the exchange notes will be represented by permanent global notes issued in fully registered form without interest coupons (each a ''Global Note'').
Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of outstanding notes being tendered by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent's account at the book-entry transfer facility in accordance with that book-entry transfer facility's procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under ''Exchange Agent'' on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

The Depository Trust Company's Automated Tender Offer Program is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through the Automated Tender Offer Program, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company's communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through the Automated Tender Offer Program, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

The Global Notes

We expect that pursuant to procedures established by The Depository Trust Company (i) upon the issuance of the Global Notes, The Depository Trust Company or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by The Depository Trust Company or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with The Depository Trust Company (''participants'') or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through The Depository Trust Company if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as The Depository Trust Company, or its nominee, is the registered owner or holder of the notes, The Depository Trust Company or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with The Depository Trust Company's procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium (if any), interest (including additional interest) on, the Global Notes will be made to The Depository Trust Company or its nominee, as the case may be, as the registered owner thereof. None of the company, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that The Depository Trust Company or its nominee, upon receipt of any payment of principal, premium, if any, interest (including additional interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of The Depository Trust Company or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in The Depository Trust Company will be effected in the ordinary way through The Depository Trust Company's same-day funds system in accordance with The Depository Trust Company rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of The Depository Trust Company and with the procedures set forth in the indenture.

The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the The Depository Trust Company interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the indenture, The Depository Trust Company will exchange the Global Notes for Certificated Securities, which it will distribute to its participants and which will be legended as set forth under the heading ''Transfer Restrictions.''

The Depository Trust Company has advised us as follows: The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a ''clearing corporation'' within the meaning of the Uniform Commercial Code and a ''Clearing Agency'' registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the ''Exchange Act''). The Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the The Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (''indirect participants'').

Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of The Depository Trust Company, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by The Depository Trust Company or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if The Depository Trust Company is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary is a general discussion of material U.S. federal income tax considerations to a holder relating to the exchange of the outstanding notes for exchange notes in the exchange offer. This summary is generally limited to beneficial owners of the outstanding notes who hold the outstanding notes as “capital assets” within the meaning of Section 1221 of the Code (i.e., generally as investments), and does not deal with special tax situations including, but not limited to, those that may apply to particular holders such as tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, brokers, dealers in securities or currencies, banks or other financial institutions, hybrid entities, real estate investment trusts, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, insurance companies, regulated investment companies, expatriates and former long-term residents of the United States, partnerships or other pass-through entities for U.S. federal income tax purposes or investors therein, controlled foreign corporations, passive foreign investment companies, individual retirement and other tax-deferred accounts, U.S. holders whose “functional currency” is not the U.S. dollar and persons who hold the notes in connection with a “straddle,” “hedging,” “conversion” or other risk reduction transaction. This discussion does not address any alternative minimum tax consequences, U.S. federal estate or gift tax laws, or the tax laws of any state, local or foreign government that may be applicable to the notes. In addition, this discussion assumes that the notes are treated as indebtedness for U.S. federal income tax purposes.

The U.S. federal income tax considerations set forth below are based upon the Code, Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service, or the IRS, all as in effect on the date hereof and all of which are subject to change. You should particularly note that any such change could have retroactive application so as to result in U.S. federal income tax consequences different from those discussed below. No ruling has been or is expected to be sought from the IRS with respect to the U.S. federal income tax consequences of the exchange offer to you. The IRS is not precluded from taking a contrary position. As a result, the IRS might not agree with the tax consequences described below.

Exchange Offer

We believe that the exchange of the outstanding notes for exchange notes in the exchange offer will not constitute an exchange for U.S. federal income tax purposes, and thus will have no U.S. federal income tax consequences to you. The exchange notes received by you will be treated as a continuation of the outstanding notes. For example, there will be no change in your tax basis and the holding period for the exchange notes will be the same as that applicable to the outstanding notes. In addition, the U.S. federal income tax consequences of holding and disposing of your exchange notes would be the same as those applicable to your outstanding notes.

THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY INVESTOR. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

PLAN OF DISTRIBUTION
If the exchange offeree is a broker-dealer holding outstanding notes acquired for its own account as a result of market-making activities or other trading activities, it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes received in respect of such outstanding notes pursuant to this exchange offer. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales.
We will not receive any proceeds from any sale of exchange notes by broker- dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker- dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. A broker-dealer, by acknowledging that it will deliver and by delivering a prospectus, will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
LEGAL MATTERS
The validity of the exchange notes offered hereby will be passed upon for Symbion by Waller Lansden Dortch & Davis, LLP, Nashville City Center, 511 Union Street, Suite 2700, Nashville, Tennessee 37219-8966.
EXPERTS
The consolidated financial statements of Symbion, Inc. at December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
AVAILABLE INFORMATION
We and our guarantor subsidiaries have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, our guarantor subsidiaries and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We and our guarantor subsidiaries are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, we and our guarantor subsidiaries will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statements, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).
We and our guarantor subsidiaries have agreed that even if we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, we will nonetheless file with the SEC and make available to the trustee and to holders of notes the reports specified in “Description of the Exchange Notes—Certain Covenants—Reports and Other Information,” subject to the provisions described in that section.

This prospectus contains summaries of certain agreements that we have entered into, such as the indenture governing the exchange notes and our new credit facility. The descriptions contained in this prospectus of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

SYMBION, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$72,715	$73,458
Accounts receivable, less allowance for doubtful accounts of $9,889 and $10,051, respectively	61,299	61,825
Inventories	11,334	10,798
Prepaid expenses and other current assets	8,377	8,636
Current assets of discontinued operations	263	1,003
Total current assets	153,988	155,720
Land	5,713	5,713
Buildings and improvements	103,657	102,795
Furniture and equipment	71,871	70,129
Computers and software	4,905	4,757
	186,146	183,394
Less accumulated depreciation	(51,530)	(42,762)
Property and equipment, net	134,616	140,632
Intangible assets	21,576	21,817
Goodwill	625,562	624,737
Investments in and advances to affiliates	18,145	17,824
Other assets	15,508	9,633
Long-term assets of discontinued operations	34	34
Total assets	$969,429	$970,397

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,933	$12,396
Accrued payroll and benefits	9,521	10,090
Other accrued expenses	24,369	25,814
Current maturities of long-term debt	6,380	29,195
Current liabilities of discontinued operations	69	923
Total current liabilities	53,272	78,418
Long-term debt, less current maturities	539,908	507,417
Deferred income tax payable	53,551	51,309
Other liabilities	71,689	68,950
Long-term liabilities of discontinued operations	—	22

Noncontrolling interests - redeemable	35,281	36,030

Stockholders' equity:
Common stock, 1,000 shares, $0.01 par value, authorized, issued and outstanding at June 30, 2011 and at December 31, 2010	—	—
Additional paid-in-capital	240,970	240,959
Accumulated other comprehensive loss	—	(314)
Retained deficit	(66,311)	(55,219)
Total Symbion, Inc. stockholders' equity	174,659	185,426
Noncontrolling interests - non-redeemable	41,069	42,825
Total equity	215,728	228,251
Total liabilities and stockholders' equity	$969,429	$970,397
See notes to unaudited consolidated financial statements.

SYMBION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$111,531	$103,463	$220,865	$187,008
Operating expenses:
Salaries and benefits	31,178	29,079	61,563	53,426
Supplies	27,330	23,086	52,301	41,244
Professional and medical fees	8,979	6,963	17,218	12,629
Rent and lease expense	6,289	6,069	12,276	12,291
Other operating expenses	8,016	7,421	16,081	14,231
Cost of revenues	81,792	72,618	159,439	133,821
General and administrative expense	5,543	5,937	11,412	11,169
Depreciation and amortization	5,196	4,912	10,357	8,996
Provision for doubtful accounts	1,561	1,987	3,187	3,200
Income on equity investments	(387)	(876)	(656)	(1,504)
Impairment and loss on disposal of long-lived assets	150	96	194	1,157
Gain on sale of long-lived assets	(17)	(5)	(139)	(5)
Litigation settlements	—	(8)	—	(44)
Loss on debt extinguishment	4,751	—	4,751	—
Total operating expenses	98,589	84,661	188,545	156,790
Operating income	12,942	18,802	32,320	30,218
Interest expense, net	(13,408)	(12,211)	(25,386)	(22,942)
(Loss) income before income taxes and discontinued operations	(466)	6,591	6,934	7,276
Provision for income taxes	1,349	610	2,970	2,219
(Loss) income from continuing operations	(1,815)	5,981	3,964	5,057
Loss from discontinued operations, net of taxes	(71)	(82)	(88)	(362)
Net (loss) income	(1,886)	5,899	3,876	4,695
Less: Net income attributable to noncontrolling interests	(6,787)	(6,957)	(14,968)	(11,401)
Net loss attributable to Symbion, Inc.	$(8,673)	$(1,058)	$(11,092)	$(6,706)
See notes to unaudited consolidated financial statements.

SYMBION, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Unaudited, in thousands)

	Symbion, Inc. Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Deficit	Noncontrolling Interests Non-redeemable	Total
	Shares	Amount
Balance at December 31, 2009	1,000	$—	$242,623	$(2,731)	$(46,479)	$3,396	$196,809
Net loss	—	—	—	—	(6,706)	1,603	(5,103)
Amortized compensation expense related to stock options	—	—	649	—	—	—	649
Recognition of interest rate swap liability to earnings	—	—	—	1,717	—	—	1,717
Distributions to noncontrolling interests	—	—	—	—	—	(2,198)	(2,198)
Acquisition and disposal of shares of noncontrolling interests	—	—	(1,766)	—	—	20,210	18,444
Balance at June 30, 2010	1,000	$—	$241,506	$(1,014)	$(53,185)	$23,011	$210,318

Balance at December 31, 2010	1,000	$—	$240,959	$(314)	$(55,219)	$42,825	$228,251
Net loss	—	—	—	—	(11,092)	6,742	(4,350)
Amortized compensation expense related to stock options	—	—	668	—	—	—	668
Unrealized loss on interest rate swap	—	—	—	(351)	—	—	(351)
Recognition of interest rate swap liability to earnings	—	—	—	665	—	—	665
Distributions to noncontrolling interest partners	—	—	—	—	—	(7,718)	(7,718)
Acquisition and disposal of shares of noncontrolling interests	—	—	(657)	—	—	(780)	(1,437)
Balance at June 30, 2011	1,000	$—	$240,970	$—	$(66,311)	$41,069	$215,728

See notes to unaudited consolidated financial statements.

SYMBION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net income	$3,876	$4,695
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	88	362
Depreciation and amortization	10,357	8,996
Amortization of deferred financing costs	861	1,000
Non-cash payment-in-kind interest option	13,366	12,667
Non-cash stock option compensation expense	668	649
Non-cash recognition of accumulated other comprehensive loss into earnings	665	968
Non-cash credit risk adjustment of financial instruments	—	189
Non-cash losses on disposal of long-lived assets	55	1,152
Loss on debt extinguishment	4,751	—
Deferred income taxes	2,724	4,333
Equity in earnings of unconsolidated affiliates, net of distributions received	401	(329)
Provision for doubtful accounts	3,187	3,200
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(2,161)	(4,501)
Income taxes receivable	—	(2,117)
Other assets and liabilities	(456)	2,628
Net cash provided by operating activities - continuing operations	38,382	33,892
Net cash provided by operating activities - discontinued operations	—	71
Net cash provided by operating activities	38,382	33,963

Cash flows from investing activities:
Purchases of property and equipment, net	(4,009)	(2,544)
Payments for acquisitions, net of cash acquired	—	(25,019)
Payments from unit activity of nonconsolidated facilities	—	(55)
Change in other assets	101	(571)
Net cash used in investing activities - continuing operations	(3,908)	(28,189)
Net cash used in investing activities - discontinued operations	—	(18)
Net cash used in investing activities	(3,908)	(28,207)

Cash flows from financing activities:
Principal payments on long-term debt	(352,358)	(7,226)
Proceeds from debt issuances	344,754	33,739
Payment of debt issuance costs	(10,130)	—
Distributions to noncontrolling interest partners	(17,388)	(11,056)
Payments and proceeds from unit activity	(1,643)	581
Other financing activities	1,548	(592)
Net cash (used in) provided by financing activities - continuing operations	(35,217)	15,446
Net cash used in financing activities - discontinued operations	—	(52)
Net cash (used in) provided by financing activities	(35,217)	15,394
Net (decrease) increase in cash and cash equivalents	(743)	21,150
Cash and cash equivalents at beginning of period	73,458	47,749
Cash and cash equivalents at end of period	$72,715	$68,899

See notes to unaudited consolidated financial statements.

SYMBION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)
1. Organization

Symbion, Inc. (the “Company”), through its wholly owned subsidiaries, owns interests in partnerships and limited liability companies that own and operate a national network of short stay surgical facilities in joint ownership with physicians and physician groups, hospitals and hospital systems. As of June 30, 2011, the Company owned and operated 54 surgical facilities, including 49 ambulatory surgery centers, four surgical hospitals, and one general acute care hospital with a surgical and obstetrics focus. The Company also managed eight additional ambulatory surgery centers and one physician network. The Company owns a majority ownership interest in 29 of the 54 surgical facilities and consolidates 49 of these surgical facilities for financial reporting purposes.

On August 23, 2007, the Company was acquired by an investment group led by an affiliate of Crestview Partners, L.P. (“Crestview”). As a result of this merger (the “Merger”), the Company no longer has publicly traded equity securities. The Company is a wholly owned subsidiary of Symbion Holdings Corporation (“Holdings”), which is owned by an investor group that includes affiliates of Crestview, members of the Company's management and other investors.

2. Significant Accounting Policies and Practices
Basis of Presentation and Use of Estimates

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, ("GAAP"). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and accompanying footnotes. Examples include, but are not limited to, estimates of accounts receivable allowances, professional and general liabilities and the estimate of deferred tax assets or liabilities. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All adjustments are of a normal, recurring nature. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying unaudited consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, as well as interests in partnerships and limited liability companies controlled by the Company through ownership of a majority voting interest or other rights granted to the Company by contract to manage and control the affiliate's business. The physician limited partners and physician minority members of the entities the Company controls are responsible for the supervision and delivery of medical services. The governance rights of limited partners and minority members are restricted to those that protect their financial interests. Under certain partnership and operating agreements governing these partnerships and limited liability companies, the Company could be removed as the sole general partner or managing member for certain events such as material breaches of the partnership or operating agreement, gross negligence or bankruptcy. These protective rights do not preclude consolidation of the respective partnerships and limited liability companies. The consolidated financial statements include the accounts of variable interest entities in which the Company is the primary beneficiary, under the provisions of Accounting Standards Codification ("ASC") Topic 810, Consolidation. The variable interest entities are surgical facilities located in the states of Florida and New York. With regard to the New York facility, the Company is the primary beneficiary due to the level of variability within the management services agreement as well as the obligation and likelihood of absorbing the majority of expected gains and losses. Regarding the Florida facility, the Company has fully guaranteed the facility's debt obligations. The debt obligations are subordinated to such a level that the Company absorbs the majority of the expected gains and losses. The accompanying consolidated balance sheets at June 30, 2011 and December 31, 2010 include assets of $15.2 million and $15.3 million, respectively, and liabilities of $4.0 million and $4.1 million, respectively, related to the variable interest entities. All significant intercompany balances and transactions are eliminated in consolidation.

Fair Value of Financial Instruments
The fair value of a financial instrument is the amount at which the instrument could be exchanged in an orderly transaction between market participants to sell the asset or transfer the liability. The Company uses fair value measurements based on quoted prices in active markets for identical assets or liabilities (Level 1), or inputs other than quoted prices in active markets that are either directly or indirectly observable (Level 2), or unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions (Level 3), depending on the nature of the item being valued.
The carrying amounts reported in the accompanying consolidated balance sheets for cash, accounts receivable and accounts payable approximate fair value because of their short-term nature.

The carrying amount and fair value of the Company's long term debt obligations as of June 30, 2011 and December 31, 2010 were as follows (in thousands):

	Carrying Amount		Fair Value
	June 30, 2011	December 31, 2010	June 30, 2011	December 31, 2010
Senior Secured Notes, net of note issuance discount of $5,237	$344,763	$—	$338,299	$—
Tranche A Term Loan	—	106,062	—	101,732
Tranche B Term Loan	—	115,438	—	110,724
Revolving Facility	—	56,000	—	53,715
PIK Exchangeable Notes	88,490	—	88,490	—
Toggle Notes	89,467	232,000	89,467	198,662

The fair value of the Senior Secured Notes, the term loans, the Toggle Notes and the Revolving Facility (as such terms are defined below) were based on Level 1 computations using quoted prices at June 30, 2011 and December 31, 2010, as applicable. The fair value of the PIK Exchangeable Notes (as defined below) was based on a Level 3 computation, using a Company-specific discounted cash flow analysis. The Company's long-term debt instruments are discussed further in Note 4.
Accounts Receivable

Accounts receivable consist of receivables from federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, employers and patients. The Company recognizes that revenues and receivables from government agencies are significant to its operations, but it does not believe that there is significant credit risk associated with these government agencies. Concentration of credit risk with respect to other payors is limited because of the large number of such payors. Accounts receivable are recorded net of contractual adjustments and allowances for doubtful accounts to reflect accounts receivable at net realizable value. Also, the Company has amounts recorded in other liabilities for third-party settlements of $14.0 and $12.0 million as of June 30, 2011 and December 31, 2010, respectively. The Company does not require collateral for private pay patients. Accounts receivable at June 30, 2011 and December 31, 2010 were as follows (in thousands):

	June 30, 2011	December 31, 2010
Surgical facilities	$60,767	$61,242
Physician networks	532	583
Total	$61,299	$61,825

The following table sets forth by type of payor the percentage of the Company's accounts receivable for consolidated surgical facilities as of June 30, 2011 and December 31, 2010:

	June 30, 2011	December 31, 2010
Private insurance	53%	58%
Government	20	18
Self-pay	8	8
Other	19	16
Total	100%	100%

The Company's policy is to review the standard aging schedule, by surgical facility, to determine the appropriate allowance for doubtful accounts. Patient account balances are reviewed for delinquency based on contractual terms. This review is supported by an analysis of the actual net revenues, contractual adjustments and cash collections received. If the Company's internal collection efforts are unsuccessful, the Company manually reviews the patient accounts. An account is written off only after the Company has pursued collection with legal or collection agency assistance or otherwise deemed an account to be uncollectible.

Inventories

Inventories, which consist primarily of medical and drug supplies, are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method.

Goodwill and Other Intangible Assets
Purchase price allocations of $825,000 for the three month period ended June 30, 2011 reflect adjustments to the identifiable net assets of acquired facilities.

The Company has intangible assets of $19.5 million related to the certificates of need for certain of its facilities. These indefinite-lived assets are not amortized, but are assessed for possible impairment under the Company's impairment policy. The Company also has an intangible asset related to a non-compete agreement, which is amortized over the 60-month life of the agreement. The net value of this intangible asset as of June 30, 2011 is $2.1 million.
Noncontrolling Interests

The consolidated financial statements include all assets, liabilities, revenues and expenses of surgical facilities in which the Company has sufficient ownership and rights to allow the Company to consolidate the surgical facilities. Similar to its investments in unconsolidated affiliates, the Company regularly engages in the purchase and sale of equity interests with respect to its consolidated subsidiaries that do not result in a change of control. These transactions are accounted for as equity transactions, as they are undertaken among the Company, its consolidated subsidiaries, and noncontrolling interest holders, and their cash flow effect is classified within financing activities.

Other Accrued Expenses

A summary of other accrued expenses is as follows (in thousands):

	June 30, 2011	December 31, 2010
Interest payable	$5,545	$9,865
Current taxes payable	6,472	6,344
Insurance liabilities	1,849	1,540
Other expenses	10,503	8,065
Total	$24,369	$25,814

Other Comprehensive Loss

The Company reports other comprehensive loss as a measure of changes in stockholders' equity that results from recognized transactions. The change in other comprehensive loss of the Company from December 31, 2010 to June 30, 2011 resulted from the derecognition of the interest rate swap as a cash flow hedge as a result of the Company's debt extinguishment in the second quarter of 2011. The Company entered into an interest rate swap agreement effective December 31, 2010. Upon extinguishment of the senior secured credit facility, which was the underlying hedged instrument, the Company discontinued hedge accounting and charged the amount previously recorded to other comprehensive income to earnings. The Company's total loss, including the net loss attributable to Symbion, Inc. and the amounts recorded to other comprehensive loss for the six months ended June 30, 2011 and the six months ended June 30, 2010 was $10,778 and $4,989, respectively. See Note 5 for further discussion of derivative instruments.

Revenues

Revenues by service type consist of the following for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Patient service revenues	$108,726	$100,326	$215,337	$180,762
Physician service revenues	1,485	1,428	2,930	2,857
Other service revenues	1,320	1,709	2,598	3,389
Total	$111,531	$103,463	$220,865	$187,008

The following table sets forth by type of payor the percentage of the Company's patient service revenues generated for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Private insurance	68%	69%	68%	69%
Government	25	25	25	25
Self-pay	3	5	3	5
Other	4	1	4	1
Total	100%	100%	100%	100%

Reclassifications

Certain reclassifications have been made to the comparative period's financial statements to conform to the 2011 presentation. The reclassifications primarily related to the presentation of discontinued operations and noncontrolling interests and had no impact on the Company's financial position or results of operations.

3. Discontinued Operations

The Company disposed of four surgical facilities during 2010 which are classified as discontinued operations. The results of operations in these centers are presented net of income taxes in the accompanying consolidated financial statements as discontinued operations. In connection with one of the disposed facilities, the Company recorded an accrual of $1.7 million for future obligations under a facility operating lease. As of June 30, 2011, the lease liability was $1.2 million. The accompanying consolidated financial statements have been reclassified to conform to this presentation for all periods presented. These required reclassifications of prior period consolidated financial statements did not impact total assets, liabilities, stockholders' equity, net loss or cash flows.

Revenues, loss on operations before taxes, income tax benefit, loss on sale, net of taxes and the loss from discontinued operations, net of taxes for the three and six months ended June 30, 2011 and 2010 related to discontinued operations were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$—	$2,878	$—	$5,467
Loss on operations, before taxes	$—	$(84)	$—	$(358)
Income tax benefit	$—	$(2)	$—	$(5)
Loss on sale, net of taxes	$(71)	$—	$(88)	$(9)
Loss from discontinued operations, net of taxes	$(71)	$(82)	$(88)	$(362)

4. Long-Term Debt

The Company's long-term debt is summarized as follows (in thousands):

	June 30, 2011	December 31, 2010
Senior secured credit facility	$—	$277,500
Senior Secured Notes, net of debt issuance discount of $5,237	344,763	—
PIK toggle notes	89,467	232,000
PIK exchangeable notes	88,490	—
Notes payable to banks	13,149	14,786
Secured term loans	6,615	7,236
Capital lease obligations	3,804	5,090
	546,288	536,612
Less current maturities	(6,380)	(29,195)
Total	$539,908	$507,417

As described in the following sections, the Company modified its long-term debt structure during the second quarter of 2011. On June 14, 2011, the Company completed a private offering of $350.0 million aggregate principal amount of 8.00% senior secured notes due 2016 (the "Offering"). The proceeds of the Offering were used to retire the Company's existing senior secured credit facility and a portion of the Company's existing Toggle Notes. In connection with the Offering, the Company entered into a new super-priority revolving credit facility and an agreement with certain holders of its outstanding Toggle Notes to exchange Toggle Notes having an aggregate principal amount of $85.4 million, at par plus accrued and unpaid interest, for $88.5 million initial aggregate principal amount of new 8.00% Senior PIK Exchangeable Notes due 2017. These transactions are described in detail below.

Senior Secured Credit Facility

On August 23, 2007, the Company entered into a $350.0 million senior secured credit facility with a syndicate of banks.  The senior secured credit facility extends credit in the form of two term loans of $125.0 million each (the first, the “Tranche A Term Loan” and the second, the “Tranche B Term Loan”) and a $100.0 million revolving, swingline and letter of credit facility (the “Revolving Facility”).  The Tranche A Term Loan was scheduled to mature on August 23, 2013, the Tranche B Term Loan was scheduled to mature on August 23, 2014 and the Revolving Facility was scheduled to mature on August 23, 2013.  The Tranche A Term Loan required quarterly payments of $4.7 million through September 30, 2011, quarterly payments of $6.3 million from December 31, 2011 through September 30, 2012, quarterly payments of $18.1 million from December 31, 2012 through June 30, 2013 and a balloon payment of $12.6 million on August 23, 2013.  The Tranche B Term Loan required quarterly principal payments of $312,500 through June 30, 2014 and a balloon payment of $111.1 million on August 23, 2014.

As of June 14, 2011, the Tranche A Term Loan had a principal balance of $101.4 million and accrued interest of $214,000. The Tranche B Term Loan had a principal balance of $115.1 million and accrued interest of $243,000. As of June 1, 2011, the interest rate on the borrowings under the senior secured credit facility was 5.5%.  The $100.0 million Revolving Facility included a non-use fee of 0.5% of the portion of the facility not used.  The Company paid this fee quarterly.  As of June 14, 2011, the amount outstanding under the Revolving Facility was $56.0 million with accrued interest and unused fee of $164,000. Concurrent with the Offering, the Company used proceeds of the Offering to retire its existing senior secured credit facility.
Toggle Notes
On June 3, 2008, the Company completed a private offering of $179.9 million aggregate principal amount of the 11.00%/11.75% senior PIK toggle notes due 2015 ("the "Toggle Notes").  Interest on the Toggle Notes is due February 23 and August 23 of each year.  The Toggle Notes will mature on August 23, 2015.  For any interest period through August 23, 2011, the Company may elect to pay interest on the Toggle Notes (i) in cash, (ii) in kind, by increasing the principal amount of the notes or issuing new notes (referred to as “PIK interest”) for the entire amount of the interest payment or (iii) by paying interest on 50% of the principal amount of the Toggle Notes in cash and 50% in PIK interest.  Cash interest on the Toggle Notes accrues at the rate of 11.0% per annum.  PIK interest on the Toggle Notes accrues at the rate of 11.75% per annum.  The Company elects to pay cash interest or to exercise the PIK option in advance of the interest period.

Since August 23, 2008, the Company has elected the PIK option of the Toggle Notes in lieu of making scheduled interest payments for various interest periods. As a result, the principal due on the Toggle Notes has increased by $65.7 million from the issuance of the Toggle Notes to June 30, 2011. On February 23, 2011, the Company elected the PIK option of the Toggle Notes in lieu of making scheduled interest payments for the interest period from February 24, 2011 to August 23, 2011. The Company has accrued $3.7 million in interest on the Toggle Notes in other accrued expenses as of June 30, 2011.

At June 14, 2011, the aggregate principal of Toggle Notes outstanding was $245.6 million, and in connection with the Offering, the Company repurchased $70.8 million aggregate principal amount of Toggle Notes, at par plus accrued and unpaid interest of $2.6 million and exchanged $85.4 million aggregate principal amount of Toggle Notes, at par plus accrued interest of $3.1 million, for $88.5 million aggregate principal amount of PIK Exchangeable Notes.
The Toggle Notes are unsecured senior obligations and rank equally with other existing and future senior indebtedness, senior to all future subordinated indebtedness and effectively junior to all secured indebtedness to the extent of the value of the collateral securing such indebtedness.  Certain existing subsidiaries have guaranteed the Toggle Notes on a senior basis, as required by the indenture governing the Toggle Notes.  The indenture also requires that certain of the Company's future subsidiaries guarantee the Toggle Notes on a senior basis.  Each guarantee is unsecured and ranks equally with senior indebtedness of the guarantor, senior to all of the guarantor's subordinated indebtedness and effectively junior to its secured indebtedness to the extent of the value of the collateral securing such indebtedness.
The indenture governing the Toggle Notes contains various restrictive covenants, including financial covenants that limit the Company's ability and the ability of the subsidiaries to borrow money or guarantee other indebtedness, grant liens, make investments, sell assets, pay dividends or engage in transactions with affiliates. At June 30, 2011, the Company was in compliance with all material covenants contained in the indenture governing the Toggle Notes.
Senior Secured Notes

On June 14, 2011, the Company completed a private offering of $350.0 million aggregate principal amount of 8.00% senior secured notes due 2016 (the "Senior Secured Notes"). The Senior Secured Notes were issued at a 1.51% discount, yielding proceeds of approximately $344.7 million. Interest on the Senior Secured Notes is due June 15 and December 15 of each year and will accrue at the rate of 8.00% per annum. The first interest payment on the Senior Secured Notes is due December 15, 2011. The Senior Secured Notes will mature on June 15, 2016.

The Senior Secured Notes are guaranteed by substantially all of the Company's existing and future material wholly-owned domestic restricted subsidiaries. The Senior Secured Notes and the guarantees are the Company's and the guarantors' senior secured obligations and rank equal in right of payment with any of the Company's or the guarantors' existing and future senior indebtedness and pari passu with the Company's and the guarantors' first priority liens, except to the extent that the property and assets securing the notes also secure the obligations under the Company's new $50.0 million senior secured super-priority revolving credit facility, which is entitled to proceeds of the collateral prior to the Senior Secured Notes, in the event of a foreclosure or any insolvency proceedings.

The Company may redeem all or any portion of the notes on or after June 15, 2014 at the redemption price set forth in the indenture governing the Senior Secured Notes, plus accrued interest. Prior to June 15, 2014, in each of 2011, 2012 and 2013, the Company may redeem up to 10% of the original aggregate principal amount of the Senior Secured Notes at a price equal to 103% of the aggregate principal amount thereof, plus accrued and unpaid interest. The Company may also redeem all or any portion of the Senior Secured Notes at any time prior to June 15, 2014 at a price equal to 100% of the aggregate principal amount thereof plus a make-whole premium and accrued and unpaid interest. In addition, the Company may redeem up to 35% of the aggregate principal amount of the notes with proceeds of certain equity offerings at any time prior to June 15, 2014.

In connection with the closing of the sale of the Senior Secured Notes, the Company and the guarantors entered into a Registration Rights Agreement, whereby the Company agreed, under certain circumstances, to register senior secured notes with substantially identical terms to the Senior Secured Notes (the "Registered Senior Secured Notes") and commence an exchange offer to allow holders of the Senior Secured Notes to exchange their Senior Secured Notes for Registered Senior Secured Notes.
At June 30, 2011, the Company was in compliance with all material covenants contained in the indenture governing the Senior Secured Notes.

Scheduled amortization of the discount recorded in connection with the Senior Secured Notes is as follows (in thousands):

Discount Attributable to Senior Secured Notes
July 1, 2011 through December 31, 2011	$395
January 1, 2012 through December 31, 2012	927
January 1, 2013 through December 31, 2013	1,006
January 1, 2014 through December 31, 2014	1,092
January 1, 2015 through December 31, 2015	1,186
January 1, 2016 through June 15, 2016	631
Total	$5,237

$50.0 Million Senior Secured Super-Priority Revolving Credit Facility

Concurrent with the Offering, the Company entered into a $50.0 million senior secured super-priority revolving credit facility (the "New Credit Facility") with a syndicate of financial institutions led by affiliates of the initial Senior Secured Note purchasers. The New Credit Facility includes revolving credit loans and swingline loans. Letters of credit may also be issued under the New Credit Facility. The New Credit Facility matures December 15, 2015. The New Credit Facility is subject to a potential, although uncommitted, increase of up to $25.0 million at the Company's request at any time prior to maturity of the facility, subject to certain conditions, including compliance with a maximum net senior secured leverage ratio and a minimum cash interest coverage ratio. The increase is only available if one or more financial institutions agree to provide it.

Loans under the New Credit Facility will bear interest, at the Company's option, at the reserve adjusted LIBOR rate plus 4.50% or at the alternate base rate plus 3.50%. The Company is required to pay a commitment fee at a rate equal to 0.50% per annum on the undrawn portion of commitments in respect of the New Credit Facility. This fee is payable quarterly in arrears and on the date of termination or expiration of the commitments.

The New Credit Facility contains financial covenants requiring the Company not to exceed a maximum net senior secured leverage ratio or fall below a minimum cash interest coverage ratio, in each case tested quarterly. Borrowings under the New Credit Facility are subject to significant conditions, including the absence of any material adverse change. At June 30, 2011, the Company was in compliance with all material covenants contained in the New Credit Facility. As of June 30, 2011, $50.0 million was available under our New Credit Facility.

Senior PIK Exchangeable Notes

Concurrent with the Offering, the Company exchanged with affiliates of Crestview, and certain other holders of the Company's outstanding Toggle Notes, Toggle Notes having an aggregate principal amount of $85.4 million, at par plus accrued and unpaid interest, for $88.5 million initial aggregate principal amount of the Company's 8.00% senior PIK Exchangeable Notes due 2017 (the "PIK Exchangeable Notes").

The PIK Exchangeable Notes will mature on June 15, 2017. Interest will accrue on the PIK Exchangeable Notes at a rate of 8.00% per year, compounding semi-annually on each June 15 and December 15 of each year, commencing on December 15, 2011. The Company will not pay interest in cash on the PIK Exchangeable Notes. Instead, the Company will pay interest on the PIK Exchangeable Notes in kind by increasing the principal amount of the PIK Exchangeable Notes on each interest accrual date by an amount equal to the entire amount of the accrued interest.

The PIK Exchangeable Notes are exchangeable into shares of common stock of Holdings at any time prior to the close of business on the business day immediately preceding the maturity date of the PIK Exchangeable Notes at a per share exchange price of $3.50. Upon exchange, holders of the PIK Exchangeable Notes will receive a number of shares of common stock of Holdings equal to (i) the accreted principal amount of the PIK Exchangeable Notes to be exchanged, plus accrued and non-capitalized interest, divided by (ii) the exchange price. The exchange price in effect at any time will be subject to customary adjustments.

The PIK Exchangeable Notes are unsecured senior obligations and rank equally with other existing and future senior indebtedness, senior to all future subordinated indebtedness and effectively junior to all secured indebtedness to the extent of the value of the collateral securing such indebtedness. Holdings and substantially all of the Company's existing and future material wholly owned domestic subsidiaries have guaranteed the PIK Exchangeable Notes on a senior basis, as required by the indenture governing the PIK Exchangeable Notes. Each guarantee is unsecured and ranks equally with senior indebtedness of the guarantor, senior to all of the guarantor's subordinated indebtedness and effectively junior to its secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The Company may not redeem the PIK Exchangeable Notes prior to June 15, 2014. On or after June 15, 2014, the Company may redeem some or all of the PIK Exchangeable Notes for cash at a redemption price equal to a specified percentage of the accreted principal amount of the PIK Exchangeable Notes to be redeemed, plus accrued and non-capitalized interest. The specific percentage for such redemptions will be 104% for redemptions during the year commencing on June 15, 2014, 102% for redemptions during the year commencing on June 15, 2015, and 100% for redemptions during the year commencing on June 15, 2016.

The Company recorded the PIK Exchangeable Notes in accordance with ASC Topic 470, Debt. In the exchange, the new PIK Exchangeable Notes were recorded at fair value. At June 30, 2011, the Company was in compliance with all material covenants contained in the indenture governing the PIK Exchangeable Notes.

Notes Payable to Banks

Certain subsidiaries of the Company have outstanding bank indebtedness which is collateralized by the real estate and equipment owned by the surgical facilities to which the loans were made. The various bank indebtedness agreements contain covenants to maintain certain financial ratios and also restrict encumbrance of assets, creation of indebtedness, investing activities and payment of distributions.

Capital Lease Obligations

The Company is liable to various vendors for several equipment leases. The carrying value of the assets was $4.8 million and $5.1 million as of June 30, 2011 and December 31, 2010, respectively.

Other Obligations

In connection with the acquisition of Mountain View Hospital, LLC the Company assumed other obligations of $49.6 million. This obligation is payable to the hospital facility lessor for the land, building and improvements at Mountain View Hospital, LLC. As of June 30, 2011, the balance on the obligation is $48.3 million.
5. Derivative Instruments
On November 2, 2010, the Company entered into an interest rate swap agreement to protect the Company against certain interest rate fluctuations of the LIBOR rate on $100.0 million of the Company's variable rate debt under the senior secured credit facility. Goldman Sachs, Inc. was the counterparty to the interest rate swap.  The effective date of the interest rate swap is December 31, 2010, and it was scheduled to expire on December 31, 2012.  The interest rate swap effectively fixed the Company's LIBOR interest rate on $100.0 million of variable debt at a rate of 0.85%.

The FASB established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company determines the fair value of its interest rate swap based on the amount at which it could be settled, which is referred to as the exit price. This price is based upon observable market assumptions and appropriate valuation adjustments for credit risk. The Company has categorized its interest rate swap as Level 2.

The Company does not hold or issue derivative financial instruments for trading purposes. The fair value of the Company's interest rate swap at June 30, 2011 reflected a liability of approximately $627,000 and is included in other liabilities in the accompanying consolidated balance sheets. The interest rate swap reflects a liability balance as of June 30, 2011 as a result of decreases in market interest rates since inception.

At inception, the Company designated the interest rate swap as a cash flow hedge instrument. As a result of the extinguishment of the senior secured credit facility during the second quarter of 2011, the interest rate swap no longer qualified for cash flow hedge accounting treatment. Therefore, the Company determined the hedge instrument to be ineffective and discontinued hedge accounting treatment as of June 15, 2011. In June 2011, the Company recognized the $665,000 in accumulated other comprehensive loss as additional interest expense. Also in June 2011, the Company began recording into earnings the mark-to-market adjustment to reflect the fair value of the hedging instrument. During the three months ended June 30, 2011, the Company recorded a mark-to-market adjustment of $39,000 as a reduction of interest expense.

6. Commitments and Contingencies

Debt and Lease Guaranty on Non-consolidated Entities

The Company has guaranteed $1.8 million of operating lease payments of certain non-consolidating surgical facilities. These operating leases typically have 10-year terms, with optional renewal periods. As of June 30, 2011, the Company has also guaranteed $956,000 of debt of three non-consolidating surgical facilities. In the event that the Company meets certain financial and debt service benchmarks, the guarantees at these surgical facilities will expire between 2011 and 2017.

Professional, General and Workers' Compensation Liability Risks

The Company is subject to claims and legal actions in the ordinary course of business, including claims relating to patient treatment, employment practices and personal injuries. To cover these claims, the Company maintains general liability and professional liability insurance in excess of self-insured retentions through a third party commercial insurance carrier in amounts that management believes is sufficient for the Company's operations, although, potentially, some claims may exceed the scope of coverage in effect. This insurance coverage is on a claims-made basis. Plaintiffs in these matters may request punitive or other damages that may not be covered by insurance. The Company is not aware of any such proceedings that would have a material adverse effect on the Company's business, financial condition or results of operations. The Company expenses the costs under the self-insured retention exposure for general and professional liability claims which relate to (i) deductibles on claims made during the policy period, and (ii) an estimate of claims incurred but not yet reported that are expected to be reported after the policy period expires. Reserves and provisions for professional liability are based upon actuarially determined estimates. The reserves are estimated using individual case-basis valuations and actuarial analysis. Based on historical results and data currently available, management does not believe a change in one or more of the underlying assumptions will have a material impact on the Company's consolidated financial position or results of operations.

Laws and Regulations

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. Compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare, Medicaid and other federal health care programs. From time to time, governmental regulatory agencies will conduct inquiries of the Company's practices. It is the Company's current practice and future intent to cooperate fully with such inquiries. The Company is not aware of any such inquiry that would have a material adverse effect on the Company's consolidated financial position or results of operations.

Acquired Facilities

The Company, through its wholly owned subsidiaries or controlled partnerships and limited liability companies, has acquired and will continue to acquire surgical facilities with prior operating histories. Such facilities may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. Although the Company attempts to assure itself that no such liabilities exist and obtains indemnification from prospective sellers covering such matters and institutes policies designed to conform centers to its standards following completion of acquisitions, there can be no assurance that the Company will not become liable for past activities that may later be asserted to be improper by private plaintiffs or government agencies. There can be no assurance that any such matter will be covered by indemnification or, if covered, that the liability sustained will not exceed contractual limits or the financial capacity of the indemnifying party.

The Company cannot predict whether federal or state statutory or regulatory provisions will be enacted that would prohibit or otherwise regulate relationships which the Company has established or may establish with other health care providers or have materially adverse effects on its business or revenues arising from such future actions. The Company believes, however, that it will be able to adjust its operations so as to be in compliance with any regulatory or statutory provision as may be applicable.

Potential Physician Investor Liability

A majority of the physician investors in the partnerships and limited liability companies which operate the Company's surgical facilities carry general and professional liability insurance on a claims-made basis. Each investee may, however, be liable for damages to persons or property arising from occurrences at the surgical facilities. Although the various physician investors and other surgeons generally are required to obtain general and professional liability insurance with tail coverage, such individuals may not be able to obtain coverage in amounts sufficient to cover all potential liability. Since most insurance policies contain exclusions, the physician investors will not be insured against all possible occurrences. In the event of an uninsured or underinsured loss, the value of an investment in the partnership interests or limited liability company membership units and the amount of distributions could be adversely affected.

7. Related Party Transactions
In addition to related party transactions discussed elsewhere in the notes to the accompanying consolidated financial statements, the consolidated financial statements include the following related party transactions.  On August 23, 2007, the Company entered into a ten-year advisory services and management agreement with Crestview Advisors, L.L.C.  The annual management fee is $1.0 million and is payable on August 23 of each year.  The Company has prepaid this annual management fee and, as of June 30, 2011, had an asset of $142,000 that is included in prepaid expenses and other current assets.

Concurrent with the Offering, the Company exchanged with affiliates of Crestview and certain other holders of the Company's outstanding Toggle Notes, Toggle Notes having an aggregate principal amount of $85.4 million, at par plus accrued and unpaid interest of $3.1 million, for $88.5 million initial aggregate principal amount of the Company's PIK Exchangeable Notes. See Note 4 for further discussion of the PIK Exchangeable Notes.

As of June 30, 2011 and December 31, 2010, the Company had $479,000 and $575,000, respectively, payable to physicians at one of the Company's physician networks as a result of cash receipts in excess of expenditures for the related facilities. These amounts are included in other accrued expenses.

8. Financial Information for the Company and Its Subsidiaries

The Company conducts substantially all of its business through its subsidiaries. Presented below is consolidating financial information for the Company and its subsidiaries as required by regulations of the Securities and Exchange Commission (“SEC”) in connection with the Company's Toggle Notes that have been registered with the SEC. The information segregates the parent company issuer, the combined wholly-owned subsidiary guarantors, the combined non-guarantors, and consolidating adjustments. The operating and investing activities of the separate legal entities are fully interdependent and integrated. Accordingly, the results of the separate legal entities are not representative of what the operating results would be on a stand-alone basis. All of the subsidiary guarantees are both full and unconditional and joint and several.

SYMBION, INC.
CONSOLIDATING BALANCE SHEET
June 30, 2011
(Unaudited, in thousands)

	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$14,615	$20,185	$37,915	—	$72,715
Accounts receivable, net	—	480	60,819	—	61,299
Inventories	—	388	10,946	—	11,334
Prepaid expenses and other current assets	775	50	7,552	—	8,377
Due from related parties	2,646	45,530	—	(48,176)	—
Current assets of discontinued operations	—	—	263	—	263
Total current assets	18,036	66,633	117,495	(48,176)	153,988
Property and equipment, net	771	2,250	131,595	—	134,616
Goodwill and intangible assets	647,138	—	—	—	647,138
Investments in and advances to affiliates	87,199	19,690	—	(88,744)	18,145
Other assets	13,905	1	1,602	—	15,508
Long-term assets of discontinued operations	—	—	34	—	34
Total assets	$767,049	$88,574	$250,726	$(136,920)	$969,429

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$84	$109	$12,740	—	$12,933
Accrued payroll and benefits	708	202	8,611	—	9,521
Due to related parties	—	—	48,176	(48,176)	—
Other accrued expenses	13,830	291	10,248	—	24,369
Current maturities of long-term debt	90	61	6,229	—	6,380
Current liabilities of discontinued operations	—	—	69	—	69
Total current liabilities	14,712	663	86,073	(48,176)	53,272
Long-term debt, less current maturities	522,749	75	17,084	—	539,908
Deferred income tax payable	53,551	—	—	—	53,551
Other liabilities	1,378	637	69,674	—	71,689
Long-term liabilities of discontinued operations	—	—	—	—	—
Noncontrolling interests - redeemable	—	—	35,281	—	35,281
Total Symbion, Inc. stockholders' equity	174,659	87,199	1,545	(88,744)	174,659
Noncontrolling interests - non-redeemable	—	—	41,069	—	41,069
Total equity	174,659	87,199	42,614	(88,744)	215,728
Total liabilities and stockholders' equity	$767,049	$88,574	$250,726	$(136,920)	$969,429

SYMBION, INC.
CONSOLIDATING BALANCE SHEET
December 31, 2010
(Unaudited, in thousands)

	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$14,849	$27,700	$30,909	—	$73,458
Accounts receivable, net	—	554	61,271	—	61,825
Inventories	—	159	10,639	—	10,798
Prepaid expenses and other current assets	1,203	78	7,355	—	8,636
Due from related parties	2,285	43,798	—	(46,083)	—
Current assets of discontinued operations	—	—	1,003	—	1,003
Total current assets	18,337	72,289	111,177	(46,083)	155,720
Property and equipment, net	1,005	2,329	137,298	—	140,632
Goodwill and intangible assets	646,554	—	—	—	646,554
Investments in and advances to affiliates	96,761	23,711	5,903	(108,551)	17,824
Other assets	7,979	1	1,653	—	9,633
Long-term assets of discontinued operations	—	—	34	—	34
Total assets	$770,636	$98,330	$256,065	$(154,634)	$970,397

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15	$103	$12,278	—	$12,396
Accrued payroll and benefits	2,014	138	7,938	—	10,090
Due to related parties	—	—	46,083	(46,083)	—
Other accrued expenses	15,906	331	9,577	—	25,814
Current maturities of long-term debt	21,783	42	7,370	—	29,195
Current liabilities of discontinued operations	—	—	923	—	923
Total current liabilities	39,718	614	84,169	(46,083)	78,418
Long-term debt, less current maturities	487,994	84	19,339	—	507,417
Deferred income tax payable	51,307	—	2	—	51,309
Other liabilities	288	871	67,791	—	68,950
Long-term liabilities of discontinued operations	—	—	22	—	22
Noncontrolling interest - redeemable	—	—	36,030	—	36,030
Total Symbion, Inc. stockholders' equity	191,329	96,761	5,887	(108,551)	185,426
Noncontrolling interests - nonredeemable	—	—	42,825	—	42,825
Total equity	191,329	96,761	48,712	(108,551)	228,251
Total liabilities and stockholders' equity	$770,636	$98,330	$256,065	$(154,634)	$970,397

SYMBION, INC.
CONSOLIDATING STATEMENT OF OPERATIONS
For the Three Months Ended June 30, 2011
(Unaudited, in thousands)

	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Revenues	$8,397	$2,430	$104,513	$(3,809)	$111,531
Operating expenses:
Salaries and benefits	—	1,149	30,029	—	31,178
Supplies	—	245	27,085	—	27,330
Professional and medical fees	—	229	8,750	—	8,979
Rent and lease expense	—	182	6,107	—	6,289
Other operating expenses	—	100	7,916	—	8,016
Cost of revenues	—	1,905	79,887	—	81,792
General and administrative expense	5,543	—	—	—	5,543
Depreciation and amortization	171	66	4,959	—	5,196
Provision for doubtful accounts	—	34	1,527	—	1,561
Income on equity investments	—	(387)	—	—	(387)
Net loss on disposal of long-lived assets and debt extinguishment	4,884	—	—	—	4,884
Management fees	—	—	3,809	(3,809)	—
Equity in earnings of affiliates	(6,243)	(5,431)	—	11,674	—
Total operating expenses	4,355	(3,813)	90,182	7,865	98,589
Operating income	4,042	6,243	14,331	(11,674)	12,942
Interest expense, net	(11,810)	—	(1,598)	—	(13,408)
(Loss) income before taxes and discontinued operations	(7,768)	6,243	12,733	(11,674)	(466)
Provision for income taxes	905	—	444	—	1,349
(Loss) income from continuing operations	(8,673)	6,243	12,289	(11,674)	(1,815)
Loss from discontinued operations, net of taxes	—	—	(71)	—	(71)
Net (loss) income	(8,673)	6,243	12,218	(11,674)	(1,886)
Net income attributable to noncontrolling interests	—	—	(6,787)	—	(6,787)
Net (loss) income attributable to Symbion, Inc.	$(8,673)	$6,243	$5,431	$(11,674)	$(8,673)

SYMBION, INC.
CONSOLIDATING STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2011
(Unaudited, in thousands)

	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Revenues	$16,748	$4,788	$206,926	$(7,597)	$220,865
Operating expenses:
Salaries and benefits	—	2,264	59,299	—	61,563
Supplies	—	449	51,852	—	52,301
Professional and medical fees	—	460	16,758	—	17,218
Rent and lease expense	—	378	11,898	—	12,276
Other operating expenses	—	196	15,885	—	16,081
Cost of revenues	—	3,747	155,692	—	159,439
General and administrative expense	11,412	—	—	—	11,412
Depreciation and amortization	343	127	9,887	—	10,357
Provision for doubtful accounts	—	70	3,117	—	3,187
Income on equity investments	—	(656)	—	—	(656)
Net loss on disposal of long-lived assets and debt extinguishment	4,806	—	—	—	4,806
Management fees	—	—	7,597	(7,597)	—
Equity in earnings of affiliates	(13,666)	(12,166)	—	25,832	—
Total operating expenses	2,895	(8,878)	176,293	18,235	188,545
Operating income	13,853	13,666	30,633	(25,832)	32,320
Interest expense, net	(22,400)	—	(2,986)	—	(25,386)
(Loss) income before taxes and discontinued operations	(8,547)	13,666	27,647	(25,832)	6,934
Provision for income taxes	2,545	—	425	—	2,970
(Loss) income from continuing operations	(11,092)	13,666	27,222	(25,832)	3,964
Loss from discontinued operations, net of taxes	—	—	(88)	—	(88)
Net (loss) income	(11,092)	13,666	27,134	(25,832)	3,876
Net income attributable to noncontrolling interests	—	—	(14,968)	—	(14,968)
Net (loss) income attributable to Symbion, Inc.	$(11,092)	$13,666	$12,166	$(25,832)	$(11,092)

SYMBION, INC.
CONSOLIDATING STATEMENT OF OPERATIONS
For the Three Months Ended June 30, 2010
(Unaudited, in thousands)

	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Revenues	$8,913	$2,457	$96,010	$(3,917)	$103,463
Operating expenses:
Salaries and benefits	—	1,143	27,936	—	29,079
Supplies	—	188	22,898	—	23,086
Professional and medical fees	—	283	6,680	—	6,963
Rent and lease expense	—	185	5,884	—	6,069
Other operating expenses	—	100	7,321	—	7,421
Cost of revenues	—	1,899	70,719	—	72,618
General and administrative expense	5,937	—	—	—	5,937
Depreciation and amortization	174	75	4,663	—	4,912
Provision for doubtful accounts	—	45	1,942	—	1,987
Income on equity investments	—	(876)	—	—	(876)
Impairment and loss on disposal of long-lived assets	91	—	—	—	91
Litigation settlements, net	(8)	—	—	—	(8)
Management fees	—	—	3,917	(3,917)	—
Equity in earnings of affiliates	(7,433)	(6,119)	—	13,552	—
Total operating expenses	(1,239)	(4,976)	81,241	9,635	84,661
Operating income	10,152	7,433	14,769	(13,552)	18,802
Interest expense, net	(10,531)	—	(1,680)	—	(12,211)
(Loss) income before taxes and discontinued operations	(379)	7,433	13,089	(13,552)	6,591
Provision (benefit) for income taxes	679	—	(69)	—	610
(Loss) income from continuing operations	(1,058)	7,433	13,158	(13,552)	5,981
Loss from discontinued operations, net of taxes	—	—	(82)	—	(82)
Net (loss) income	(1,058)	7,433	13,076	(13,552)	5,899
Net income attributable to noncontrolling interests	—	—	(6,957)	—	(6,957)
Net (loss) income attributable to Symbion, Inc.	$(1,058)	$7,433	$6,119	$(13,552)	$(1,058)

SYMBION, INC.
CONSOLIDATING STATEMENT OF OPERATIONS
For the Six Months ended June 30, 2010
(Unaudited, in thousands)

	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Revenues	$17,273	$4,970	$172,352	$(7,587)	$187,008
Operating expenses:
Salaries and benefits	—	2,335	51,091	—	53,426
Supplies	—	367	40,877	—	41,244
Professional and medical fees	—	533	12,096	—	12,629
Rent and lease expense	—	383	11,908	—	12,291
Other operating expenses	—	198	14,033	—	14,231
Cost of revenues	—	3,816	130,005	—	133,821
General and administrative expense	11,169	—	—	—	11,169
Depreciation and amortization	345	152	8,499	—	8,996
Provision for doubtful accounts	—	92	3,108	—	3,200
Income on equity investments	—	(1,504)	—	—	(1,504)
Impairment and loss on disposal of long-lived assets	51	1,101	—	—	1,152
Litigation settlements, net	(44)	—	—	—	(44)
Management fees	—	—	7,587	(7,587)	—
Equity in earnings of affiliates	(11,521)	(10,208)	—	21,729	—
Total operating expenses	—	(6,551)	149,199	14,142	156,790
Operating income	17,273	11,521	23,153	(21,729)	30,218
Interest expense, net	(21,736)	—	(1,206)	—	(22,942)
(Loss) income before taxes and discontinued operations	(4,463)	11,521	21,947	(21,729)	7,276
Provision (benefit) for income taxes	2,243	—	(24)	—	2,219
(Loss) income from continuing operations	(6,706)	11,521	21,971	(21,729)	5,057
Loss from discontinued operations, net of taxes	—	—	(362)	—	(362)
Net (loss) income	(6,706)	11,521	21,609	(21,729)	4,695
Net income attributable to noncontrolling interests	—	—	(11,401)	—	(11,401)
Net (loss) income attributable to Symbion, Inc.	$(6,706)	$11,521	$10,208	$(21,729)	$(6,706)

SYMBION, INC.
CONSOLIDATING STATEMENT OF CASH FLOWS
For the Six Months ended June 30, 2011
(Unaudited, in thousands)

	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Cash flows from operating activities:
Net (loss) income	$(11,092)	$13,666	$27,134	$(25,832)	$3,876
Adjustments to reconcile net (loss) income to net cash from operating activities:
Loss from discontinued operations	—	—	88	—	88
Depreciation and amortization	343	127	9,887	—	10,357
Amortization of deferred financing costs	861	—	—	—	861
Non-cash payment-in-kind interest option	13,366	—	—	—	13,366
Non-cash stock option compensation expense	668	—	—	—	668
Non-cash recognition of other comprehensive income into earnings	665	—	—	—	665
Non-cash losses on disposal of long-lived assets	55	—	—	—	55
Loss on debt extinguishment	4,751	—	—	—	4,751
Deferred income taxes	2,724	—	—	—	2,724
Equity in earnings of affiliates	(13,666)	(12,166)	—	25,832	—
Equity in earnings of affiliates, net of distributions received	—	401	—	—	401
Provision for doubtful accounts	—	70	3,117	—	3,187
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	—	—	(2,161)	—	(2,161)
Other assets and liabilities	20,013	(9,613)	(10,856)	—	(456)
Net cash provided by (used in) operating activities - continuing operations	18,688	(7,515)	27,209	—	38,382
Net cash provided by (used in) operating activities	18,688	(7,515)	27,209	—	38,382
Cash flows from investing activities:
Purchases of property and equipment, net	(54)	—	(3,955)	—	(4,009)
Change in other assets	—	—	101	—	101
Net cash used in investing activities - continuing operations	(54)	—	(3,854)	—	(3,908)
Net cash used in investing activities	(54)	—	(3,854)	—	(3,908)
Cash flows from financing activities:
Principal payments on long-term debt	(351,845)	—	(513)	—	(352,358)
Proceeds from debt issuances	344,750	—	4	—	344,754
Distributions to noncontrolling interest partners	—	—	(17,388)	—	(17,388)
Payment for debt issuance costs	(10,130)	—	—	—	(10,130)
Proceeds from unit activity	(1,643)	—	—	—	(1,643)
Other financing activities	—	—	1,548	—	1,548
Net cash used in financing activities - continuing operations	(18,868)	—	(16,349)	—	(35,217)
Net cash used in financing activities	(18,868)	—	(16,349)	—	(35,217)
Net (decrease) increase in cash and cash equivalents	(234)	(7,515)	7,006	—	(743)
Cash and cash equivalents at beginning of period	14,849	27,700	30,909	—	73,458
Cash and cash equivalents at end of period	$14,615	$20,185	$37,915	—	$72,715

SYMBION, INC.
CONSOLIDATING STATEMENT OF CASH FLOWS
For the Six Months ended June 30, 2010
(Unaudited, in thousands)

	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Cash flows from operating activities:
Net (loss) income	$(6,706)	$11,521	$21,609	$(21,729)	$4,695
Adjustments to reconcile net (loss) income to net cash from operating activities:
Loss from discontinued operations	—	—	362	—	362
Depreciation and amortization	345	152	8,499	—	8,996
Amortization of deferred financing costs	1,000	—	—	—	1,000
Non-cash payment-in-kind interest option	12,667	—	—	—	12,667
Non-cash stock option compensation expense	649	—	—	—	649
Non-cash recognition of other comprehensive income into earnings	968	—	—	—	968
Non-cash losses on disposal of long-lived assets	51	1,101	—	—	1,152
Non-cash credit risk adjustment of financial instruments	189	—	—	—	189
Deferred income taxes	4,333	—	—	—	4,333
Equity in earnings of affiliates, net of distributions received	—	(329)	—	—	(329)
Equity in earnings of affiliates	(11,521)	(10,208)	—	21,729	—
Provision for doubtful accounts	—	92	3,108	—	3,200
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	—	—	(4,501)	—	(4,501)
Income taxes payable	(2,117)	—	—	—	(2,117)
Other assets and liabilities	(2,210)	2,740	2,098	—	2,628
Net cash (used in) provided by operating activities - continuing operations	(2,352)	5,069	31,175	—	33,892
Net cash provided by operating activities -discontinued operations	—	—	71	—	71
Net cash (used in) provided by operating activities	(2,352)	5,069	31,246	—	33,963
Cash flows from investing activities:
Purchases of property and equipment, net	(106)	—	(2,438)	—	(2,544)
Payments for acquisitions, net of cash acquired	(31,323)	6,304	—	—	(25,019)
Payments from unit activity	(55)	—	—	—	(55)
Change in other assets	(300)	(271)	—	—	(571)
Net cash (used in) provided by investing activities - continuing operations	(31,784)	6,033	(2,438)	—	(28,189)
Net cash used in investing activities - discontinued operations	—	—	(18)	—	(18)
Net cash (used in) provided by investing activities	(31,784)	6,033	(2,456)	—	(28,207)
Cash flows from financing activities:
Principal payments on long-term debt	(3,811)	—	(3,415)	—	(7,226)
Proceeds from debt issuances	33,739	—	—	—	33,739
Payment of debt issuance costs	—	—	—	—	—
Distributions to noncontrolling interest partners	—	—	(11,056)	—	(11,056)
Proceeds from unit activity	581	—	—	—	581
Change in other long-term liabilities	300	271	(1,163)	—	(592)
Net cash provided by (used in) financing activities - continuing operations	30,809	271	(15,634)	—	15,446
Net cash used in financing activities - discontinued operations	—	—	(52)	—	(52)
Net cash provided by (used in) financing activities	30,809	271	(15,686)	—	15,394
Net (decrease) increase in cash and cash equivalents	(3,327)	11,373	13,104	—	21,150
Cash and cash equivalents at beginning of period	11,272	14,992	21,485	—	47,749
Cash and cash equivalents at end of period	$7,945	$26,365	$34,589	—	$68,899

9. Subsequent Events

Effective August 1, 2011, the Company acquired a 56.0% ownership interest in an ASC located in Great Falls, Montana, for an approximate aggregate purchase price of $2.9 million plus the assumption of approximately $232,000 of debt. The Company will consolidate this facility for financial reporting purposes for periods subsequent to the acquisition. Also, effective August 1, 2011, the Company acquired a 50.0% ownership interest in a 20-bed surgical hospital located in Great Falls, Montana and acquired the right to manage the hospital for approximate aggregate consideration of $1.0 million. The Company will account for this facility as an equity method investment for financial reporting purposes for periods subsequent to the acquisition. Additionally, effective August 1, 2011, the Company acquired the right to manage a medical clinic consisting of 45 multi-specialty physicians located in Great Falls, Montana, for approximate aggregate consideration of $1.3 million.

Effective July 1, 2011, the Company acquired an incremental ownership interest of 2.0% in one of our surgical facilities located in Chesterfield, Missouri, for an aggregate of $1.0 million, financed with cash from operations. Prior to the acquisition, the Company owned 53.5% of this facility. The Company consolidates this surgical facility for financial reporting purposes.

Effective July 19, 2011, the Company paid Goldman Sachs, Inc. $683,000 to terminate its interest rate swap agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Symbion, Inc.

We have audited the accompanying consolidated balance sheets of Symbion, Inc. as of December 31, 2010 and 2009 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Symbion, Inc. at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Nashville, Tennessee
March 25, 2011

SYMBION, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$73,458	$47,749
Accounts receivable, less allowance for doubtful accounts of $10,051 and $8,980, respectively	61,825	34,991
Inventories	10,798	9,361
Prepaid expenses and other current assets	8,634	12,292
Deferred tax asset	2	432
Current assets of discontinued operations	1,003	2,934
Total current assets	155,720	107,759
Land	5,713	2,938
Buildings and improvements	102,795	52,487
Furniture and equipment	70,129	53,151
Computers and software	4,757	3,785
	183,394	112,361
Less accumulated depreciation	(42,762)	(24,505)
Property and equipment, net	140,632	87,856
Intangible assets	21,817	19,480
Goodwill	624,737	545,238
Investments in and advances to affiliates	17,824	17,652
Other assets	9,633	10,660
Long-term assets of discontinued operations	34	2,081
Total assets	$970,397	$790,726
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,396	$7,518
Accrued payroll and benefits	10,090	5,806
Other accrued expenses	25,814	30,927
Current maturities of long-term debt	29,195	20,118
Current liabilities of discontinued operations	923	2,608
Total current liabilities	78,418	66,977
Long-term debt, less current maturities	507,417	444,758
Deferred income tax payable	51,309	40,776
Other liabilities	68,950	5,887
Long-term liabilities of discontinued operations	22	3,868
Noncontrolling interests — redeemable	36,030	31,650
Stockholders’ equity:
Common stock, 1,000 shares, $0.01 par value, authorized, issued and outstanding at December 31, 2010 and December 31, 2009	—	—
Additional paid-in-capital	240,959	242,623
Accumulated other comprehensive loss	(314)	(2,731)
Retained deficit	(55,219)	(46,479)
Total Symbion, Inc. stockholders’ equity	185,426	193,413
Noncontrolling interests — non-redeemable	42,825	3,397
Total equity	228,251	196,810
Total liabilities and stockholders’ equity	$970,397	$790,726
 See Notes to Consolidated Financial Statements.

SYMBION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Revenues	$406,050	$336,944	$321,484
Operating expenses:
Salaries and benefits	113,595	94,737	88,476
Supplies	92,859	71,650	64,263
Professional and medical fees	29,072	21,974	17,557
Rent and lease expense	24,549	24,447	20,927
Other operating expenses	30,070	26,595	24,649
Cost of revenues	290,145	239,403	215,872
General and administrative expense	22,464	21,448	23,923
Depreciation and amortization	18,900	16,807	14,845
Provision for doubtful accounts	6,638	2,881	3,559
Income on equity investments	(2,901)	(2,318)	(1,504)
Impairment and loss on disposal of long-lived assets	1,053	3,505	1,872
Gain on sale of long-lived assets and other gains	(1,964)	(248)	(975)
Proceeds from insurance settlements, net	—	(430)	—
Litigation settlements, net	(35)	—	893
Business combination remeasurement gains	(3,169)	—	—
Total operating expenses	331,131	281,048	258,485
Operating income	74,919	55,896	62,999
Interest expense, net	(48,037)	(44,958)	(43,415)
Income before income taxes and discontinued operations	26,882	10,938	19,584
Provision for income taxes	7,787	7,762	13,464
Income from continuing operations	19,095	3,176	6,120
Loss from discontinued operations, net of taxes	(964)	(5,899)	(3,097)
Net income (loss)	18,131	(2,723)	3,023
Less: Net income attributable to noncontrolling interests	(26,871)	(19,731)	(23,821)
Net loss attributable to Symbion, Inc.	$(8,740)	$(22,454)	$(20,798)

See Notes to Consolidated Financial Statements.

SYMBION, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands, except share amounts)

	Symbion, Inc. Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Noncontrolling Interests-Non-redeemable	Total Shareholders’ Equity
	Shares	Amount
Balance at December 31, 2007	1,000	$—	$238,701	$(2,188)	$(3,227)	$5,194	$238,480
Amortized compensation expense related to stock options	—	—	2,114	—	—	—	2,114
Unrealized loss on interest rate swap, net of taxes	—	—	—	(3,396)	—	—	(3,396)
Distributions to noncontrolling interest holders	—	—	—	—	—	(3,555)	(3,555)
Acquisitions and disposal of shares of noncontrolling interests	—	—	—	—	—	(356)	(356)
Other	—	—	—	—	—	183	183
Net loss	—	—	—	—	(20,798)	4,256	(16,542)
Balance at December 31, 2008	1,000	$—	$240,815	$(5,584)	$(24,025)	$5,722	$216,928
Amortized compensation expense related to stock options	—	—	1,297	—	—	—	1,297
Recognition of interest rate swap liability to earnings, net of taxes	—	—	—	2,853	—	—	2,853
Distributions to noncontrolling interest holders	—	—	—	—	—	(2,966)	(2,966)
Acquisitions and disposal of shares of noncontrolling interests	—	—	511	—	—	220	731
Net loss	—	—	—	—	(22,454)	421	(22,033)
Balance at December 31, 2009	1,000	$—	$242,623	$(2,731)	$(46,479)	$3,397	$196,810
Amortized compensation expense related to stock options	—	—	1,336	—	—	—	1,336
Recognition of interest rate swap liability to earnings, net of taxes	—	—	—	2,731	—	—	2,731
Distributions to noncontrolling interest holders	—	—	—	—	—	(6,745)	(6,745)
Acquisitions and disposal of shares of noncontrolling interests	—	—	(3,000)	—	—	39,722	36,722
Unrealized loss on interest rate swap, net of taxes	—	—	—	(314)	—	—	(314)
Net loss	—	—	—	—	(8,740)	6,451	(2,289)
Balance at December 31, 2010	1,000	$—	$240,959	$(314)	$(55,219)	$42,825	$228,251

See Notes to Consolidated Financial Statements.

SYMBION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Cash flows from operating activities:
Net income (loss)	$18,131	$(2,723)	$3,023
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations	964	5,899	3,097
Depreciation and amortization	18,900	16,807	14,845
Amortization of deferred financing costs	2,004	2,004	4,477
Non-cash payment-in-kind interest option	26,079	23,263	17,616
Non-cash stock option compensation expense	1,336	1,297	2,114
Non–cash recognition of other comprehensive loss into earnings	2,732	2,853	—
Non–cash credit risk adjustment of financial instruments	189	1,629	—
Non–cash (gains) losses	(4,080)	2,827	897
Deferred income taxes	10,979	8,682	13,718
Equity in earnings of unconsolidated affiliates, net of distributions received	50	(207)	333
Provision for doubtful accounts	6,638	2,881	3,559
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(14,886)	(4,383)	(3,278)
Income taxes payable	2,298	1,762	1,895
Other assets and liabilities	(2,565)	(2,307)	(1,363)
Net cash provided by operating activities — continuing operations	68,769	60,284	60,933
Net cash (used in) provided by operating activities — discontinued operations	(550)	62	1,736
Net cash provided by operating activities	68,219	60,346	62,669
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(44,105)	(126)	(15,695)
Purchases of property and equipment, net	(8,712)	(9,604)	(15,709)
Payments from unit activity of unconsolidated facilities	(55)	(724)	—
Change in other assets	(278)	(690)	(1,517)
Net cash used in investing activities — continuing operations	(53,150)	(11,144)	(32,921)
Net cash used in investing activities — discontinued operations	(19)	(301)	(286)
Net cash used in investing activities	(53,169)	(11,445)	(33,207)
Cash flows from financing activities:
Principal payments on long-term debt	(22,502)	(13,649)	(18,579)
Repayment of bridge facility	—	—	(179,937)
Proceeds from debt issuances	56,975	678	13,491
Proceeds from issuance of Toggle Notes	—	—	179,937
Payment of debt issuance costs	—	(203)	(4,739)
Distributions to noncontrolling interests	(26,292)	(24,971)	(23,423)
Proceeds from unit activity of consolidated facilities	4,708	307	219
Other financing activities	(3,306)	(4,940)	1,313
Net cash provided by (used in) financing activities — continuing operations	9,583	(42,778)	(31,718)
Net cash provided by (used in) financing activities — discontinued operations	1,076	(108)	(106)
Net cash provided by (used in) financing activities	10,659	(42,886)	(31,824)
Net increase (decrease) in cash and cash equivalents	25,709	6,015	(2,362)
Cash and cash equivalents at beginning of period	47,749	41,734	44,096
Cash and cash equivalents at end of period	$73,458	$47,749	$41,734

See Notes to Consolidated Financial Statements.

SYMBION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010
1.  Organization
Symbion, Inc. (the “Company”), through its wholly owned subsidiaries, owns interests in partnerships and limited liability companies that own and operate a national network of short stay surgical facilities in joint ownership with physicians and physician groups, hospitals and hospital systems.  As of December 31, 2010, the Company owned and operated 54 surgical facilities, including 49 ambulatory surgery centers and four surgical hospitals, and one general acute care hospital with a surgical and obstetrics focus. The Company also managed eight additional ambulatory surgery centers and one physician network.  The Company owns a majority ownership interest in 29 of the 54 surgical facilities and consolidates 49 of these surgical facilities for financial reporting purposes.
On August 23, 2007, the Company was acquired by an investment group led by an affiliate of Crestview Partners, L.P. (“Crestview”).  As a result of this merger (the “Merger”), the Company no longer has publicly traded equity securities.  The Company is a wholly owned subsidiary of Symbion Holdings Corporation (“Holdings”), which is owned by an investor group that includes affiliates of Crestview, members of the Company’s management and other investors.

2.  Significant Accounting Policies and Practices
Basis of Presentation and Use of Estimates
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”).  The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and accompanying footnotes.  Examples include, but are not limited to, estimates of accounts receivable allowances, professional and general liabilities and the estimate of deferred tax assets or liabilities.  In the opinion of management, all adjustments considered necessary for a fair presentation have been included.  All adjustments are of a normal, recurring nature.  Actual results could differ from those estimates.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, as well as interests in partnerships and limited liability companies controlled by the Company through ownership of a majority voting interest or other rights granted to the Company by contract to manage and control the affiliate’s business.  The physician limited partners and physician minority members of the entities that the Company controls are responsible for the supervision and delivery of medical services.  The governance rights of limited partners and minority members are restricted to those that protect their financial interests.  Under certain partnership and operating agreements governing these partnerships and limited liability companies, the Company could be removed as the sole general partner or managing member for certain events such as material breach of the partnership or operating agreement, gross negligence or bankruptcy.  These protective rights do not preclude consolidation of the respective partnerships and limited liability companies.  The consolidated financial statements include the accounts of variable interest entities in which the Company is the primary beneficiary, under the provisions of ASC Topic 810, Consolidation.  The variable interest entities are surgical facilities located in the states of Florida and New York.  With regard to the New York facility, the Company is the primary beneficiary due to the level of variability within the management service agreement, as well as the obligation and likelihood of absorbing the majority of expected gains and losses.   Regarding the Florida facility, the Company has fully guaranteed the facility's debt obligations.  The debt obligations are subordinated to such a level that the Company absorbs the majority of the expected gains and losses.  The accompanying consolidated balance sheets as of December 31, 2010 and December 31, 2009 include assets of $15.3 million and $14.5 million, respectively, and liabilities of $4.1 million and $4.4 million, respectively, related to the variable interest entities.  All significant intercompany balances and transactions are eliminated in consolidation.
Fair Value of Financial Instruments
The fair value of a financial instrument is the amount at which the instrument could be exchanged in an orderly transaction between market participants to sell the asset or transfer the liability. The Company uses fair value measurements based on quoted prices in active markets for identical assets or liabilities (Level 1), or inputs other than quoted prices in active markets that are either directly or indirectly observable (Level 2), or unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions (Level 3), depending on the nature of the item being valued.
The carrying amounts reported in the accompanying consolidated balance sheets for cash, accounts receivable and accounts payable approximate fair value because of their short-term nature.

The carrying amount and fair value of the Company’s term loans and revolving facility under its senior secured credit facility and the Toggle Notes as of December 31, 2010 and 2009 were as follows (in thousands):

	Carrying Amount December 31,		Fair Value December 31,
	2010	2009	2010	2009
Tranche A, term loan	$106,062	$115,438	$101,732	$103,120
Tranche B, term loan	115,438	116,687	110,724	104,237
Revolving facility	56,000	—	53,715	—
Senior PIK Toggle Notes	232,000	206,976	198,662	156,260
The fair value of the term loans and revolving facility under the Company's senior secured credit facility and the Toggle Notes were based on quoted prices at December 31, 2010 and 2009.  The Company’s long-term debt instruments are discussed further in Note 7.
The Company determines the fair value of its interest rate swap based on the amount at which it could be settled, which is considered to be the exit price.  This price is based upon observable market assumptions and appropriate valuation adjustments for credit risk.  The Company has categorized its interest rate swap as a Level 2 financial instrument.  See Note 7 for further discussion regarding the interest rate swap.
Cash and Cash Equivalents
The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.  The Company maintains its cash and cash equivalent balances at high credit quality financial institutions.
Accounts Receivable
Accounts receivable consist of receivables from federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, employers and patients.  The Company recognizes that revenues and receivables from government agencies are significant to its operations, but it does not believe that there are significant credit risks associated with these government agencies.  Concentration of credit risk with respect to other payors is limited because of the large number of such payors.  Accounts receivable are recorded net of contractual adjustments and allowances for doubtful accounts to reflect accounts receivable at net realizable value.  Also, the Company has amounts recorded in other liabilities for third-party settlements of $12.0 million and $0 as of December 31, 2010 and 2009, respectively. The Company does not require collateral for private pay patients.  Accounts receivable at December 31, 2010 and December 31, 2009 were as follows (in thousands):

	December 31,
	2010	2009
Surgical facilities	$61,211	$34,394
Physician networks	614	597
Total	$61,825	$34,991
The following table sets forth by type of payor the percentage of the Company’s accounts receivable for consolidated surgical facilities as of December 31, 2010 and December 31, 2009:

	December 31,
	2010	2009
Private insurance	58%	59%
Government	18	15
Self-pay	8	13
Other	16	13
Total	100%	100%

Allowance for Doubtful Accounts
The Company’s policy is to review the standard aging schedule, by surgical facility, to determine the appropriate allowance for doubtful accounts.  Patient account balances are reviewed for delinquency based on contractual terms.  This review is supported by an analysis of the actual net revenues, contractual adjustments and cash collections received.  If the Company’s internal collection efforts are unsuccessful, the Company manually reviews the patient accounts.  An account is written off only after the Company has pursued collection with legal or collection agency assistance or otherwise deemed an account to be uncollectible.
Changes in the allowance for doubtful accounts and the amounts charged to revenues, costs and expenses were as follows (in thousands):

	Allowance Balance at Beginning of Period	Charged to Revenues, Costs and Expenses	Other	Allowance Balance at End of Period
Year ended December 31:
2008	$17,144	$3,559	$(6,720)	$13,983
2009	13,983	2,881	(7,884)	8,980
2010	8,980	6,638	(5,567)	10,051
Inventories
Inventories, which consist primarily of medical and drug supplies, are stated at the lower of cost or market value.  Cost is determined using the first-in, first-out method.
Prepaid and Other Current Assets
A summary of prepaid and other current assets is as follows (in thousands):

	2010	2009
Prepaid expenses	$5,034	$4,900
Other receivables	3,600	7,392
	$8,634	$12,292
Property and Equipment
Property and equipment are stated at cost, or if obtained through acquisition, at fair value determined on the date of acquisition and depreciated on a straight-line basis over the useful lives of the assets, generally three to five years for computers and software and five to seven years for furniture and equipment.  Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term or the estimated useful life of the assets.  Routine maintenance and repairs are charged to expenses as incurred, while expenditures that increase capacities or extend useful lives are capitalized.
Depreciation expense, including the amortization of assets under capital leases, was $18.9 million, $16.8 million and $14.8 million for the periods ended December 31, 2010, 2009 and 2008, respectively.
Impairment of Long-Lived Assets
When events or circumstances indicate that the carrying value of certain property and equipment might be impaired, the Company prepares an expected undiscounted cash flow projection.  If the projection indicates that the recorded amounts of the property and equipment are not expected to be recovered, these amounts are reduced to estimated fair value.  The cash flow estimates and discount rates incorporate management’s best estimates, using appropriate and customary assumptions and projections at the date of evaluation.  In 2010, the Company recorded an impairment of $897,000 related to its equity method investment located in Gresham, Oregon. In 2009, the Company recorded an impairment charge of $2.4 million related to its equity method investment located in Arcadia, California.   These impairment charges are included in the impairment and loss on disposal of long-lived assets.

Goodwill and Other Intangible Assets
Goodwill
Goodwill represents the excess of purchase price over the fair value of net tangible and identifiable intangible assets acquired.  The Company tests for impairment annually as of December 31, or more frequently if certain indicators are encountered.  See Note 5 for further discussion of our goodwill impairment valuation.
Other Intangible Assets
The Company recorded intangible assets of $19.5 million as a result of the purchase price allocation related to the certificates of need for certain of its facilities.  These indefinite-lived assets are not amortized. Effective November 15, 2010, the Company acquired an oncology practice, which is operated within the Company's existing facility located in Idaho Falls, Idaho. As a result of this acquisition, the Company recorded intangible assets related to a non-compete agreement of $2.3 million. This intangible asset will be amortized over a five year term. All of the Company's intangible assets are assessed for possible impairment under the Company's impairment policy, as described in Note 5.
Unfavorable leasehold rights arising from the Merger were $869,000.  Amortization of $83,468 was recorded in both 2010 and 2009.  The unamortized balance at December 31, 2010 totaled $591,229.  The unfavorable leasehold rights are amortized on a straight-line basis over the life of the applicable lease and reflected as a component of cost of revenues from continuing operations.  Scheduled amortization expense for the five years ending December 31, 2011 to 2015 is $83,468 per year.
Noncontrolling Interests
The consolidated financial statements include all assets, liabilities, revenues and expenses of surgical facilities in which the Company has sufficient ownership and rights to allow the Company to consolidate the surgical facilities.  Similar to its investments in unconsolidated affiliates, the Company regularly engages in the purchase and sale of equity interests with respect to its consolidated subsidiaries that do not result in a change of control. These transactions are accounted for as equity transactions, as they are undertaken among the Company, its consolidated subsidiaries, and noncontrolling interests, and their cash flow effect is classified within financing activities.
Investments in and Advances to Affiliates
As of December 31, 2010 and 2009, the Company held interests in six and eight surgical facilities, respectively, in which it exercised significant influence. However, the Company does not consolidate these facilities because of a lack of control.  The Company accounts for such investments under the equity method.  As of both December 31, 2010 and 2009, the Company owned less than 20% of two and three of these surgical facilities, respectively, but exerted significant influence through board of director representation, as well as an agreement to manage the surgical facilities.
Other Assets
Other assets at December 31, 2010 and 2009 included approximately $7.5 million and $9.5 million, respectively, related to deferred financing costs.  Deferred financing costs primarily relate to the Company’s senior secured credit facility and the issuance of the Toggle Notes. Deferred financing costs consist of prepaid interest, loan fees and other costs of financing that are amortized over the term of the related financing agreements.  The deferred financing costs are amortized as interest expense on the accompanying consolidated statements of operations.
Other Accrued Expenses
A summary of other accrued expenses is as follows (in thousands):

	2010	2009
Interest payable	$9,865	$9,945
Current taxes payable	6,344	5,444
Insurance liabilities	1,540	2,651
Interest rate swap liability	—	5,045
Other accrued expenses	8,065	7,842
	$25,814	$30,927

Comprehensive Income
The Company reports other comprehensive income as a measure of changes in stockholders’ equity that results from recognized transactions.  The Company entered into an interest rate swap agreement on November 2, 2010.  The value of the interest rate swap was recorded as a long term liability of $314,000 at December 31, 2010.  The change in the fair value of the interest rate swap was recorded to comprehensive income, net of taxes, in the accompanying consolidated statements of stockholders equity. Comprehensive loss was $314,000, $2.7 million, and $5.6 million, for the years ended December 31, 2010, 2009 and 2008, respectively.
Revenues
Revenues by service type consist of the following for the periods indicated (in thousands):

	Year Ended December 31,
	2010	2009	2008
Patient service revenues	$393,823	$322,786	$305,453
Physician service revenues	5,800	6,464	6,548
Other service revenues	6,427	7,694	9,483
Total revenues	$406,050	$336,944	$321,484
Patient Service Revenues
Approximately 97% of the Company’s revenues are patient service revenues.  Patient service revenues are revenues from healthcare procedures performed in each of the facilities that the Company consolidates for financial reporting purposes.  The fee charged varies depending on the type of service provided, but usually includes all charges for usage of an operating room, a recovery room, special equipment, supplies, nursing staff and medications.  Also, in a very limited number of surgical facilities, the Company charges for anesthesia services.  The fee does not normally include professional fees charged by the patient’s surgeon, anesthesiologist or other attending physician, which are billed directly by such physicians to the patient or third-party payor.  Patient service revenues are recognized on the date of service, net of estimated contractual adjustments and discounts for third-party payors, including Medicare and Medicaid.  Changes in estimated contractual adjustments and discounts are recorded in the period of change.
Physician Service Revenues
Physician service revenues are revenues from physician networks consisting of reimbursed expenses, plus participation in the excess of revenue over expenses of the physician networks, as provided for in the Company’s service agreements with the Company’s physician networks.  Reimbursed expenses include the costs of personnel, supplies and other expenses incurred to provide the management services to the physician networks.  The Company recognizes physician service revenues in the period in which reimbursable expenses are incurred and in the period in which the Company has the right to receive a percentage of the amount by which a physician network’s revenues exceed its expenses.  Physician service revenues are based on net billings with any changes in estimated contractual adjustments reflected in service revenues in the subsequent period.
Physician service revenues consist of the following for the periods indicated (in thousands):

	Year Ended December 31,
	2010	2009	2008
Professional services revenues	$17,948	$18,736	$18,623
Contractual adjustments	(9,183)	(9,414)	(9,294)
Clinic revenue	8,765	9,322	9,329
Medical group retainage	(2,965)	(2,858)	(2,781)
Physician service revenues	$5,800	$6,464	$6,548
Other Service Revenues
Other service revenues consists of management and administrative service fees derived from the non-consolidated surgical facilities that the Company accounts for under the equity method, management of surgical facilities in which the Company does not own an interest and management services the Company provides to physician networks for which the Company is not required to provide capital or additional assets.  The fees the Company derives from these management arrangements are based on a pre-determined percentage of the revenues of each surgical facility and physician network.  The Company recognizes other service revenues in the period in which services are rendered.
The following table sets forth by type of payor the percentage of the Company’s patient service revenues generated for the periods indicated:

	Year Ended December 31,
	2010	2009	2008
Private Insurance	69%	71%	72%
Government	25	24	22
Self-pay	4	4	4
Other	2	1	2
Total	100%	100%	100%
Supplemental Cash Flow Information
The Company made cash income tax payments of $474,000, $288,000 and $409,000 for the years ended December 31, 2010, 2009 and 2008, respectively.  The Company made cash interest payments of $22.9 million, $18.2 million and $33.8 million for the years ended December 31, 2010, 2009 and 2008 respectively.  The Company made non-cash, in kind interest payments on its Toggle Notes of $26.1 million, $23.3 million and $17.6 million as of December 31, 2010, 2009 and 2008, respectively. The Company entered into capital leases for $516,000, $408,000 and $1.9 million of equipment for the years ended December 31, 2010, 2009 and 2008, respectively.
Recently Issued and Adopted Accounting Guidelines
Adopted

In June 2009, the FASB issued changes to the accounting for variable interest entities.  These changes require an enterprise: (i) to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity; (ii) to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity; (iii) to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity; (iv) to add an additional reconsideration event for determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance; and (v) to require enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity.  These changes became effective for the Company on January 1, 2010.  The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.
Issued

In August 2010, the FASB issued ASU No. 2010-24, “Health Care Entities” (Topic 954): Presentation of Insurance Claims and Related Insurance Recoveries. This ASU eliminates the practice of netting claim liabilities with expected related insurance recoveries for balance sheet presentation. Claim liabilities are to be determined with no regard for recoveries and presented on the balance sheet on a gross basis. Expected insurance recoveries are presented separately. ASU 2010-24 is effective January 1, 2011, and is not expected to impact the Company's results of operations or cash flows.

Reclassifications
Certain reclassifications have been made to the comparative periods’ financial statements to conform to the 2010 presentation.  The reclassifications primarily related to the presentation of discontinued operations and had no impact on the Company’s financial position or results of operations.

3.  Acquisitions and Equity Method Investments
On April 9, 2010, the Company completed the acquisition of a 54.5% ownership interest in a 43-bed general acute care hospital with a surgical and obstetrics focus located in Idaho Falls, Idaho. The purchase price for the acquisition was $31.9 million, plus existing third-party indebtedness of $6.1 million and other obligations of $48.0 million, which are consolidated on the Company's balance sheet.

On July 1, 2010, the Company acquired an incremental, controlling ownership interest of 37.0% in one of its surgical facilities located in Chesterfield, Missouri for $18.8 million and began consolidating the facility for financial reporting purposes. Prior to the acquisition date, the Company owned a 13.0% interest in this facility which was accounted for as an equity method investment. The acquisition date fair value of the existing equity interest was $16.3 million and is included in the measurement of the consideration transferred for purposes of allocating the purchase price. The fair value was determined using comparable market multiples. The Company recognized a gain of $3.2 million as a result of remeasuring its existing equity interest in the facility prior to the purchase of the incremental interest. The gain is presented separately as “Business combination remeasurement gains” on the consolidated statement of operations.

The Company has accounted for these acquisitions under the purchase method of accounting. Under the purchase method of accounting, the total purchase price is allocated to the net tangible and intangible assets acquired and liabilities assumed in connection with the acquisition based on their estimated fair values. The preliminary allocation of the purchase price was based upon management's preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, and such valuation is subject to change.

The following table summarizes the allocation of the aggregate purchase price of the acquisitions recorded using the purchase method of accounting for the year ended December 31, 2010 (in thousands):

December 31, 2010
Cash consideration	$50,709
Working capital true-up in escrow	(601)
Fair value of the noncontrolling interests	40,207
Total consideration	90,315
Net assets acquired
Cash	6,278
Accounts receivable	18,649
Inventories	1,316
Prepaid expenses and other current assets	724
Property and equipment	61,410
Other assets	557
Accounts payable	(3,172)
Accrued payroll and benefits	(2,425)
Other accrued expenses	(667)
Current portion of long-term debt	(1,829)
Long-term debt, less current maturities	(10,517)
Other liabilities (a)	(61,292)
Net assets acquired	9,032
Excess of purchase price over identifiable net assets acquired	$81,283

(a)	Other liabilities include $48.0 million to record the financing obligation payable to the hospital facility lessor relating to the land, building and improvements.

Following are the results for the year ended December 31, 2010 and December 31, 2009 as if the acquisitions had occurred on January 1, of the respective periods (in thousands):

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Revenues	$432,322	$413,431	$403,197
Net (loss) income	22,468	8,269	4,783
Net loss attributable to Symbion, Inc	$(6,468)	$(17,199)	$(19,154)

Effective May 1, 2009, the Company acquired a 47.0% ownership interest in a surgical hospital in Austin, Texas for $350,000 plus the assumption of $2.6 million of debt.  The acquisition was financed with cash from operations.  The Company, as general partner, has the ability to direct the financial affairs of the facility, and as such, this facility is consolidated for financial reporting purposes.
Effective February 21, 2008, the Company acquired ownership in five surgical facilities specializing in spine, orthopedic and pain management procedures located in Boulder, Colorado; Honolulu, Hawaii; Bristol and Nashville, Tennessee; and Seattle, Washington for an aggregate of $5.8 million and the assumption of $4.7 million of debt.  The Company acquired an ownership ranging from 20.0% to 50.0% in these surgical facilities.  Four of these facilities are consolidated for financial reporting purposes.
These acquisitions were accounted for under the purchase method of accounting, and accordingly, the results of operations of the acquired consolidated businesses are included in the accompanying consolidated financial statements from their respective dates of acquisition.  These acquisitions placed the Company in new markets or expanded the Company’s presence in current markets.
The Company also engages in investing transactions that are not business combinations.  These transactions primarily consist of acquisitions and sales of non-controlling equity interests in surgical facilities and the investment of additional cash in surgical facilities under development.  During the first quarter of 2009, the Company acquired an incremental ownership of 18.0% in its surgical facility located in Westlake Village, California for $416,000.   Prior to the acquisition, the Company owned 1.0% of this facility.  The acquisition was financed with cash from operations.
Effective September 1, 2009, the Company acquired an ownership of 28.8% in a surgical facility located in Gresham, Oregon for $525,000.  The acquisition was financed with cash from operations.  The Company accounts for this investment under the equity method.
During 2008, the Company acquired an incremental ownership of 16.7% in its surgical facility located in Irvine, California for $3.1 million and an incremental ownership of 18.0% in its surgical facility located in Arcadia, California for $304,000.  Prior to the acquisitions, the Company owned 15.3% of the Irvine, California surgical facility and 19.2% of the Arcadia, California surgical facility.
Additionally during 2008, the Company acquired an incremental ownership of 18.5% in its surgical facility located in Irvine, California for $5.1 million.  Through this acquisition, the Company obtained a controlling interest in the facility.  The acquisition was treated as a business combination and the Company began consolidating the facility for financial reporting purposes in 2008.  The Company also acquired an incremental ownership in three other of its existing surgical facilities located in California.  The Company acquired an incremental ownership of 10.7% in two surgical facilities located in Beverly Hills, California for an aggregate of $2.5 million and a 6.4% incremental ownership in a surgical facility located in Encino, California for $2.0 million.  Prior to the acquisitions, the Company owned 55.1% and 57.0% of the two Beverly Hills, California surgical facilities and 55.5% of the Encino, California surgical facility.

4.  Discontinued Operations and Divestitures
The Company evaluates its portfolio of surgical facilities to ensure the facilities are performing as expected. During 2010, the Company committed to a plan to divest its interest in four facilities that are consolidated for financial reporting purposes. In September 2010, the Company sold its interest in a surgical facility located in Orlando, Florida for net proceeds of $1.3 million and recognized a loss of $2.2 million, which includes an accrual of $1.7 million for future contractual obligations under a facility operating lease. As of December 31, 2010, the lease liability was $1.4 million. In October 2010, the Company sold its interest in a surgical facility located in Duncanville, Texas for net proceeds of $1.0 million and recognized a gain of $256,000. In December 2010, the Company sold its interest in surgical facilities located in Hammond, Louisiana and Vincennes, Indiana for net proceeds of $583,000 and $591,000, respectively, and recognized a gain of $109,000 and a loss of $275,000, respectively. All of the aforementioned divestitures were included in losses from discontinued operations. These facilities' assets, liabilities, revenues, expenses and cash flows have been classified as discontinued operations for all periods presented.
During the fourth quarter of 2010, the Company took one facility located in San Antonio, Texas, previously listed as held for sale, off the market. The results of operations for this surgical facility have been reclassified from discontinued operations to continuing operations for all periods presented.

Revenues and the net income for the years ended December 31, 2010, 2009 and 2008 related to this facility, which has been recast as continuing operations, are as follows:

	Year Ended December 31,
	2010	2009	2008
Revenues	$4,457	$4,381	$4,584
Net income	$67	$166	$359
In February 2009, the Company ceased operations at its surgical facility located in Englewood, Colorado.  A loss was recorded on the disposal of $5.9 million, which included an accrual of $4.6 million for future contractual obligations under a facility operating lease. The Company terminated this contractual lease obligation in July 2010 and paid cash of $1.2 million to settle the $3.6 million balance remaining on the obligation. A $2.4 million gain is included in the loss from discontinued operations as of December 31, 2010.
Revenues, the loss on operations before income taxes, income tax provision (benefit), gain (loss) on sale, net of taxes and the loss from discontinued operations net of taxes for the years ended December 31, 2010, 2009 and 2008 related to discontinued operations were as follows (in thousands):

	Year Ended December 31,
	2010	2009	2008
Revenues	$8,697	$14,548	$17,879
Loss on operations, before taxes	$(1,337)	$(18)	$(953)
Income tax provision (benefit)	$5	$41	$(1,383)
Gain (loss) on sale, net of taxes	$378	$(5,840)	$(3,527)
Loss from discontinued operations, net of taxes	$(964)	$(5,899)	$(3,097)
Effective February 1, 2010, the Company disposed of its ownership interest in its surgical facility located in Arcadia, California.  The Company recorded an impairment charge related to this equity method investment of $2.4 million in 2009.  Effective July 10, 2009, the Company disposed of its ownership interest in its surgical facility located in Temple, Texas.  A loss of $273,000 was recorded in the quarter ended June 30, 2009. Because both of these investments were accounted for under the equity method, the results of operations for these facilities are not reported as discontinued operations.  The loss on disposal of these facilities is included in impairment and loss on disposal of long-lived assets.

5.  Goodwill and Intangible Assets
The Company tests its goodwill and intangible assets for impairment at least annually, or more frequently if certain indicators arise.  The Company tests goodwill at the reporting unit level, which the Company concludes is the consolidated results of Symbion, Inc.  The Company completed the required annual impairment testing as of December 31, 2010, 2009 and 2008.
During 2010, the Company performed its impairment test by developing a fair value estimate of the business enterprise as of December 31, 2010 using a discounted cash flow approach and corroborated this analysis using a market-based approach.  As the Company does not have publicly traded equity from which to derive a market value, an assessment of peer company data was performed whereby the Company selected comparable peers based on growth and leverage ratios, as well as industry specific characteristics.  Management estimated a reasonable market value of the Company as of December 31, 2010 based on earnings multiples and trading data of the Company's peers. This market-based approach was then used to corroborate the results of the discounted cash flows approach.  No impairment was indicated as of December 31, 2010.
Changes in the carrying amount of goodwill are as follows (in thousands):

Balance at December 31, 2009	$545,238
Acquisitions	81,283
Purchase price allocations	(109)
Disposals	(1,675)
Balance at December 31, 2010	$624,737

Purchase price allocations for the period reflect adjustments to the identifiable net assets of acquired facilities. As a result of the acquisition of a 54.5% ownership interest in a general acute care hospital with a surgical and obstetrics focus, located in Idaho Falls, Idaho during the second quarter of 2010, the Company recorded goodwill of $50.2 million. As a result of the acquisition of an incremental, controlling ownership interest in its Chesterfield, Missouri facility during the third quarter of 2010, the Company recorded goodwill of $31.1 million.
Effective December 31, 2010, the Company disposed of its facilities located in Hammond, Louisiana and Vincennes, Indiana, including goodwill of $506,000. Effective October 31, 2010, the Company disposed of its facility located in Duncanville, Texas, including goodwill of $417,000. Effective September 30, 2010, the Company disposed of its facility located in Orlando, Florida, including goodwill of $752,000.
Effective November 15, 2010, the Company acquired an oncology practice, which is operated within the Company's existing facility located in Idaho Falls, Idaho. As a result of this acquisition, the Company recorded intangible assets related to a non-compete agreement of $2.3 million. This intangible asset will be amortized over a five year term. Additionally, the Company has intangible assets related to the certificates of need for certain of its facilities of $19.5 million. These indefinite-lived assets are not amortized, but are assessed for possible impairment under the Company's impairment policy.

6.  Operating Leases
The Company leases office space and equipment for its surgical facilities, including surgical facilities under development.  The lease agreements generally require the lessee to pay all maintenance, property taxes, utilities and insurance costs.  The Company accounts for operating lease obligations and sublease income on a straight-line basis.  Contingent obligations of the Company are recognized when specific contractual measures have been met, which is typically the result of an increase in the Consumer Price Index.  Lease obligations paid in advance are included in prepaid rent.  The difference between actual lease payments and straight-line lease expense over the original lease term, excluding optional renewal periods, is included in deferred rent.
The future minimum lease payments under non-cancelable operating leases at December 31, 2010 are as follows (in thousands):

2011	$22,675
2012	21,510
2013	18,726
2014	15,595
2015	9,692
Thereafter	39,571
Total minimum lease payments	$127,769
Total rent and lease expense was $24.5 million, $24.4 million and $20.9 million for the periods ended December 31, 2010, 2009 and 2008, respectively.  The Company incurred rental expense of $5.6 million, $5.6 million and $4.6 million under operating leases with physician investors and an entity that is an affiliate of one of the Company’s former directors for the periods ended December 31, 2010, 2009 and 2008, respectively.

7.  Long-Term Debt
The Company’s long-term debt is summarized as follows (in thousands)

	December 31,
	2010	2009
Senior secured credit facility	$277,500	$232,125
Senior PIK toggle notes	232,000	206,967
Notes payable to banks	19,104	14,323
Secured term loans	2,918	2,510
Capital lease obligations	5,090	8,951
	536,612	464,876
Less current maturities	(29,195)	(20,118)
	$507,417	$444,758
Senior Secured Credit Facility
On August 23, 2007, the Company entered into a $350.0 million senior secured credit facility with a syndicate of banks.  The senior secured credit facility extends credit in the form of two term loans of $125.0 million each (the first, the “Tranche A Term Loan” and the second, the “Tranche B Term Loan”) and a $100.0 million revolving, swingline and letter of credit facility (the “Revolving Facility”).  The swingline facility is limited to $10.0 million and the swingline loans are available on a same-day basis.  The letter of credit facility is limited to $10.0 million.  The Company is the borrower under the senior secured credit facility, and all of its wholly owned subsidiaries are guarantors.  Under the terms of the senior secured credit facility, entities that become wholly owned subsidiaries must also guarantee the debt.
The Tranche A Term Loan matures on August 23, 2013, the Tranche B Term Loan matures on August 23, 2014 and the Revolving Facility matures on August 23, 2013.  The Tranche A Term Loan requires quarterly payments of $4.7 million from December 31, 2010 through September 30, 2011, quarterly payments of $6.3 million from December 31, 2011 through September 30, 2012, quarterly payments of $18.1 million from December 31, 2012 through June 30, 2013 and a balloon payment of $12.6 million on August 23, 2013.  The Tranche B Term Loan requires quarterly principal payments of $312,500 through June 30, 2014 and a balloon payment of $111.1 million on August 23, 2014.
At the Company’s option, the term loans bear interest at the lender’s alternate base rate in effect on the applicable borrowing date plus an applicable alternate base rate margin, or Eurodollar rate in effect on the applicable borrowing date, plus an applicable Eurodollar rate margin.  Both the applicable alternate base rate margin and applicable Eurodollar rate margin will vary depending upon the ratio of the Company’s total indebtedness to consolidated EBITDA.
The senior secured credit facility permits the Company to declare and pay dividends only in additional shares of its stock except for the following exceptions.  Restricted Subsidiaries, as defined in the credit agreement, may declare and pay dividends ratably with respect to their capital stock.  The Company may declare and pay cash dividends or make other distributions to Holdings provided the proceeds are used by Holdings to (i) purchase or redeem equity interest of Holdings acquired by former or current employees, consultants or directors of Holdings, the Company or any Restricted Subsidiary or (ii) pay principal or interest on promissory notes that were issued in lieu of cash payments for the repurchase or redemption of such Equity Instruments, provided that the aggregate amount of such dividends or other distributions shall not exceed $3.0 million in any fiscal year.  Any unused amounts that are permitted to be paid under this provision are available to be carried over to subsequent fiscal years provided that certain conditions are met.  The Company may also make payments to Holdings to pay franchise taxes and other fees required to maintain its corporate existence provided such payments do not exceed $3.0 million in any calendar year and also make payments in the amount necessary to enable Holdings to pay income taxes directly attributable to the operations of the Company and to make $1.0 million in annual advisory and management agreement payments.  The Company may also make additional payments to Holdings in an aggregate amount not to exceed $5.0 million throughout the term of the senior secured credit facility.
As of December 31, 2010, the amount outstanding under the senior secured credit facility was $277.5 million with an interest rate on the borrowings of 3.5%.  The $100.0 million Revolving Facility includes a non-use fee of 0.5% of the portion of the facility not used.  The Company pays this fee quarterly.  As of December 31, 2010, the amount available under the Revolving Facility was $44.0 million.

Interest Rate Swap
On November 2, 2010, the Company entered into an interest rate swap agreement to protect the Company against certain interest rate fluctuations of the LIBOR rate on $100.0 million of the Company’s variable rate debt under the senior secured credit facility, with Goldman Sachs, Inc., as counterparty.  The effective date of the interest rate swap was December 31, 2010, and it is scheduled to expire on December 31, 2012.  The interest rate swap effectively fixes the Company’s LIBOR interest rate on the $100.0 million of variable debt at a rate of 0.85%.
The FASB established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.
The Company determines the fair value of its interest rate swap based on the amount at which it could be settled, which is referred to as the exit price.  This price is based upon observable market assumptions and appropriate valuation adjustments for credit risk.  The Company has categorized its interest rate swap as Level 2.
The Company does not hold or issue derivative financial instruments for trading purposes.  The fair value of the Company’s interest rate swap at December 31, 2010 reflected a liability of approximately $314,000. The interest rate swap reflects a liability balance as of December 31, 2010 because of a decrease in market interest rates since inception.
At inception, the Company designated the interest rate swap as a cash flow hedge instrument.  The Company assesses the effectiveness of this cash flow hedge instrument on a quarterly basis.  As of December 31, 2010, the Company determined the hedge instrument to be effective.
Senior PIK Toggle Notes
On June 3, 2008, the Company completed a private offering of $179.9 million aggregate principal amount of the 11.00%/11.75% Senior PIK Toggle Notes due 2015.  Interest on the Toggle Notes is due February 23 and August 23 of each year.  The Toggle Notes will mature on August 23, 2015.  For any interest period through August 23, 2011, the Company may elect to pay interest on the Toggle Notes (i) in cash, (ii) in kind, by increasing the principal amount of the notes or issuing new notes (referred to as “PIK interest”) for the entire amount of the interest payment or (iii) by paying interest on 50% of the principal amount of the Toggle Notes in cash and 50% in PIK interest.  Cash interest on the Toggle Notes will accrue at the rate of 11.0% per annum.  PIK interest on the Toggle Notes will accrue at the rate of 11.75% per annum.  The proceeds from the issuance of the Toggle Notes were used exclusively to repay the bridge facility.
Since August 23, 2008, the Company has elected the PIK option of the Toggle Notes in lieu of making scheduled interest payments for various interest periods. As a result, the principal due on the Toggle Notes has increased by $52.1 million from the issuance of the Toggle Notes to December 31, 2010. On August 23, 2010, the Company elected the PIK option of the Toggle Notes in lieu of making scheduled interest payments for the interest period from August 24, 2010 to February 23, 2011. The Company has accrued $9.7 million in interest in other accrued expenses as of December 31, 2010. As of December 31, 2010, the amount outstanding under the Toggle Notes was $232.0 million.
The Toggle Notes are unsecured senior obligations and rank equally with other existing and future senior indebtedness, senior to all future subordinated indebtedness and effectively junior to all secured indebtedness to the extent of the value of the collateral securing such indebtedness.  Certain existing subsidiaries have guaranteed the Toggle Notes on a senior basis, as required by the indenture.  The indenture also requires that certain of the Company's future subsidiaries guarantee the Toggle Notes on a senior basis.  Each guarantee is unsecured and ranks equally with senior indebtedness of the guarantor, senior to all of the guarantor's subordinated indebtedness and effectively junior to its secured indebtedness to the extent of the value of the collateral securing such indebtedness.
The indenture governing the Toggle Notes contains various restrictive covenants, including financial covenants that limit the Company's ability and the ability of the subsidiaries to borrow money or guarantee other indebtedness, grant liens, make investments, sell assets, pay dividends or engage in transactions with affiliates.
At December 31, 2010, the Company was in compliance with all material covenants required by each of the senior secured credit facility and the Toggle Notes.
Notes Payable to Banks
Certain subsidiaries of the Company have outstanding bank indebtedness of $19.1 million which is collateralized by the real estate and equipment owned by the surgical facilities to which the loans were made.  The various bank indebtedness agreements contain covenants to maintain certain financial ratios and also restrict encumbrance of assets, creation of indebtedness, investing activities and payment of distributions.  During 2010, the Company extinguished certain facility level notes payable to banks. The Company recognized a gain of $1.9 million due to this debt extinguishment.
Capital Lease Obligations
The Company is liable to various vendors for several equipment leases.  The outstanding balance related to these capital leases at December 31, 2010 and 2009 was $5.1 million and $9.0 million, respectively.  The carrying value of the assets was $5.2 million and $5.7 million as of December 31, 2010 and 2009, respectively.
Other Long-Term Debt Information
Scheduled maturities of obligations as of December 31, 2010 are as follows (in thousands):

	Long-term Debt	Capital Lease Obligations	Total
2011	$26,804	$2,391	$29,195
2012	101,841	1,428	103,269
2013	56,833	1,046	57,879
2014	113,001	146	113,147
2015	1,043	79	1,122
Thereafter	232,000	—	232,000
	$531,522	$5,090	$536,612
8.  Income Taxes
The Company and its subsidiaries file a consolidated federal income tax return.  The partnerships and limited liability companies file separate income tax returns.  The Company's allocable portion of each partnership's and limited liability company's income or loss is included in the taxable income of the Company.  The remaining income or loss of each partnership and limited liability company is allocated to the other owners.  The Company made income tax payments of $474,000 and $288,000 for the periods ended December 31, 2010 and 2009, respectively.
Income tax expense from continuing operations is comprised of the following (in thousands):

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Current:
Federal	$(1,763)	$(111)	$(1,756)
State	272	669	441
Deferred	9,278	7,204	14,779
Income tax expense	$7,787	$7,762	$13,464

A reconciliation of the provision for income taxes as reported and the amount computed by multiplying the income (loss) before taxes by the U.S. federal statutory rate of 35% was as follows (in thousands):

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Tax at U.S. statutory rates	$9,409	$3,828	$6,854
State income taxes, net of federal tax benefit	1,328	565	988
Change in valuation allowance	3,720	10,260	14,468
Expiration of capital loss carryforwards	2,666	—	—
Net income attributable to noncontrolling interests	(9,405)	(6,906)	(8,337)
Other	69	15	(509)
	$7,787	$7,762	$13,464
The components of temporary differences and the approximate tax effects that give rise to the Company’s net deferred tax liability are as follows at December 31 (in thousands):

	2010	2009
Deferred tax assets:
Accrued malpractice reserve	$595	$678
Accrued vacation and bonus	778	296
Net operating loss carryforwards	39,157	26,116
Deferred project costs	31	84
Deferred rent	245	979
Interest rate swap	115	1,964
Capital loss carryforward	4,639	5,619
Stock option compensation	3,519	3,139
Other deferred assets	723	406
Total gross deferred tax assets	49,802	39,281
Less: Valuation allowance	(44,053)	(37,371)
Total deferred tax assets	5,749	1,910
Deferred tax liabilities:
Depreciation on property and equipment	(1,333)	(193)
Amortization of intangible assets	(2,696)	(2,241)
Basis differences of partnerships and joint ventures	(47,781)	(39,150)
Deferred financing costs and OID	(2,905)	(461)
Basis difference on divestitures	(2,158)	—
Other liabilities	(183)	(209)
Total deferred tax liabilities	(57,056)	(42,254)
Net deferred tax liability	$(51,307)	$(40,344)
As of December 31, 2010, the Company has recorded current deferred tax assets and net non-current deferred tax liabilities of $2,000 and $51.3 million, respectively.  The Company had federal net operating loss carryforwards of $88.1 million as of December 31, 2010, which expire between 2027 and 2030.  The Company had state net operating loss carryforwards of $193.9 million as of December 31, 2010, which expire between 2010 and 2030.  The Company had capital loss carryforwards of $13.3 million as of December 31, 2010, which expire between 2010 and 2015.
The Company recorded a valuation allowance against deferred tax assets at December 31, 2010 and December 31, 2009 totaling $44.1 and $37.4 million, respectively, which represents an increase of approximately $6.7 million.  The valuation allowance has been provided for certain deferred tax assets, for which the Company believes it is more likely than not that the assets will not be realized.  Included in the change in valuation allowance was a decrease of approximately

$681,000 that was recorded to Other Comprehensive Income related to the tax effect of the interest rate swap changes. In addition, approximately $1.9 million of the increase in the valuation allowance was recorded to additional paid in capital as the result of the tax effect of the acquisitions and disposals of shares of noncontrolling interests.
For the year ended December 31, 2010, the Company recorded income tax expense of $4,900 related to discontinued operations.
A reconciliation of the beginning and ending liability for gross unrecognized tax benefits at December 31, 2010 and 2009 is as follows (in thousands).

	2010	2009
Unrecognized tax benefits balance at January 1	$3,315	$44
Additions based on tax provisions related to the current year	—	3,094
Additions for tax positions of prior years	386	190
Reductions for settlements with taxing authorities	(22)	(13)
Reductions for the expiration of statutes of limitations	(101)
Unrecognized tax benefits balance at December 31	$3,578	$3,315
The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.  As of December 31, 2010 and 2009, the Company had approximately $163,000 and $96,000 of accrued interest and penalties related to uncertain tax positions, respectively.
The Company's U.S. federal and state income tax returns for tax years 2006 and beyond remain subject to examination. During 2010, the Company was notified that the Internal Revenue Service would commence an audit of the Company's federal income tax returns for the years ended December 31, 2006 through 2009.
The Company believes that it is reasonably possible that the reserve for uncertain tax positions may be reduced by approximately $3.4 million in the coming twelve months principally as a result of the settlement of currently ongoing examinations.  The reasonably possible change of $3.4 million is related to the carryback of the Company's net operating loss, and included in other current liabilities in the consolidated balance sheet as of December 31, 2010.
Total amount of accrued liabilities related to uncertain tax positions that would affect the Company's effective tax rate if recognized is $3.5 million as of December 31, 2010 and $3.2 million as of December 31, 2009.

9.  Stock Options
Overview
The Company recognizes in the financial statements the cost of employee services received in exchange for awards of equity instruments based on the fair value of those awards.
The Company uses the Black-Scholes option pricing model to value any options awarded subsequent to adoption of ASC 718, Compensation, Stock Compensation.  The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable.  All option pricing models require the input of highly subjective assumptions including the expected stock price volatility and the expected exercise patterns of the option holders.
The Company is a participant in the Symbion Holdings Corporation 2007 Equity Incentive Plan (the “2007 Plan”).  In connection with the Merger, certain members of Predecessor’s management rolled over 974,396 predecessor options into the 2007 Plan.  The rollover options were exchanged for 611,799 options under the 2007 Plan.  The conversion ratio was determined by the difference between $22.35, the share price paid to stockholders on the merger date, less the exercise price of each option, ignoring options with an exercise price greater than $22.35.  The aggregate sum of the difference for each option was divided by $8.50 to determine the number of rollover options.  The exercise price of each rollover option is $1.50 per share and the options expire on the expiration date of the original grants.
The Company’s stock option compensation expense estimate can vary in the future depending on many factors, including levels of options and awards granted in the future, forfeitures and when option or award holders exercise these awards and depending on whether performance targets are met and a liquidity event occurs.

On August 31, 2007, Holdings granted 1,302,317 time-vested options and 1,606,535 performance vested options to certain employees of the Company.  The maximum contractual term of the options is ten years, or earlier if the employee terminates employment before that time.  The time-vested options vest over a five-year period with 20% of the options vesting each year.  The Company’s policy is to recognize compensation expense over the straight line method.  The performance vested options shall vest and become exercisable upon a liquidity event and the obtainment of internal rate of return targets as defined in the 2007 Plan.  No expense has been recorded in the statement of operations for the performance based shares as the conditions for vesting are not probable.
During 2010, the Company issued to certain employees 187,682 options to purchase shares of common stock included in the August 31, 2007 grant, which were reserved for issuance for positions to be filled after the initial grant.  During 2009, the Company issued to certain employees 94,417 options included in the August 31, 2007 grant.  The Company began expensing these options during the requisite service period.
Valuation Methodology
The fair values of the options were derived using the Black-Scholes option pricing model.  In applying the Black-Scholes option pricing model, the Company used the following assumptions:

▪
Weighted average risk-free interest rate.  The risk-free interest rate is used as a component of the fair value of stock options to take into account the time value of money.  For the risk-free interest rate, the Company uses the implied yield on United States Treasury zero-coupon issues with a remaining term equal to the expected life, in years, of the options granted.

▪
Expected volatility.  Volatility, for the purpose of stock-based compensation, is a measurement of the amount that a share price has fluctuated.  Expected volatility involves reviewing historical volatility and determining what, if any, change the share price will have in the future.  FASB recommended that companies such as Holdings, whose common stock is not publicly traded or had a limited public stock trading history, use average volatilities of similar entities.  As a result, the Company has used the average volatilities of some of its competitors as an estimate in determining stock option fair values.

▪
Expected life, in years.  A clear distinction is made between the expected life of the option and the contractual term of the option.  The expected life of the option is considered the amount of time, in years, that the option is expected to be outstanding before it is exercised.  Whereas, the contractual term of the stock option is the term the option is valid before it expires.

▪
Expected dividend yield.  Since issuing dividends will affect the fair value of a stock option, GAAP requires companies to estimate future dividend yields or payments.  The Company has not historically issued dividends and does not intend to issue dividends in the future.

▪
Expected forfeiture rate.  The Company uses an estimated forfeiture rate based on historical experience for the respective position held by the option holder.  The Company reviews the forfeiture estimate annually in comparison to the actual forfeiture rate experienced.

The following table summarizes the assumptions used by the Company in the valuation of the time-vested options for the various periods:

	Weighted average fair value per share	Weighted average risk-free interest rate	Expected volatility	Expected life, in years	Expected dividend yield	Expected forfeiture rate
March 31, 2008	$4.72	4.4%	42.0%	6.5	—%	4.0%
March 31, 2009	$0.70	0.5%	42.0%	6.5	—%	4.0%
March 31, 2010	$2.13	2.7%	42.0%	6.5	—%	4.0%
Pro Forma Net Income
The Company recorded non-cash compensation expense of $1.3 million for each of the years ended December 31, 2010 and 2009 and $2.1 million for the year ended December 31, 2008.  After noncontrolling interests and the related tax benefit, the Company recorded a net impact of approximately $818,000 for 2010, $793,000 for 2009 and $1.3 million for 2008.

Outstanding Option Information
The following is a summary of option transactions since the December 31, 2007:

Stock Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Fair Value	Total Fair Value	Aggregate Intrinsic Value	Weighted Average Remaining Contractual term
				(in thousands)		(in years)
2008 Activity
Granted	—	—	—	—	—	—
Exercised	—	—	—	—	—	—
Forfeited	78,527	—	—	—	—	—
Vested	275,213	10.00	4.90	1,349	—	8.6
Expired	—	—	—	—	—	—
Outstanding as of December 31, 2008	3,442,124	8.49	5.60	19,287	—	7.8
Exercisable at December 31, 2008	1,147,475	5.47	6.99	8,017	1.52	6.6

2009 Activity
Granted	—	$—	$—	$—	$—	—
Exercised	—	—	—	—	—	—
Forfeited	69,538	—	—	—	—	—
Vested	284,655	10.00	4.76	1,355	—	7.7
Expired	—	—	—	—	—	—
Outstanding as of December 31, 2009	3,372,586	8.46	5.62	18,945	—	6.5
Exercisable at December 31, 2009	1,432,129	$6.37	$6.54	$9,372	$0.18	6.1

2010 Activity
Granted	—	$—	$—	$—	$—	—
Exercised	(19,009)	—	—	—	—	—
Forfeited	16,307	—	—	—	—	—
Vested	284,655	10.00	4.60	1,308,970	—	6.9
Expired	—	—	—	—	—	—
Outstanding as of December 31, 2010	3,337,270	8.45	5.62	18,758,498	—	5.7
Exercisable at December 31, 2010	1,697,776	$7.16	$6.34	$10,767,383	$—	5.3
As of December 31, 2010, the total compensation expense related to non-vested time-based awards not yet recognized was $1.5 million.  Substantially all of this expense will be recognized over three years.
The following table summarizes information regarding the options outstanding at December 31, 2010:

Options Outstanding				Options Exercisable
Exercise Prices	Outstanding as of December 31, 2010	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Exercisable as of December 31, 2010	Weighted-Average Exercise Price
$1.50	592,790	3.07	$1.50	592,790	$1.50
10.00	2,744,480	4.22	10.00	1,104,986	10.00
	3,337,270	—	7.98	1,697,776	—

Total unvested share awards as of December 31, 2010 are summarized as follows:

Stock Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Fair Value	Total Fair Value	Aggregate Intrinsic Value	Weighted Average Remaining Contractual term
				(in thousands)		(in years)
Unvested at January 1, 2010	1,940,456	$10.00	$4.93	$9,569	—	7.8
Forfeited	16,307	—	—	—	—	—
Vested	284,655	10.00	4.60	1,309	—	6.9
Unvested at December 31, 2010	1,639,494	10.00	4.23	6,940	—	4.2
10.  Employee Benefit Plans
Symbion, Inc. 401(k) Plan
The Symbion, Inc. 401(k) Plan (the “401(k) Plan”) is a defined contribution plan whereby employees who have completed six months of service in which they have worked a minimum of 1,000 hours and are age 21 or older are eligible to participate.  Employees may enroll in the plan on either January 1 or July 1 of each year.  The 401(k) Plan allows eligible employees to make contributions of varying percentages of their annual compensation, up to the maximum allowed amounts by the Internal Revenue Service.  Eligible employees may or may not receive a match by the Company of their contributions.  The match varies depending on location and is determined prior to the start of each plan year.  Generally, employer contributions vest 20% after two years of service and continue vesting at 20% per year until fully vested.  The Company’s matching expense for the years ended December 31, 2010, 2009 and 2008 was $665,000, $326,000 and $1.1 million, respectively.
Supplemental Retirement Savings Plan
The Company adopted the supplemental retirement savings plan (the “SERP”) in May 2005.  The SERP provides supplemental retirement alternatives to eligible officers and key employees of the Company by allowing participants to defer portions of their compensation.  Under the SERP, eligible employees may enroll in the plan before December 31 to be entered in the plan the following year.  Eligible employees may defer into the SERP up to 25% of their normal period payroll and up to 50% of their annual bonus.  If the enrolled employee contributes a minimum of 2% of his or her base salary into the SERP, the Company will contribute 2% of the enrolled employee’s base salary to the plan and has the option of contributing additional amounts.  Periodically, the enrolled employee’s deferred amounts are transferred to a plan administrator.  The plan administrator maintains separate non-qualified accounts for each enrolled employee to track deferred amounts.  On May 1 of each year, the Company is required to make its contribution to each enrolled employee’s account.  Compensation expense recorded by the Company related to the Company’s contribution to the SERP was $44,000, $53,000 and $54,000, for years ended December 31, 2010, 2009 and 2008, respectively.

11.  Commitments and Contingencies
Debt and Lease Guaranty on Non-consolidated Entities
The Company has guaranteed $2.0 million of operating lease payments of certain non-consolidated surgical facilities.  These operating leases typically have 10 year terms, with optional renewal periods.  As of December 31, 2010, the Company has also guaranteed $1.7 million of debt of four non-consolidated surgical facilities.  In the event that the Company meets certain financial and debt service benchmarks, the guarantees at these surgical facilities will expire between 2011 and 2017.
Professional, General and Workers’ Compensation Liability Risks
The Company is subject to claims and legal actions in the ordinary course of business, including claims relating to patient treatment, employment practices and personal injuries.  To cover these claims, the Company maintains general liability and professional liability insurance in excess of self-insured retentions through a third party commercial insurance carrier in amounts that management believes is sufficient for the Company’s operations, although, potentially, some claims may exceed the scope of coverage in effect.  This insurance coverage is on a claims-made basis.  Plaintiffs in these matters may request punitive or other damages that may not be covered by insurance.  The Company is not aware of any such proceedings that would have a material adverse effect on the Company’s business, financial condition or results of operations.  The Company expenses the costs under the self-insured retention exposure for general and professional liability claims which relate to

(i) deductibles on claims made during the policy period, and (ii) an estimate of claims incurred but not yet reported that are expected to be reported after the policy period expires.  Reserves and provisions for professional liability are based upon actuarially determined estimates.  The reserves are estimated using individual case-basis valuations and actuarial analysis.  Based on historical results and data currently available, management does not believe a change in one or more of these assumptions will have a material impact on the Company’s consolidated financial position or results of operations.
Laws and Regulations
Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation.  Compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare, Medicaid and other federal healthcare programs.  From time to time, governmental regulatory agencies will conduct inquiries of the Company’s practices.  It is the Company’s current practice and future intent to cooperate fully with such inquiries.  The Company is not aware of any such inquiry that would have a material adverse effect on the Company’s consolidated financial position or results of operations.
Acquired Facilities
The Company, through its wholly owned subsidiaries or controlled partnerships and limited liability companies, has acquired and will continue to acquire surgical facilities with prior operating histories.  Such facilities may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws.  Although the Company attempts to assure itself that no such liabilities exist and obtains indemnification from prospective sellers covering such matters and institutes policies designed to conform centers to its standards following completion of acquisitions, there can be no assurance that the Company will not become liable for past activities that may later be asserted to be improper by private plaintiffs or government agencies.  There can be no assurance that any such matter will be covered by indemnification or, if covered, that the liability sustained will not exceed contractual limits or the financial capacity of the indemnifying party.
The Company cannot predict whether federal or state statutory or regulatory provisions will be enacted that would prohibit or otherwise regulate relationships which the Company has established or may establish with other healthcare providers or have materially adverse effects on its business or revenues arising from such future actions.  The Company believes, however, that it will be able to adjust its operations so as to be in compliance with any regulatory or statutory provision as may be applicable.
Potential Physician Investor Liability
A majority of the physician investors in the partnerships and limited liability companies which operate the Company’s surgical facilities carry general and professional liability insurance on a claims-made basis.  Each investee may, however, be liable for damages to persons or property arising from occurrences at the surgical facilities.  Although the various physician investors and other surgeons generally are required to obtain general and professional liability insurance with tail coverage, such individuals may not be able to obtain coverage in amounts sufficient to cover all potential liability.  Since most insurance policies contain exclusions, the physician investors will not be insured against all possible occurrences.  In the event of an uninsured or underinsured loss, the value of an investment in the partnership interests or limited liability company membership units and the amount of distributions could be adversely affected.

12.  Related Party Transactions
In addition to related party transactions discussed elsewhere in the notes to the accompanying consolidated financial statements, the consolidated financial statements include the following related party transactions.  On August 23, 2007, the Company entered into a ten year advisory services and management agreement with Crestview Advisors, L.L.C.  The annual management fee is $1.0 million and is payable on August 23 of each year.  The Company has prepaid this annual management fee and, for the year ended December 31, 2010, has an asset of $638,356 that is included in prepaid expenses and other current assets.
As of December 31, 2010 and 2009, the Company had $575,000 and $545,000, respectively, payable to physicians at the Company's physician network as a result of cash receipts in excess of expenditures for the related facilities.  These amounts are included in other accrued expenses.

13.  Selected Quarterly Financial Data (Unaudited)
The following is selected quarterly financial data for each of the four quarters in 2010 and 2009.  Quarterly results are not necessarily representative of operations for a full year.

	2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(unaudited and in thousands)
Revenues	$83,545	$103,463	$104,821	$114,221
Cost of revenues	61,203	72,618	75,294	81,030
(Loss) income from continuing operations	(924)	5,981	6,781	7,257
Net (loss) income	(5,648)	(1,058)	283	(2,317)
	2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(unaudited and in thousands)
Revenues	$81,513	$85,901	$84,357	$85,173
Cost of revenues	55,151	60,218	61,928	62,106
Income (loss) from continuing operations	3,586	3,526	(3,149)	(787)
Net loss	(9,013)	(1,896)	(7,044)	(4,501)

14.  Financial Information for the Company and Its Subsidiaries
The Company conducts substantially all of its business through its subsidiaries.  Presented below is condensed consolidating financial information for the Company and its subsidiaries as required by regulations of the Securities and Exchange Commission (“SEC”) in connection with the Company’s Toggle Notes that have been registered with the SEC.  The information segregates the parent company issuer, the combined wholly-owned subsidiary guarantors, the combined non-guarantors, and consolidating adjustments.  The operating and investing activities of the separate legal entities are fully interdependent and integrated.  Accordingly, the results of the separate legal entities are not representative of what the operating results would be on a stand-alone basis.  All of the subsidiary guarantees are both full and unconditional and joint and several.

SYMBION, INC.
CONSOLIDATING BALANCE SHEET
December 31, 2010

	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$14,849	$27,700	$30,909	$—	$73,458
Accounts receivable, net	—	554	61,271	—	61,825
Inventories	—	159	10,639	—	10,798
Prepaid expenses and other current assets	1,201	78	7,355	—	8,634
Due from related parties	2,285	43,798	—	(46,083)	—
Deferred tax asset	2	—	—	—	2
Current assets of discontinued operations	—	—	1,003	—	1,003
Total current assets	18,337	72,289	111,177	(46,083)	155,720
Property and equipment, net	1,005	2,329	137,298	—	140,632
Goodwill and intangible assets	646,554	—	—	—	646,554
Investments in and advances to affiliates	96,761	23,711	5,903	(108,551)	17,824
Other assets	7,979	1	1,653	—	9,633
Long-term assets of discontinued operations	—	—	34	—	34
Total assets	$770,636	$98,330	$256,065	$(154,634)	$970,397
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15	$103	$12,278	$—	$12,396
Accrued payroll and benefits	2,014	138	7,938	—	10,090
Due to related parties	—	—	46,083	(46,083)	—
Other accrued expenses	15,906	331	9,577	—	25,814
Current maturities of long-term debt	21,783	42	7,370	—	29,195
Current liabilities of discontinued operations	—	—	923	—	923
Total current liabilities	39,718	614	84,169	(46,083)	78,418
Long-term debt, less current maturities	487,994	84	19,339	—	507,417
Deferred income tax payable	51,307	—	2	—	51,309
Other liabilities	288	871	67,791	—	68,950
Long-term liabilities of discontinued operations	—	—	22	—	22
Noncontrolling interest - redeemable	—	—	36,030	—	36,030
Total Symbion, Inc. stockholders’ equity	191,329	96,761	5,887	(108,551)	185,426
Noncontrolling interests - nonredeemable	—	—	42,825	—	42,825
Total equity	191,329	96,761	48,712	(108,551)	228,251
Total liabilities and stockholders’ equity	$770,636	$98,330	$256,065	$(154,634)	$970,397

SYMBION, INC.
CONSOLIDATING BALANCE SHEET
December 31, 2009

	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$11,272	$14,992	$21,485	$—	$47,749
Accounts receivable, net	—	586	34,405	—	34,991
Inventories	—	—	9,361	—	9,361
Prepaid expenses and other current assets	4,234	416	7,642	—	12,292
Deferred tax asset	432	—	—	—	432
Current assets of discontinued operations	—	—	2,934	—	2,934
Total current assets	15,938	15,994	75,827	—	107,759
Property and equipment, net	1,331	433	86,092	—	87,856
Goodwill and intangible assets	564,718	—	—	—	564,718
Investments in and advances to affiliates	107,051	91,802	4,193	(185,394)	17,652
Other assets	9,790	44	826	—	10,660
Long-term assets of discontinued operations	—	—	2,081	—	2,081
Total assets	$698,828	$108,273	$169,019	$(185,394)	$790,726
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15	$136	$7,367	$—	$7,518
Accrued payroll and benefits	464	593	4,749	—	5,806
Other accrued expenses	17,296	390	13,241	—	30,927
Current maturities of long-term debt	10,865	—	9,253	—	20,118
Current liabilities of discontinued operations	—	—	2,608	—	2,608
Total current liabilities	28,640	1,119	37,218	—	66,977
Long-term debt, less current maturities	428,655	—	16,103	—	444,758
Deferred income tax payable	40,424	—	352	—	40,776
Other liabilities	3,503	103	2,281	—	5,887
Long-term liabilities of discontinued operations	—	—	3,868	—	3,868
Noncontrolling interest - redeemable	—	—	31,650	—	31,650
Total Symbion, Inc. stockholders’ equity	197,606	107,051	74,150	(185,394)	193,413
Noncontrolling interests - nonredeemable	—	—	3,397	—	3,397
Total equity	197,606	107,051	77,547	(185,394)	196,810
Total liabilities and stockholders’ equity	$698,828	$108,273	$169,019	$(185,394)	$790,726

SYMBION, INC.
CONSOLIDATING STATEMENT OF OPERATIONS
For the year ended December 31, 2010

	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Revenues	$35,101	$9,846	$376,719	$(15,616)	$406,050
Operating expenses:
Salaries and benefits	—	4,558	109,037	—	113,595
Supplies	—	833	92,026	—	92,859
Professional and medical fees	—	1,064	28,008	—	29,072
Rent and lease expense	—	748	23,801	—	24,549
Other operating expenses	—	434	29,636	—	30,070
Cost of revenues	—	7,637	282,508	—	290,145
General and administrative expense	22,464	—	—	—	22,464
Depreciation and amortization	680	301	17,919		18,900
Provision for doubtful accounts	—	176	6,462	—	6,638
Income on equity investments	—	(2,901)	—	—	(2,901)
Impairment and gains on disposal of long-lived assets	(911)	—	—	—	(911)
Litigation settlements, net	(35)	—	—		(35)
Management fees	—	—	15,616	(15,616)	—
Business combination remeasurement gains	(3,169)	—	—	—	(3,169)
Equity in earnings of affiliates	(22,088)	(17,454)	—	39,542	—
Total operating expenses	(3,059)	(12,241)	322,505	23,926	331,131
Operating income (loss)	38,160	22,087	54,214	(39,542)	74,919
Interest (expense) income, net	(39,213)	1	(8,825)	—	(48,037)
(Loss) income before taxes and discontinued operations	(1,053)	22,088	45,389	(39,542)	26,882
Provision for income taxes	7,687	—	100	—	7,787
(Loss) income from continuing operations	(8,740)	22,088	45,289	(39,542)	19,095
Loss from discontinued operations, net of taxes	—	—	(964)	—	(964)
Net (loss) income	(8,740)	22,088	44,325	(39,542)	18,131
Net income attributable to noncontrolling interests	—	—	(26,871)	—	(26,871)
Net (loss) income attributable to Symbion, Inc.	$(8,740)	$22,088	$17,454	$(39,542)	$(8,740)

SYMBION, INC.
CONSOLIDATING STATEMENT OF OPERATIONS
For the year ended December 31, 2009

	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Revenues	$35,064	$9,299	$307,957	$(15,376)	$336,944
Operating expenses:
Salaries and benefits	—	4,751	89,986	—	94,737
Supplies	—	698	70,952	—	71,650
Professional and medical fees	—	1,153	20,821	—	21,974
Rent and lease expense	—	772	23,675	—	24,447
Other operating expenses	—	507	26,088	—	26,595
Cost of revenues	—	7,881	231,522	—	239,403
General and administrative expense	21,448	—	—	—	21,448
Depreciation and amortization	696	270	15,841	—	16,807
Provision for doubtful accounts	—	198	2,683	—	2,881
Income on equity investments	—	(2,318)	—	—	(2,318)
Impairment and gains on disposal of long-lived assets	835	2,422	—	—	3,257
Proceeds from insurance settlements, net	—	(430)	—	—	(430)
Management fees	—	—	15,376	(15,376)	—
Equity in earnings of affiliates	(23,814)	(22,544)	—	46,358	—
Total operating expenses	(835)	(14,521)	265,422	30,982	281,048
Operating income (loss)	35,899	23,820	42,535	(46,358)	55,896
Interest (expense) income, net	(51,134)	(6)	6,182	—	(44,958)
(Loss) income before taxes and discontinued operations	(15,235)	23,814	48,717	(46,358)	10,938
Provision for income taxes	7,219	—	543	—	7,762
(Loss) income from continuing operations	(22,454)	23,814	48,174	(46,358)	3,176
Loss from discontinued operations, net of taxes	—	—	(5,899)	—	(5,899)
Net (loss) income	(22,454)	23,814	42,275	(46,358)	(2,723)
Net loss attributable to noncontrolling interests	—	—	(19,731)	—	(19,731)
Net (loss) income attributable to Symbion, Inc.	$(22,454)	$23,814	$22,544	$(46,358)	$(22,454)

SYMBION, INC.
CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2008

	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Revenues	$35,122	$10,685	$291,351	$(15,674)	$321,484
Operating expenses:
Salaries and benefits	—	17,229	71,247	—	88,476
Supplies	—	923	63,340	—	64,263
Professional and medical fees	—	5,416	12,141	—	17,557
Rent and lease expense	—	2,032	18,895	—	20,927
Other operating expenses	—	3,658	20,991	—	24,649
Cost of revenues	—	29,258	186,614	—	215,872
General and administrative expense	23,923	—	—	—	23,923
Depreciation and amortization	280	492	14,073	—	14,845
Provision for doubtful accounts	—	262	3,297	—	3,559
Income on equity investments	—	(1,504)	—	—	(1,504)
Impairment and gains on disposal of long-lived assets	—	—	897	—	897
Litigation settlements, net	—	—	893	—	893
Management fees	—	—	15,674	(15,674)	—
Equity in earnings of affiliates	(22,312)	(39,841)	—	62,153	—
Total operating expenses	1,891	(11,333)	221,448	46,479	258,485
Operating income (loss)	33,231	22,018	69,903	(62,153)	62,999
Interest (expense) income, net	(41,977)	294	(1,732)	—	(43,415)
(Loss) income before taxes and discontinued operations	(8,746)	22,312	68,171	(62,153)	19,584
Provision for income taxes	12,052	—	1,412	—	13,464
(Loss) income from continuing operations	(20,798)	22,312	66,759	(62,153)	6,120
Loss from discontinued operations, net of taxes	—	—	(3,097)	—	(3,097)
Net (loss) income	(20,798)	22,312	63,662	(62,153)	3,023
Net income attributable to noncontrolling interests	—	—	(23,821)	—	(23,821)
Net income (loss) attributable to Symbion, Inc.	$(20,798)	$22,312	$39,841	$(62,153)	$(20,798)

SYMBION, INC.
CONSOLIDATING STATEMENT OF CASH FLOWS
For the year ended December 31, 2010

	Parent Issuer	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
Cash flows from operating activities:
Net (loss) income	$(8,740)	$22,088	$44,325	$(39,542)	$18,131
Adjustments to reconcile net (loss) income to net cash from operating activities:
Loss from discontinued operations	—	—	964	—	964
Depreciation and amortization	680	301	17,919	—	18,900
Amortization of deferred financing costs	2,004	—	—	—	2,004
Non-cash payment-in-kind interest option	26,079	—	—	—	26,079
Non-cash stock option compensation expense	1,336	—	—	—	1,336
Non-cash recognition of other comprehensive loss into earnings	2,732	—	—	—	2,732
Non-cash credit risk adjustment of financial instruments	189	—	—	—	189
Non-cash gains	(4,080)	—	—	—	(4,080)
Deferred income taxes	10,979	—	—	—	10,979
Equity in earnings of consolidated affiliates	(22,088)	(17,454)	—	39,542	—
Equity in earnings of unconsolidated affiliates, net of distributions received	—	50	—	—	50
Provision for doubtful accounts	—	176	6,462	—	6,638
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	—	—	(14,886)	—	(14,886)
Income taxes payable	2,298	—	—	—	2,298
Other assets and liabilities	(54,224)	51,652	7	—	(2,565)
Net cash (used in) provided by operating activities — continuing operations	(42,835)	56,813	54,791	—	68,769
Net cash used in operating activities —discontinued operations	—	—	(550)	—	(550)
Net cash (used in) provided by operating activities	(42,835)	56,813	54,241	—	68,219
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	(44,105)	—	—	(44,105)
Purchases of property and equipment, net	(196)	—	(8,516)	—	(8,712)
Payments from unit activity of unconsolidated facilities	(55)				(55)
Change in other assets	—	—	(278)	—	(278)
Net cash used in investing activities —continuing operations	(251)	(44,105)	(8,794)	—	(53,150)
Net cash used in investing activities —discontinued operations	—	—	(19)	—	(19)
Net cash used in investing activities	(251)	(44,105)	(8,813)	—	(53,169)
Cash flows from financing activities:
Principal payments on long-term debt	(11,204)	—	(11,298)	—	(22,502)
Proceeds from debt issuances	56,423	—	552	—	56,975
Distributions to noncontrolling interests	—	—	(26,292)	—	(26,292)
Proceeds from unit activity of consolidated facilities	4,708	—	—	—	4,708
Other financing activities	(3,264)	—	(42)	—	(3,306)
Net cash provided by (used in) financing activities —continuing operations	46,663	—	(37,080)	—	9,583
Net cash provided by financing activities —discontinued operations	—	—	1,076	—	1,076
Net cash provided by (used in) financing activities	46,663	—	(36,004)	—	10,659
Net increase in cash and cash equivalents	3,577	12,708	9,424	—	25,709
Cash and cash equivalents at beginning of period	11,272	14,992	21,485	—	47,749
Cash and cash equivalents at end of period	$14,849	$27,700	$30,909	$—	$73,458

SYMBION, INC.
CONSOLIDATING STATEMENT OF CASH FLOWS
For the year ended December 31, 2009

	Parent Issuer	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
Cash flows from operating activities:
Net (loss) income	$(22,454)	$23,814	$42,275	$(46,358)	$(2,723)
Adjustments to reconcile net (loss) income to net cash from operating activities:
Loss from discontinued operations	—	—	5,899	—	5,899
Depreciation and amortization	696	270	15,841	—	16,807
Amortization of deferred financing costs	2,004	—	—	—	2,004
Non-cash payment-in-kind interest option	23,263	—	—	—	23,263
Non-cash stock option compensation expense	1,297	—	—	—	1,297
Non-cash recognition of other comprehensive loss into earnings	2,853	—	—	—	2,853
Non-cash credit risk adjustment of financial instruments	1,629	—	—	—	1,629
Non-cash losses	1,265	1,562	—	—	2,827
Deferred income taxes	8,682	—	—	—	8,682
Equity in earnings of consolidated affiliates	(23,814)	(22,544)	—	46,358	—
Equity in earnings of affiliates, net of distributions received	—	(207)	—	—	(207)
Provision for doubtful accounts	—	198	2,683	—	2,881
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	—	—	(4,383)	—	(4,383)
Income taxes payable	1,762	—	—	—	1,762
Other assets and liabilities	19,678	2,098	(24,083)	—	(2,307)
Net cash provided by operating activities — continuing operations	16,861	5,191	38,232	—	60,284
Net cash provided by operating activities —discontinued operations	—	—	62	—	62
Net cash provided by operating activities	16,861	5,191	38,294	—	60,346
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(126)	—	—	—	(126)
Purchases of property and equipment, net	(226)	—	(9,378)	—	(9,604)
Payments from unit activity of unconsolidated facilities	(724)	—	—	—	(724)
Change in other assets	—	—	(690)	—	(690)
Net cash used in investing activities —continuing operations	(1,076)	—	(10,068)	—	(11,144)
Net cash used in investing activities —discontinued operations	—	—	(301)	—	(301)
Net cash used in investing activities	(1,076)	—	(10,369)	—	(11,445)
Cash flows from financing activities:
Principal payments on long-term debt	(4,046)	—	(9,603)	—	(13,649)
Proceeds from debt issuances	—	—	678	—	678
Payment of debt issuance costs	(203)	—	—	—	(203)
Distributions to noncontrolling interests	—	—	(24,971)	—	(24,971)
Proceeds from unit activity of consolidated facilities	307	—	—	—	307
Other financing activities	(4,940)	—	—	—	(4,940)
Net cash used in financing activities —continuing operations	(8,882)	—	(33,896)	—	(42,778)
Net cash used in financing activities —discontinued operations	—	—	(108)	—	(108)
Net cash used in financing activities	(8,882)	—	(34,004)	—	(42,886)
Net increase (decrease) in cash and cash equivalents	6,903	5,191	(6,079)	—	6,015
Cash and cash equivalents at beginning of period	4,369	9,801	27,564	—	41,734
Cash and cash equivalents at end of period	$11,272	$14,992	$21,485	$—	$47,749

SYMBION, INC.
CONSOLIDATING STATEMENT OF CASH FLOWS
For the year ended December 31, 2008

	Parent Issuer	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
Cash flows from operating activities:
Net (loss) income	$(20,798)	$22,312	$63,662	$(62,153)	$3,023
Adjustments to reconcile net (loss) income to net cash from operating activities:
Loss from discontinued operations	—	—	3,097	—	3,097
Depreciation and amortization	280	492	14,073	—	14,845
Amortization of deferred financing costs	4,477	—	—	—	4,477
Non-cash payment-in-kind interest option	17,616	—	—	—	17,616
Non-cash stock option compensation expense	2,114	—	—	—	2,114
Non-cash gains and losses	—	—	897	—	897
Deferred income taxes	13,718	—	—	—	13,718
Equity in earnings of affiliates	(22,312)	(39,841)	—	62,153	—
Equity in earnings of unconsolidated affiliates, net of distributions received	—	333	—	—	333
Provision for doubtful accounts	—	262	3,297	—	3,559
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	—	—	(3,278)	—	(3,278)
Income tax payable	1,895	—	—	—	1,895
Other assets and liabilities	24,203	19,180	(44,746)	—	(1,363)
Net cash provided by operating activities — continuing operations	21,193	2,738	37,002	—	60,933
Net cash provided by operating activities — discontinued operations	—	—	1,736	—	1,736
Net cash provided by operating activities	21,193	2,738	38,738	—	62,669
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	—	(15,695)	—	(15,695)
Purchases of property and equipment, net	(580)	—	(15,129)	—	(15,709)
Change in other assets	(1,517)	—	—	—	(1,517)
Net cash used in investing activities —continuing operations	(2,097)	—	(30,824)	—	(32,921)
Net cash used in investing activities — discontinued operations	—	—	(286)	—	(286)
Net cash used in investing activities	(2,097)	—	(31,110)	—	(33,207)
Cash flows from financing activities:
Principal payments on long-term debt	(13,513)	—	(5,066)	—	(18,579)
Repayment of bridge facility	(179,937)	—	—	—	(179,937)
Proceeds from debt issuances	12,639	—	852	—	13,491
Proceeds from issuance of Toggle Notes	179,937	—	—	—	179,937
Payment of debt issuance costs	(4,739)	—	—	—	(4,739)
Distributions to noncontrolling interests	—	—	(23,423)	—	(23,423)
Proceeds from unit activity of consolidated facilities	219	—	—	—	219
Other financing obligations	(22,352)	—	23,665	—	1,313
Net cash used in financing activities —continuing operations	(27,746)	—	(3,972)	—	(31,718)
Net cash used in financing activities — discontinued operations	—	—	(106)	—	(106)
Net cash used in financing activities	(27,746)	—	(4,078)	—	(31,824)
Net (decrease) increase in cash and cash equivalents	(8,650)	2,738	3,550	—	(2,362)
Cash and cash equivalents at beginning of period	13,019	7,063	24,014	—	44,096
Cash and cash equivalents at end of period	$4,369	$9,801	$27,564	$—	$41,734

15.  Subsequent Events

The Company has evaluated subsequent events through the date that the Consolidated Financial Statements were issued, and concluded there are no material subsequent events.

Mountain View Hospital, LLC and Subsidiary
Consolidated Balance Sheet
As of March 31, 2010
(Unaudited, in thousands)

March 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$6,132
Accounts receivable, net	9,321
Inventories	1,139
Prepaid expenses and other current assets	482
Total current assets	17,074
Land	23
Furniture and equipment	10,043
Computers and software	187
10,253
Less accumulated depreciation	—
Property and equipment, net	10,253
Total assets	$27,327

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,588
Accrued payroll and benefits	2,266
Other accrued expenses	320
Current maturities of long-term debt	1,075
Total current liabilities	6,249
Long-term debt, less current maturities	6,478
Other liabilities	13,076
Total equity	1,524
Total liabilities and stockholders' equity	$27,327

Mountain View Hospital, LLC and Subsidiary
Consolidated Statements of Operations
For the Three Months Ended March 31, 2010 and 2009
(Unaudited, in thousands)

	Three Months Ended March 31,
	2010	2009

Revenues	$14,866	$13,596
Operating expenses:
Salaries and benefits	4,770	3,562
Supplies	4,125	2,929
Professional and medical fees	2,696	1,467
Rent and lease expense, net	1,073	975
Other operating expenses	793	1,211
Cost of revenues	13,457	10,144
Depreciation and amortization	373	428
Provision for doubtful accounts	368	579
Total operating expenses	14,198	11,151
Operating income	668	2,445
Interest expense, net	(90)	(67)
Net Income	$578	$2,378

Mountain View Hospital, LLC and Subsidiary
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2010 and 2009
(Unaudited, in thousands)

	Three Months Ended March 31,
	2010	2009
OPERATING ACTIVITIES:
Net income	$578	$2,378
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	368	579
Increase in estimated third party payor settlements	1,782	742
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	2,251	32
Inventory	(464)	—
Prepaid expenses	324	179
Deposits	28	(50)
Increase (decrease) in operating liabilities:
Accounts payable	(2,990)	(299)
Accrued liabilities	1,803	(72)
Net cash provided by operating activities	3,680	3,489

INVESTING ACTIVITIES:
Purchases of property and equipment	(1,119)	(1,130)
Net cash used in investing activities	(1,119)	(1,130)

FINANCING ACTIVITIES:
Net payments on operating line of credit	(96)	—
Proceeds from long-term debt	1,762	13
Payments on long-term debt	(1,017)	(999)
Member distributions	(150)	(1,064)
Net cash provided by (used in) financing activities	499	(2,050)
Net increase in cash and cash equivalents	3,060	309
Cash and cash equivalents at beginning of period	3,072	6,413
Cash and cash equivalents at end of period	$6,132	$6,722

Mountain View Hospital, LLC and Subsidiary
Notes to Consolidated Financial Statements
As of March 31, 2010

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business

Mountain View Hospital, LLC (”Mountain View Hospital”) owns and operates a 43-bed general acute care hospital located in Idaho Falls, Idaho. Mountain View Hospital is engaged in the business of providing a comprehensive array of quality health care services in the most cost-effective manner consistent with Mountain View Hospital's ethics and compliance program, governmental regulations and guidelines, and industry standards.

During 2009, Mountain View Hospital formed MVH SNF Holding, LLC which will begin to operate as a wholly-owned subsidiary of Mountain View Hospital in 2010. The subsidiary is invested in a project which will be a licensed skilled nursing facility and operate as a transitional care unit. The transitional care unit will serve individuals who have been discharged from the hospital but still require short-term rehabilitation and medical care.

Basis of Consolidation

The consolidated financial statements for the three month period ended March 31, 2010, include the accounts of Mountain View Hospital and its wholly-owned subsidiary, MVH SNF Holding, LLC. If applicable, inter-company balances and transactions have been eliminated in the consolidation. The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and accompanying footnotes. Examples include, but are not limited to, estimates of accounts receivable allowances, professional and general liabilities and the estimate of deferred tax assets or liabilities. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All adjustments are of a normal, recurring nature. Actual results could differ from those estimates.

Estimates

The presentation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Symbion, Inc.
OFFER TO EXCHANGE
$341,000,000 8.00% Senior Secured Notes due 2016
which have been registered under the Securities Act of 1933
for any and all outstanding 8.00% Senior Secured Notes due 2016

PROSPECTUS

, 2011
No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Symbion, Inc. since the date of this prospectus.
Until ________, broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.
Symbion, Inc.
Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, Symbion, Inc. (the "Company") is required to indemnify any present or former officer or director against expenses reasonably incurred by the officer or director in connection with legal proceedings in which the officer or director becomes involved by reason of being an officer or director if the officer or director is successful in the defense of such proceedings. Section 145 also provides that the Company may indemnify an officer or director in connection with a proceeding in which he or she is not successful in defending if it is determined that the officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company or, in the case of a criminal action, if it is determined that the officer or director had no reasonable cause to believe his or her conduct was unlawful. Liabilities for which an officer or director may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses incurred in connection with such proceedings. In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the officer or director has been adjudged to be liable to the Company (except for expenses allowed by a court).
Additionally, pursuant to the Company's Amended Certificate of Incorporation, a director is not personally liable to the Company or any of its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability resulting from (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) violation of Section 174 of the Delaware General Corporation Law, which generally hold directors liable for unlawful dividends, stock purchases or stock redemptions in the event of the Company's dissolution or insolvency; or (iv) any transaction from which the director derived an improper personal benefit.
The indemnification provided by the Delaware General Corporation Law and the Company's Amended Certificate of Incorporation is not exclusive of any other rights to which a director or officer of the Company may be entitled. The Company also carries directors' and officers' liability insurance.
Subsidiary Guarantors
Delaware Registrants
(a) Village Surgicenter, Inc., Symbion, Inc., Premier Ambulatory Surgery of Duncanville, Inc., Physicians Surgical Care, Inc. and ASC of Hammond, Inc. are incorporated under the laws of Delaware.
Section 145 of the Delaware General Corporation Law (the "DGCL") grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors' fiduciary duty of care, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.
The bylaws of ASC of Hammond, Inc. state that the corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware. The bylaws of Premier Ambulatory Surgery of Duncanville, Inc. state that the corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the laws of the State of Delaware; provided that the corporation shall not be obligated to indemnify against any amount paid in settlement unless the corporation has consented to such settlement, and provided further that a person shall not be entitled to indemnification against costs or expenses incurred in connection with any action, suite or proceeding commenced by such persona against any person who was or is a director, officer, fiduciary, employee or agent of the corporation. The bylaws of Physicians Surgical Care, Inc. state that the corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the fullest extent permitted by law, any officer or director who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the corporation or is serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another entity. Notwithstanding the foregoing, the rights to indemnification in the are intended to be greater than those which are otherwise provided for in the General Corporation Law of the State of Delaware and are mandatory, notwithstanding a person's failure to meet the standard of conduct required for permissive indemnification under the General Corporation Law of the State of Delaware, as amended from time to time.
(b) Quahog Holding Company, LLC, PSC Operating Company, LLC, PSC of New York, L.L.C., PSC Development Company, LLC, NeoSpine Surgery, LLC, NeoSpine Surgery of Puyallup, LLC, NeoSpine Surgery of Nashville, LLC, Ambulatory Resource Centres Investment Company, LLC, Austin Surgical Holdings, LLC and SSC Provider Network, LLC are registered under the laws of Delaware.
Section 18-108 of the Delaware Limited Liability Company Act (the "DLLCA") empowers a Delaware limited liability company to indemnify and hold harmless any member or manager of the limited liability company from and against any and all claims and demands whatsoever.
The operating agreements of Austin Surgical Holdings, LLC, SSC Provider Network, LLC, Ambulatory Resource Centres Investment Company, LLC, Neospine Surgery of Nashville, LLC, Neospine Surgery, LLC and Quahog Holding Company state that the company shall indemnify any individual who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a manager or officer of the company against expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with such action, suit or proceeding, to the full extent permitted by applicable law. The right to indemnification includes the right of such individual to be paid by the company the expenses incurred in defending any such action in advance of its final disposition; provided, however, that the company will only make such an advancement of expenses upon delivery to the company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified.
The operating agreement of Neospine Surgery of Puyallup, LLC state that each member of the board of directors, manager, officer or the tax matters member (collectively, the "Covered Persons") shall be indemnified by the company against any and all claims, demands and losses whatsoever if: (i) the indemnitee conducted himself in good faith; and (ii) reasonably believed (x) in the case of conduct in his official capacity with the company, that his conduct was in its best interests and (y) in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The payment of any amounts for indemnification shall be made before any distributions are made by the Company.
The operating agreements of PSC Operating Company, LLC, PSC of New York, LLC and PSC Development Company, LLC state that each person who serves as (i) a present or former member of the company, (ii) a present of former officer of the company, (iii) a present of former employee, agent or trustee of the company, or (iv) a person serving at the request of the company of another entity in a similar capacity as described in (i)-(iii), shall be indemnified against all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts rising from any and all claims in which any such person may be involved, provided that in each case the person to be indemnified acted in good faith and in a manner in which such indemnitee believed to be in, or not opposed to, the best interests of the company, and with respect to any criminal proceeding, had not reasonable cause to believe such indemnitee's conduct was unlawful.
Florida Registrants

(a) Surgicare of Deland, Inc. and Ambulatory Resource Centres of Florida, Inc. are incorporated under the laws of Florida.

Section 607.0831 of the Florida Business Corporation Act provides, among other things, that a director is not personally liable for monetary damages to a company or any other person for any statement, vote, decision, or failure to act, by the director, regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and such breach or failure constitutes (a) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director derived an improper personal benefit; (c) a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act (relating to the liability of the directors for improper distributions) are applicable; (d) willful misconduct or a conscious disregard for the best interest of the company in the case of a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a shareholder; or (e) recklessness or an act or omission in bad faith or with malicious purpose of with wanton and willful disregard of human rights, safety or property, in a proceeding by or in the right of someone other than such company or a shareholder.

Section 607.0850 of the Florida Business Corporation Act authorizes, among other things, a company to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of the company) by reason of the fact that he or she is or was a director, officer, employee or agent of the company (or is or was serving at the request of the company in such a position for any entity) against liability incurred in connection with such proceedings, if he or she acted in good faith and in a manner reasonably believed to be in the best interests of the company and, with respect to criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.

The Florida Business Corporation Act requires that a director, officer or employee be indemnified for actual and reasonable expenses (including attorneys' fees) to the extent that he or she has been successful on the merits or otherwise in the defense of any proceeding. The Florida Business Corporation Act also allows expenses of defending a proceeding to be advanced by a company before the final disposition of the proceedings, provided that the officer, director or employee undertakes to repay such advance if it is ultimately determined that indemnification is not permitted.

The Florida Business Corporation Act states that the indemnification and advancement of expenses provided pursuant to Section 607.0850 is not exclusive and that indemnification may be provided by a company pursuant to other means, including agreements or bylaw provisions. Florida law prohibits indemnification or advancement of expenses, however, if a judgment or other final adjudication establishes that the actions of a director, officer or employee were material to the cause of action so adjudicated and constitute (i) a violation of criminal law, unless he or she had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which such person derived an improper personal benefit; (iii) willful misconduct or conscious disregard for the best interests of the company in the case of a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder, or (iv) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the Florida Corporation Act (relating to the liability of directors for improper distributions) are applicable.

The bylaws of Surgicare of Deland, Inc. state that the corporation shall indemnify its officers and directors against all reasonable expenses incurred by them in defending claims or suites, irrespective of the time of occurrence of the claims or the causes of action in such suits, made or brought against them as officers or directors of the corporation, and against all liability in such suits, except in such cases as involve gross negligence or willful misconduct in the performance of their duties. Such indemnification shall extend to the payment of judgments against such officers and directors and to reimbursement of amounts paid in settlement of such claims or action sand may apply to judgments in favor of the corporation or in amounts paid in settlement to the corporation. Such indemnification shall also extend to the payment of counsel fees and expenses of such officers and directors in suits against them where successfully defended by them or where unsuccessfully defended, if there is no finding or judgment that the claim or action arose from the gross negligence or willful misconduct of such officers or directors.

The bylaws of Ambulatory Resource Centres of Florida, Inc. state that the corporation shall indemnify the person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful.

(b) SMBIMS Florida I, LLC is registered under the laws of Florida
Section 608.4229 of the Florida Limited Liability Company Act indemnifies members, managers, managing members,

officers, employees, and agents subject to such standards and restrictions (if any) as are set forth in its articles of organization or operating agreement. A limited liability company may, and has the power to, but is not be required to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Notwithstanding the foregoing, indemnification or advancement of expenses should not be made to or on behalf of any member, manager, managing member, officer, employee, or agent if a judgment or other final adjudication establishes that the actions, or omissions to act, of such member, manager, managing member, officer, employee, or agent were material to the cause of action so adjudicated and constitute any of the following: (i) a violation of criminal law, unless the member, manager, managing member, officer, employee, or agent had no reasonable cause to believe such conduct was unlawful; (ii) a transaction from which the member, manager, managing member, officer, employee, or agent derived an improper personal benefit; (iii) in the case of a manager or managing member, a circumstance under which the liability provisions of Section 608.426 (relating to distributions and the impairment of capital) are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the limited liability company in a proceeding by or in the right of the limited liability company to procure a judgment in its favor or in a proceeding by or in the right of a member.
The operating agreement of SMBIMS Florida I, LLC states that the company shall indemnify any individual who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a manager of the company against expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with such action, suit or proceeding, to the full extent permitted by applicable law. The right to indemnification includes the right of such individual to be paid by the company the expenses incurred in defending any such action in advance of its final disposition (an "Advancement of Expenses"); provided, however, that the company will only make an Advancement of Expenses upon delivery to the company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified.
Illinois Registrants
(a) VASC, Inc. is incorporated under the laws of Illinois.
Section 8.75 of the Illinois Business Corporation Act authorizes, among other things, a company to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of the company) by reason of the fact that he or she is or was a director, officer, employee or agent of the company (or is or was serving at the request of the company in such a position for any entity) against liability incurred in connection with such proceedings, if he or she acted in good faith and in a manner reasonably believed to be in the best interests of the company and, with respect to criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.
The Illinois Business Corporation Act requires that a director, officer or employee be indemnified for actual and reasonable expenses (including attorneys' fees) to the extent that he or she has been successful on the merits or otherwise in the defense of any proceeding. The Illinois Business Corporation Act also allows expenses of defending a proceeding to be advanced by a company before the final disposition of the proceedings, provided that the officer, director or employee agrees to undertake to repay such advance if it is ultimately determined that indemnification is not permitted.
The Illinois Business Corporation Act states that the indemnification and advancement of expenses provided pursuant to Section 8.75 is not exclusive and that indemnification may be provided by a company pursuant to other means, including agreements or bylaw provisions.
The bylaws of VASC, Inc. state that a director shall perform his/her duties as a director and as a member of any committee of the board upon which he/she may serve, in good faith, in a manner he/she reasonably believes to be in the best interest of the facility, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. In performing his/her duties, a director shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by: (1) one or more employees of the facility whom the director reasonably believes to be reliable and competent on the matters resented, and (2) legal counsel, public accountants or other persons as to matters with the director reasonably believes to be within the person's professional competence or expertise. A director shall not be considered to be acting in good faith if he/she has knowledge concerning the matter in question that would cause such reliance described above to be unwarranted. A director who performs his/her duties in compliance with this section shall have no liability by reason of being or having been a director of the facility.

Indiana Registrants
(a) ASC of New Albany, LLC is registered under the laws of Indiana.
Pursuant to Section 23-18-4-4 of the Indiana Business Flexibility Act, a written operating agreement may provide for indemnification of a member or manager for judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which a person is a party because the person is or was a member or manager.
The operating agreement of ASC of New Albany, LLC states that the company shall indemnify any individual who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer of the company against expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with such action, suit or proceeding, to the full extent permitted by applicable law. The right to indemnification includes the right of such individual to be paid by the company the expenses incurred in defending any such action in advance of its final disposition (an "Advancement of Expenses"); provided, however, that the company will only make an Advancement of Expenses upon delivery to the company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified.
Oklahoma Registrants
(a) NSC Edmond, Inc. is incorporated under the laws of Oklahoma.
Section 1031 of the Oklahoma General Corporation Act provides that an Oklahoma corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was illegal. An Oklahoma corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.
Expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized by the provisions of this section.
The bylaws of NSC Edmond, Inc. state that each person who is or was a director or officer of the corporation, and each person who serves or served at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (and the heirs, executors, administrators and estates of any such persons), shall be indemnified by the corporation in accordance with, and to the fullest extent authorized by the Oklahoma General Corporation Act as in or may be in effect from time to time.
Tennessee Registrants
(a) UniPhy Healthcare of Memphis II, Inc., UniPhy Healthcare of Maine I, Inc., UniPhy Healthcare of Louisville, Inc., SymbionARC Management Services, Inc., Symbion Ambulatory Resource Centres, Inc., SMBIMS Tuscaloosa, Inc., SMBIMS Steubenville, Inc., SMBIMS Birmingham, Inc., SARC/Worcester, Inc., SARC/Vincennes, Inc., SARC/St. Charles, Inc., SARC/Savannah, Inc., SARC/Metairie, Inc., SARC/Largo, Inc., SARC/Largo Endoscopy, Inc., SARC/Knoxville, Inc., SARC/Jacksonville, Inc., SARC/Georgia, Inc., SARC/FW, Inc., SARC/Ft. Myers, Inc., SARC/Deland, Inc., SARC/Circleville, Inc., SARC/Asheville, Inc., Medisphere Health Partners Management of Tennessee, Inc., Medisphere Health Partners-Oklahoma City, Inc., ARC New Hartford, Inc., ARC Financial Services Corporation, ARC Development Corporation, Ambulatory Resource Centres of Wilmington, Inc., Ambulatory Resource Centres of Washington, Inc., Ambulatory Resource Centres of Texas, Inc., and Ambulatory Resource Centres of Massachusetts, Inc. are incorporated under the laws of Tennessee.

The Tennessee Business Corporation Act ("TBCA") sets forth in Sections 48-18-502 through 48-18-508 the circumstances governing the indemnification of directors, officers, employees and agents of a corporation against liability incurred in the course of their official capacities. Section 48-18-502 of the TBCA provides that a corporation may indemnify any director against liability incurred in connection with a proceeding if (i) the director acted in good faith, (ii) the director reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation's best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation and (iii) in connection with any criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director, if such director is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director of a corporation, Section 48-18-503 of the TBCA mandates that the corporation indemnify the director against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, Section 48-18-505 of the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met. Officers, employees, and agents who are not directors are entitled, through the provisions of Section 48-18-507 of the TBCA to the same degree of indemnification afforded to directors under Sections 48-18-503 and 48-18-505.
The bylaws of Ambulatory Resource Centres of Massachusetts, Inc., SMBIMS Steubenville, Inc., SARC/Largo Endoscopy, Inc., SARC/Savannah, Inc., SARC/FW, Inc., Ambulatory Resource Centres of Washington, Inc., Ambulatory Resource Centres of Wilmington, Inc., ARC Financial Services Corporation, Ambulatory Resource Centres of Texas, Inc., SARC/Jacksonville, Inc., SARC/Ashville, Inc and SARC/Knoxville, Inc. state that the corporation shall indemnify the person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful.
The charters of Medisphere Health Partners-Oklahoma City, Inc., SARC/Largo, Inc., SARC/Vincennes, Inc., SARC/Worcester, Inc., SMBIMS Tuscaloosa, Inc., SARC/St. Charles, Inc., SMBIMS Birmingham, Inc., SARC/Georgia, Inc., SARC/Ft. Myers, Inc., SARC/Circleville, Inc. and SARC/Columbus, Inc. state that the corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any officer or director (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise. To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement. Notwithstanding the foregoing, the corporation shall not indemnify any such indemnitee (1) in any proceeding by the corporation against such indemnitee, or (2) if a judgment or other final adjudication adverse to the indemnitee establishes his liability for (i) any breach of the duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) unlawful distributions under Section 48-18-304 of the act.
The bylaws of SARC/Deland, Inc., SACR/Metairie, Inc., Symbion Ambulatory Resource Centres, Inc. and ARC Development Corporation state that, to the maximum extent permitted by the provisions of Section 48-18-501, et seq., of the Tennessee Business Corporation Act, as amended from time to time, the corporation shall indemnify and advance expenses to any person, his heirs, executors and administrators, for the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including counsel fees actually incurred as a result of such proceeding or action or any appeal thereof, and against all fines, judgments, penalties and amounts paid in settlement thereof, provided that such proceeding or action be instituted by reason of the fact that such person is or was a director, officer, employee or agent of the corporation.
The bylaws of Medisphere Health Partners Management of Tennessee, Inc. are silent with respect to indemnification.

(b) UniPhy Healthcare of Memphis IV, LLC, UniPhy Healthcare of Memphis III, LLC, UniPhy Healthcare of Memphis I, LLC, UniPhy Healthcare of Johnson City VI, LLC, SymbionARC Support Services, LLC, SMBISS Thousand Oaks, LLC, SMBISS Irvine, LLC, SMBISS Encino, LLC, SMBISS Chesterfield, LLC, SMBISS Beverly Hills, LLC, SMBIMS Wichita, LLC, SMBIMS Orange City, LLC, SMBIMS Novi, LLC, SMBIMS Greenville, LLC, SMBIMS Durango, LLC, SMBIMS Kirkwood, LLC, SMBI Portsmouth, LLC, SMBI Havertown, LLC, SMBI Gresham, LLC, SMBI Idaho, LLC, SMBI Great Falls, LLC, SARC/West Houston, LLC, SARC/San Antonio, LLC, SARC/Providence, LLC, SARC/Kent, LLC are registered under the laws of Tennessee.
The Tennessee Limited Liability Company Act ("TLLCA") sets forth in Sections 48-249-115(b) through 48-249-115(i) the circumstances governing the indemnification of directors, members, managers, officers, employees and agents of a an LLC against liability incurred in the course of their official capacities. Section 48-249-115(b) of the TLLCA provides that an LLC may indemnify any director (for a director-managed LLC), manager (for a manager-managed LLC), or member (for a member-managed LLC) (including when such person is serving at the LLC's request as a director, manager, officer, partner, trustee, employee or agent of another entity) against liability incurred in connection with a proceeding if (i) the person acted in good faith, (ii) the person reasonably believed, in the case of conduct in his or her official capacity with the LLC, that such conduct was in the LLC's best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of the LLC and (iii) in connection with any criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the LLC, however, the TLLCA provides that no indemnification may be made if the person is adjudged to be liable to the corporation. Similarly, the TLLCCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a person, if such person is adjudged liable on the basis that a personal benefit was improperly received. In cases where the person is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director of a corporation, Section 48-249-115 of the TLLCA mandates that the LLC indemnify the person against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, Section 48-249-115 of the TLLCA provides that a court of competent jurisdiction, upon application, may order that a responsible person be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met. Officers, employees, and agents who are not responsible persons are entitled, through the provisions of Section 48-249-115 of the TLLCA to the same degree of indemnification afforded to responsible persons under Section 48-249-115.
The operating agreements of the Tennessee LLCs state that the company shall indemnify any individual who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer of the company against expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with such action, suit or proceeding, to the full extent permitted by applicable law. The right to indemnification includes the right of such individual to be paid by the company the expenses incurred in defending any such action in advance of its final disposition (an "Advancement of Expenses"); provided, however, that the company will only make an Advancement of Expenses upon delivery to the company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified.
Texas Registrants
(a) Texarkana Surgery Center GP, Inc., Lubbock Surgicenter, Inc., and Houston PSC-I, Inc. are incorporated under the laws of Texas.
Section 8.051 of the Texas Business Organizations Code (the “TBOC”) applies to each form of entity in Texas and states that: (a) an enterprise shall indemnify a governing person, former governing person, or delegate against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a governing person or delegate if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding. (b) A court that determines, in a suit for indemnification, that a governing person, former governing person, or delegate is entitled to indemnification under this section shall order indemnification and award to the person the expenses incurred in securing the indemnification.
Section 8.052 states that (a) on application of a governing person, former governing person, or delegate and after notice is provided as required by the court, a court may order an enterprise to indemnify the person to the extent the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. (b) This section applies without regard to whether the governing person, former governing person, or delegate applying to the court satisfies the requirements of Section 8.101 or has been found liable: (1) to the enterprise; or (2) because the person improperly received a personal benefit, without regard to whether the benefit resulted from an action taken in the person's official capacity.

(c) The indemnification ordered by the court under this section is limited to reasonable expenses if the governing person, former governing person, or delegate is found liable: (1) to the enterprise; or (2) because the person improperly received a personal benefit, without regard to whether the benefit resulted from an action taken in the person's official capacity.

Section 8.101 states that (a) an enterprise may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent permitted by Section 8.102 if it is determined in accordance with Section 8.103 that: (1) the person: (A) acted in good faith; (B) reasonably believed: (i) in the case of conduct in the person's official capacity, that the person's conduct was in the enterprise's best interests; and (ii) in any other case, that the person's conduct was not opposed to the enterprise's best interests; and (C) in the case of a criminal proceeding, did not have a reasonable cause to believe the person's conduct was unlawful; (2) with respect to expenses, the amount of expenses other than a judgment is reasonable; and (3) indemnification should be paid. (b) Action taken or omitted by a governing person or delegate with respect to an employee benefit plan in the performance of the person's duties for a purpose reasonably believed by the person to be in the interest of the participants and beneficiaries of the plan is for a purpose that is not opposed to the best interests of the enterprise. (c) Action taken or omitted by a delegate to another enterprise for a purpose reasonably believed by the delegate to be in the interest of the other enterprise or its owners or members is for a purpose that is not opposed to the best interests of the enterprise. (d) A person does not fail to meet the standard under Subsection (a)(1) solely because of the termination of a proceeding by: (1) judgment; (2) order; (3) settlement; (4) conviction; or (5) a plea of nolo contendere or its equivalent.

Section 8.102 states that (a) subject to Subsection (b), an enterprise may indemnify a governing person, former governing person, or delegate against: (1) a judgment; and (2) expenses, other than a judgment, that are reasonable and actually incurred by the person in connection with a proceeding. (b) Indemnification under this subchapter of a person who is found liable to the enterprise or is found liable because the person improperly received a personal benefit: (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding; (2) does not include a judgment, a penalty, a fine, and an excise or similar tax, including an excise tax assessed against the person with respect to an employee benefit plan; and (3) may not be made in relation to a proceeding in which the person has been found liable for: (A) willful or intentional misconduct in the performance of the person's duty to the enterprise; (B) breach of the person's duty of loyalty owed to the enterprise; or (C) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the enterprise. (c) A governing person, former governing person, or delegate is considered to have been found liable in relation to a claim, issue, or matter only if the liability is established by an order, including a judgment or decree of a court, and all appeals of the order are exhausted or foreclosed by law.
The bylaws of each of the Texas corporations indemnify its directors in a proceeding if it was determined that the person (1) conducted himself in good faith; (2) reasonably believed (a) in the case of conduct in his official capacity as a director, his conduct was in the company's best interests, and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests and (3) in the case of any criminal proceeding, had not reasonable cause to believe his conduct was unlawful. A director shall not be indemnified for obligations resulting from a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity. If the person is found liable on the basis that personal benefit was improperly received by the person, his indemnification shall be limited. A director who has been wholly successful in the defense of any proceeding in which he is a party because he is a director shall be indemnified by the company.

Item 21. Exhibits and Financial Statement Schedules

No.	Description
3.1	Amended Certificate of Incorporation of Symbion, Inc. (a)
3.2	Amended and Restated Bylaws of Symbion, Inc. (a)
3.3	Articles of Organization of Ambulatory Resource Centres Investment Company, LLC (a)
3.4	Operating Agreement of Ambulatory Resource Centres Investment Company, LLC (a)
3.5	Articles of Incorporation of Ambulatory Resource Centres of Florida, Inc. (a)
3.6	Bylaws of Ambulatory Resource Centres of Florida, Inc. (a)
3.7	Charter of Ambulatory Resource Centres of Massachusetts, Inc. (a)
3.8	Bylaws of Ambulatory Resource Centres of Massachusetts, Inc. (a)
3.9	Charter of Ambulatory Resource Centres of Texas, Inc. (a)
3.10	Bylaws of Ambulatory Resource Centres of Texas, Inc. (a)
3.11	Charter of Ambulatory Resource Centres of Washington, Inc. (a)
3.12	Bylaws of Ambulatory Resource Centres of Washington, Inc. (a)
3.13	Charter of Ambulatory Resource Centres of Wilmington, Inc. (a)
3.14	Bylaws of Ambulatory Resource Centres of Wilmington, Inc. (a)
3.15	Charter of ARC Development Corporation (a)
3.16	Bylaws of ARC Development Corporation (a)
3.17	Charter of ARC Financial Services Corporation (a)
3.18	Bylaws of ARC Financial Services Corporation (a)
3.19	Certificate of Formation of ASC of Hammond, Inc. (a)
3.20	Bylaws of ASC of Hammond, Inc. (a)
3.21	Articles of Organization of ASC of New Albany, LLC (a)
3.22	Operating Agreement of ASC of New Albany, LLC (a)
3.23	Articles of Formation of Austin Surgical Holdings, LLC
3.24	Operating Agreement of Austin Surgical Holdings, LLC
3.25	Articles of Incorporation of Houston PSC-I, Inc., as amended (a)
3.26	Bylaws of Houston PSC-I, Inc. (a)
3.27	Articles of Incorporation of Lubbock Surgicenter, Inc. (a)
3.28	Bylaws of Lubbock Surgicenter, Inc. (a)
3.29	Charter of Medisphere Health Partners-Oklahoma City, Inc. (a)
3.30	Bylaws of Medisphere Health Partners-Oklahoma City, Inc. (a)
3.31	Charter of Medisphere Health Partners Management of Tennessee, Inc., as amended (a)
3.32	Bylaws of Medisphere Health Partners Management of Tennessee, Inc. (a)
3.33	Certificate of Formation of NeoSpine Surgery of Nashville, LLC, as amended (a)
3.34	Limited Liability Company Agreement of NeoSpine Surgery of Nashville, LLC (a)
3.35	Certificate of Formation of NeoSpine Surgery of Puyallup, LLC (a)
3.36	Limited Liability Company Agreement of NeoSpine Surgery of Puyallup, LLC (a)
3.37	Certificate of Formation NeoSpine Surgery, LLC, as amended (a)
3.38	Limited Liability Company Agreement of NeoSpine Surgery, LLC (a)
3.39	Certificate of Formation of NSC Edmond, Inc. (a)
3.40	Bylaws of NSC Edmond, Inc. (a)
3.41	Certificate of Incorporation of Physicians Surgical Care, Inc., as amended (a)
3.42	Bylaws of Physicians Surgical Care, Inc., as amended (a)
3.43	Certificate of Formation of Premier Ambulatory Surgery of Duncanville, Inc. (a)
3.44	Bylaws of Premier Ambulatory Surgery of Duncanville, Inc. (a)

No.	Description
3.45	Certificate of Formation of PSC Development Company, LLC (a)
3.46	Limited Liability Company Agreement of PSC Development Company, LLC (a)
3.47	Certificate of Formation of PSC of New York, L.L.C. (a)
3.48	Limited Liability Company Agreement of PSC of New York, L.L.C. (a)
3.49	Certificate of Formation of PSC Operating Company, LLC (a)
3.50	Limited Liability Company Agreement of PSC Operating Company, LLC (a)
3.51	Certificate of Formation of Quahog Holding Company, LLC (a)
3.52	Limited Liability Company Agreement of Quahog Holding Company, LLC (a)
3.53	Charter of SARC/Asheville, Inc. (a)
3.54	Bylaws of SARC/Asheville, Inc. (a)
3.55	Charter of SARC/Circleville, Inc. (a)
3.56	Bylaws of SARC/Circleville, Inc. (a)
3.57	Charter of SARC/Deland, Inc. (a)
3.58	Bylaws of SARC/Deland, Inc. (a)
3.59	Charter of SARC/Ft. Myers, Inc. (a)
3.60	Bylaws of SARC/Ft. Myers, Inc. (a)
3.61	Charter of SARC/FW, Inc. (a)
3.62	Bylaws of SARC/FW, Inc. (a)
3.63	Charter of SARC/Georgia, Inc. (a)
3.64	Bylaws of SARC/Georgia, Inc. (a)
3.65	Charter of SARC/Jacksonville, Inc. (a)
3.66	Bylaws of SARC/Jacksonville, Inc. (a)
3.67	Articles of Organization of SARC/Kent, LLC (f/k/a SMBISS East Greenwich), as amended (a)
3.68	Operating Agreement of SARC/Kent, LLC (f/k/a SMBISS East Greenwich, LLC) (a)
3.69	Charter of SARC/Knoxville, Inc. (a)
3.70	Bylaws of SARC/Knoxville, Inc. (a)
3.71	Charter of SARC/Largo Endoscopy, Inc. (f/k/a SARC/Largo Pain & G.I., Inc.), as amended (a)
3.72	Bylaws of SARC/Largo Endoscopy, Inc. (f/k/a SARC/Largo Pain & G.I., Inc.) (a)
3.73	Charter of SARC/Largo, Inc. (a)
3.74	Bylaws of SARC/Largo, Inc. (a)
3.75	Charter of SARC/Metairie, Inc. (a)
3.76	Bylaws of SARC/Metairie, Inc. (a)
3.77	Articles of Organization of SARC/Providence, LLC (a)
3.78	Operating Agreement of SARC/Providence, LLC (a)
3.79	Articles of Organization of SARC/San Antonio, LLC (a)
3.80	Operating Agreement of SARC/San Antonio, LLC (a)
3.81	Charter of SARC/Savannah, Inc. (a)
3.82	Bylaws of SARC/Savannah, Inc. (a)
3.83	Charter of SARC/St. Charles, Inc. (a)
3.84	Bylaws of SARC/St. Charles, Inc. (a)
3.85	Charter of SARC/Vincennes, Inc. (a)
3.86	Bylaws of SARC/Vincennes, Inc. (a)
3.87	Charter of SARC/Worcester, Inc. (a)
3.88	Bylaws of SARC/Worcester, Inc. (a)
3.89	Articles of Organization of SMBI Great Falls, LLC
3.90	Operating Agreement of SMBI Great Falls, LLC

No.	Description
3.91	Articles of Organization of SMBI Gresham, LLC
3.92	Operating Agreement of SMBI Gresham, LLC
3.93	Articles of Organization of SMBI Havertown, LLC (a)
3.94	Operating Agreement of SMBI Havertown, LLC (a)
3.95	Articles of Organization of SMBI Idaho, LLC
3.96	Operating Agreement of SMBI Idaho, LLC
3.97	Articles of Organization of SMBI Portsmouth, LLC (a)
3.98	Operating Agreement of SMBI Portsmouth, LLC (a)
3.99	Charter of SMBIMS Birmingham, Inc. (a)
3.100	Bylaws of SMBIMS Birmingham, Inc. (a)
3.101	Articles of Organization of SMBIMS Durango, LLC (a)
3.102	Operating Agreement of SMBIMS Durango, LLC (a)
3.103	Articles of Organization of SMBIMS Florida I, LLC (a)
3.104	Operating Agreement of SMBIMS Florida I, LLC (a)
3.105	Articles of Organization of SMBIMS Greenville, LLC (f/k/a SMBIMS G, LLC), as amended (a)
3.106	Operating Agreement of SMBIMS Greenville, LLC (f/k/a SMBIMS G, LLC) (a)
3.107	Articles of Organization of SMBIMS Kirkwood, LLC (a)
3.108	Operating Agreement of SMBIMS Kirkwood, LLC (a)
3.109	Articles of Organization of SMBIMS Novi, LLC (a)
3.110	Operating Agreement of SMBIMS Novi, LLC (a)
3.111	Articles of Organization of SMBIMS Orange City, LLC (a)
3.112	Operating Agreement of SMBIMS Orange City, LLC (a)
3.113	Charter of SMBIMS Steubenville, Inc. (a)
3.114	Bylaws of SMBIMS Steubenville, Inc. (a)
3.115	Charter of SMBIMS Tuscaloosa, Inc. (a)
3.116	Bylaws of SMBIMS Tuscaloosa, Inc. (a)
3.117	Articles of Organization of SMBIMS Wichita, LLC (f/k/a SMBIMS W, LLC), as amended (a)
3.118	Operating Agreement of SMBIMS Wichita, LLC (f/k/ SMBIMS W, LLC) (a)
3.119	Articles of Organization of SMBISS Beverly Hills, LLC (f/k/a SMBISS B, LLC), as amended (a)
3.120	Operating Agreement of SMBISS Beverly Hills, LLC (f/k/a SMBISS B, LLC) (a)
3.121	Articles of Organization of SMBISS Chesterfield, LLC (a)
3.122	Operating Agreement of SMBISS Chesterfield, LLC (a)
3.123	Articles of Organization of SMBISS Encino, LLC (f/k/a SMBISS E, LLC), as amended (a)
3.124	Operating Agreement of SMBISS Encino, LLC (f/k/a SMBISS E, LLC) (a)
3.125	Articles of Organization of SMBISS Irvine, LLC (f/k/a SMBISS I, LLC), as amended (a)
3.126	Operating Agreement of SMBISS Irvine, LLC (f/k/a SMBISS I, LLC) (a)
3.127	Articles of Organization of SMBISS Thousand Oaks, LLC (f/k/a SMBISS T, LLC), as amended (a)
3.128	Operating Agreement of SMBISS Thousand Oaks, LLC (f/k/a SMBISS T, LLC) (a)
3.129	Articles of Organization of SSC Provider Network, LLC
3.130	Operating Agreement of SSC Provider Network, LLC
3.131	Articles of Incorporation of Surgicare of Deland, Inc. (a)
3.132	Bylaws of Surgicare of Deland, Inc. (a)
3.133	Charter of Symbion Ambulatory Resource Centres, Inc., as amended (a)
3.134	Bylaws of Symbion Ambulatory Resource Centres, Inc. (a)
3.135	Carter of SymbionARC Management Services, Inc., as amended (a)
3.136	Bylaws of SymbionARC Management Services, Inc. (a)

No.	Description
3.137	Articles of Organization of SymbionARC Support Services, LLC (a)
3.138	Operating Agreement of SymbionARC Support Services, LLC (a)
3.139	Articles of Incorporation of Texarkana Surgery Center GP, Inc., as amended (a)
3.140	Bylaws of Texarkana Surgery Center GP, Inc. (a)
3.141	Articles of Organization of UniPhy Healthcare of Johnson City VI, LLC, as amended (a)
3.142	Operating Agreement of UniPhy Healthcare of Johnson City VI, LLC (a)
3.143	Charter of UniPhy Healthcare of Louisville, Inc. (a)
3.144	Bylaws of UniPhy Healthcare of Louisville, Inc. (a)
3.145	Charter of UniPhy Healthcare of Maine I, Inc. (a)
3.146	Bylaws of UniPhy Healthcare of Maine I, Inc. (a)
3.147	Articles of Organization of UniPhy Healthcare of Memphis I, LLC, as amended (a)
3.148	Operating Agreement of UniPhy Healthcare of Memphis I, LLC (a)
3.149	Charter of UniPhy Healthcare of Memphis II, Inc. (a)
3.150	Bylaws of UniPhy Healthcare of Memphis II, Inc. (a)
3.151	Articles of Organization of UniPhy Healthcare of Memphis III, LLC, as amended (a)
3.152	Operating Agreement of UniPhy Healthcare of Memphis III, LLC (a)
3.153	Articles of Organization of UniPhy Healthcare of Memphis IV, LLC, as amended (a)
3.154	Operating Agreement of UniPhy Healthcare of Memphis IV, LLC (a)
3.155	Articles of Incorporation of VASC, Inc. (a)
3.156	Bylaws of VASC, Inc. (a)
3.157	Certificate of Incorporation of Village Surgicenter, Inc. (a)
3.158	Bylaws of Village Surgicenter, Inc. (a)
4.1	Indenture, dated as of June 3, 2008, among Symbion, Inc., the Guarantors named therein and U.S. Bank National Association, as Trustee (a)
4.2	Form of 11.00%/11.75% Senior PIK Toggle Notes due 2015 (included in Exhibit 4.1) (a)
4.3
Registration Rights Agreement, dated as of June 3, 2007, among Symbion, Inc., the subsidiaries of Symbion, Inc. party thereto as guarantors, and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Greenwich Capital Markets, Inc. (a)

4.4	First Supplemental Indenture, dated as of September 18, 2008 among Symbion, Inc., the Guarantors named therein and U.S. Bank National Association, as Trustee (a)
4.5	Indenture, dated as of June 14, 2011, among Symbion, Inc., the guarantors party thereto, and U.S. Bank National Association, as trustee, relating to the 8.00% Senior Secured Notes Due 2016 (b)
4.6	Form of 8.00% Senior Secured Notes Due 2016 (included in Exhibit 4.5) (b)
4.7	Registration Rights Agreement, dated as of June 14, 2011, among Symbion, Inc., the guarantors party thereto, and Morgan Stanley & Co. LLC, Barclays Capital Inc. and Jefferies & Company, Inc (b)
4.8
Indenture, dated as of June 14, 2011, among Symbion, Inc., the guarantors party thereto, and U.S. Bank National Association, as trustee, relating to the 8.00% Senior PIK Exchangeable Notes Due 2017 (b)

4.9	Form of 8.00% Senior PIK Exchangeable Notes Due 2017 (included in Exhibit 4.8) (b)
4.10	Form of Registration Rights Agreement, dated as of June 14, 2011, among Symbion, Inc., Symbion Holdings Corporation, the subsidiary guarantors party thereto, and the initial holders named therein (b)
4.11
Amendment to Registration Rights Agreement, dated as of September 9, 2011, among Symbion, Inc., Symbion Holdings Corporation, the subsidiary guarantors party thereto, and the initial holders named therein

5	Opinion of Waller Lansden Dortch & Davis, LLP
10.1	Employment Agreement, dated August 23, 2007, between Symbion, Inc. and Richard E. Francis, Jr. (a)
10.2	Employment Agreement, dated August 23, 2007, between Symbion, Inc. and Clifford G. Adlerz (a)

No.	Description
10.3
Credit Agreement, dated as of June 14, 2011, among Symbion Holdings Corporation, Symbion, Inc., the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, Morgan Stanley Bank, N.A., as swing line lender and issuing bank, and Barclays Capital and Jefferies Finance LLC, as co-syndication agents. (b)

10.4
Intercreditor Agreement, dated as of June 14, 2011, among Symbion Holdings Corporation, Symbion, Inc., the other grantors party thereto, Morgan Stanley Senior Funding, Inc., as credit agreement collateral agent, and U.S. Bank National Association, as notes collateral agent. (b)

10.5	Lease Agreement, dated June 26, 2001, between Burton Hills IV Partners and Symbion, Inc. (c)
10.6	First Amendment to Lease Agreement, dated February 9, 2004, between Burton Hills IV Partners and Symbion, Inc. (d)
10.7	Symbion Holdings Corporation 2007 Equity Incentive Plan (a)
10.8	Symbion, Inc. Executive Change in Control Severance Plan (a)
10.9	Symbion Holdings Corporation Compensatory Equity Participation Plan (a)
10.10	Shareholders Agreement, dated as of August 23, 2007, among Symbion Holdings Corporation and the stockholders of Symbion Holdings Corporation and other persons named therein (a)
10.11	Advisory Services and Monitoring Agreement, dated as of August 23, 2007, among Symbion, Inc., Symbion Holdings Corporation and Crestview Advisors, L.L.C. (a)
10.12	Form of Employee Contribution Agreement (a)
10.13	Symbion, Inc. Supplemental Executive Retirement Plan (e)
10.14	Management Rights Purchase Agreement, dated as of July 27, 2005, by and among Parthenon Management Partners, LLC, Andrew A. Brooks, M.D., Randhir S. Tuli and SymbionARC Management Services, Inc. (g)
12	Statement of Computation of Ratio of Earnings to Fixed Charges
21	Subsidiaries of Registrant
23.1	Consent of Waller Lansden Dortch & Davis, LLP (see Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24	Powers of Attorney (included on signature page)
25	Statement on Form T-1 as to the eligibility of the Trustee
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery

(a) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-4 filed September 26, 2008 (Registration No. 333-153678).
(b) Incorporated by reference to exhibits filed with the Registrant's Current Report on Form 8-K filed June 20, 2011 (File No. 000-50574).
(c) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1 (Registration No. 333-89554).
(d) Incorporated by reference to exhibits filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 000-50574).
(e) Incorporated by reference to exhibits filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (File No. 000-50574).
(f) Incorporated by reference to exhibits filed with the Registrant's Current Report on Form 8-K filed August 2, 2005 (File No. 000-50574).
(g) Incorporated by reference to exhibits filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 2008, as amended (File No. 000-50574).

Item 22. Undertakings.

(a)	Each undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c)Each undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
(d)Each undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, as of the 11th day of October, 2011.

SYMBION, INC.
By:	/s/ RICHARD E. FRANCIS, JR.
Richard E. Francis, Jr. Chairman of the Board and Chief Executive Officer
POWER OF ATTORNEY
        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard E. Francis, Jr. and Teresa F. Sparks, and each of them, his true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ RICHARD E. FRANCIS, JR.	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	October 11, 2011
Richard E. Francis, Jr.
/s/ TERESA F. SPARKS	Senior Vice President of Financial and Chief Financial Officer (Principal Financial and Accounting Officer)	October 11, 2011
Teresa F. Sparks
/s/ CLIFFORD G. ADLERZ	President, Chief Operating Officer and Director	October 11, 2011
Clifford G. Adlerz
/s/ THOMAS S. MURPHY, JR.	Director	October 11, 2011
Thomas S. Murphy, Jr.
/s/ ROBERT V. DELANEY	Director	October 11, 2011
Robert V. Delaney
/s/ QUENTIN CHU	Director	October 11, 2011
Quentin Chu
/s/ KURT E. BOLIN	Director	October 11, 2011
Kurt E. Bolin
/s/ CRAIG R. CALLEN	Director	October 11, 2011
Craig R. Callen

SIGNATURES
        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 11th day of October, 2011.

Ambulatory Resource Centres of Florida, Inc.
Ambulatory Resource Centres of Massachusetts, Inc.
Ambulatory Resource Centres of Texas, Inc.
Ambulatory Resource Centres of Washington, Inc.
Ambulatory Resource Centres of Wilmington, Inc.
ARC Development Corporation
ARC Financial Services Corporation
ASC of Hammond, Inc.
Houston PSC - I, Inc.
Lubbock SurgiCenter, Inc.
MediSphere Health Partners - Oklahoma City, Inc.
MediSphere Health Partners Management of Tennessee, Inc.
NSC Edmond, Inc.
Physicians Surgical Care, Inc.
Premier Ambulatory Surgery of Duncanville, Inc.
SARC/Asheville, Inc.
SARC/Circleville, Inc.
SARC/DeLand, Inc.
SARC/Ft. Myers, Inc.
SARC/FW, Inc.
SARC/Georgia, Inc.
SARC/Jacksonville, Inc.
SARC/Knoxville, Inc.
SARC/Largo Endoscopy, Inc.
SARC/Largo, Inc.
SARC/Metairie, Inc.
SARC/Savannah, Inc.
SARC/St. Charles, Inc.
SARC/Vincennes, Inc.
SARC/Worcester, Inc.
SMBIMS Birmingham, Inc.
SMBIMS Steubenville, Inc.
SMBIMS Tuscaloosa, Inc.
SurgiCare of DeLand, Inc.
Symbion Ambulatory Resource Centres, Inc.
SymbionARC Management Services, Inc.
Texarkana Surgery Center GP, Inc.
UniPhy Healthcare of Louisville, Inc.
UniPhy Healthcare of Maine I, Inc.
UniPhy Healthcare of Memphis II, Inc.
VASC, Inc.
Village SurgiCenter, Inc.

By:	/s/ TERESA F. SPARKS
Teresa F. Sparks Vice President

POWER OF ATTORNEY
        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard E. Francis, Jr. and Teresa F. Sparks, and each of them, his true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CLIFFORD G. ADLERZ	Chief Operating Officer, President and Director and Members of each Registrant	October 11, 2011
Clifford G. Adlerz
/s/ R. DALE KENNEDY	Secretary and Director and Members of each Registrant	October 11, 2011
R. Dale Kennedy
/s/ KENNETH C. MITCHELL	Vice President and Director of and Members of each Registrant	October 11, 2011
Kenneth C. Mitchell
/s/ TERESA F. SPARKS	Vice President of and Members of each Registrant (Principal Financial and Accounting Officer)	October 11, 2011
Teresa F. Sparks

SIGNATURES
        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 11th day of October, 2011.

Ambulatory Resource Centres Investment Company, LLC
ASC of New Albany, LLC
Austin Surgical Holdings, LLC
NeoSpine Surgery of Nashville, LLC
NeoSpine Surgery of Puyallup, LLC
NeoSpine Surgery, LLC
PSC Development Company, LLC
PSC of New York, L.L.C.
PSC Operating Company, LLC
Quahog Holding Company, LLC
SARC/Kent, LLC
SARC/Providence, LLC
SARC/San Antonio, LLC
SMBI Gresham, LLC
SMBI Havertown, LLC
SMBI Idaho, LLC
SMBI Portsmouth, LLC
SMBIMS Durango, LLC
SMBIMS Florida I, LLC
SMBIMS Greenville, LLC
SMBIMS Kirkwood, LLC
SMBIMS Novi, LLC
SMBIMS Orange City, LLC
SMBIMS Wichita, LLC
SMBISS Beverly Hills, LLC
SMBISS Chesterfield, LLC
SMBISS Encino, LLC
SMBISS Irvine, LLC
SMBISS Thousand Oaks, LLC
SSC Provider Network, LLC
SymbionARC Support Services, LLC
UniPhy Healthcare of Johnson City VI, LLC
UniPhy Healthcare of Memphis I, LLC
UniPhy Healthcare of Memphis III, LLC
UniPhy Healthcare of Memphis IV, LLC

By:	/s/ TERESA F. SPARKS
Teresa F. Sparks Vice President

POWER OF ATTORNEY
        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard E. Francis, Jr. and Teresa F. Sparks, and each of them, his true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CLIFFORD G. ADLERZ	Chief Operating Officer, President and Director of any Corporate Members of each Registrant	October 11, 2011
Clifford G. Adlerz
/s/ R. DALE KENNEDY	Secretary and Director of any Corporate Members of each Registrant	October 11, 2011
R. Dale Kennedy
/s/ KENNETH C. MITCHELL	Vice President and Director of any Corporate Members of each Registrant	October 11, 2011
Kenneth C. Mitchell
/s/ TERESA F. SPARKS	Vice President of a Member of each Registrant (Principal Financial and Accounting Officer)	October 11, 2011
Teresa F. Sparks

Exhibit Index

No.	Description
3.1	Amended Certificate of Incorporation of Symbion, Inc. (a)
3.2	Amended and Restated Bylaws of Symbion, Inc. (a)
3.3	Articles of Organization of Ambulatory Resource Centres Investment Company, LLC (a)
3.4	Operating Agreement of Ambulatory Resource Centres Investment Company, LLC (a)
3.5	Articles of Incorporation of Ambulatory Resource Centres of Florida, Inc. (a)
3.6	Bylaws of Ambulatory Resource Centres of Florida, Inc. (a)
3.7	Charter of Ambulatory Resource Centres of Massachusetts, Inc. (a)
3.8	Bylaws of Ambulatory Resource Centres of Massachusetts, Inc. (a)
3.9	Charter of Ambulatory Resource Centres of Texas, Inc. (a)
3.10	Bylaws of Ambulatory Resource Centres of Texas, Inc. (a)
3.11	Charter of Ambulatory Resource Centres of Washington, Inc. (a)
3.12	Bylaws of Ambulatory Resource Centres of Washington, Inc. (a)
3.13	Charter of Ambulatory Resource Centres of Wilmington, Inc. (a)
3.14	Bylaws of Ambulatory Resource Centres of Wilmington, Inc. (a)
3.15	Charter of ARC Development Corporation (a)
3.16	Bylaws of ARC Development Corporation (a)
3.17	Charter of ARC Financial Services Corporation (a)
3.18	Bylaws of ARC Financial Services Corporation (a)
3.19	Certificate of Formation of ASC of Hammond, Inc. (a)
3.20	Bylaws of ASC of Hammond, Inc. (a)
3.21	Articles of Organization of ASC of New Albany, LLC (a)
3.22	Operating Agreement of ASC of New Albany, LLC (a)
3.23	Articles of Formation of Austin Surgical Holdings, LLC
3.24	Operating Agreement of Austin Surgical Holdings, LLC
3.25	Articles of Incorporation of Houston PSC-I, Inc., as amended (a)
3.26	Bylaws of Houston PSC-I, Inc. (a)
3.27	Articles of Incorporation of Lubbock Surgicenter, Inc. (a)
3.28	Bylaws of Lubbock Surgicenter, Inc. (a)
3.29	Charter of Medisphere Health Partners-Oklahoma City, Inc. (a)
3.30	Bylaws of Medisphere Health Partners-Oklahoma City, Inc. (a)
3.31	Charter of Medisphere Health Partners Management of Tennessee, Inc., as amended (a)
3.32	Bylaws of Medisphere Health Partners Management of Tennessee, Inc. (a)
3.33	Certificate of Formation of NeoSpine Surgery of Nashville, LLC, as amended (a)
3.34	Limited Liability Company Agreement of NeoSpine Surgery of Nashville, LLC (a)
3.35	Certificate of Formation of NeoSpine Surgery of Puyallup, LLC (a)
3.36	Limited Liability Company Agreement of NeoSpine Surgery of Puyallup, LLC (a)
3.37	Certificate of Formation NeoSpine Surgery, LLC, as amended (a)
3.38	Limited Liability Company Agreement of NeoSpine Surgery, LLC (a)
3.39	Certificate of Formation of NSC Edmond, Inc. (a)
3.40	Bylaws of NSC Edmond, Inc. (a)
3.41	Certificate of Incorporation of Physicians Surgical Care, Inc., as amended (a)
3.42	Bylaws of Physicians Surgical Care, Inc., as amended (a)
3.43	Certificate of Formation of Premier Ambulatory Surgery of Duncanville, Inc. (a)
3.44	Bylaws of Premier Ambulatory Surgery of Duncanville, Inc. (a)

No.	Description
3.45	Certificate of Formation of PSC Development Company, LLC (a)
3.46	Limited Liability Company Agreement of PSC Development Company, LLC (a)
3.47	Certificate of Formation of PSC of New York, L.L.C. (a)
3.48	Limited Liability Company Agreement of PSC of New York, L.L.C. (a)
3.49	Certificate of Formation of PSC Operating Company, LLC (a)
3.50	Limited Liability Company Agreement of PSC Operating Company, LLC (a)
3.51	Certificate of Formation of Quahog Holding Company, LLC (a)
3.52	Limited Liability Company Agreement of Quahog Holding Company, LLC (a)
3.53	Charter of SARC/Asheville, Inc. (a)
3.54	Bylaws of SARC/Asheville, Inc. (a)
3.55	Charter of SARC/Circleville, Inc. (a)
3.56	Bylaws of SARC/Circleville, Inc. (a)
3.57	Charter of SARC/Deland, Inc. (a)
3.58	Bylaws of SARC/Deland, Inc. (a)
3.59	Charter of SARC/Ft. Myers, Inc. (a)
3.60	Bylaws of SARC/Ft. Myers, Inc. (a)
3.61	Charter of SARC/FW, Inc. (a)
3.62	Bylaws of SARC/FW, Inc. (a)
3.63	Charter of SARC/Georgia, Inc. (a)
3.64	Bylaws of SARC/Georgia, Inc. (a)
3.65	Charter of SARC/Jacksonville, Inc. (a)
3.66	Bylaws of SARC/Jacksonville, Inc. (a)
3.67	Articles of Organization of SARC/Kent, LLC (f/k/a SMBISS East Greenwich), as amended (a)
3.68	Operating Agreement of SARC/Kent, LLC (f/k/a SMBISS East Greenwich, LLC) (a)
3.69	Charter of SARC/Knoxville, Inc. (a)
3.70	Bylaws of SARC/Knoxville, Inc. (a)
3.71	Charter of SARC/Largo Endoscopy, Inc. (f/k/a SARC/Largo Pain & G.I., Inc.), as amended (a)
3.72	Bylaws of SARC/Largo Endoscopy, Inc. (f/k/a SARC/Largo Pain & G.I., Inc.) (a)
3.73	Charter of SARC/Largo, Inc. (a)
3.74	Bylaws of SARC/Largo, Inc. (a)
3.75	Charter of SARC/Metairie, Inc. (a)
3.76	Bylaws of SARC/Metairie, Inc. (a)
3.77	Articles of Organization of SARC/Providence, LLC (a)
3.78	Operating Agreement of SARC/Providence, LLC (a)
3.79	Articles of Organization of SARC/San Antonio, LLC (a)
3.80	Operating Agreement of SARC/San Antonio, LLC (a)
3.81	Charter of SARC/Savannah, Inc. (a)
3.82	Bylaws of SARC/Savannah, Inc. (a)
3.83	Charter of SARC/St. Charles, Inc. (a)
3.84	Bylaws of SARC/St. Charles, Inc. (a)
3.85	Charter of SARC/Vincennes, Inc. (a)
3.86	Bylaws of SARC/Vincennes, Inc. (a)
3.87	Charter of SARC/Worcester, Inc. (a)
3.88	Bylaws of SARC/Worcester, Inc. (a)
3.89	Articles of Organization of SMBI Great Falls, LLC
3.90	Operating Agreement of SMBI Great Falls, LLC

No.	Description
3.91	Articles of Organization of SMBI Gresham, LLC
3.92	Operating Agreement of SMBI Gresham, LLC
3.93	Articles of Organization of SMBI Havertown, LLC (a)
3.94	Operating Agreement of SMBI Havertown, LLC (a)
3.95	Articles of Organization of SMBI Idaho, LLC
3.96	Operating Agreement of SMBI Idaho, LLC
3.97	Articles of Organization of SMBI Portsmouth, LLC (a)
3.98	Operating Agreement of SMBI Portsmouth, LLC (a)
3.99	Charter of SMBIMS Birmingham, Inc. (a)
3.100	Bylaws of SMBIMS Birmingham, Inc. (a)
3.101	Articles of Organization of SMBIMS Durango, LLC (a)
3.102	Operating Agreement of SMBIMS Durango, LLC (a)
3.103	Articles of Organization of SMBIMS Florida I, LLC (a)
3.104	Operating Agreement of SMBIMS Florida I, LLC (a)
3.105	Articles of Organization of SMBIMS Greenville, LLC (f/k/a SMBIMS G, LLC), as amended (a)
3.106	Operating Agreement of SMBIMS Greenville, LLC (f/k/a SMBIMS G, LLC) (a)
3.107	Articles of Organization of SMBIMS Kirkwood, LLC (a)
3.108	Operating Agreement of SMBIMS Kirkwood, LLC (a)
3.109	Articles of Organization of SMBIMS Novi, LLC (a)
3.110	Operating Agreement of SMBIMS Novi, LLC (a)
3.111	Articles of Organization of SMBIMS Orange City, LLC (a)
3.112	Operating Agreement of SMBIMS Orange City, LLC (a)
3.113	Charter of SMBIMS Steubenville, Inc. (a)
3.114	Bylaws of SMBIMS Steubenville, Inc. (a)
3.115	Charter of SMBIMS Tuscaloosa, Inc. (a)
3.116	Bylaws of SMBIMS Tuscaloosa, Inc. (a)
3.117	Articles of Organization of SMBIMS Wichita, LLC (f/k/a SMBIMS W, LLC), as amended (a)
3.118	Operating Agreement of SMBIMS Wichita, LLC (f/k/ SMBIMS W, LLC) (a)
3.119	Articles of Organization of SMBISS Beverly Hills, LLC (f/k/a SMBISS B, LLC), as amended (a)
3.120	Operating Agreement of SMBISS Beverly Hills, LLC (f/k/a SMBISS B, LLC) (a)
3.121	Articles of Organization of SMBISS Chesterfield, LLC (a)
3.122	Operating Agreement of SMBISS Chesterfield, LLC (a)
3.123	Articles of Organization of SMBISS Encino, LLC (f/k/a SMBISS E, LLC), as amended (a)
3.124	Operating Agreement of SMBISS Encino, LLC (f/k/a SMBISS E, LLC) (a)
3.125	Articles of Organization of SMBISS Irvine, LLC (f/k/a SMBISS I, LLC), as amended (a)
3.126	Operating Agreement of SMBISS Irvine, LLC (f/k/a SMBISS I, LLC) (a)
3.127	Articles of Organization of SMBISS Thousand Oaks, LLC (f/k/a SMBISS T, LLC), as amended (a)
3.128	Operating Agreement of SMBISS Thousand Oaks, LLC (f/k/a SMBISS T, LLC) (a)
3.129	Articles of Organization of SSC Provider Network, LLC
3.130	Operating Agreement of SSC Provider Network, LLC
3.131	Articles of Incorporation of Surgicare of Deland, Inc. (a)
3.132	Bylaws of Surgicare of Deland, Inc. (a)
3.133	Charter of Symbion Ambulatory Resource Centres, Inc., as amended (a)
3.134	Bylaws of Symbion Ambulatory Resource Centres, Inc. (a)
3.135	Carter of SymbionARC Management Services, Inc., as amended (a)
3.136	Bylaws of SymbionARC Management Services, Inc. (a)

No.	Description
3.137	Articles of Organization of SymbionARC Support Services, LLC (a)
3.138	Operating Agreement of SymbionARC Support Services, LLC (a)
3.139	Articles of Incorporation of Texarkana Surgery Center GP, Inc., as amended (a)
3.140	Bylaws of Texarkana Surgery Center GP, Inc. (a)
3.141	Articles of Organization of UniPhy Healthcare of Johnson City VI, LLC, as amended (a)
3.142	Operating Agreement of UniPhy Healthcare of Johnson City VI, LLC (a)
3.143	Charter of UniPhy Healthcare of Louisville, Inc. (a)
3.144	Bylaws of UniPhy Healthcare of Louisville, Inc. (a)
3.145	Charter of UniPhy Healthcare of Maine I, Inc. (a)
3.146	Bylaws of UniPhy Healthcare of Maine I, Inc. (a)
3.147	Articles of Organization of UniPhy Healthcare of Memphis I, LLC, as amended (a)
3.148	Operating Agreement of UniPhy Healthcare of Memphis I, LLC (a)
3.149	Charter of UniPhy Healthcare of Memphis II, Inc. (a)
3.150	Bylaws of UniPhy Healthcare of Memphis II, Inc. (a)
3.151	Articles of Organization of UniPhy Healthcare of Memphis III, LLC, as amended (a)
3.152	Operating Agreement of UniPhy Healthcare of Memphis III, LLC (a)
3.153	Articles of Organization of UniPhy Healthcare of Memphis IV, LLC, as amended (a)
3.154	Operating Agreement of UniPhy Healthcare of Memphis IV, LLC (a)
3.155	Articles of Incorporation of VASC, Inc. (a)
3.156	Bylaws of VASC, Inc. (a)
3.157	Certificate of Incorporation of Village Surgicenter, Inc. (a)
3.158	Bylaws of Village Surgicenter, Inc. (a)
4.1	Indenture, dated as of June 3, 2008, among Symbion, Inc., the Guarantors named therein and U.S. Bank National Association, as Trustee (a)
4.2	Form of 11.00%/11.75% Senior PIK Toggle Notes due 2015 (included in Exhibit 4.1) (a)
4.3
Registration Rights Agreement, dated as of June 3, 2007, among Symbion, Inc., the subsidiaries of Symbion, Inc. party thereto as guarantors, and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Greenwich Capital Markets, Inc. (a)

4.4	First Supplemental Indenture, dated as of September 18, 2008 among Symbion, Inc., the Guarantors named therein and U.S. Bank National Association, as Trustee (a)
4.5	Indenture, dated as of June 14, 2011, among Symbion, Inc., the guarantors party thereto, and U.S. Bank National Association, as trustee, relating to the 8.00% Senior Secured Notes Due 2016 (b)
4.6	Form of 8.00% Senior Secured Notes Due 2016 (included in Exhibit 4.5) (b)
4.7	Registration Rights Agreement, dated as of June 14, 2011, among Symbion, Inc., the guarantors party thereto, and Morgan Stanley & Co. LLC, Barclays Capital Inc. and Jefferies & Company, Inc (b)
4.8
Indenture, dated as of June 14, 2011, among Symbion, Inc., the guarantors party thereto, and U.S. Bank National Association, as trustee, relating to the 8.00% Senior PIK Exchangeable Notes Due 2017 (b)

4.9	Form of 8.00% Senior PIK Exchangeable Notes Due 2017 (included in Exhibit 4.8) (b)
4.10	Form of Registration Rights Agreement, dated as of June 14, 2011, among Symbion, Inc., Symbion Holdings Corporation, the subsidiary guarantors party thereto, and the initial holders named therein (b)
4.11
Amendment to Registration Rights Agreement, dated as of September 9, 2011, among Symbion, Inc., Symbion Holdings Corporation, the subsidiary guarantors party thereto, and the initial holders named therein

5	Opinion of Waller Lansden Dortch & Davis, LLP
10.1	Employment Agreement, dated August 23, 2007, between Symbion, Inc. and Richard E. Francis, Jr. (a)
10.2	Employment Agreement, dated August 23, 2007, between Symbion, Inc. and Clifford G. Adlerz (a)
10.3
Credit Agreement, dated as of June 14, 2011, among Symbion Holdings Corporation, Symbion, Inc., the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, Morgan Stanley Bank, N.A., as swing line lender and issuing bank, and Barclays Capital and Jefferies Finance LLC, as co-syndication agents. (b)

No.	Description
10.4
Intercreditor Agreement, dated as of June 14, 2011, among Symbion Holdings Corporation, Symbion, Inc., the other grantors party thereto, Morgan Stanley Senior Funding, Inc., as credit agreement collateral agent, and U.S. Bank National Association, as notes collateral agent (b)

10.5	Lease Agreement, dated June 26, 2001, between Burton Hills IV Partners and Symbion, Inc. (c)
10.6	First Amendment to Lease Agreement, dated February 9, 2004, between Burton Hills IV Partners and Symbion, Inc. (d)
10.7	Symbion Holdings Corporation 2007 Equity Incentive Plan (a)
10.8	Symbion, Inc. Executive Change in Control Severance Plan (a)
10.9	Symbion Holdings Corporation Compensatory Equity Participation Plan (a)
10.10	Shareholders Agreement, dated as of August 23, 2007, among Symbion Holdings Corporation and the stockholders of Symbion Holdings Corporation and other persons named therein (a)
10.11	Advisory Services and Monitoring Agreement, dated as of August 23, 2007, among Symbion, Inc., Symbion Holdings Corporation and Crestview Advisors, L.L.C. (a)
10.12	Form of Employee Contribution Agreement (a)
10.13	Symbion, Inc. Supplemental Executive Retirement Plan (e)
10.14	Management Rights Purchase Agreement, dated as of July 27, 2005, by and among Parthenon Management Partners, LLC, Andrew A. Brooks, M.D., Randhir S. Tuli and SymbionARC Management Services, Inc. (g)
12	Statement of Computation of Ratio of Earnings to Fixed Charges
21	Subsidiaries of Registrant
23.1	Consent of Waller Lansden Dortch & Davis, LLP (see Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Powers of Attorney (included on signature page)
25	Statement on Form T-1 as to the eligibility of the Trustee
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery

(a) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-4 filed September 26, 2008 (Registration No. 333-153678).
(b) Incorporated by reference to exhibits filed with the Registrant's Current Report on Form 8-K filed June 20, 2011 (File No. 000-50574).
(c) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1 (Registration No. 333-89554).
(d) Incorporated by reference to exhibits filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 000-50574).
(e) Incorporated by reference to exhibits filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (File No. 000-50574).
(f) Incorporated by reference to exhibits filed with the Registrant's Current Report on Form 8-K filed August 2, 2005 (File No. 000-50574).
(g) Incorporated by reference to exhibits filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 2008, as amended (File No. 000-50574).